As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333-256487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANDINA ACQUISITION CORP. III

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Calle 113 # 7-45 Torre B
Oficina 1012
Bogotá, Colombia
Telephone: (646) 565-3861

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julio A. Torres

Chief Executive Officer
Calle 113 # 7-45 Torre B
Oficina 1012
Bogotá, Colombia
(646) 565-3861

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser Esq. Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Paul D. Broude, Esq. Megan A. Odroniec, Esq. John J. Wolfel, Esq. Garrett F. Bishop, Esq. Foley & Lardner LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 342-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Class A Common Stock, par value $0.0001 per share	5,609,398	$10.18	$57,103,672	$6,230

(1) These securities are being registered solely in connection with the resale of common stock by certain selling stockholders (the “PIPE Investors”) that entered into subscription agreements with the registrant, pursuant to which the registrant agreed to issue and sell to the PIPE Investors, in private placements that are expected to close simultaneously with the closing of the registrant’s previously announced initial business combination, an aggregate of up to 5,609,398 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”).

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s ordinary shares (which will convert into shares of Class A Common Stock of the registrant upon the closing of the registrant’s previously announced initial business combination) as reported on May 20, 2021, which was approximately $10.18 per share.

(4) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

In connection with the proposed business combination (the “Business Combination”) between Andina Acquisition Corp III, a Cayman Islands exempted company (“Andina”, and its successor after it redomiciles as and becomes a Delaware corporation in connection with the Business Combination, the “Company”), and Stryve Foods, LLC, a Texas limited liability company (“Stryve”), pursuant to that certain business combination agreement, dated as of January 28, 2021 (as it may be amended, the “Business Combination Agreement”), by and among, Andina, Andina Holdings LLC, a Delaware limited liability company (“Holdings”), Stryve, Stryve Foods Holdings, LLC, a Texas limited liability company (the “Seller”), and certain other parties named therein, Andina and Stryve entered into subscription agreements with certain investors (the “Closing PIPE Investors”) for the sales of an aggregate of 4,250,000 shares (the “Closing PIPE Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), for an aggregate purchase price of $42,500,000 in a private placement in Andina to be consummated simultaneously with the closing of the Business Combination (the “Closing PIPE Investment”). In addition, in connection with the execution of the Business Combination Agreement, (i) Stryve also entered into note purchase agreements with certain investors (the “Bridge Investors” and, together with the Closing PIPE Investors, the “PIPE Investors”) in a private placement for an aggregate of $10,600,000 in unsecured promissory notes of Stryve (the “Bridge Notes”) which were funded by the Bridge Investors and issued upon execution (including certain Stryve’s obligations under certain promissory notes issued by Stryve prior to the execution of the Business Combination Agreement (“Pre-Bridge Notes”) that were exchanged for Bridge Notes), and (ii) Andina and Stryve entered into subscription agreements with the Bridge Investors (in the same form as with the Closing PIPE Investors), where the obligations of Stryve under such Bridge Notes will be used to offset and satisfy the obligations of the Bridge Investors under such subscription agreements at the closing of the Business Combination, whereupon the Bridge Investors (including holders of Pre-Bridge Notes that were exchanged for Bridge Notes) will be issued an aggregate of up to 1,359,398 shares of Class A Common Stock (the “Bridge PIPE Shares” and, together with the Closing PIPE Shares, the “PIPE Shares”) at a twenty percent (20%) discount to the Closing PIPE Shares (the “Bridge PIPE Investment” and, together with the Closing PIPE Investment, the “PIPE Investment”).

This registration statement registers the resale of up to 5,609,398 PIPE Shares to be issued to the PIPE Investors in the PIPE Investment to be consummated simultaneously with the closing of the Business Combination. The PIPE Shares will not be issued and outstanding at the time of the extraordinary general meeting of Andina’s shareholders (the “Special Meeting”) to be held to approve the Business Combination and other proposals. In the event the Business Combination is not approved by Andina shareholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and Andina will seek to withdraw the registration statement prior to its effectiveness.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 15, 2021

PRELIMINARY PROSPECTUS

ANDINA ACQUISITION CORP. III

Up to 5,609,398 Shares of Class A Common Stock

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 5,609,398 shares of Class A common stock (the “PIPE Shares”), par value $0.0001 per share (“Class A Common Stock”), of Andina Acquisition Corp. III, a Cayman Islands exempted company (“Andina”, and its successor after it redomiciles as and becomes a Delaware corporation in connection with the Business Combination (as defined below), the “Company”), which are expected to be issued in a private placement pursuant to the terms of the Subscription Agreements (as defined below) in connection with the Business Combination. If the Business Combination is not consummated, the shares of Class A Common Stock registered pursuant to this prospectus will not be issued.

On January 28, 2021, Andina entered into a Business Combination Agreement (the “Business Combination Agreement”) with Andina Holdings LLC, a Delaware limited liability company (“Holdings”) and a wholly-owned subsidiary of Andina, B. Luke Weil, in the capacity from and after the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) as the representative for the shareholders of Andina (other than the Seller), Stryve Foods, LLC, a Texas limited liability company (“Stryve”), Stryve Foods Holdings, LLC, a Texas limited liability company (the “Seller”), and R. Alex Hawkins, in the capacity from and after the Closing as the representative for the members of the Seller. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) promptly after the execution and delivery of the Business Combination Agreement, the Seller and Stryve conducted a reorganization via merger pursuant to which the Seller became a holding company for Stryve, the former owners of Stryve became the owners of the Seller, and the former holders of convertible notes of Stryve became holders of convertible notes of the Seller, and pursuant to which Stryve retained all of its subsidiaries, business, assets and liabilities, and became a wholly-owned subsidiary of the Seller, (ii) prior to the Closing, Andina will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware, (iii) at the Closing, the Seller will contribute to Holdings all of the issued and outstanding equity interests of Stryve in exchange for newly issued non-voting Class B membership interests of Holdings and voting (but non-economic) Class V common stock of Andina, and (iv) Andina will contribute all of its cash and cash equivalents to Holdings, after payment of Andina shareholders that elect to have their Andina shares redeemed or converted in connection with the Closing and Andina’s expenses and other liabilities due at the Closing, in exchange for newly issued voting Class A membership interests of Holdings. Andina will change its name to “Stryve Foods, Inc.” upon consummation of the Business Combination.

Simultaneously with the execution of the Business Combination Agreement, Andina and Stryve entered into subscription agreements with investors (the “Closing PIPE Investors”) for an aggregate of $42,500,000 for 4,250,000 shares of Class A Common Stock of Andina (the “Closing PIPE Shares”) at a price of $10.00 per share in a private placement in Andina (the “Closing PIPE Investment”) to be consummated simultaneously with the Closing. In addition, simultaneously with the Business Combination Agreement, (i) Stryve issued to investors (the “Bridge Investors”) in a private placement $10,600,000 in unsecured promissory notes (the “Bridge Notes”) and (ii) Andina and Stryve entered into subscription agreements with the Bridge Investors (in the same form as with the Closing PIPE Investors), where the obligations of Stryve under such Bridge Notes will be used to offset and satisfy the obligations of the Bridge Investors under such subscription agreements at the Closing, whereupon the Bridge Investors will be issued an aggregate of up to 1,359,398 shares of Class A Common Stock (the “Bridge Shares”) at a twenty percent (20%) discount to the Closing PIPE Shares.

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Class A Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will pay certain offering fees and expenses and fees in connection with the registration of the PIPE Shares and will not receive proceeds from the sale of the PIPE Shares by the Selling Stockholders. Andina’s units, ordinary shares, and warrants are currently listed on the Nasdaq Capital Market and trades under the symbols “ANDAU,” “ANDA,” “ANDAW,” respectively. Upon the consummation of the Business Combination, the Class A Common Stock and warrants of the Company are expected trade on the Nasdaq Stock Market under the symbol “SNAX” and “SNAXW,” respectively.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Andina” refer to Andina Acquisition Corp. III, a Delaware corporation, and the term “Combined Company” refers to the company following the consummation of the Business Combination. In this prospectus:

“Amended Holdings Operating Agreement” means the Amended and Restated Operating Agreement of Holdings which will take effect simultaneously with the Business Combination, in the form included as Exhibit 10.16 to this prospectus.

“Andina Board” means the board of directors of Andina.

“Andina common stock” means the shares of common stock, par value $0.0001 per share, of Andina following the Domestication, which shares will have the rights and preferences, and otherwise be subject to the terms and conditions set forth in, the Interim Charter.

“Andina Representative” means B. Luke Weil, in his capacity as the representative from and after the Closing for the shareholders of Andina (other than the Seller and its successor and assignees) pursuant to the Business Combination Agreement.

“Andina Securities” means the Units, the Ordinary Shares, the Rights and the Warrants (and after the Domestication, the Andina common stock and, after the Business Combination, the Class A Common Stock and the Class V Common Stock), collectively.

“Bridge Investors” means the investors in a private placement (the “Bridge PIPE Investment”) for an aggregate of Ten Million Six Hundred Thousand U.S. Dollars ($10,600,000) in consideration of unsecured promissory notes (the “Bridge Notes”) of Stryve funded by the Bridge Investors on the date of the Business Combination Agreement (including certain Stryve obligations under Pre-Bridge Notes that were exchanged for Bridge Notes) that have entered into subscription agreements with Andina pursuant to which the obligations of Stryve under the Bridge Notes will be used to offset and satisfy the Bridge Investors under such subscription agreements at the Closing and the Bridge Investors will be issued shares of Class A Common Stock (the “Bridge PIPE Shares”) at a twenty percent (20%) discount to the Closing PIPE Shares.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated effective as of January 28, 2021, by and among Andina, Andina Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Andina, B. Luke Weil, in the capacity from and after the closing of the transactions contemplated by the Business Combination Agreement as the representative for certain shareholders of Andina, Stryve Foods, LLC, a Texas limited liability company, Stryve Foods Holdings, LLC, a Texas limited liability company, and R. Alex Hawkins, in the capacity from and after the Closing as the representative for the members of the Stryve Foods Holdings, LLC, as it may be amended and supplemented from time to time. A copy of the Business Combination Agreement is included as Exhibit 2.1 to this prospectus.

“Bylaws” means the bylaws of the Company to take effect upon the Domestication, in the form included as Exhibit 3.4 to this prospectus.

“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (As Revised).

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of Andina following the Business Combination, which shares will have full economic and voting rights, and otherwise be subject to the terms and conditions set forth in the Proposed Charter.

“Class V Common Stock” means the shares of Class V common stock, par value $0.0001 per share, of Andina following the consummation of the Business Combination, which shares will have one vote per share, but no economic rights, not be transferrable except in conjunction with the transfer of an equal number of Holdings Class B Units and otherwise be subject to the terms and conditions set forth in the Proposed Charter.

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“Closing” means the closing of the Business Combination.

“Closing PIPE Investment” means the expected issuance and sale to investors (the “Closing PIPE Investors”) for an aggregate of Forty-Two Million Five Hundred Thousand U.S. Dollars ($42,500,000) of 4,250,000 shares of Class A Common Stock (the “Closing PIPE Shares”) at a price of $10.00 per share in a private placement in Andina pursuant to Subscription Agreements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” refers to the combined company immediately following the Business Combination that shall be renamed “Stryve Foods, Inc.” upon the Closing.

“Company Board” means the board of directors of the Company subsequent to the completion of the Business Combination.

“Company Shares” means, collectively, all shares of the Class A common stock and Class V common stock of the Company.

“Current Charter” means Andina’s current Amended and Restated Memorandum and Articles of Association, as may hereafter be amended.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the transfer by way of continuation of Andina out of the Cayman Islands, and into the State of Delaware as a Delaware corporation, with the Ordinary Shares of Andina becoming shares of common stock of Andina, as a Delaware corporation, under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Interim Charter (included as Exhibit 3.2 to this prospectus) and the adoption by the Andina Board of the Bylaws (included as Exhibit 3.4 to this prospectus) consistent with the DGCL and changing the name and registered office of Andina.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Early Termination Event” means the events specified in the Tax Receivables Agreement, which generally includes a voluntary termination of the Tax Receivables Agreement by Andina, or a change in control of Andina

“Employment Agreements” mean the employment agreements required to be delivered at the Closing of the Business Combination.

“Escrow Agreement” means the agreement among the Seller Representative, the Andina Representative and the Escrow Agent, effective as of the Closing of the Business Combination.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or if Continental Stock Transfer & Trust Company is unable or unwilling to serve, another escrow agent reasonably acceptable to the Seller Representative and the Andina Representative.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means an agreement to be entered to prior to the Closing between Andina, Holdings and the Seller permitting, among other things, holders of Holdings Class B Units and Class V Common Stock to exchange a set of one Holdings Class B Unit and one share of Class V Common Stock for one share of Class A Common Stock in the form included as Exhibit 10.14 to this prospectus.

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“GAAP” means U.S. generally accepted accounting principles.

“Holdings” means Andina Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Andina.

“Holdings Class A Units” means the Class A Common Units of Holdings, which will have full economic and voting rights, and shall otherwise be subject to the terms and conditions set forth in the Amended Holdings Operating Agreement.

“Holdings Class B Units” means the Class B Common Units of Holdings, which will have full economic rights, but no voting rights to the fullest extent permitted by the DCGL, not be transferrable except in conjunction with the transfer of an equal number of shares of Class V Common Stock and shall otherwise be subject to the terms and conditions set forth in the Amended Holdings Operating Agreement.

“Holdings Units” means the Holdings Class A Units and the Holdings Class B Units, collectively.

“Incentive Plan” means the 2021 Omnibus Incentive Plan, a copy of which is included as Exhibit 10.13 to this prospectus.

“initial shareholders” means all of Andina’s shareholders immediately prior to its IPO, including its officers and directors and the underwriters in its IPO to the extent they hold such shares.

“Insiders” means B. Luke Weil and each transferee of Insider Shares.

“Insider Escrow Agreement” means the Share Escrow Agreement, dated as of January 28, 2019, among Andina, the Insiders and the Transfer Agent, which was amended simultaneously with the execution of the Business Combination Agreement to acknowledge the replacement of the Insider Shares held in escrow thereunder with Andina common stock in the Domestication and, in order to match the lock-up period in the Lock-Up Agreement, to extend the lock-up period for their Insider Shares (including any that are transferred to other persons in support of the Transactions) effective as of the Closing so that the testing for the early release with respect to 50% of their Insider Shares will only begin twenty (20) trading days prior to the six (6) month anniversary of the Closing.

“Insider Escrow Account” means the escrow account in which Insider Shares are held in escrow in accordance with the terms of the Insider Escrow Agreement.

“Insider Forfeiture Agreement” means the letter agreement, dated as of January 28, 2021, between each of the Insiders, Andina and the Seller pursuant to which each Insider has agreed to, among other things, cancel certain Insider Shares, Private Rights and Private Warrants held by such Insider, effective as of the Closing, to amend the Insider Escrow Agreement pursuant to which Insider Shares are held in escrow and to extend the lock-up period for their Insider Shares.

“Insider Letter Agreement” means the letter agreement between Andina and each of the Insiders which contains provisions relating to transfer restrictions of the Insider Shares, Private Warrants and Private Rights, indemnification of the Trust Account, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

“Insider Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 28, 2019, by and among Andina and the Insiders, as amended from time to time in accordance with its terms, and as shall be amended in connection with the Business Combination in accordance with the terms of the Business Combination Agreement.

“Insider Shares” means an aggregate of 2,700,000 Ordinary Shares which were originally issued to B. Luke Weil as “Insider Shares” (described in the IPO Prospectus) prior to the IPO.

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“Interim Charter” means the certificate of incorporation included as Exhibit 3.2 to this prospectus and to be adopted upon the Domestication taking effect.

“Intended Tax Treatment” means the intended tax treatment of the parties to the Business Combination Agreement that the Contribution qualify as tax-deferred exchanges described in Section 721 of the Code (as defined herein), Section 351 of the Code and/or otherwise.

“IPO” means Andina’s initial public offering of its units, Ordinary Shares, rights and warrants pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Andina, dated as of January 28, 2019, and filed with the SEC on January 29, 2019 (File No. 333-228530).

“January 2021 Extension” means the extension of the date by which Andina had to complete a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses from January 31, 2021 to April 30, 2021 (or July 31, 2021, if Andina had executed a definitive agreement for such a business combination by April 30, 2021), as approved by the Andina shareholders at a special meeting held on January 27, 2021.

“July 2020 Extension” means the extension of the date by which Andina had to complete a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses from July 31, 2020 to October 31, 2020 (or December 31, 2020, if Andina had executed a definitive agreement for such a business combination by October 31, 2020), as approved by the Andina shareholders at a special meeting held on July 29, 2020.

“Lock-Up Agreement” means the agreement between the Seller, Andina and the Andina Representative entered into simultaneously with the Business Combination Agreement with respect to the Seller Consideration Units and shares of Class V Common Stock received by Seller in the Transactions, including the Escrow Securities, any additional securities issued by Andina after the Closing pursuant to the post-Closing consideration adjustments under the Business Combination Agreement and certain additional shares that may be issued after the Closing.

“Minimum Cash Condition” means the condition, which may be waived by Stryve, to Stryve’s obligations under the Business Combination Agreement that, upon the Closing, after giving effect to completion of the Business Combination and payment of redemptions, if any, Andina shall have cash or cash equivalents equal to at least $19,000,000, less certain proceeds received by Stryve from Bridge Notes (including as a result of satisfaction or offset).

“Nasdaq” means the Nasdaq Capital Market.

“Non-Compete Agreements” means the Non-Competition and Non-Solicitation Agreements between the Seller and certain significant members of the Seller entered into simultaneously with the Business Combination Agreement.

“October 2020 Extension” means the extension of the date by which Andina had to complete a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses from October 31, 2020 to January 31, 2021 (or April 30, 2021, if Andina had executed a definitive agreement for such a business combination by January 31, 2021) approved by the Andina shareholders at a special meeting held on October 28, 2020.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Ordinary Shares” means the ordinary shares, par value $.0001 per share, of Andina prior to the Domestication.

“PFIC” means a passive foreign investment company.

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“PIPE Investors” means the investors in the Bridge PIPE Investment and the Closing PIPE Investment.

“PIPE Investment” means the Bridge PIPE Investment and the Closing PIPE Investment.

“Pre-Bridge Notes” means the Convertible Promissory Notes issued by the Seller pursuant to the Convertible Note Purchase Agreements entered into after January 1, 2021 (including those entered into during the period between signing the Business Combination Agreement and the Business Combination).

“Private Rights” means the right included as part of each Private Unit, entitling the holder thereof to receive one-tenth (1/10) of an Ordinary Share upon consummation of Andina’s initial business combination.

“Private Securities” means, collectively, Private Units and their component Ordinary Shares, Private Rights and Private Warrants, together with all Ordinary Shares issuable pursuant to Private Rights and Ordinary Shares issuable upon exercise of Private Warrants (and, after Domestication, all of the Andina common stock, Andina warrants, Andina rights into which any of the foregoing shall be converted, or which may be issuable pursuant to or upon exercise of any of the foregoing).

“Private Units” means the units issued by Andina in a private placement to the Insiders at the time of the consummation of the IPO consisting of one (1) Ordinary Share, one (1) Private Right and one (1) Private Warrant.

“Private Warrants” means one whole warrant that was included in as part of each Private Unit, entitling the holder thereof to purchase one (1) Ordinary Share at a purchase price of $11.50 per share.

“Proposed Charter” means the first amended and restated certificate of incorporation in the form included as Exhibit 3.3 to this prospectus, proposed to be in effective at and following the Closing of the Business Combination,.

“Public Rights” means the right that was included as part of each Public Unit, entitling the holder thereof to receive one-tenth (1/10) of an Ordinary Share upon consummation of Andina’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

“Public Shareholders” means the holders of Andina Public Shares.

“Public Shares” means the Ordinary Shares sold in Andina’s initial public offering (including overallotment units acquired by Andina’s underwriters), whether they were purchased in the IPO or thereafter in the open market.

“Public Shareholder” means a holder of Public Shares as of the relevant date.

“Public Securities” means, collectively, all of the Public Units, all of the Ordinary Shares, Public Warrants and Public Rights (while such securities are components of Public Units and as separate securities), together with all Ordinary Shares issuable pursuant to Public Rights and Ordinary Shares issuable upon exercise of Public Warrants (and, after Domestication, all of the Andina common stock, warrants and rights into which any of the foregoing may be converted, or which may be issuable pursuant to or upon exercise of any of the foregoing).

“Pubic Units” means all of the issued and outstanding Units which are not Private Units.

“Public Warrant” means one whole warrant that was included in as part of each Public Unit, entitling the holder thereof to purchase one (1) Ordinary Share at a purchase price of $11.50 per share.

“Public Warrant Holders” means the holders of the Public Warrants.

“Redemption” means a redemption of Public Shares for the Redemption Price.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for Redemption in accordance with the Current Charter.

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“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account calculated in accordance with the Current Charter as of the applicable Redemption Date.

“Registration Rights Agreement” means the Registration Rights Agreement between the Seller and Andina entered into simultaneously with the Business Combination Agreement.

“Reorganization” means the reorganization of the Seller and Stryve via a merger pursuant to the Texas Business Organizations Code, as amended, pursuant to the Business Combination Agreement.

“Rights” means Private Rights and Public Rights, collectively.

“Rights Agreement” means the Rights Agreement between Andina and Continental Stock Transfer & Trust Company, in its capacity as Right Agent.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Stryve Foods Holdings, LLC, a Texas limited liability company.

“Seller Consideration Units” means the non-voting Class B Membership Interests of Holdings issued to the Seller at the Closing pursuant to the Business Combination Agreement.

“Seller Representative” means R. Alex Hawkins, in the capacity as the representative from and after the Closing for the members of the Seller after giving effect to the Reorganization in accordance with the terms of the Business Combination Agreement.

“Special Meeting” means the extraordinary general meeting of Andina, and any adjournments thereof.

“Stryve” means Stryve Foods, LLC, a Texas limited liability company.

“Subscription Agreements” means the Subscription Agreements, entered into simultaneously with the Business Combination Agreement, between Andina and each of the PIPE Investors (including the Closing PIPE Investors and the Bridge PIPE Investors) for the PIPE Investment.

“Target Company” means each of Stryve and its direct and indirect subsidiaries.

“Tax Group” means Andina and its applicable consolidated unitary or combined subsidiaries.

“Tax Receivables Agreement” means the Tax Receivables Agreement to be entered into between Andina and the Seller prior to the closing of the Business Combination in the form included as Exhibit 10.15 to this prospectus.

“TRA Holder” means a holder of a set of a Holdings Class B Unit and a share of Class V Common Stock.

“TRA Holder Representative” means the representative appointed by the Seller (or its successors or assigns) under the Tax Receivables Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust” or “Trust Account” means the trust account established by Andina with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of January 28, 2019, as it may be amended, by and between Andina and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

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“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Units” means units, each consisting of one ordinary share, one warrant and one right, issued by Andina pursuant to, and with the terms set forth in, the Current Charter.

“Up-C” means the umbrella partnership C-corporation structure into which the combination company after the Business Combination will be organized.

“U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (d) a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person

“Warrants” means Private Warrants and Public Warrants, collectively.

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of January 28, 2019, between Andina and the Warrant Agent, which governs Andina’s outstanding Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the closing of the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of Andina, Stryve and the post-combination Company and the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” “target,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on information available as of the date of this prospectus and on the current expectations, forecasts and assumptions of the management of Andina and Stryve, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Andina and the following:

●	expectations regarding (and Stryve’s ability to meet expectations regarding) Stryve’s strategies and future financial performance, including Stryve’s future business plans or objectives, anticipated demand and acceptance of its products, pricing, marketing plans, manufacturing, production and supply capabilities, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and Stryve’s ability to invest in growth initiatives;

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●	Stryve has a history of losses and may be unable to achieve or sustain profitability;

●	Stryve may not be able to compete successfully in the highly competitive snacking and nutritional snacking industry;

●	Stryve’s brand and reputation may be diminished due to real or perceived quality or health issues with its products, including meat, which could materially and adversely affect its business, financial condition and results of operations;

●	Most of Stryve’s products are manufactured in its single facility in Oklahoma and any damage to or disruption at this facility would materially and adversely affect its business, financial condition and results of operations;

●	The loss of Stryve’s USDA grant of approval from its Oklahoma facility would materially adversely impact its business, results of operations and financial condition;

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

●	the outcome of any legal proceedings that may be instituted against Andina, Stryve and others following announcement of the Business Combination Agreement and the transactions contemplated therein;

●	the inability to complete the Business Combination due to the failure to obtain Andina shareholders’ approval or satisfy other conditions to closing under the Business Combination Agreement;

●	the risk that the proposed Business Combination disrupts current plans and operations of Stryve as a result of the announcement and consummation of the Business Combination;

●	the ability to recognize the anticipated benefits of the Business Combination;

●	unexpected costs related to the proposed Business Combination;

●	the amount of any redemptions by shareholders of Andina being greater than expected;

●	the management and board composition of the Company following the proposed Business Combination;

●	the ability to list the Company’s securities on Nasdaq;

●	limited liquidity and trading of the Company’s securities;

●	geopolitical risk and changes in applicable laws or regulations;

●	the possibility that Andina or Stryve or the Company may be adversely affected by other economic, business, and/or competitive factors;

●	the possibility that the COVID-19 pandemic, or another major disease or epidemic, disrupts Stryve’s business;

●	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Stryve’s resources; and

●	risks that the consummation of the Business Combination is substantially delayed or does not occur, impacting the ability of Stryve to operate or implement its business plan.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Andina or Stryve prove incorrect, actual results may vary in material respects from those projected in or contemplated by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to Andina or Stryve or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, neither Andina nor Stryve undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Andina’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Stryve’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

Parties to the Business Combination

Andina

Andina is a blank check company incorporated as a Cayman Islands exempted company on July 29, 2016, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Andina’s units, Ordinary Shares, rights and warrants are currently listed on Nasdaq under the symbols “ANDAU,” “ANDA,” “ANDAR” and “ANDAW,” respectively. Andina’s units, each consisting of one ordinary share, one warrant and one right, will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer exist as a separate security. Upon the closing of the Business Combination, each holder of a right will receive one-tenth (1/10) of one share of Class A Common Stock of the Company. Upon the Closing, Andina intends to change its name from “Andina Acquisition Corp. III” to “Stryve Foods, Inc.” Andina intends to apply to continue the listing of its Class A common stock and warrants on Nasdaq under the symbols “SNAX” and “SNAXW,” respectively, upon the Closing.

Andina’s principal executive offices are located at Calle 113 # 7-45 Torre B, Oficina 1012, Bogotá, Colombia and its phone number is (646) 565-3861.

Holdings

Andina Holdings LLC (“Holdings”) is a Delaware limited liability company and wholly owned subsidiary of Andina.

Andina Representative

B. Luke Weil (the “Andina Representative”) is serving as the Andina Representative under the Business Combination Agreement, and in such capacity will represent the interests of Andina’s shareholders after the Closing (other than the Seller) with respect to certain matters under the Business Combination Agreement.

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Stryve

Stryve Foods, LLC is a Texas limited liability company (“Stryve”) formed on January 13, 2017.

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products that Stryve believes can disrupt traditional snacking categories. Stryve’s mission is “to help Americans snack better and live happier, better lives.” Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks. Stryve offers all-natural, delicious snacks which it believes are nutritious and offer consumers a convenient healthy snacking option for their on-the-go lives.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Biltong is a process for preserving meat through air drying that originated centuries ago in South Africa. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paelo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve’s principal executive offices are located at 5801 Tennyson Parkway, Suite 275, Plano, Texas 75024 and its phone number is (972) 987-5130.

Seller

Stryve Foods Holdings, LLC (“Seller”) is a Texas limited liability company which currently acts as a holding company and sole member of Stryve.

Seller Representative

R. Alex Hawkins (the “Seller Representative”) is serving as the representative from and after the Closing for the members of the Seller after giving effect to the Reorganization in accordance with the terms of the Business Combination Agreement.

The Domestication

Andina and Stryve and the other parties thereto have agreed to the Business Combination under the terms of the Business Combination Agreement. If the Business Combination is to be consummated, prior and as a condition to the Closing, Andina will (a) be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware (which is referred to herein as the “Domestication”); (b) in connection therewith, adopt upon the Domestication taking effect, the Interim Charter in place of Andina’s Current Charter which will remove or amend those provisions of Andina’s Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file the Interim Charter with the Secretary of State of Delaware. At the time of the Domestication, simultaneously with the adoption of the Interim Charter, the Andina Board intends to adopt Bylaws. Upon effectiveness of the Domestication, all of Andina’s outstanding securities will convert to outstanding securities of the continuing corporation.

The Business Combination and Business Combination Agreement

Pursuant to the Business Combination Agreement, as described in more detail in the below, (i) promptly after the execution and delivery of the Business Combination Agreement, the Seller and Stryve conducted a reorganization via a merger pursuant to which the Seller became a holding company for Stryve, the former owners of Stryve became the owners of the Seller, and the former holders of convertible notes of Stryve became holders of convertible notes of the Seller, and pursuant to which Stryve retained all of its subsidiaries, business, assets and liabilities, and became a wholly-owned subsidiary of the Seller, (ii) prior to the Closing, Andina will consummate the Domestication, (iii) at the Closing, the Seller will contribute to Holdings all of the issued and outstanding equity interests of Stryve in exchange for newly issued non-voting Class B membership interests of Holdings and voting (but non-economic) Class V Common Stock; (iv) Andina will contribute all of its cash and cash equivalents to Holdings, after payment of Andina shareholders that elect to have their Andina shares redeemed or converted in connection with the Closing and Andina’s expenses and other liabilities due at the Closing, in exchange for newly issued voting Class A membership interests of Holdings (the “Seller Consideration Units”). The Seller Consideration Units will provide the holder with economic rights, but not voting rights, with respect to Holdings and the Class V Common Stock of the Company will provide the holder with voting rights, but not economic rights, with respect to the Company (for more information, see the section in this prospectus entitled “Description of Securities”).

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At the Closing, Andina will change its name to “Stryve Foods, Inc.” and the combined company will be organized in an Up-C structure, in which substantially all of the assets of the combined company will be held by Holdings, and Andina’s only assets will be its equity interests in Holdings.

Existing Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of Andina and Stryve, respectively.

Organizational Structure Following the Business Combination

Following the Closing, the combined company will be organized in an Up-C structure, in which substantially all of the assets of the combined company will be held by Holdings, and Andina’s only assets will be its equity interests in Holdings. The diagram below depicts a simplified version of Andina’s organizational structure immediately following the completion of the Business Combination.

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Seller Consideration

Subject to and upon the terms and conditions of the Business Combination Agreement, in exchange for the Seller Contribution, Holdings shall issue to the Seller a number of newly issued Holdings Class B Units, also referred to as Seller Consideration Units, equal in value to (the “Seller Consideration”): (i) One Hundred and Thirty Million U.S. Dollars ($130,000,000), minus (ii) the amount, if any, by which the target consolidated net working capital amount of $553,635.45 exceeds the consolidated net working capital of Stryve (but not less than zero), plus (iii) the amount, if any, by which the consolidated net working capital of Stryve exceeds the target consolidated net working capital amount of $553,635.45 (but not less than zero), minus (iv) the amount of indebtedness of Stryve at the Closing (excluding certain capitalized leases and any obligations under the Bridge Notes or other convertible debt of the Seller that is converted into equity in connection with the Closing), minus (v) the amount of Stryve’s transaction expenses, with each Holdings Class B Unit valued for such purposes at a price of $10.00 per unit. Additionally, Andina will issue to the Seller a number of newly issued shares of Class V Common Stock equal to the number of Seller Consideration Units The Seller may thereafter distribute the Class V Common Stock and Seller Consideration Units to its members.

Subject to and upon the terms and conditions of the Business Combination Agreement, in exchange for the Andina Contribution, Holdings shall issue to Andina a number of newly issued Holdings Class A Units so that after giving effect to such issuance Andina will have a number of Holdings Class A Units equal to the number of issued and outstanding shares of Class A Common Stock as of the Closing (after giving effect to the issuance of any shares in any PIPE Investment and the redemption or conversion of shareholders in the Redemption).

The Seller Consideration Units (and related number of shares of Class V Common Stock) will be issued based on an estimate of Stryve’s consolidated indebtedness, net working capital and transaction expenses as of the Closing and subject to a post-Closing true-up.

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The Escrow Units

At the Closing, one percent (1%) of the Seller Consideration Units otherwise issuable by Holdings at the Closing and an equal number of shares of Class V Common Stock otherwise issuable at the Closing (the “Escrow Units”) to the Seller will be deposited into a segregated escrow account with Continental Stock Transfer & Trust Company (or such other escrow agent reasonably acceptable to Andina Representative and Seller Representative), as escrow agent, and held in escrow together with any dividends, distributions or other income on the Escrow Units (the “Escrow Property”) in accordance with an escrow agreement to be entered into in connection with the Transactions (the “Escrow Agreement”). The Escrow Property will be held in the escrow account after the Closing until the parties have reviewed and agreed upon the Closing working capital of Stryve and will be used to serve as the sole source of payment for any purchase price adjustment in favor of Andina. The Seller will have the right to vote the Escrow Units while they are held in escrow.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties by each of Andina, Stryve and the Seller. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Closing Conditions

The Closing is subject to the satisfaction of certain closing conditions, including that there not have been a material adverse effect on the business of Stryve and that after giving effect to completion of the Business Combination and payment of the redemption, if any, Andina shall have cash or cash equivalents equal to at least $19,000,000, less certain proceeds received by Stryve from Bridge Notes (including as a result of satisfaction or offset of obligations owed by Stryve under Pre-Bridge Notes that were exchanged for Bridge Notes).

Related Agreements

Registration Rights Agreement

Simultaneously with the execution of the Business Combination Agreement, the Seller entered into a Registration Rights Agreement with Andina (the “Registration Rights Agreement”), which will become effective at the Closing. Under the Registration Rights Agreement, the Seller will hold registration rights that obligate Andina to register for resale under the Securities Act all or any portion of any Exchange Shares issued after the Closing and, solely with respect to a distribution by the Seller to its members, the Seller Consideration Units and shares of Class V Common Stock received by Seller in the Transactions, including the Escrow Securities any additional securities issued by Andina after the Closing pursuant to the post-Closing consideration adjustments under the Business Combination Agreement (collectively, the “Registrable Securities”). Seller (or transferees) holding at least 15% of the Registrable Securities then issued and outstanding will be entitled to make a written demand for registration under the Securities Act of all or part of their Registrable Securities. Subject to certain exceptions, if any time after the Closing, Andina proposes to file a registration statement under the Securities Act with respect to its securities, Andina will be required to give notice tot Seller as to the proposed filing and offer the Seller an opportunity to register the sale of such number of Registrable Securities as requested by the Seller in writing. In addition, subject to certain exceptions, the Seller will be entitled to request in writing that Andina register the resale of any or all of such Registrable Securities on Form S-3 and any similar short-form registration that may be available at such time. Andina also agreed to file within the later of (i) 60 days after the filing of Andina’s 8-K for the Closing and (ii) the date that the registration statement for the PIPE Investors has been declared effective by the SEC, a resale registration statement for the resale of the Registrable Securities and to use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as possible thereafter.

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Under the Registration Rights Agreement, Andina agreed to indemnify the Seller and certain persons or entities related to the Seller such as its officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the Seller agreed to indemnify Andina and certain persons or entities related to Andina such as its officers and directors and underwriters against all losses caused by the Seller’ misstatements or omissions in those documents.

Insider Forfeiture Agreement

Simultaneously with the execution of the Business Combination Agreement, B. Luke Weil and certain other Andina shareholders (collectively with B. Luke Weil, the “Insiders”), who received any of the 2,700,000 Andina Ordinary Shares issued to B. Luke Weil as “Insider Shares” prior to Andina’s initial public offering (the “Insider Shares”) each entered into a letter agreement with Andina and the Seller (the “Insider Forfeiture Agreement”), pursuant to which such Insider agreed to cancel, effective as of the Closing, (a) a number of Insider Shares equal to (i) fifty percent (50%) of the Insider Shares held by such Insider as of the date of the Business Combination Agreement, minus (ii) the number of Insider Shares, if any, approved by the Seller in writing for transfer and actually transferred by such Insider to other persons or entities in support of the Transactions, and (b) a number of the warrants and rights purchased by such Insider in the private placement conducted by Andina in connection with its initial public offering equal (collectively, the “Private Warrants and Rights”) to (i) fifty percent (50%) of the Private Warrants and Rights held by such Insider as of the date of the Business Combination Agreement, minus (ii) the number of Private Warrants and Rights, if any, approved by the Seller in writing for transfer and actually transferred by such Insider to other persons or entities in support of the Transactions. Each Insider also agreed to enter into the Share Escrow Amendment, as described below.

PIPE Investment

Simultaneously with the execution of the Business Combination Agreement, Andina and Stryve entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “Closing PIPE Investors”) for an aggregate of Forty-Two Million Five Hundred Thousand U.S. Dollars ($42,500,000) for 4,250,000 shares of Class A Common Stock (the “Closing PIPE Shares”) at a price of $10.00 per share in a private placement in Andina to be consummated simultaneously with the closing of the Transactions (the “Closing PIPE Investment”). The consummation of the transactions contemplated by the Subscription Agreement is conditioned on the concurrent Closing and other customary closing conditions. Each Closing PIPE Investor agreed in the Subscription Agreement (and in the PIPE Registration Rights Agreement as well) that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in Andina’s Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

In addition, simultaneously with the execution of the Business Combination Agreement, (i) Stryve entered into note purchase agreements with certain investors (the “Bridge Investors” and, together with the Closing PIPE Investors, the “PIPE Investors”) in a private placement for an aggregate of Ten Million Six Hundred Thousand U.S. Dollars ($10,600,000) in unsecured promissory notes of Stryve (the “Bridge Notes”) to be funded by the Bridge Investors and issued upon execution (including certain Company obligations under certain promissory notes issued by Stryve prior to the execution of the Business Combination Agreement (“Pre-Bridge Notes”) that were exchanged for Bridge Notes), and (ii) Andina and Stryve entered into Subscription Agreements with the Bridge Investors (in the same form as with the Closing PIPE Investors), where the obligations of Stryve under such Bridge Notes will be used to offset and satisfy the obligations of the Bridge Investors under such Subscription Agreements at the Closing, whereupon the Bridge Investors (including holders of Pre-Bridge Notes that were exchanged for Bridge Notes) will be issued shares of Class A Common Stock (the “Bridge PIPE Shares” and, together with the Closing PIPE Shares, the “PIPE Shares”) at a twenty percent (20%) discount to the Closing PIPE Shares (the “Bridge PIPE Investment” and, together with the Closing PIPE Investment, the “PIPE Investment”).

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PIPE Registration Rights Agreement

Simultaneously with the execution and delivery of the Subscription Agreements, Andina entered into a Registration Rights Agreement (the “PIPE Registration Rights Agreement”) with the PIPE Investors pursuant to which Andina agreed to file with the SEC on or prior to the 10th business day after the date on which Andina files the definitive Registration Statement/prospectus for the Special Meeting a registration statement for the resale of the PIPE Shares to be issued to the PIPE Investors (the “Shelf Registration Statement”), and to cause such Shelf Registration Statement to become effective the 60th day following the Closing (or, in the event the SEC notifies Andina that it will review the Shelf Registration Statement, the 120th day following the Closing), subject to liquidated damages of 1% of the subscription price paid by each PIPE Investor per month if it does not timely file such Shelf Registration Statement, meet such registration effectiveness requirement or fails to keep such Shelf Registration Statement effective. The PIPE Registration Rights Agreement prohibits other persons from using piggy-back registration rights with respect to the Shelf Registration Statement and prohibits Andina from filing other registration statements (subject to certain exceptions) until the Shelf Registration Statement is effective.

Under the PIPE Registration Rights Agreement, Andina agreed to indemnify the PIPE Investors and certain persons or entities related to the PIPE Investors against any losses or damages resulting from any untrue statement or omission of a material fact in the Shelf Registration Statement, unless such liability arose from their misstatement or omission, and each PIPE Investor agreed to severally indemnify Andina and certain persons or entities related to Andina against all losses caused by such PIPE Investor’s misstatements or omissions in those documents.

Tax Receivables Agreement

At the Closing of the Business Combination, Andina, Holdings, Seller and the TRA Holder Representative will enter into the Tax Receivables Agreement. Pursuant to the Tax Receivables Agreement, Andina will generally be required to pay the TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group(i.e., Andina’s and applicable consolidated, unitary, or combined subsidiaries) realizes, or is deemed to realize, as a result of certain tax attributes, which include:

●	tax basis adjustments resulting from taxable exchanges of Seller Consideration Units and Class V Common Stock (including any such adjustments resulting from certain payments made by Andina under the Tax Receivables Agreement) acquired by us from a TRA Holder pursuant to the terms of the Amended Holdings Operating Agreement; and

●	tax deductions in respect of portions of certain payments made under the Tax Receivables Agreement.

Under the Tax Receivables Agreement, the Tax Group will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions including without limitation: (i) the carryback of tax items arising from other tax attributes are ignored and will not impact a prior year’s “with and without” calculation, (ii) state and local tax savings are calculated using an assumed tax rate, (iii) the determination of any incremental basis adjustment in respect of payments under the Tax Receivables Agreement is made on an iterative basis continuing until any incremental basis adjustment is immaterial, (iv) as described below in the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the TRA Holders will not be required to reimburse Andina for any excess payments that may previously have been made, rather any such excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by Andina under the Tax Receivables Agreement to applicable TRA Holders after the determination of such excess, and (v) upon the occurrence of certain Early Termination Events several assumptions are used in determining the “with and without” calculation as described below.

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Payments under the Tax Receivables Agreement generally will be based on the tax reporting positions that Andina determines (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that Andina takes, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the TRA Holders will not be required to reimburse Andina for any excess payments that may previously have been made pursuant to the Tax Receivables Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by Andina under the Tax Receivables Agreement after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that Andina might otherwise be required to make under the terms of the Tax Receivables Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances Andina could be required to make payments under the Tax Receivables Agreement in excess of the Tax Group’s actual savings in respect of the Tax Attributes, which could materially impair the financial condition of Andina and the Tax Group.

The Tax Receivables Agreement will provide that, in the event of certain Early Termination Events, Andina will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivables Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Tax Group to fully utilize the Tax Attributes over certain specified time periods and that all TRA Holders that had not yet exchanged units for Class A Common Stock are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Tax Group realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Andina could be required to make payments under the Tax Receivables Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that Andina may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur). In these situations, Andina’s obligations under the Tax Receivables Agreement could have a material and adverse impact on Andina’s liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that Andina will be able to finance its obligations under the Tax Receivables Agreement in a manner that does not adversely affect its working capital and growth requirements.

Andina will be required to notify and keep the TRA Holder Representative reasonably informed regarding tax audits or other proceedings the outcome of which is reasonably expected to reduce or defer payments to any TRA Holder under the Tax Receivables Agreement and the TRA Holder Representative and any affected TRA Holder has the right to discuss with Andina, and provide input and comment to Andina regarding, any portion of any such tax audit or proceeding. Andina will not be permitted to settle or fail to contest any issue pertaining to income taxes that is reasonably expected to materially and adversely affect the TRA Holders’ rights and obligations under the Tax Receivables Agreement without the consent of the TRA Holder Representative (which is not to be unreasonably withheld or delayed).

Under the Tax Receivables Agreement, Andina will be required to provide the TRA Holder Representative with a schedule showing the calculation of payments that are due under the Tax Receivables Agreement with respect to each taxable year. This calculation will be based upon the advice of our tax advisors and an advisory firm. Payments under the Tax Receivables Agreement will generally be required to be made to the TRA Holders a short period of time after this schedule becomes final pursuant to the procedures set forth in the Tax Receivables Agreement, although interest on such payments will begin to accrue at from the due date (without extensions) of the U.S. federal income tax return of Andina. Any late payments that may be made under the Tax Receivables Agreement will continue to accrue interest (generally at a default rate) until such payments are made.

8

Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in our Class A common stock. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 16. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to Stryve’s Business, Brand, Products and Industry

●	Stryve has a history of losses and may be unable to achieve or sustain profitability.

●	Pandemics, epidemics or disease outbreaks, such as the novel coronavirus (“COVID-19”), may disrupt Stryve’s business, including, among other things, consumption and trade patterns, supply chain, and production processes, each of which could materially and adversely affect its business, financial condition and results of operations.

●	Stryve may not be able to compete successfully in the highly competitive snacking and nutritional snacking industry.

●	Stryve may face direct competition in the future from well-capitalized competitors.

●	Stryve’s brand and reputation may be diminished due to real or perceived quality or health issues with its products, including meat, which could materially and adversely affect its business, financial condition and results of operations.

●	If Stryve fails to implement its growth strategies successfully, timely, or at all, its ability to increase revenue and achieve profitability could be materially and adversely affected.

●	If Stryve fails to effectively manage its manufacturing and production capacity, its business and operating results and brand reputation could be harmed.

●	Most of Stryve’s products are manufactured in its single facility in Oklahoma and any damage to or disruption at this facility would materially and adversely affect its business, financial condition and results of operations.

●	Beef, raw material and packaging costs can be volatile and may rise significantly, which may negatively impact the ability of Stryve to achieve profitability.

●	Stryve relies on a limited number of third-party suppliers, and may not be able to obtain beef and other raw materials on a timely basis or in sufficient quantities to produce its products or meet the demand for its products.

●	Stryve relies on sales to a limited number of retailers and losing one or more such retailers could materially and adversely affect its business, financial condition and results of operations.

●	Consolidation of customers or the loss of a significant customer could negatively impact Stryve’s sales and ability to achieve profitability.

●	Stryve’s growth may be limited if it is unable to add additional shelf or retail space for its products.

●	Changes in retail distribution arrangements may result in the temporary loss of retail shelf space and disrupt sales of food products which could materially and adversely affect Stryve’s business, financial condition and results of operations.

●	Slotting fees and customer charges or charge-backs for promotion allowances, cooperative advertising, and product or packaging damages, as well as undelivered or unsold food products may disrupt Stryve’s customer relationships and could materially and adversely affect its business, financial condition and results of operations.

9

●	Stryve offers a limited number of products and any change in consumer demand for air dried meat products or meat products in general could materially and adversely affect its business, financial condition and results of operations.

●	Stryve may not successfully increase production capacity at its manufacturing facility or its facility may not operate in accordance with its expectations.

●	Failure by transportation providers to deliver Stryve’s products on time, or at all, could result in lost sales.

●	If Stryve fails to cost-effectively acquire new customers or retain its existing customers or its consumers, or if it fails to derive revenue from its existing customers consistent with its historical performance, its business could be materially and adversely affected.

●	If Stryve fails to manage its growth effectively, its business could be materially adversely affected.

●	Stryve may not have or be able to generate sufficient cash to meet its debt service obligations.

●	Stryve may need additional capital and it may not be available on acceptable terms or at all.

●	Certain of Stryve’s obligations have been guaranteed by its founders and management, and Stryve may not have the capital or assets available to replace or supplement those guarantees if necessary.

●	Litigation or legal proceedings could expose Stryve to significant liabilities and have a negative impact on its reputation or business.

●	Stryve intends to grow through acquisitions or joint ventures and it may not successfully integrate, operate or realize the anticipated benefits of such business combinations.

●	If Stryve is unable to implement appropriate systems, procedures and controls, it may not be able to successfully offer its products and grow its business and account for transactions in an appropriate and timely manner.

●	Stryve relies upon Amazon, Shopify and other vendors to host and operate portions of its e-commerce business and platforms and any disruption of or interference with its use of these services would adversely affect its business, results of operations and financial condition.

●	Stryve relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to operate its business.

●	A cybersecurity incident or other technology disruptions could negatively impact business, financial condition, results of operations and relationships with customers.

●	Disruptions in the U.S. or worldwide economy may materially and adversely affect Stryve’s business, results of operations and financial condition.

Regulatory Risks

●	The loss of Stryve’s USDA grant of inspection from its facility would materially adversely impact its business, results of operations and financial condition.

●	Stryve is subject to extensive government regulations and a failure to comply with such regulations could materially and adversely affect its business, financial condition and results of operations.

●	Stryve will be subject to international regulations that could materially and adversely affect its business, financial condition and results of operations.

10

●	Changes in the legal and regulatory environment could limit Stryve’s business activities, increase its operating costs, reduce demand for its products or result in litigation.

●	Legal claims, government investigations or other regulatory enforcement actions could subject Stryve to civil and criminal penalties.

●	Food safety and food-borne illness incidents or advertising or product mislabeling may materially adversely affect Stryve’s business by exposing it to lawsuits, product recalls or regulatory enforcement actions, increasing its operating costs and reducing demand for its product offerings.

Risks Related to Intellectual Property

●	Stryve may not be able to adequately protect its intellectual property and other proprietary rights that are material to its business.

Risks Related to Stryve Being a Public Company

●	Stryve has not been managed as a public company and its current resources may not be sufficient to fulfill its public company obligations.

●	Stryve will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.

●	If Stryve does not maintain effective internal control over financial reporting, it could fail to report its financial results accurately.

THE OFFERING

Issuer

Andina Acquisition Corp. III (“Andina”)

Andina will transfer by way of continuation out of the Cayman Islands and domesticate as a corporation in the State of Delaware (the successor entity after the domestication, the “Company”). In connection with the closing of the Business Combination, Andina will change its name to Stryve Foods, Inc. If the Business Combination is not consummated, the shares of Class A Common Stock registered pursuant to this prospectus will not be issued.

Common stock offered by the Selling Stockholders

Up to 5,609,398 shares of Class A Common Stock, which are expected to be issued pursuant to the terms of the Subscription Agreements in a private placement to be consummated simultaneously with the closing of the Business Combination.

Common stock to be issued and outstanding after the consummation of this offering and the Business Combination (assuming no redemptions)(1)(3)	21,332,465 shares of Class A Common Stock

Common stock to be issued and outstanding after the consummation of this offering and the Business Combination (assuming maximum redemptions)(2)(3)	20,010,369 shares of Class A Common Stock

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders

11

Market for Andina’s securities	Prior to the Business Combination, Andina’s units, ordinary shares and warrants are listed on Nasdaq under the symbols “ANDAU,” “ANDA,” and “ANDAW,” respectively. Following the closing of the Business Combination, it is expected that Class A Common Stock and warrants of the Company will be listed on Nasdaq under the symbols “SNAX,” and “SNAXW,” respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

(1)	Represents the number of shares of the Company’s common stock outstanding at Closing assuming that none of Andina’s public shareholders exercise their redemption rights in connection with the Special Meeting. See “Beneficial Ownership of Securities” for more information.

(2)	Represents the number of shares of the Company’s common stock outstanding at Closing assuming (i) the conversion of Andina’s Rights into shares of the Company Class A Common Stock, and (ii) that a maximum of 1,322,096 Public Shares have been redeemed upon consummation of the Business Combination. The maximum redemption amount is presented taking into consideration the closing condition under the Business Combination Agreement requiring Andina have a minimum of $19,000,000 in cash or cash equivalents, less certain proceeds received by Stryve from Bridge Notes (including as a result of satisfaction or offset), after giving effect to the payments to redeeming public shareholders and payment of Andina’s unpaid expenses and liabilities.

(3)	The number of shares of the Company’s common stock outstanding at the closing of the Business Combination does not take into account (a) any warrants, restricted stock units, options or other convertible securities of Andina or Stryve issued and outstanding as of the date hereof, and (b) any adjustment to the Seller Consideration. If the actual facts are different than these assumptions (which they are likely to be), the number of shares of the Company’s common stock outstanding at the Closing will vary significantly from those set forth herein. In addition, the number of Bridge Shares to be issued depends on the amount of accrued interest on the Bridge Notes at Closing. The 1,359,398 shares of Class A Common Stock to be issued assumes the Closing occurs on July 31, 2021 (the last date on which Andina has to complete a business combination). See “Beneficial Ownership of Securities” for more information.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ANDINA

The following table sets forth selected historical financial information of Andina for the periods and as of the dates indicated. The selected historical financial information of Andina as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical financial statements of Andina included elsewhere in this prospectus. The selected historical interim financial information of Andina as of March 31, 2021 and for the three months ended March 31, 2021 was derived from the unaudited interim financial statements of Andina included elsewhere in this prospectus. Such financial information should be read in conjunction with Andina’s audited financial statements and related notes included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Andina” and Andina’s financial statements and the related notes appearing elsewhere in this prospectus.

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020	2019
	(unaudited)	(audited)	(audited)
Statement of Operations Data:
Operating costs	$702,476	$1,279,291	$386,675
Reimbursement of due diligence expenses		(139,430)	—
Loss from operations	(702,476)	(1,139,861)	(386,675)

Other income:
Interest income	319	556,030	2,136,694
Unrealized gain on marketable securities held in Trust Account		142	12,428
Change in fair value of warrant liability	(770,250)
Other income	(769,931)	556,172	2,149,122

Net (loss) income	$(1,472,407)	$(583,689)	$1,762,447

Weighted average shares outstanding, basic and diluted (1)	3,273,835	3,592,787	3,446,449
Basic and diluted net loss per common share(2)	$(0.45)	$(0.17)	$(0.09)

Cash Flow Data:

Net cash used in operating activities	$(120,988)	$(254,332)	$(399,103)
Net cash provided by (used in) investing activities	$3,073	$97,159,791	$(108,000,000)
Net cash (used in) provided by financing activities	$(3,073)	$(97,059,791)	$108,751,627

Balance Sheet Data:

Current Assets
Cash	$77,204	$198,192	$352,254
Prepaid expenses	$43,500	—	$8,076
Total Current Assets	$120,704	$198,192	$360,600
Marketable securities held in Trust Account	$13,542,749	$13,545,503	$110,149,122
Total Liabilities	$2,278,414	$883,176	$5,273
Ordinary shares subject to possible redemption	$13,542,749	$7,860,513	$105,503,991
Total Shareholders’ Equity	$(2,157,710)	$5,000,006	$5,000,008

(1)	Excludes an aggregate of 1,322,096, 767,392 and 10,344,550 shares subject to possible redemption at March 31, 2021, December 31, 2020 and 2019, respectively.
(2)	Net loss per ordinary share – basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $319, $39,544 and $2,058,429 for the three months ended March 31, 2021 and years ended December 31, 2020 and 2019, respectively (see Note 2 to Notes to Financial Statements of Andina).

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SELECTED HISTORICAL FINANCIAL INFORMATION OF STRYVE

The following table shows selected historical consolidated financial information of Stryve for the periods and as of the dates indicated. The selected historical consolidated financial information of Stryve as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical consolidated financial statements of Stryve included elsewhere in this prospectus. The selected historical interim financial information of Strve as of March 31, 2021 and for the three months ended March 31, 2021 was derived from the unaudited interim consolidated financial statements of Stryve included elsewhere in this prospectus. The following selected historical consolidated financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Stryve” and “Risk Factors” appearing elsewhere in this prospectus.

The selected historical consolidated financial information in this section is not intended to replace Stryve’s consolidated financial statements and the related notes. Stryve’s historical results are not necessarily indicative of Stryve’s future results. As explained elsewhere in this prospectus, the financial information contained in this section relates to Stryve, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the Company going forward.

	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020	2019
	(unaudited)	(audited)	(audited)
Statement of Operations Data:
Sales, net	$6,834,475	$17,002,052	$10,769,623
Cost of Goods Sold	4,156,649	11,097,868	13,309,087
Gross Margin (Loss)	2,677,826	5,904,184	(2,539,464)
Operating Expenses
Selling expenses	6,453,292	10,763,951	9,232,921
Operations expense	1,059,785	2,309,201	1,954,866
Salaries and wages	1,401,646	5,799,460	6,818,337
Depreciation and amortization expense	394,848	1,290,128	1,089,744
Loss on disposal of fixed assets	1,076	13,512	461,895
Total Operating Expenses	9,310,647	20,176,252	19,557,763
Operating Loss	$(6,632,821)	$(14,272,068)	$(22,097,227)
Net Loss	$(5,761,151)	$(17,546,771)	$(23,432,618)

	As of March 31,	As of December 31,	As of December 31,
	2021	2020	2019
	(unaudited)	(audited)	(audited)
Balance Sheet Data:
Cash	$1,880,601	$591,634	$57,053
Inventory, net	4,245,983	3,373,033	1,763,880
Total assets	30,209,476	26,237,131	19,444,978
Total liabilities	45,407,444	35,573,998	25,259,456
Total member’s deficit	(15,197,968)	(9,336,867)	(5,814,478)

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND OTHER DATA

The following selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information and Other Data” included herein. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, while Andina is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of Stryve and the historical balance sheet of Andina on a pro forma basis as if the Business Combination and the Domestication had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combine the historical statements of operations of Stryve and historical statements of operations of Andina for such periods on a pro forma basis as if the Business Combination and the Domestication had been consummated on January 1, 2020, the beginning of the earliest period presented.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of Stryve appearing elsewhere herein and the accompanying notes to the pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of Andina and Stryve for the applicable periods included herein. The Selected Pro Forma Information has been presented for informational purposes only and are not necessarily indicative of what the financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Selected Pro Forma Information does not purport to project the future financial position or operating results.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below respect to the potential redemption into cash of Andina’s Public Shares:

●	Assuming No Redemptions: This “minimum scenario” presentation assumes that none of the 1,322,096 Public Shares outstanding as of the Record Date are redeemed by Andina shareholders.

●	Assuming Maximum Redemptions: This “maximum scenario” presentation assumes that all of Andina’s Public Shareholders redeem their 1,322,096 Public Shares outstanding as of the Record Date for an aggregate redemption payment of approximately $13.54 million in the Trust Account outstanding as of the Record Date. Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

	Combined Pro Forma
	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share data):
For the Three Months Ended March 31, 2021

Sales, net	$6,834	$6,834
Cost of Goods Sold	4,157	4,157
Gross Margin (Loss)	2,677	2,677
Operating Expenses
Selling expenses, General and Administrative Expenses	6,453	6,453
Operations expense	1,762	1,762
Salaries and wages	1,402	1,402
Depreciation and amortization expense	395	395
Loss on disposal of fixed assets	1	1
Total Operating Expenses	10,013	10,013
Operating Loss	(7,336)	(7,336)
Other Income (Expense)	(78)	(78)
Net Loss	$(7,414)	$(7,414)

	Combined Pro Forma
	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands, except per share data):
For the Three Months Ended March 31, 2021
Cash	$47,630	$34,087
Accounts Receivable, Net	1,963	1,963
Inventory, net	4,246	4,246
Total assets	76,002	62,459
Total liabilities	28,424	28,424
Total equity (deficit)	47,578	34,035

	Combined Pro Forma
	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (in thousands, except per share data):
Year ended December 31, 2020
Sales, net	$17,002	$17,002
Cost of Goods Sold	11,098	11,098
Gross Margin (Loss)	5,904	5,904
Operating Expenses
Selling expenses, General and Administrative	10,764	10,764
Operations expense	3,449	3,449
Salaries and wages	5,799	5,799
Depreciation and amortization expense	1,290	1,290
Loss on disposal of fixed assets	14	14
Total Operating Expenses	21,316	21,316
Operating Loss	$(15,412)	$(15,412)
Other Income (Expense)	$(3,995)	$(3,995)
Net Loss	$(19,407)	$(19,407)

COMPARATIVE AND UNAUDITED PRO FORMA

PER SHARE FINANCIAL INFORMATION

The following tables set forth the per share data of the Company on a stand-alone basis and the unaudited pro forma condensed combined per share data for the three months ended March 31, 2021 and the year ended December 31, 2020 after giving effect to the Business Combination, (1) assuming no Public Shareholders redeem their Ordinary Shares in connection with the Business Combination; and (2) assuming that Public Shareholders redeem all of the 1,322,096 Ordinary Shares outstanding as of the Record Date in connection with the Business Combination.

You should read the information in the following tables in conjunction with the Selected Historical Financial Information included elsewhere in this prospectus, and the Historical Financial Statements of Andina and Stryve and related notes that are included elsewhere in this prospectus.

The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the period presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company would have been had the companies been combined during the periods presented.

Unaudited Comparative Share Information

For the Three Months Ended March 31, 2021

(In thousands, except share and per share data)

			Stryve Foods, LLC Combined Pro Forma	Stryve Foods, LLC Combined Pro Forma
	Stryve (Historical) (US GAAP)	Andina Acquisition Corp. III (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss	$(5,761)	$(1,472)	$(7,414)	$(7,414)
Stockholders’ equity as of March 31, 2021	$(15,198)	$(2,158)	$47,578	$34,035
Weighted average shares outstanding, basic and diluted (1)	.	3,273,835
Pro forma Weighted average shares outstanding of Class A and Class B common stock			21,332,465	20,010,369

Basic and diluted net loss per ordinary share (2)		$(0.45)

Book Value per Ordinary Share (3)		$(0.70)
Pro forma Basic and diluted loss per share – Class A and Class B common stock			$(0.35)	$(0.37)

Pro forma Book value per share – Class A and Class B common stock			$2.23	$1.70

(1)	Excludes an aggregate of 1,322,096 shares subject to possible redemption at March 31, 2021.
(2)	Net loss per ordinary share – basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $319 for the three months ended March 31, 2021.
(3)	Book value per Ordinary Share = (Stockholders’ equity / Shares outstanding). 3,095,000 Shares outstanding, excluding an aggregate of 1,322,096 Ordinary Shares subject to possible redemption at March 31, 2021 .

Unaudited Comparative Share Information

For the Fiscal Year Ended December 31, 2020

(In thousands, except share and per share data)

			Stryve Foods, LLC Combined Pro Forma	Stryve Foods, LLC Combined Pro Forma
	Stryve (Historical) (US GAAP)	Andina Acquisition Corp. III (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss	$(17,547)	$(584)	$(19,407)	$(19,407)
Stockholders’ equity as of December 31, 2020	$(9,337)	$5,000	$56,376	$42,830
Weighted average shares outstanding, basic (1)		3,592,787
Pro forma Weighted average shares outstanding of Class A Common Stock (as exchanged)			21,332,465	20,010,369

Book value per Ordinary Share (2)		$1.37
Basic net loss per Ordinary Share (3)		$(0.17)
Pro forma Basic loss per share – Class A Common Stock (as exchanged)			$(0.91)	$(0.97)

Pro forma Book value per share – Class A Common Stock (as exchanged)			$2.64	$2.14

(1)	Reflects 3,592,787 outstanding Ordinary Shares, excluding an aggregate of 767,392 Ordinary Shares that were subject to possible redemption at December 31, 2020.
(2)	Book value per Ordinary Share equals (Stockholders’ equity / Shares outstanding). 3,650,004 Shares outstanding, excluding an aggregate of 767,392 Ordinary Shares subject to possible redemption at December 31, 2020.
(3)	Net loss per Ordinary Share – basic excludes income attributable to Ordinary Shares that were subject to possible redemption of $39,544 for the year ended December 31, 2020.

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RISK FACTORS

The Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. You should consider carefully the following risk factors, as well as the other information set forth in this prospectus, before making a decision to invest in our Class A common stock. Risks related to Stryve, including risks related to Stryve’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Company after the closing of the Business Combination.

Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries as the context so requires.

Risks Related to Domestication and the Business Combination

Public Shareholders will experience dilution as a consequence of the Business Combination. Having a minority share position may reduce the influence that Andina’s current shareholders have on the management of the post-combination company.

It is anticipated that, upon completion of the Business Combination, the Public Shareholders will own approximately 11.3% of the outstanding Class A common stock, the Private Unit holders will own approximately 1.9% of the outstanding Class A common stock, and Andina’s officers and directors and their affiliates will own approximately 5.8% of the outstanding Class A common stock. This ownership interest assumes that no Public Shareholder elects to redeem its shares and that approximately 5.61 million shares of Class A common stock are issued in the PIPE Investment and conversion of the Bridge Notes, and does not take into account warrants that will remain outstanding following the Business Combination or any issuances of equity under the Incentive Plan, which is intended to be entered into in connection with the consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Andina’s existing shareholders in the post-combination company will be different.

To the extent that any of the warrants or rights are exercised for shares of Class A common stock, or any shares of Class A common stock are issued under the Incentive Plan, current shareholders of Andina may experience substantial dilution. Such dilution could, among other things, limit the ability of Andina’s current shareholders to influence management of the post-combination company through the election of directors following the Business Combination.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement.

The ability of Public Shareholders to exercise redemption rights with respect to Public Shares may prevent Andina from completing the Business Combination or maximizing its capital structure.

Andina does not know how many Public Shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on Andina’s expectations (and those of other parties to the Business Combination Agreement) as to the amount of funds available in the Trust Account after giving effect to any redemptions of Public Shares.

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It is a condition to Stryve’s obligation to close the Business Combination, which may be waived by Stryve, that Andina have cash and cash equivalents, including funds remaining in the Trust Account and the proceeds of any PIPE Investment, after giving effect to the payment of Andina’s unpaid expenses and liabilities, of an amount equal to at least $19,000,000, less certain proceeds received by Stryve from Bridge Notes (including as a result of satisfaction or offset of obligations owed by Stryve under Pre-Bridge Notes that were exchanged for Bridge Notes). As a result of the redemptions in connection with the Extension Meetings, there is currently only approximately $13.54 million held in the Trust Account. If too many Public Shareholders elect to redeem their shares or Stryve does not waive the condition described in the preceding sentence as a condition to the Closing and a sufficient number of PIPE Investors default upon obligations pursuant to the PIPE Subscription Agreements, the proceeds from the PIPE Investment alone may be insufficient to complete the Business Combination and additional third-party financing may not be available to Andina.

If the Business Combination does not meet expectations of investors or securities analysts, the market price of Andina’s securities may decline.

If the Business Combination does not meet the expectations of investors or securities analysts, the market price of Andina’s securities prior to the closing of the Business Combination may decline. The market values of Andina’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this prospectus, or the date on which Andina’s shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of Andina’s common stock, the market value of common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of Andina’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Stryve. Accordingly, the valuation ascribed to Stryve in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Andina’s securities develops and continues, the trading price of Andina’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Andina’s control. Any of the factors listed below could have a material adverse effect on your investment in Andina’s securities and Andina’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Andina’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Andina’s securities may include:

●	actual or anticipated fluctuations in Andina’s quarterly financial results or the quarterly financial results of companies perceived to be similar to Andina;

●	changes in the market’s expectations about Andina’s operating results;

●	success of competitors;

●	Andina’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning Andina or the industries in which Andina operate in general;

●	operating and stock price performance of other companies that investors deem comparable to Andina;

●	Andina’s ability to market new and enhanced products on a timely basis, including the continued appeal and reputations of Andina’s celebrity endorsers;

●	changes in laws and regulations affecting Andina’s business;

●	commencement of, or involvement in, litigation involving Andina;

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●	changes in Andina’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of Andina’s Class A Common Stock available for public sale;

●	any major change in Andina’s Board or management;

●	sales of substantial amounts of Andina’s Class A Common Stock by Andina’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, pandemics, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Andina’s securities irrespective of Andina’s operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Andina’s securities, may not be predictable. A loss of investor confidence in the market for the stock of other companies that investors perceive to be similar to Andina could depress Andina’s stock price regardless of Andina’s business, prospects, financial conditions, or results of operations. A decline in the market price of Andina’s securities also could adversely affect Andina’s ability to issue additional securities and Andina’s ability to obtain additional financing in the future.

Andina’s initial shareholders, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares or public warrants or public rights from Public Shareholders, which may influence a vote on the Business Combination and reduce the public “float” of Class A Common Stock.

Andina’s initial shareholders, directors, officers, advisors or their affiliates may purchase shares, public warrants or public rights in privately negotiated transactions or in the open market either before or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of shares Andina’s initial shareholders, directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.

In the event that Andina’s initial shareholders, directors, executive officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement that requires Andina to have a certain amount of cash at the closing, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of Andina’s securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Andina’s common stock and the number of beneficial holders of Andina’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of Andina’s securities on a national securities exchange.

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Subsequent to the consummation of the Business Combination, Andina may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Andina’s financial condition, results of operations and stock price, which could cause Public Shareholders to some or all of your investment.

Although Andina has conducted due diligence on Stryve, Andina cannot assure Public Shareholders that this diligence revealed all material issues that may be present in Stryve’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Andina’s or Stryve’s control will not later arise. As a result, Andina may be forced to later write-down or write-off assets, restructure Andina’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Andina’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Andina’s liquidity, the fact that Andina reports charges of this nature could contribute to negative market perceptions about Andina or Andina’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Andina’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Stryve and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what Stryve’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of Stryve included in prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those Andina will achieve in the future. Andina’s financial condition and future results of operations could be materially different from amounts reflected in Stryve’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare Andina’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma condensed combined financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Andina’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma financial information has been prepared based on a number of assumptions including, but not limited to, Stryve being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Stryve on the date the Business Combination closes and the number of Andina’s public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Andina’s future operating or financial performance and Andina’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Financial projections with respect to Stryve may not prove to be reflective of actual financial results.

In connection with the Business Combination, the Andina Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of Stryve in November 2020. Stryve does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results and does not plan to disclose projections in the future. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections have not been updated for subsequent events, including the timing of the Closing of the Business Combination and the timing of the entry into a sale and leaseback transaction (both of which Stryve’s management assumed would occur in the first quarter of 2021). These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Stryve and none of which have been updated for events occurring after the date on which they were prepared, or will be updated for events after the date hereof, including to reflect changes to the anticipated timing of the Closing of the Business Combination and the entry into a sale and leaseback transaction. There can be no assurance that Andina’s financial condition, including Andina’s cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the Public Shares or Andina’s business, financial condition and results of operations following the closing.

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Upon consummation of the Business Combination, Andina’s only significant asset will be Andina’s ownership interest in Holdings and such ownership may not be sufficient to pay dividends or make distributions or loans to enable Andina to pay any dividends on its outstanding shares or to satisfy Andina’s other financial obligations, including any payments required to be made by Andina under the Tax Receivables Agreement.

Upon consummation of the Business Combination, Andina will be a holding company and will have no material assets other than Andina’s ownership of Holdings Class A Units. Andina is not expected to have independent means of generating revenue or cash flow, and Andina’s ability to pay Andina’s taxes, operating expenses (including expenses as a publicly traded company) and pay any dividends in the future will be dependent upon the financial results and cash flows of Stryve.

The financial condition and operating requirements of Stryve may limit Andina’s ability to obtain cash from Holdings. There can be no assurance that Stryve will generate sufficient cash flow to enable Holdings to distribute funds to Andina or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If Holdings does not distribute sufficient funds to Andina to pay Andina’s taxes or other liabilities, Andina may default on contractual obligations or have to borrow additional funds. In the event that Andina is required to borrow additional funds, it could adversely affect Andina’s liquidity and subject Andina to additional restrictions imposed by lenders.

After the Closing, Stryve will be treated as a disregarded entity for U.S. federal income tax purposes and will be wholly-owned by Holdings, which will be taxed as a partnership U.S. federal income tax purposes. As such, both Holdings and Stryve will not be subject to any entity-level U.S. federal income tax. Instead, taxable income and taxable loss of Holdings and Stryve will be allocated by Holdings, for U.S. federal income tax purposes, to the holders of Holdings Units. Under the terms of the Amended Holdings Operating Agreement, Holdings is obligated to make pro rata tax distributions to holders of Holdings Units calculated at certain assumed rates. In addition to tax expenses, Andina will also incur expenses related to Andina’s operations, including payment obligations under the Tax Receivables Agreement, which could be significant and some of which will be reimbursed by Stryve (excluding payment obligations under the Tax Receivables Agreement). For so long as Andina is Managing Member (as defined in the Amended Holdings Operating Agreement) of Holdings, Andina intends to cause Holdings to make ordinary distributions and tax distributions to the holders of Holdings Units on a pro rata basis in amounts sufficient to enable Andina to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivables Agreement and dividends, if any, declared by Andina. However, Holdings’ ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of Holdings, Stryve and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Stryve’s and/or Holdings’ debt agreements, or any applicable law, or that would have the effect of rendering Stryve and/or Holdings insolvent. To the extent Andina is unable to make payments under the Tax Receivables Agreement for any reason, such payments will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivables Agreement and therefore accelerate payments under the Tax Receivables Agreement, which could be substantial.

Andina anticipates that the distributions received from Holdings may, in certain periods, exceed Andina’s actual tax liabilities and obligations to make payments under the Tax Receivables Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on Andina’s Class A Common Stock. Andina will have no obligation to distribute such cash (or other available cash other than any declared dividend) to Andina’s shareholders.

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The Tax Receivables Agreement will require Andina to make cash payments to the TRA Holders in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivables Agreement may (i) exceed any actual tax benefits the Tax Group realizes or (ii) be accelerated.

At the Closing of the Business Combination, Andina, Holdings and Seller will enter into the Tax Receivables Agreement. Pursuant to the Tax Receivables Agreement, Andina will generally be required to pay the TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that the Tax Group realizes, or is deemed to realize, as a result of certain Tax Attributes, which include:

●	tax basis adjustments resulting from taxable exchanges of Holdings Class B Units and Class V Common Stock (including any such adjustments resulting from certain payments made by us under the Tax Receivables Agreement) acquired by Andina from a TRA Holder pursuant to the terms of the Amended Holdings Operating Agreement; and

●	tax deductions in respect of portions of certain payments made under the Tax Receivables Agreement

(each of the foregoing, collectively, the “Tax Attributes”).

Payments under the Tax Receivables Agreement generally will be based on the tax reporting positions that Andina determines (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that Andina may take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by the Tax Group are disallowed, the TRA Holders will not be required to reimburse Andina for any excess payments that may previously have been made pursuant to the Tax Receivables Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by Andina to the applicable TRA Holders under the Tax Receivables Agreement, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by the Tax Group may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that Andina might otherwise be required to make under the terms of the Tax Receivables Agreement. As a result, there might not be future cash payments against which such excess can be applied, and Andina could be required to make payments under the Tax Receivables Agreement in excess of the Tax Group’s actual savings in respect of the Tax Attributes.

Moreover, the Tax Receivables Agreement will provide that, in certain early termination events, Andina will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivables Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of the Tax Group to fully utilize the Tax Attributes over certain specified time periods and that all Holdings Class B Units and Class V Common Stock that had not yet been exchanged for Class A Common Stock are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that the Tax Group realizes subsequent to such payment.

Payments under the Tax Receivables Agreement will be Andina’s obligations and not obligations of Holdings. Any actual increase in Andina’s allocable share of Holdings and its relevant subsidiaries’ tax basis in relevant assets, as well as the amount and timing of any payments under the Tax Receivables Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of an exchange of Seller Consideration Units by a TRA Holder pursuant to the terms of the Amended Holdings Operating Agreement and the amount and timing of the recognition of the Tax Group’s income for applicable tax purposes. While many of the factors that will determine the amount of payments that Andina will be required to make under the Tax Receivables Agreement are outside of Andina’s control, Andina expect that the aggregate payments Andina will be required to make under the Tax Receivables Agreement could be substantial and, if those payments substantially exceed the tax benefit Andina realize in a given year or in the aggregate, could have an adverse effect on Andina’s financial condition, which may be material.

Any payments made by us under the Tax Receivables Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that Andina are unable to make timely payments under the Tax Receivables Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivables Agreement and therefore accelerate payments due under the Tax Receivables Agreement. Furthermore, Andina’s future obligation to make payments under the Tax Receivables Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivables Agreement.

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Some of Andina’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Stryve is appropriate for Andina’s initial business combination.

Andina’s officers and directors have waived their right to redeem their Insider Shares, their Ordinary Shares included as components of their Private Units and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to their Insider Shares or Private Units upon Andina’s liquidation if Andina is unable to consummate Andina’s initial business combination. Accordingly, these securities will be worthless if Andina does not consummate Andina’s initial business combination. Any warrants or rights held by officers and directors will also be worthless if Andina does not consummate an initial business combination. Andina’s officers and directors have agreed to vote the Ordinary Shares owned by them in favor of the Business Combination.

Because Andina does not have a specified maximum redemption threshold, Andina may complete a business combination with which a substantial majority of Andina’s Public Shareholders do not agree.

Andina’s Organizational Documents do not contain a specified maximum redemption threshold, except that in no event can the repurchase in connection with the redemption result in Andina having net tangible assets of less than $5,000,001 immediately prior to the Closing. Additionally, the Insiders, collectively representing approximately 70.1% of Andina’s issued and outstanding ordinary shares, have agreed to vote all of their Andina ordinary shares for the Business Combination. As a result, Andina may be able to consummate the Business Combination even if a substantial majority of the Public Shareholders do not agree with the transaction and have redeemed their shares. In the event the aggregate cash consideration Andina would be required to pay for all Ordinary Shares that are validly submitted for Redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to Andina, Andina will not consummate the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof and Andina will be required to liquidate.

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The Insider Letter Agreement may be amended without shareholder approval.

The Insider Letter Agreement contains provisions relating to transfer restrictions of Andina’s Insider Shares and Private Securities, indemnification of the Trust Account and waiver of redemption rights and participation in liquidation distributions from the Trust Account. The Insider Letter Agreement may be amended by the parties thereto, without shareholder approval. While Andina does not expect the Andina Board to approve any amendment to this agreement prior to the Business Combination, it may be possible that the Andina Board, in exercising its business judgment and subject to its fiduciary duties and any restrictions under the Business Combination Agreement, chooses to approve one or more amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in Andina’s securities or the likelihood that there will not be Public Share redemptions that could affect the ability to consummate the Business Combination.

Nasdaq may delist Andina’s securities from trading on its exchange which could limit investors’ ability to make transactions in Andina’s securities and subject Andina to additional trading restrictions.

Andina’s securities are currently listed on the Nasdaq. There can be no assurances that Andina’s securities will continue to be listed on Nasdaq in the future prior to an initial business combination.

If Nasdaq delists Andina’s securities from trading on its exchange, Andina could face significant material adverse consequences, including:

●	a limited availability of market quotations for Andina’s securities;

●	reduced liquidity with respect to Andina’s securities;

●	a determination that Andina’s Ordinary Shares are “penny stock” which will require brokers trading in Andina’s Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Andina’s Ordinary Shares;

●	a limited amount of news and analyst coverage for Andina’s company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Andina’s Ordinary Shares, rights and warrants are listed on Nasdaq, Andina Securities are covered securities. If Andina is no longer listed on Nasdaq, Andina’s securities would not be covered securities and Andina would be subject to regulation in each state in which its securities are offered.

Upon completion of the Domestication, and, subsequently, the Business Combination, the rights of holders of shares of Andina common stock and the Company’s Class A Common Stock, respectively, arising under the DGCL will differ from and may be less favorable to the rights of holders of Ordinary Shares arising under the Cayman Islands Companies Act.

Upon completion of the Domestication, the rights of holders of Andina common stock will arise under the DGCL. Further, upon consummation of the Business Combination, the rights of holders of the Company’s Class A Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of Andina common stock and the Company’s Class A Common Stock, respectively, could differ from the rights that holders of Andina Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that Andina, after Domestication, and the Company, after the Business Combination, becomes involved in costly litigation, which could have a material adverse effect on the Company.

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Delaware Law and the Proposed Charter will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and the Bylaws that will be in effect upon completion of the Business Combination differ from the Current Charter. Among other differences, the Proposed Charter and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board, and therefore depress the trading price of the Company’s Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Andina Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Charter and the Bylaws include provisions regarding:

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;

●	the ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

●	the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

●	the requirement that directors may only be removed from the Company Board for cause;

●	the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or the Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

●	the requirement for the affirmative vote of holders of 66 2/3% of the voting power of the outstanding voting capital stock of the Company, voting together as a single class to amend, alter, change or repeal certain provisions in the Proposed Charter and the Bylaws, respectively, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●	the ability of the Company Board to amend the Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt;

●	advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

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●	the ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

●	the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

●	the requirement that directors may only be removed from the Company Board for cause;

●	the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or the Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

●	the requirement for the affirmative vote of holders of 66 2/3%; of the voting power of the outstanding voting capital stock of the Company, voting together as a single class to amend, alter, change or repeal certain provisions in the Certificate of Incorporation and the Bylaws, respectively, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●	the ability of the Company Board to amend the Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.

In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. Although the Company will elect not to be governed by Section 203 of the DGCL, certain provisions of the Proposed Charter will, in a manner substantially similar to Section 203 of the DGCL, prohibit certain Company stockholders (other than those stockholders who are party to a stockholders’ agreement with the Company) who hold 15% or more of the Company’s outstanding capital stock from engaging in certain business combination transactions with the Company for a specified period of time unless certain conditions are met. See the section entitled “Description of Securities— Anti-Takeover Effects of the Proposed Charter, the Bylaws and Certain Provisions of Delaware Law — Business Combination.”

Any provision of the Proposed Charter, the Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

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Provisions in the Proposed Charter and Delaware law may have the effect of discouraging lawsuits against the directors and officers of the Company.

Following the Domestication and Business Combination, the Proposed Charter will require that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Although Andina believes this provision will benefit the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

Andina may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Andina’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Risks Related to Andina

Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through units and have elected to separate such units into the underlying Public Shares, warrants and rights prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Shareholder’s exercise of redemption rights in connection with Andina’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of Public Shares if Andina is unable to complete an initial business combination by July 31, 2021, subject to applicable law and as further described herein. In addition, if Andina is unable to complete an initial business combination by July 31, 2021, compliance with applicable law and the Existing Charter may result in a delay in winding up Andina and may require Andina submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in Andina’s Trust Account. In that case, Public Shareholders may be forced to wait beyond July 31, 2021, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Shareholders may be forced to sell their Public Shares, potentially at a loss.

Andina has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Andina is unable to consummate a business combination, including the Business Combination, its Public Shareholders may be forced to wait after July 31, 2021 before receiving distributions from the Trust Account.

Andina is a development stage blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. Andina has until July 31, 2021 to complete a business combination. Andina has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Current Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to Andina. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if Andina is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their Public Shares, Rights or Warrants, potentially at a loss. In addition if Andina fails to complete an initial business combination by July 31, 2021, there will be no redemption rights or liquidating distributions with respect to the Rights and Warrants, which will expire worthless, unless Andina amends its Current Charter to extend its life and certain other agreements it has entered into.

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Andina’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of March 31, 2021, Andina had $13.54 million in cash held in trust and a working capital deficit of $1,387,460. Further, Andina has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Andina cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

If a Public Shareholder or a “group” of Public Shareholders are deemed to hold in excess of 15% of Andina’s Public Shares, that Public Shareholder or Public Shareholders will lose the ability to redeem all such shares in excess of 15% of Andina’s Public Shares, absent Andina’s consent.

A holder of Public Shares, together with any affiliate of such shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, which is referred to as the “Excess Shares.” Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such Excess Shares would not be redeemed for cash, without Andina’s prior consent. However, such Public Shareholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Public Shareholder’s inability to redeem the Excess Shares will reduce such Public Shareholder’s influence over Andina’s ability to complete the Business Combination and such Public Shareholder could suffer a material loss on such Public Shareholder’s investment in Andina if the Public Shareholder sells Excess Shares in open market transactions. Additionally, a Public Shareholder will not receive Redemption distributions with respect to the Excess Shares if Andina completes the Business Combination. As a result, Public Shareholder will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

Holders of Public Shares may be held liable for claims by third parties against Andina to the extent of distributions received by them upon Redemption of their shares.

B. Luke Weil (“Weil”) has agreed that, if Andina liquidates the Trust Account prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina in excess of the net proceeds of Andina’s initial public offering not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that he will be able to satisfy those obligations if he is required to do so.

If Andina is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Andina which is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Andina’s Public Shareholders. Furthermore, because Andina intends to distribute the proceeds held in the Trust Account to Andina’s Public Shareholders promptly after expiration of the time Andina has to complete an initial business combination, this may be viewed or interpreted as giving preference to Andina’s Public Shareholders over any potential creditors with respect to access to or distributions from Andina’s assets. Furthermore, the Andina Board may be viewed as having breached its fiduciary duties to Andina or Andina’s creditors and/or having acted in bad faith, thereby exposing itself and Andina to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Andina for these reasons.

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Although Andina seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Andina waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Andina’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.

Redemptions in connection with the previous extensions make it more difficult for Andina to complete a Business Combination.

Upon completion of Andina’s IPO and a contemporaneous private placement, Andina placed $108,000,000 in the Trust Account. In connection with the July 2020 Extension, the October 2020 Extension and the January 2021 Extension (collectively, the “Extension Meetings”), Andina paid a total of $44,063,656, $52,996,135 and $3,073, respectively, to public shareholders who exercised their redemption rights. As a result, as of June 10, 2021, Andina has approximately $13.54 million in the Trust Account. The reduction in the funds in the Trust Account makes it more difficult for Andina to complete a Business Combination since it reduces the funds available upon completion of the Business Combination to provide working capital for the combined business following the Business Combination. The prior redemptions also reduce the public float (relative to the Nasdaq $15.0 million market value of the public float requirement) until the consummation, if any, of the PIPE Investment in connection with the Business Combination and reduce the number of stockholders that Andina has (relative to the minimum number of round lot stockholders required by Nasdaq). Andina cannot give assurance that it will be able to satisfy either the Nasdaq public float requirement or the Nasdaq minimum number of round lot shareholders currently or as of a particular date. It is possible that, in order to meet the Nasdaq listing requirements, Andina may have to raise additional funding, either through a private placement or a backstop arrangement, with no assurance that Andina will be able to obtain the necessary funding on reasonable terms, if any.

If third parties bring claims against Andina, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.

Andina’s placing of funds in the Trust Account may not protect those funds from third-party claims against Andina. Although Andina seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Andina waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Andina’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Andina’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Andina’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Andina than any alternative.

Examples of possible instances where Andina may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Andina and will not seek recourse against the Trust Account for any reason. Upon Redemption of Andina’s Public Shares, if Andina is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Andina will be required to provide for payment of claims of creditors that were not waived that may be brought against Andina within the ten years following Redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In such event, Andina may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

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Weil has agreed that, if Andina liquidates the Trust Account prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina in excess of the net proceeds of Andina’s initial public offering not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement.

However, there can be no assurances that he will be able to satisfy those obligations if he is required to do so. Accordingly, the actual per-share distribution could be less than $10.00 due to claims of creditors.

Additionally, if Andina is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Andina which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Andina’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Andina’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that Andina will be able to return to Andina’s Public Shareholders at least $10.00.

Other than Weil, none of Andina’s officers or directors will indemnify Andina for claims by third parties, including, without limitation, claims by vendors and prospective businesses.

Andina’s directors may decide not to enforce the indemnification obligations of Weil under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Andina’s Public Shareholders.

Weil has agreed that, if Andina liquidates the Trust Account prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina in excess of the net proceeds of Andina’s initial public offering not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement.

In the event that Weil asserts that he is unable to satisfy its obligations or that he has no indemnification obligations related to a particular claim, Andina’s independent directors would determine whether to take legal action against Weil to enforce his indemnification obligations. While Andina currently expects that its independent directors would take legal action on behalf of Andina against Weil to enforce his indemnification obligations to Andina, it is possible that Andina’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Andina’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to Andina’s Public Shareholders.

If, after Andina distributes the proceeds in the Trust Account to its Public Shareholders, Andina files a bankruptcy petition or an involuntary bankruptcy petition is filed against Andina that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the Andina Board may be viewed as having breached their fiduciary duties to Andina’s creditors, thereby exposing the members of the Andina Board and Andina to claims of punitive damages.

If, after Andina distributes the proceeds in the Trust Account to its Public Shareholders, Andina files a bankruptcy petition or an involuntary bankruptcy petition is filed against Andina that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Andina’s shareholders. In addition, the Andina Board may be viewed as having breached its fiduciary duty to Andina’s creditors and/or having acted in bad faith, thereby exposing itself and Andina to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

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Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Andina.

Andina is subject to laws and regulations enacted by national, regional and local governments. In particular, Andina is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of Andina. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Andina’s business and results of operations.

Andina’s outstanding rights and warrants may have an adverse effect on the market price of Ordinary Shares or may create dilution for Public Shareholders.

Andina has issued rights and warrants that will result in the issuance of additional Ordinary Shares. Such securities, when converted or exercised, will increase the number of issued and outstanding Ordinary Shares. The sale, or even the possibility of sale, of the shares underlying the rights and warrants could have an adverse effect on the market price for Andina’s securities. If and to the extent these rights and warrants are converted or exercised, Andina’s Public Securityholders may experience dilution to their holdings.

Andina’s management’s ability to require holders of Andina’s redeemable warrants to exercise such redeemable warrants on a cashless basis will cause holders to receive fewer Ordinary Shares upon their exercise of the redeemable warrants than they would have received had they been able to exercise their redeemable warrants for cash.

If Andina calls Andina’s warrants for redemption after the redemption criteria described elsewhere in this report have been satisfied, Andina’s management will have the option to require any holder that wishes to exercise his warrants (including any warrants held by Andina’s initial shareholders or their permitted transferees) to do so on a “cashless basis.” If Andina’s management chooses to require holders to exercise their warrants on a cashless basis, the number of Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Andina’s company.

The terms of Andina’s warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding warrants.

Andina’s warrants were issued in registered form pursuant to a warrant agreement (the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and Andina. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The Warrant Agreement requires the approval by the holders of a majority of the then outstanding warrants (including the private warrants) in order to make any change that adversely affects the interests of the registered holders. Accordingly, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Andina or the Company may amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants to effect any change thereto, including to increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Andina or the Company purchasable upon exercise of a warrant.

Even if Andina consummates the Business Combination, the Andina Warrants may not be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per Ordinary Share. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

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Our Private Warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our future financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). As a result of the SEC Statement, the Company reevaluated the accounting treatment and determined to classify the Private Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly which are outside of our control. We expect that we will recognize non-cash gains or losses on our Private Warrants each reporting period and those amounts could be material.

The terms of Andina’s Rights may amended in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding rights.

Andina’s Rights are issued in registered form under a Rights Agreement between Continental Stock Transfer & Trust Company, as rights agent, and Andina. The Rights Agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The Rights Agreement requires the approval by the holders of at least a majority of the then outstanding rights (including the private rights) in order to make any change that adversely affects the interests of the registered holders.

We identified a material weakness in our internal control over financial reporting affecting our interim financial statements for the three month period ended March 31, 2021. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management also evaluates the effectiveness of our internal controls and we will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this Report, we identified a material weakness in our internal control over financial reporting related to the classification of our ordinary shares between temporary and permanent equity in connection with to guidance related to the accounting treatment for the PIPE Investment which is the subject of the subscription agreements we entered into as of January 28, 2021, in connection with the proposed Business Combination with Stryve. On May 24, 2021, our Audit Committee authorized management to restate our Interim Financial Statements for the first fiscal quarter of this year and, accordingly, management concluded that the control deficiency that resulted in the incorrect classification of our ordinary shares between temporary and permanent equity constituted a material weakness as of March 31, 2021. This material weakness resulted in a material misstatement of our additional paid-capital, accumulated deficit and basic and diluted loss per share for the three-month period ended March 31, 2021.

We have implemented a remediation plan, described under Part I, Item 4, Evaluation of Disclosure Controls and Procedures, to remediate the material weakness surrounding our historical presentation of our ordinary shares subject to redemption, but can give no assurance that the measures we have taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though we have strengthened our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for Andina to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.

Section 404 of the Sarbanes-Oxley Act requires that Andina evaluate and report on its system of internal controls. Following the initial business combination, if the Company is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as the Company remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, the Company will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of the Company following the Business Combination.

Risks Relating to Andina’s Organization and Structure

Andina is an emerging growth company within the meaning of the Securities Act and Andina has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

Andina (and the Company following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Andina’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, Andina’s shareholders may not have access to certain information they may deem important. Andina (and the Company following the Business Combination) may remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of Andina’s initial public offering, (b) in which Andina (or the Company following the Business Combination) total annual gross revenue of at least $1.07 billion, or (c) in which Andina (or the Company following the Business Combination) is deemed to be a large accelerated filer, which means the market value of the issued and outstanding Ordinary Shares of Andina (or shares of common stock of the Company following the Business Combination) that are held by non-affiliates exceeds $700 million as of the prior June 30 (or such other date as may be applicable to the Company following the Business Combination) and (2) the date on which Andina (or the Company following the Business Combination) has issued more than $1.0 billion in non-convertible debt during the prior three year period, meaning that the occurrence of one or more of the aforementioned events or circumstances could cause Andina’s (or the Company’s following the Business Combination) loss of that status prior to the fifth anniversary of the date of Andina’s IPO. Andina cannot predict whether investors will find its (or the Company’s) securities less attractive because Andina (or the Company) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of Andina’s (the Company’s) securities may be lower than they otherwise would be, there may be a less active trading market for Andina’s (the Company’s) securities and the trading prices of the securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Andina has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, Andina (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of Andina’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If Andina were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), following the Closing, applicable restrictions could make it impractical for Andina to continue Andina’s business as contemplated and could have a material adverse effect on Andina’s business.

An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if:

●	it is an “orthodox” investment company because it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

●	it is an inadvertent investment company because, absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

Andina believe that it is engaged primarily in the business of providing asset management services and not primarily in the business of investing, reinvesting or trading in securities. Andina hold ourselves out as an asset management firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, Andina does not believe that Andina or Stryve is an “orthodox” investment company as described in the first bullet point above. Furthermore, Andina will treat Stryve as a majority-owned subsidiary for purposes of the Investment Company Act. Therefore, Andina believes that less than 40% of Andina’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis following the Closing will comprise assets that could be considered investment securities. Accordingly, Andina do not believe that Andina or Stryve will be an inadvertent investment company by virtue of the 40% inadvertent investment company test as described in the second bullet point above. In addition, Andina believe Andina will not be an investment company under section 3(b)(1) of the Investment Company Act because Andina will be primarily engaged in a non-investment company business.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. Following the Closing, Andina intend to continue to conduct Andina’s operations so that Andina will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on Andina’s capital structure, ability to transact business with affiliates (including Stryve) and ability to compensate key employees, could make it impractical for us to continue Andina’s business as currently conducted, impair the agreements and arrangements between and among Stryve, us or Andina’s senior management team, or any combination thereof and materially and adversely affect Andina’s business, financial condition and results of operations.

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In connection with the Special Meeting, Public Shares may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their conversion rights prior to the deadline for exercising their rights.

In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to demand that Andina convert its Public Shares into a share of the Trust Account. Such conversion will be effectuated under Cayman Islands law as a redemption of the Ordinary Shares, with the redemption price to be paid being the applicable pro rata portion of the monies held in the Trust Account. Andina may require Public Shareholders who wish to convert their Public Shares in connection with a proposed business combination to either tender their certificates (if any) and redemption forms to the Transfer Agent or to deliver their share certificates (if any) and other redemption forms to the Transfer Agent electronically using DTC’s DWAC System. In order to obtain a physical share certificate, a Public Shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is Andina’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because Andina does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. It is also Andina’s understanding that it takes a short time to deliver shares through the DWAC System. However, this too may not be the case. Accordingly, if it takes longer than Andina anticipates for Public Shareholders to deliver their share certificates (if any) and other redemption forms, Public Shareholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their Public Shares.

Investors may not have sufficient time to comply with the delivery requirements for conversion.

Pursuant to Andina’s Current Charter, Andina is required to give a minimum of only 10 days’ notice for an extraordinary general meeting. As a result, if Andina requires Public Shareholders who wish to convert their Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their share certificates (if any) and other redemption forms for conversion. Accordingly, investors may not be able to exercise their conversion rights and may be forced to retain Andina’s securities when they otherwise would not want to.

If Andina requires Public Shareholders who wish to convert their Public Shares to comply with the delivery requirements for conversion, such converting shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.

If Andina requires Public Shareholders who wish to convert their Public Shares to comply with specific delivery requirements for conversion described above and such proposed business combination is not consummated, Andina will promptly return such certificates to the tendering Public Shareholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Andina has returned their securities to them. The market price for Andina’s shares may decline during this time and Andina’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

Because Andina is incorporated under the laws of the Cayman Islands and Andina’s executive offices are located in Colombia, Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Because Andina is currently incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the Domestication. Andina is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Andina’s directors or officers, or enforce judgments obtained in the United States courts against Andina’s directors or officers.

Until the Domestication is effected, Andina’s corporate affairs are governed by the Current Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of Andina Securityholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Andina under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Andina’s Securityholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

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Andina has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Andina judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Andina predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Andina Board or controlling shareholders than they would as public stockholders of a United States company.

Conflicts of interest may arise between the Company’s management and holders of shares of Class A Common Stock and/or the Company.

Because members of the Company’s senior management team will hold most or all of their economic interest in the Company through ownership of Class B Units of Holdings (and corresponding shares of Class A Common Stock), they may have interests that will not align with, or conflict with, those of the holders of Class A Common Stock or with the Company. For example, members of the Company’s senior management team may have different tax positions from those of the Company and/or holders of Class A Common Stock, which could influence their decisions regarding whether and when to enter into certain transactions or dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when the Company should terminate the Tax Receivables Agreement and accelerate the obligations thereunder. In addition, the structuring of future transactions and investments may take into consideration tax considerations applicable to holders of the Class B Units of Holdings even where no similar benefit would accrue to the Company and the holders of the Class A Common Stock.

Risks Relating to Tax

Andina could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.

Andina could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce Andina’s after-tax income and adversely affect Andina’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the U.S. Internal Revenue Code of 1986 (the “Code”), as amended, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect us, Stryve, or its subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on Andina’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

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In addition, Andina’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge Andina’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to Andina’s income tax provision that could increase Andina’s effective tax rate. Changes to tax laws may also adversely affect Andina’s ability to attract and retain key personnel.

Risks Related to Stryve

Risks Related to Stryve’s Business, Brand, Products and Industry

Stryve has a history of losses and may be unable to achieve or sustain profitability.

Stryve has experienced net losses since its inception. In the three months ended March 31, 2021 and years ended December 31, 2020 and 2019, Stryve incurred net losses of $5.8 million, $17.5 million and $23.4 million, respectively. Stryve anticipates that its operating expenses and capital expenditures may likely increase in the foreseeable future as it continues to invest to increase its customer base and supplier network, expand its product offerings and brands, expand marketing channels, invest in distribution and manufacturing facilities, hire additional employees and enhance technology and production capabilities. The expansion efforts may prove more expensive than anticipated, and Stryve may not succeed in increasing its revenues and margins sufficiently to offset the anticipated higher expenses. In addition, many of Stryve’s expenses, including the costs associated with its existing and any future manufacturing facilities, are fixed. Accordingly, Stryve may not be able to achieve or sustain profitability and it may incur significant losses for the foreseeable future.

Pandemics, epidemics or disease outbreaks, such as the novel coronavirus (“COVID-19”), may disrupt Stryve’s business, including, among other things, consumption and trade patterns, supply chain, and production processes, each of which could materially and adversely affect its business, financial condition and results of operations.

The actual or perceived effects of a disease outbreak, epidemic, pandemic or similar widespread public health concern, such as COVID-19, could materially and adversely affect its business, financial condition and results of operations. The COVID-19 outbreak situation remains dynamic and subject to rapid and material change, including but not limited to changes that may materially affect the operations of Stryve’s customers and supply chain partners.

Pandemics, epidemics or disease outbreaks may affect demand for Stryve’s products because quarantines or other government restrictions on movement may cause erratic consumer purchase behavior. Governmental or societal impositions of restrictions on public gatherings, especially if prolonged, may have adverse effects on in-person traffic to retail stores. Even the perceived risk of infection or health risk may adversely affect traffic to Stryve’s store-based retail consumers and, in turn, its business, financial condition and results of operations, particularly if any self-imposed or government-imposed restrictions are in place for significant time.

The spread of pandemics, epidemics or disease outbreaks such as COVID-19 may also disrupt Stryve’s third-party business partners’ ability to meet their obligations, which may negatively affect its operations. These third parties include those who supply Stryve’s ingredients, packaging, and other necessary operating materials, distributors, and logistics and transportation services providers. Because of the COVID-19 outbreak, transport restrictions related to quarantines or travel bans have been put in place and supply may become constrained, each of which may cause price increases or shortages of certain ingredients and raw materials used in Stryve’s products and/or it may experience disruptions to its operations. Further, Stryve’s ability to manufacture its products may be impaired by any material disruption to its manufacturing facility in Oklahoma because of COVID-19 or similar outbreaks. If a significant percentage of Stryve’s workforce cannot work, including because of illness, travel or government restrictions in connection with pandemics or disease outbreaks, its operations may be negatively affected.

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Stryve’s results of operations depend on, among other things, its ability to maintain and increase sales volume with existing customers, to attract new consumers and to provide products that appeal to consumers at prices they are willing and able to pay. Stryve’s ability to implement its advertising, display and promotion activities designed to maintain and increase its sales volumes on a timely basis, including the ability to do in-person retail product demonstrations designed to attract new customers, have been and may continue to be negatively affected because of modifications to retailer shelf reset timing or retailer pullback on in-store display and promotional activities during the COVID-19 outbreak or similar situations. Stryve may be unable to grow direct sales to consumers through its e-commerce channel or other digital marketing efforts. Retailers may also alter their normal inventory receiving and product restocking practices during pandemics, epidemics or disease outbreaks such as COVID-19, which may negatively affect Stryve’s business.

Stryve’s operations during 2020 were affected by changes in consumer shopping and consumption behavior due to COVID-19. Stryve’s retail sales decreased during the second and third quarters of 2020 as a result of decrease of in-person shopping trips. These effects on consumer demand and shopping behavior as a result of the COVID-19 outbreak may occur in the future.

Stryve’s efforts to manage and mitigate these factors may be unsuccessful, and the effectiveness of these efforts depends on factors beyond its control, including the duration and severity of any pandemic, epidemic or disease outbreak, and third party actions taken to contain its spread and mitigate public health effects.

Stryve may not be able to compete successfully in the highly competitive snacking and nutritional snacking industry.

Stryve’s competitors include companies selling beef jerky and other meat snacks, as well as companies in the nutritional snack industry in general, including those selling meal replacement bars and other healthy snacks. The snacking industry is large and intensely competitive. Competitive factors include product quality, taste, brand awareness among consumers, nutritional content, simpler and less processed ingredients, innovation of “on-trend” snacks, variety of snacks offered, grocery aisle placement, access to retailer shelf space, price, advertising and promotion, product packaging and package design. Stryve competes in this market against numerous multinational, regional and local companies principally based on product taste and quality, brand recognition and loyalty, nutritional content, marketing, advertising and price. Views towards nutritional snacking, and other nutritional approaches, are cyclical, with constantly changing consumer perceptions. If consumers do not perceive that a meat-based, low-carb, low-sugar and protein-rich eating approach is healthy or effective, Stryve’s business could be adversely affected.

Stryve may face direct competition in the future from well-capitalized competitors.

Many of Stryve’s competitors have resources substantially greater than Stryve and sell brands that are more widely recognized than its brands and may offer generic or private-label products at more competitive prices than its brands. Stryve’s current and potential competitors may offer products similar to its products, a wider range of products than it offers, may offer such products at more competitive prices than Stryve or may decide to build a biltong facility and start competing directly with Stryve’s biltong products. Local or regional markets often have significant additional competitors, many of whom offer products similar to Stryve’s and may have unique ties to regional or national retail chains. Other label, generic or store-branded products may be a less expensive option for consumers than Stryve products, making it more difficult to sell Stryve branded products. Any increased or new competition from existing meat snacking companies, including an expansion of their products to biltong products, or new products or entrants from other nutritious snack companies, could cause reductions in Stryve’s sales, require it to reduce prices, or both, which could materially and adversely affect its business, financial condition and results of operations.

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Stryve’s brand and reputation may be diminished due to real or perceived quality or health issues with its products, including meat, which could materially and adversely affect its business, financial condition and results of operations.

Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not based on fact and whether or not involving Stryve (such as incidents involving meat-based products in general), could cause negative publicity and reduced confidence in Stryve, its brand or products, or meat-based products in general, which could in turn harm its reputation and sales, and could materially and adversely affect its business, financial condition and results of operations. Although Stryve believes it has rigorous food safety and quality control processes, there can be no assurance that its products will always comply with the standards set for its products.

Stryve has no control over its products once purchased by consumers. Consumers may improperly store Stryve’s products, which may adversely affect their quality and safety. If consumers do not perceive Stryve’s products to be safe or of high quality, then the value of its brand would be diminished. The growing use of social and digital media by consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about Stryve, its brands or products, on social or digital or other media could seriously damage its brands and reputation, which could materially and adversely affect its business, financial condition and results of operations.

If Stryve fails to implement its growth strategies successfully, timely, or at all, its ability to increase revenue and achieve profitability could be materially and adversely affected.

Stryve’s success depends in large part on its ability to implement its growth strategies effectively. Stryve expects to continue its focus on nutritious meat snack products and intends to add additional brands and other products to its portfolio. Stryve’s ability to expand successfully depends on, among other things, its ability to identify, and successfully cater to, new demographics and consumer trends, develop new products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase its direct e-commerce sales, increase consumer awareness of its brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of its products, and compete with numerous other companies and products.

Consumers are constantly seeking new products and strategies to achieve their healthy eating goals. Stryve’s success depends heavily on its ability to anticipate changes in consumer preferences, the technical capability of its innovation staff in developing and testing product prototypes, including complying with applicable governmental regulations, and the success of its management and sales and marketing teams in marketing its new and existing products, including familiarizing consumers in the United States with biltong. Failure to develop and market new products that appeal to consumers may lead to a decrease in Stryve’s sales and impact its ability to achieve profitability. Additionally, the development and introduction of new products requires substantial research, development and marketing expenditures, which Stryve may be unable to recoup if the new products do not gain widespread market acceptance.

Stryve may not be able to successfully implement its growth strategies, expand its brands, develop brand loyalty or continue to maintain growth in sales at its current rate, or at all. If Stryve fails to implement its growth strategies or if it invests resources in growth strategies that prove unsuccessful, its sales and ability to achieve profitability may be negatively affected, which would materially and adversely affect its business, financial condition and results of operations.

If Stryve fails to effectively manage its manufacturing and production capacity, its business and operating results and brand reputation could be harmed.

If Stryve does not have sufficient capacity to meet its customers’ demands and to satisfy increased demand, it will need to expand its operations, supply and manufacturing capabilities. Stryve may not be able to effectively scale production processes and effectively manage its supply chain requirements. Stryve may not be able to accurately forecast demand for its products, since its forecasts are based on multiple assumptions. Any failure to accurately forecast demand for its product may affect Stryve’s ability to obtain adequate manufacturing capacity (whether its own manufacturing capacity or co-manufacturing capacity) in order to meet the demand for its products, which could harm its brand and business, and in some cases may result in discounts, credits or other payments to customers or distributors if it is unable to fulfill orders placed by them in a timely manner or at all.

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If Stryve overestimates demand for its products, it may have significantly underutilized assets and may experience reduced margins. If Stryve does not accurately align its manufacturing capabilities with demand, its business, financial condition and results of operations could be materially and adversely affected.

Most of Stryve’s products are manufactured in its single facility in Oklahoma and any damage to or disruption at this facility would materially and adversely affect its business, financial condition and results of operations.

Stryve manufactures a significant majority its products at a single facility in Oklahoma. A natural disaster, tornado, fire, power interruption, pandemic, work stoppage (due to a COVID-19 outbreak or otherwise), regulatory or food safety issue or other problem at this facility would significantly disrupt Stryve’s ability to manufacture and deliver its products and operate its business. Stryve’s manufacturing facility and equipment is costly and may require substantial time to replace or repair if necessary. During such time, Stryve may not be able to find suitable co-manufacturers to replace the output from Stryve’s facility on a timely basis or at a reasonable cost, if at all. Stryve may also experience plant shutdowns or periods of reduced production because of regulatory issues, equipment failure or delays in raw material deliveries. Any such disruption or unanticipated event may cause significant interruptions or delays in Stryve’s business. While Stryve has property and business interruption insurance for its manufacturing facility, such insurance may not be sufficient to cover all of Stryve’s potential losses, and may not continue to be available on acceptable terms, or at all. Any disruption in the operation of Stryve’s manufacturing facility, or damage to a material amount of its equipment or inventory, would materially and adversely affect its business, financial condition and results of operations.

Beef, raw material and packaging costs can be volatile and may rise significantly, which may negatively impact the ability of Stryve to achieve profitability.

Stryve purchases large quantities of raw materials to make its products, including beef. Historically, beef prices have fluctuated in response to a number of factors, including changes in the United States government farm support programs, changes in international agricultural and trading policies, weather, animal disease and other conditions. In addition, Stryve purchases and uses significant quantities of cardboard, film and plastic to package its products. Costs of raw materials, ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, weather conditions, consumer demand and changes in governmental trade and agricultural programs. Volatility in the prices of beef, raw materials and other supplies Stryve purchases could increase its cost of sales and reduce its ability to achieve profitability. Moreover, it may not be able to implement price increases for its products to cover any increased costs and any price increases it does implement may result in lower sales volumes. If Stryve is not successful in managing its beef, raw material and packaging costs, if it is unable to increase prices to cover increased costs or if such price increases reduce sales volumes, then such increases in costs will adversely affect its business, results of operations and financial condition.

Stryve relies on a limited number of third-party suppliers, and may not be able to obtain beef and other raw materials on a timely basis or in sufficient quantities to produce its products or meet the demand for its products.

Stryve relies on a limited number of vendors and key brokers to supply it with beef and other raw materials, and its financial performance depends in large part on its ability to purchase beef and other raw materials in sufficient quantities at competitive prices. Stryve is not assured of continued supply or pricing of beef or other raw materials. Stryve typically does not have any formal contracts or agreements in place with any meat providers and purchases meat as demand requires in order to produce its products. Any of Stryve’s suppliers could discontinue or seek to alter their relationship with Stryve. If Stryve’s suppliers experience problems with their businesses, finances, labor relations, ability to import raw materials, costs, production, insurance and reputation, as well as natural disasters, fires or other catastrophic occurrences, it could impair Stryve’s ability to obtain sufficient raw materials.

Given the minimally processed nature of biltong production, the quality of the beef used in Stryve’s products is important. Currently, the availability of grass-fed beef in the United States can be scarce at times, and may require Stryve to seek such beef internationally. Any interruption in the supply of high quality beef due to supply, disease or other unforeseen circumstances would negatively impact Stryve’s business. If Stryve needs to replace an existing beef supplier or another supplier of raw materials, there can be no assurance that supplies will be available when required on acceptable terms, or at all, or that a new supplier would allocate sufficient capacity to Stryve in order to meet its requirements, fill orders in a timely manner or meet Stryve’s quality standards. Any disruption in the supply of beef or other raw materials from its suppliers could materially and adversely affect its business, financial condition and results of operations.

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Stryve relies on sales to a limited number of retailers and losing one or more such retailers could materially and adversely affect its business, financial condition and results of operations.

A significant portion of Stryve’s sales are generated from a limited number of retailers. These retailers, or other large customers, may take actions that affect Stryve for reasons it cannot anticipate or control, such as their financial condition, changes in their business strategy or operations, the perceived quality of Stryve’s products and the availability of competing products. There can be no assurance Stryve’s customers will continue to purchase its products in the same quantities or on the same terms as in the past.

Stryve’s customers rarely provide it with firm, long- or short-term volume purchase commitments. As a result, Stryve could have periods with limited orders for its products while still incurring costs related to workforce maintenance, marketing, manufacturing and general corporate expenses. Stryve may not find new customers to supplement its revenue in periods when it experiences reduced purchase orders, or recover fixed costs incurred during those periods, which could materially and adversely affect Stryve’s business, financial condition and results of operations.

Consolidation of customers or the loss of a significant customer could negatively impact Stryve’s sales and ability to achieve profitability.

Supermarkets in North America and elsewhere continue to consolidate. This consolidation has produced larger, more sophisticated organizations with increased negotiating and buying power that are able to resist price increases, as well as operate with lower inventories, decrease the number of brands that they carry, and increase their emphasis on private label products, all of which could negatively impact Stryve’s business. The consolidation of retail customers also increases the risk that a significant adverse impact on their business could have a corresponding material adverse impact on Stryve’s business.

The loss of any large customer, the reduction of purchasing levels or the cancellation of any business from a large customer for an extended length of time could negatively impact Stryve’s sales and ability to achieve profitability. Furthermore, as retailers consolidate, they may reduce the number of branded products they offer in order to accommodate private label products and generate more competitive terms from branded suppliers. Consequently, Stryve’s financial results may fluctuate significantly from period to period based on the actions of one or more significant retailers. A retailer may take actions that affect Stryve for reasons that cannot be anticipated or controlled, such as their financial condition, changes in their business strategy or operations, the introduction of competing products or the perceived quality of Stryve’s products. Despite operating in different channels, Stryve’s retailers sometimes compete for the same consumers. Because of actual or perceived conflicts resulting from this competition, retailers may take actions that could negatively affect Stryve’s business, financial condition and results of operations.

Stryve’s growth may be limited if it is unable to add additional shelf or retail space for its products.

Stryve’s results will depend on its ability to drive revenue growth, in part, by expanding the distribution channels for its products. However, Stryve’s ability to do so may be limited by an inability to secure additional shelf or retail space for its products. Shelf and retail space for nutritional snacks is limited and subject to competitive and other pressures, and there can be no assurance that retail operators will provide sufficient shelf space nor that online retailers will provide Stryve online access to their platform to enable Stryve to meet its growth objectives.

Changes in retail distribution arrangements may result in the temporary loss of retail shelf space and disrupt sales of food products which could materially and adversely affect Stryve’s business, financial condition and results of operations.

From time to time, retailers may change distribution centers that supply some of their retail stores. If a new distribution center or partner has not previously distributed Stryve’s products in that region, it may take time for a retailer’s distribution center or partner to begin distributing new products in its region. Even if a retailer approves a new distribution method in a region, Stryve’s sales may decline while the transition in distribution method takes place. If Stryve does not get approval to have its products offered in a new distribution region or if getting this approval takes longer than anticipated, Stryve’s business, financial condition and results of operations may be materially and adversely affected.

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Additionally, Stryve relies on the performance of distribution partners to ensure the timely and accurate distribution of its products to certain retail customers. Should one of these distributions partners fail to timely and accurately distribute Stryve’s products, it may result in limited products available for purchase, poor supplier reviews, and potentially loss of retail shelf space which would could materially and adversely affect Stryve’s business, financial condition and results of operations.

Slotting fees and customer charges or charge-backs for promotion allowances, cooperative advertising, and product or packaging damages, as well as undelivered or unsold food products may disrupt Stryve’s customer relationships and could materially and adversely affect its business, financial condition and results of operations.

Retailers may charge slotting fees for access to shelf space and often enter into promotional and advertising arrangements with manufacturers that result in the sharing of promotional and advertising costs among the retail customer, distributor or manufacturer. As the retail industry has consolidated and become more competitive, retailers have sought greater participation by manufacturers in cooperative promotional and advertising arrangements and may seek to pass on unanticipated increases in promotional and advertising costs to distributors and manufacturers. If Stryve is charged significant and unanticipated promotional allowances or advertising charges directly or indirectly by retail customers, or if Stryve, its third-party distributors, retailers or its other direct or indirect customers take substantial charge-backs or return material amounts of its products, its operating results and liquidity could be harmed, perhaps substantially. Moreover, unresolved disagreements with retail customers concerning invoiced costs to carry its products could significantly disrupt or cause the termination of customer relationships. If Stryve fails to effectively manage costs and charges concerning promotional allowances, advertising charges, charge-backs or returns, such failures could materially and adversely affect Stryve’s business, financial condition and results of operations.

Stryve offers a limited number of products and any change in consumer demand for biltong products or meat products in general could materially and adversely affect its business, financial condition and results of operations.

Dried meat snack products have been the focal point of Stryve’s sales, product development and marketing efforts and Stryve believes that such products will continue to constitute the primary portion of its sales and cash flow for the foreseeable future. Any change in consumer perceptions or negative developments associated with the consumption, safety, health or benefits of the human consumption of meat, including but not limited to biltong and beef jerky products, could cause a decrease in demand for biltong or meat products in general, which would negatively impact Stryve’s business and operations. Stryve may also be unable to convince healthy snackers to try its meat snack products. In addition, Stryve cannot be certain that it will be able to expand to new product offerings, as the food industry in general involves evolving consumer preferences and new and changing nutritional and health-related concerns. If Stryve is unable to identify and react appropriately to changes in consumer trends, demands and preferences, it may experience reduced demand and price reduction for its products, which could materially and adversely affect its business, financial condition and results of operations.

Stryve may not successfully increase production capacity at its manufacturing facility or its facility may not operate in accordance with its expectations.

During 2019, Stryve commenced manufacturing operations in its newly-constructed facility in Oklahoma, and believes it can scale operations at such facility with limited additional investment in capital equipment or improvements to the facility. Additionally, Stryve may on occasion experience unanticipated increases in orders of its products from retailers that it may not yet have the manufacturing capacity to fulfill on a timely basis. If Stryve cannot timely fill orders for its products, its reputation with these retailers may be harmed, which could materially and adversely affect its business, financial condition and results of operations. Any substantial delay in Stryve’s plan to increase the production capacity of the facility may hinder Stryve’s ability to fill anticipated orders, grow its business or achieve profitability.

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Failure by transportation providers to deliver Stryve’s products on time, or at all, could result in lost sales.

Stryve relies upon third-party transportation providers for its product shipments. The utilization of delivery services for shipments is subject to risks, including increases in fuel prices, employee strikes and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet shipping needs. Stryve could face logistical difficulties that could adversely affect deliveries or could incur costs and expend resources in connection with a change or providers. Any significant delays in product shipments could materially and adversely affect its business, financial condition and results of operations.

If Stryve fails to cost-effectively acquire new customers or retain its existing customers or its consumers, or if it fails to derive revenue from its existing customers consistent with its historical performance, its business could be materially and adversely affected.

Stryve’s success, and its ability to increase revenue and achieve profitably, depends in part on its ability to cost-effectively acquire new customers, to retain existing customers, and to keep existing consumers engaged so that they continue to purchase Stryve’s products. If Stryve is unable to cost-effectively acquire new customers, retain existing customers or keep existing consumers engaged, its business, financial condition and results of operations would be materially adversely affected. If consumers do not perceive Stryve’s product offerings to be healthy, of sufficient value and quality, or if it fails to offer new and relevant product offerings, it may not be able to attract or retain customers or engage existing consumers so that they continue to purchase products.

If Stryve fails to manage its growth effectively, its business could be materially adversely affected.

Stryve has grown rapidly since inception and anticipates further growth. This growth has placed significant demands on its management, financial, operational, technological, and other resources. The anticipated growth of Stryve’s business and product offerings will place additional significant demands on management and operations teams and require significant additional resources, which may not be available on a timely basis or at an acceptable cost, or at all. If Stryve does not effectively manage its growth, it may not be able to execute on its business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements, or maintain high-quality product offerings, any of which could materially and adversely affect its business, financial condition and results of operations.

Stryve may not have or be able to generate sufficient cash to meet its debt service obligations.

Stryve’s ability to meet its debt service obligations or to refinance its debt, depends on the timing of the closing of the Business Combination and its future operating and financial performance, which will be affected by Stryve’s ability to successfully implement its business strategy as well as general macroeconomic, financial, competitive, regulatory and other factors beyond its control. If the Business Combination does not close before Stryve’s debt service obligations come due, if Stryve cannot generate sufficient cash to meet its debt service requirements or if Stryve is unable to refinance its debt, Stryve may, among other things, need to delay planned capital expenditures or investments or sell material assets to meet those obligations.

If Stryve is not able to refinance any or all of its debt, obtain additional financing or sell assets, including engaging in sale and leaseback transactions, on commercially reasonable terms or at all, it may not be able to satisfy its debt obligations. In that event, borrowings under other debt agreements or instruments that contain cross-default or cross-acceleration provisions with respect to other indebtedness may become payable on demand and Stryve may not have sufficient funds to repay all of its debts.

Stryve may face difficulties as it expands its operations into countries in which it has no prior operating experience.

Stryve may expand into countries other than the United States, such as less developed countries which may have less political, social or economic stability and less developed infrastructure and legal systems. In addition, it may be difficult for Stryve to understand and accurately predict taste preferences and purchasing habits of consumers in new geographic markets. It would be costly to establish, develop and maintain international operations and develop and promote Stryve’s brands in international markets. If Stryve expands its business into new countries, it may encounter regulatory, legal, personnel, technological and other difficulties that increase its expenses and/or delay its ability to operate profitably in such countries, which may have a material adverse effect on its business and brand.

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Stryve may need additional capital and it may not be available on acceptable terms or at all.

Stryve may need to access additional capital to grow or finance its operations or acquisitions of other products or businesses. However, financing may not be available to Stryve on acceptable terms, or at all. Stryve’s ability to obtain additional financing will be subject to several factors, including market conditions, its operating performance and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unattractive, if available. If Stryve cannot generate sufficient funds from operations or raise additional capital on a timely basis when needed, its growth or operations could be impeded.

Certain of Stryve’s obligations have been guaranteed by its founders and management, and Stryve may not have the capital or assets available to replace or supplement those guarantees if necessary.

Stryve’s founders and members of its current management team have guaranteed certain of Stryve’s current debt obligations and obligations to lessors of its facilities. If these guarantees cease to be available, or the lenders or lessors, as applicable, require supplemental guarantees, Stryve may become obligated to replace or supplement such guarantees. If Stryve is unable to replace or supplement such guarantees, it may need to repay these obligations or obtain replacement financing, and there is no assurance that such financing will be available to Stryve on acceptable terms, or at all, which could materially and adversely affect its business, financial condition and results of operations.

Litigation or legal proceedings could expose Stryve to significant liabilities and have a negative impact on its reputation or business.

From time to time, Stryve may be party to various claims and litigation proceedings. Stryve evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, it may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from its assessments and estimates.

Lawsuits may divert Stryve’s management’s attention, and Stryve may incur significant expenses in defending any lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in any legal dispute may result in monetary damages, penalties or injunctive relief, which could have a material adverse effect on Stryve’s financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage Stryve’s reputation and make it more difficult to compete effectively or to obtain adequate insurance. Furthermore, while Stryve maintains insurance for certain potential liabilities, such insurance does not cover all types of potential liabilities and is subject to various exclusions, as well as limits on amounts recoverable.

Failure to retain Stryve’s senior management may adversely affect its business, financial condition and results of operations.

Stryve’s success is substantially dependent on the continued service of certain members of its senior management, including its Co-Chief Executive Officers, Jaxie Alt and Joe Oblas, and its Chief Operating Officer, Alex Hawkins. These executives have been primarily responsible for determining the strategic direction of Stryve’s business and for executing its growth strategy and are integral to its brand, culture and the reputation it enjoys with suppliers, distributors, customers and consumers. The loss of the services of any of these executives could have a material adverse effect on Stryve’s business, financial condition and results of operations, as it may not be able to find suitable individuals to replace them on a timely basis, if at all.

Stryve intends to grow through acquisitions or joint ventures and it may not successfully integrate, operate or realize the anticipated benefits of such business combinations.

Stryve intends to pursue acquisitions or joint ventures involving products that complement its existing products, as well as brands in new categories and new geographies, to expand its business to include other nutritional snacks and potentially other food products. Stryve may not be able to successfully identify suitable acquisition candidates, negotiate acquisitions of identified candidates on favorable terms, or integrate acquisitions it may complete.

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Acquisitions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, which could increase target prices and/or materially and adversely affect Stryve’s ability to consummate transactions on favorable terms. These risks include the potential unavailability of financial resources necessary to consummate acquisitions, the risk that Stryve overpays for an acquisition, the potential inability to identify all of the risks and liabilities inherent in a target company or assets notwithstanding diligence efforts, the diversion of management’s attention from the day-to-day operations of the business and additional strain on existing personnel, increased leverage resulting from any debt financing that may be required to complete an acquisition, and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions.

Any acquisitions may pose risks associated with entry into new geographic markets, distribution channels, lines of business or product categories, where Stryve may not have significant prior experience. Potential acquisitions may entail significant transaction costs and require significant management time and distraction from its core business, even where it cannot consummate or decides not to pursue a particular transaction.

Integration of acquired entities can involve significant difficulties. These include failure to achieve financial or operating objectives regarding an acquisition, systems, operational and managerial controls and procedures, the need to modify systems or to add management resources, difficulties in the integration and retention of consumers or personnel and the integration and effective deployment of operations or technologies, amortization of acquired assets (which would reduce future reported earnings), possible adverse short-term effects on cash flows or operating results, integrating personnel with diverse backgrounds and organizational cultures, coordinating sales and marketing functions and retaining key personnel of an acquired business. Failure to manage these risks could have an adverse effect on Stryve’s business.

If Stryve is unable to implement appropriate systems, procedures and controls, it may not be able to successfully offer its products and grow its business and account for transactions in an appropriate and timely manner.

Stryve’s ability to successfully offer its products, grow its business and account for transactions and its inventories in an appropriate and timely manner requires an effective planning and management process and certain other automated management and accounting systems. Stryve currently does not have an integrated enterprise resource planning system and certain other automated management, inventory management, material resource planning and accounting systems. Stryve’s systems will require modifications and improvements to respond to changes in its business. Failure to implement in a timely manner appropriate internal systems, procedures and controls could adversely affect its business, financial condition and results of operations.

Stryve relies upon Amazon, Shopify and other vendors to host and operate portions of its e-commerce business and platforms and any disruption of or interference with its use of these services would adversely affect its business, results of operations and financial condition.

Stryve outsources the hosting and operation of some of its e-commerce business and platforms to infrastructures like Amazon, Shopify and other vendors. Customers of Stryve’s products need to be able to access these platforms and websites to shop, review our product offerings and prices and purchase its products. Some of its vendors run their own platform that Stryve accesses, and it is, therefore, vulnerable to service interruptions. Stryve has experienced and expect that in the future it may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks.

If Stryve’s customers are unable to purchase its products within a reasonable amount of time or at all, then Stryve’s business, results of operations and financial condition could be adversely affected. In some instances, Stryve may not be able to identify the cause or causes of these performance problems within a period of time acceptable to its customers. Any of the above circumstances or events may possibly move customers to stop purchasing Stryve’s products, impair its ability to increase revenue from existing customers, impair its ability to grow its customer base and otherwise harm its business, results of operations and financial condition.

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Stryve relies on information technology systems and any inadequacy, failure, interruption or security breaches of those systems may harm its ability to operate its business.

Stryve is dependent on various information technology systems, including, but not limited to, networks, applications and outsourced services in connection with the operation of its business. A failure of information technology systems to perform as anticipated could disrupt Stryve’s business and result in transaction errors, processing inefficiencies and loss of sales, causing the business to suffer. In addition, Stryve’s information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including fire, natural disasters, systems failures, viruses and security breaches. Any such damage or interruption could materially and adversely affect its business, financial condition and results of operations.

A cybersecurity incident or other technology disruptions could negatively impact business, financial condition, results of operations and relationships with customers.

Stryve uses computers in substantially all aspects of its business operations, including direct sales through its e-commerce website. It also uses mobile devices, social networking and other online activities to connect with employees, suppliers, distributors, customers and consumers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Stryve’s business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ and suppliers’ information, private information about employees and financial and strategic information about it and its business partners. As Stryve pursues a strategy to grow through acquisitions and to pursue new initiatives that improve its operations and cost structure, it will also be expanding its reliance on information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If Stryve fails to assess and identify cybersecurity risks associated with acquisitions and new initiatives, it may become increasingly vulnerable to such risks. While Stryve has implemented measures intended to prevent security breaches and cyber incidents, its preventative measures and incident response efforts may not be effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with information technology systems or the technology systems of third parties on which it relies, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage all of which could materially and adversely affect its business, financial condition and results of operations.

Disruptions in the U.S. or worldwide economy may materially and adversely affect Stryve’s business, results of operations and financial condition.

Adverse and uncertain economic conditions, such as those caused by the COVID-19 pandemic, may impact distributor, retailer and consumer demand for Stryve’s products. In addition, Stryve’s ability to manage normal commercial relationships with its suppliers, distributors, retailers, consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns. Distributors and retailers may become more conservative in response to these conditions and seek to reduce their inventories. Stryve’s results of operations depend upon, among other things, its ability to maintain and increase sales volume with existing distributors and retailer customers, its ability to attract new consumers, the financial condition of its consumers, and its ability to provide products that appeal to consumers at attractive prices. Prolonged unfavorable economic conditions may have an adverse effect on Stryve’s sales and ability to achieve profitability, which could materially and adversely affect its business, financial condition and results of operations.

Regulatory Risks

The removal of USDA inspectors from Stryve’s facility would materially adversely impact its business, results of operations and financial condition.

Stryve has been granted a full grant of inspection with respect to its manufacturing facility in Oklahoma which allows Stryve to manufacture and produce its products. Stryve’s operations at its Oklahoma facility require inspections conducted under the supervision of a USDA inspector and requires Stryve to meet certain regulatory requirements including but not limited to having a written Hazard Analysis Critical Control Points (HACCP) plan, sanitation Standard Operating Procedures (SOPs) and other regulatory requirements. If Stryve were to lose such grant of inspection, Stryve would be unable to operate its manufacturing facility in Oklahoma and the production of Stryve’s products would cease immediately due to the prohibition of production under the Federal Meat Inspection Act of processing and distributing meat without federal inspection. Given the difficulty in procuring USDA inspection approval of biltong production, it is unlikely that Stryve could procure alternative production of its biltong products in a timely fashion. As a result, the loss of its grant of inspection would have an adverse effect on Stryve’s sales and ability to achieve profitability, which could materially and adversely affect its business, financial condition and results of operations.

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Stryve is subject to extensive government regulations and a failure to comply with such regulations could materially and adversely affect its business, financial condition and results of operations.

Stryve’s operations are subject to extensive regulation by the United States Department of Agriculture (USDA), the Food and Drug Administration (FDA), the Federal Trade Commission (FTC) and by other federal, state, and local authorities regarding the processing, packaging, storage, transportation, distribution, and labeling of products that are manufactured, produced and processed by it. Specifically, Stryve is subject to the requirements of the Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder by the FDA and the Federal Meat Inspection Act and regulations promulgated thereunder by the USDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging, labeling and safety of food and food ingredients. Under this program, the FDA requires that facilities that manufacture food products comply with a range of requirements, including hazard analysis and preventative controls regulations, current good manufacturing practices, or GMPs, and supplier verification requirements. Stryve’s processing facilities are subject to periodic inspection by federal, state and local authorities and if Stryve cannot manufacture products that conform to the strict regulatory requirements of the FDA, USDA or others, it may be subject to adverse inspectional findings or enforcement actions, which could materially impact its ability to market its products or could result in a recall of a product that has already been distributed. The USDA has also issued strict regulations concerning the control of listeria monocytogenes in ready-to-eat meat and poultry products and contamination by food borne pathogens such as E. coli and salmonella and implemented a system of regulation known as the HACCP program. The HACCP program requires all meat processing plants to develop and implement sanitary operating procedures and other program requirements. OSHA oversees safety compliance and establishes certain employer responsibilities to help “assure safe and healthful working conditions” and keep the workplace free of recognized hazards or practices likely to cause death or serious injury.

If a regulatory authority determines that Stryve has not complied with the applicable regulatory requirements, it could materially and adversely affect its business, financial condition and results of operations.

Stryve will be subject to international regulations that could materially and adversely affect its business, financial condition and results of operations.

Stryve will be subject to extensive regulations internationally where it manufactures, distributes and/or sells its products. Currently, Stryve sells its products into Canada and Mexico and may expand to additional countries. Stryve’s products are subject to numerous food safety and other laws and regulations relating to the sourcing, manufacturing, storing, labeling, marketing, advertising and distribution of these products. If Stryve fails to comply with applicable laws and regulations in other jurisdictions, it could be subject to civil remedies or penalties, such as fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of the products, or refusals to permit the import or export of products, as well as potential criminal sanctions. In addition, enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could materially and adversely affect its business, financial condition and results of operations.

Changes in the legal and regulatory environment could limit Stryve’s business activities, increase its operating costs, reduce demand for its products or result in litigation.

Elements of Stryve’s business, including the production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of Stryve’s products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, and the laws and regulations administered by government entities and agencies outside the United States in markets in which Stryve’s products or components thereof, such as packaging, may be made, manufactured or sold. These laws, regulations and interpretations thereof may change, sometimes dramatically, because of a variety of factors, including political, economic or social events. Such factors may include changes in:

●	food and drug laws (including FDA and USDA regulations) including those relating to manufacturing of ready to eat meat products;

●	laws related to product labeling;

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●	advertising and marketing laws and practices;

●	laws and programs restricting the sale and advertising of certain products;

●	laws and programs aimed at reducing, restricting or eliminating ingredients present in certain products;

●	laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain products;

●	state consumer protection and disclosure laws;

●	taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of certain products; competition laws;

●	anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the UK Bribery Act of 2010 (the “Bribery Act”);

●	economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) and the European Union (“EU”);

●	laws relating to export, re-export, transfer, tariffs and import controls, including the Export Administration Regulations, the EU Dual Use Regulation and the customs and import laws administered by the U.S. Customs and Border Protection;

●	employment laws;

●	privacy laws; and

●	farming and environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes, tariffs or other limitations on the sale of Stryve’s products, ingredients in its products or commodities used in the production of its products, may alter the environment in which it does business and, therefore, may affect its operating results or increase its costs or liabilities.

Legal claims, government investigations or other regulatory enforcement actions could subject Stryve to civil and criminal penalties.

Stryve operates in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, Stryve is subject to heightened risk of legal claims, government investigations or other regulatory enforcement actions. Although Stryve has implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that its employees, temporary workers, contractors or agents will not violate its policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of Stryve’s failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could materially and adversely affect Stryve’s product sales, reputation, financial condition and operating results; including a cessation of operations at Stryve’s manufacturing facility. In addition, the costs and other effects of defending potential and pending litigation and administrative actions may be difficult to determine and could materially and adversely affect its business, financial condition and results of operations.

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Food safety and food-borne illness incidents or advertising or product mislabeling may materially adversely affect Stryve’s business by exposing it to lawsuits, product recalls or regulatory enforcement actions, increasing its operating costs and reducing demand for its product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products Stryve sells, or involving its suppliers, could result in the discontinuance of sales of these products or its relationships with such suppliers, or otherwise result in increased operating costs, regulatory enforcement actions or harm to its reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose Stryve to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against Stryve may exceed or be outside the scope of its insurance policy coverage or limits. Any judgment against Stryve that is more than its policy limits or not covered by its policies or not subject to insurance would have to be paid from cash reserves, which would reduce is capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by Stryve’s actions, could compel Stryve, its suppliers, distributors or customers, depending on the circumstances, to conduct a recall in accordance with FDA and/or USDA regulations, and comparable state laws. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on the ability to attract new customers due to negative consumer experiences or because of an adverse impact on Stryve’s brand and reputation. The costs of a recall could exceed or be outside the scope of Stryve’s insurance policy coverage or limits.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and Stryve, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. Recently issued FDA regulations will require companies like Stryve to analyze, prepare and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If Stryve does not adequately address the possibility, or any actual instance, of product tampering, it could face possible seizure or recall of its products and the imposition of civil or criminal sanctions, which could materially and adversely affect its business, financial condition and results of operations.

Risks Related to Intellectual Property

Stryve may not be able to adequately protect its intellectual property and other proprietary rights that are material to its business.

Stryve’s ability to compete effectively depends in part upon protection of its rights in trademarks, trade dress, trade secrets and other intellectual property and other proprietary rights. Stryve’s use of contractual provisions, confidentiality procedures and agreements, and trademark, unfair competition, trade secret and other laws to protect its intellectual property and other proprietary rights may be inadequate. Stryve may not be able to preclude third parties from using its intellectual property rights with respect to its products, its processes with respect to the air-dying of its meat products in a manner satisfactory to the USDA and other regulators, and may not be able to leverage its branding beyond its current product offerings. In addition, Stryve’s trademark or other intellectual property applications may not always be granted. Third parties may oppose Stryve’s intellectual property applications, or otherwise challenge its use of its trademarks or other intellectual property. Third parties may infringe, misappropriate, or otherwise violate Stryve’s intellectual property, and changes in applicable laws could serve to lessen or remove the current legal protections available for its intellectual property. Any legal action that Stryve’ may bring to protect its brand and other intellectual property could be unsuccessful and expensive and could divert management’s attention from other business concerns. Any litigation or claims brought against Stryve, for trademark infringement or related matters, even without merit, could result in substantial costs and diversion of its resources. A successful claim of trademark, copyright or other intellectual property infringement, misappropriation, or other violation against Stryve could prevent it from providing its products or services, or could require it, if it is unable to license such third-party intellectual property on reasonable terms, to redesign or rebrand its products or product packaging. Any of the foregoing results could materially and adversely affect its business, financial condition and results of operations.

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Risks Related to Stryve Being a Public Company

Stryve has not been managed as a public company and its current resources may not be sufficient to fulfill its public company obligations.

Following the completion of the Business Combination, Stryve will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. Stryve does not currently have the resources typically needed to operate a publicly-traded company. Stryve’s internal infrastructure may not be adequate to support its increased reporting obligations, and it may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome its lack of experience or employees. The post-combination business could be adversely affected if Stryve’s internal infrastructure is inadequate, if it is unable to engage outside consultants or if it is otherwise unable to fulfill its public company obligations.

Stryve will incur significantly increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance efforts.

Stryve will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as related rules implemented by the SEC, impose substantial burdens related to corporate governance practices of public companies. Stryve expects that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase its expenses, including Stryve’s legal and accounting costs, and make some activities more time-consuming and costly. Stryve also expects these laws, rules and regulations to make it more expensive for to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult to attract and retain qualified persons to serve on its board of directors or as officers. A substantial increase in Stryve’s legal, accounting, insurance and certain other expenses in the future will negatively impact its results of operations and financial condition.

If Stryve does not maintain effective internal control over financial reporting, it could fail to report our financial results accurately.

Effective internal control over financial reporting is necessary for Stryve to provide reliable financial reports. Stryve may discover areas of its internal control over financial reporting that need improvement. Stryve has not historically documented its internal controls, and if in the future Stryve identifies a control deficiency that rises to the level of a material weakness in its internal controls over financial reporting, this material weakness may adversely affect its ability to record, process, summarize and report financial information timely and accurately and, as a result, its financial statements may contain material misstatements or omissions. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. If Stryve fails to properly and efficiently maintain an effective internal control over financial reporting, it could fail to report its financial results accurately.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND OTHER DATA

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Stryve and Andina, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of Stryve and the historical balance sheet of Andina on a pro forma basis as if the Business Combination and the Domestication had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combine the historical statements of operations of Stryve and historical statements of operations of Andina for such periods on a pro forma basis as if the Business Combination and the Domestication had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical unaudited financial statements of Stryve as of and for the three months ended March 31, 2021 and the related notes and the historical audited financial statements of Stryve for the year ended December 31, 2020 and related notes, found elsewhere in this prospectus;

●	the historical unaudited financial statements of Andina as of and for the three months ended March 31, 2021 and the related notes and the historical audited financial statements of Andina for the year ended December 31, 2020, found elsewhere in this prospectus;

●	other information relating to Stryve and Andina contained in this prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Pursuant to the Current Charter, Andina is providing the Public Shareholders with the opportunity to have their Public Shares redeemed at the Closing of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of a business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described in this prospectus.

Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Stryve is treated as the acquirer and Andina is treated as the acquired company for financial statement reporting purposes. Stryve has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Presentation of two scenarios: (i) a “minimum” scenario, in which none of the outstanding Public Shares are redeemed and (ii) a “maximum” scenario, in which all of the outstanding Public Share are redeemed. The “maximum” scenario is presented as a redemption of all of the outstanding Public Shares because, while Andina will only proceed with the Business Combination if it has satisfied the Minimum Cash Condition and if, following any redemptions and taking into account the proceeds from the PIPE Investment, it will have net tangible assets of at least $5,000,001, taking into account the amount currently held in the Trust Account, and taking into account Andina’s estimated expenses as described in this prospectus, assuming the Closing PIPE Investment and the Bridge PIPE Investment are consummated, Andina expects to be able to consummate the Business Combination even if all of its outstanding Public Shares are redeemed.

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●

Immediately following the Business Combination, under the “minimum” scenario, assuming no redemptions of ordinary shares by existing Andina Public Shareholders, the Seller is expected to own about 54.2% of the post-business combination company (as per the pro forma financial statements presented in the prospectus). Under the “maximum” scenario, assuming that all of the Public Shares are redeemed, the Seller is expected to own 57.8% of the post-business combination company (as per the pro forma financial statements presented in the prospectus). At the Closing of the Business Combination, the Seller will receive Class B Units of Holdings and shares of Class V Common Stock. Under the “minimum” or the “maximum” redemption scenarios, the Seller will own the majority of the outstanding shares of Class A Common Stock, on an as-exchanged basis and the owner of the majority of the voting share of the Company following the Business Combination is determined to be Stryve’s members.

●

The Seller Consideration Units expected to be issued in the acquisition of Stryve will be issued to the Seller. As noted above, if there are no redemptions of Ordinary Shares by Public Shareholders, the Seller is expected to be issued approximately 54.2% of the combined company’s outstanding shares of Class A Common Stock, on an as exchanged basis, which would constitute a majority interest.

●

Subsequent to the Business Combination, the Company Board is expected to be comprised of 7 members, of which Andina is expected initially appoint two members, and Stryve is expected to initially appoint 5 members.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Andina’s Public Shares:

●	Assuming No Redemptions: This “minimum scenario” presentation assumes that none of the 1,322,096 Public Shares outstanding as of the Record Date are redeemed by Andina shareholders.

●

Assuming Maximum Redemptions: This “maximum scenario” presentation assumes that all of Andina’s Public Shareholders redeem their 1,322,096 Public Shares outstanding as of the Record Date for an aggregate redemption payment of approximately $13.54 million in the Trust Account outstanding as of the Record Date. Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Pro Forma Consolidated Balance Sheet (Unaudited)

As of March 31, 2021

(In thousands)

				Stryve Foods, LLC Combined Pro Forma			Stryve Foods, LLC Combined Pro Forma
	Stryve (Historical) (US GAAP)	Andina Acquisition Corp. III (Historical)	Combined	Pro Forma Adjustments		Assuming No Redemptions	Pro Forma Adjustments		Assuming Maximum Redemptions
ASSETS
CURRENT ASSETS
Cash	$1,880	$77	$1,957	$42,500	4	$47,630	$42,500	4	$34,087
				(10,550)	5		(10,550)	5
				7,500	7-A		7,500	7-A
				(157)	7-B		(157)	7-B
				(7,163)	7-C		(7,163)	7-C
				13,543	9
Accounts Receivable, Net	1,963	-	1,963			1,963			1,963
Inventory, net	4,246	-	4,246			4,246			4,246
Prepaid media spend	249	-	249			249			249
Prepaid expenses and other current assets	1,312	43	1,355			1,355			1,355
Total current assets	9,650	120	9,770	45,673		55,443	32,130		41,900

Property and equipment, net	6,638	-	6,638			6,638			6,638
Marketable securities held in Trust Account	-	13,543	13,543	(13,543)	9		(13,543)	10
Goodwill	8,450	-	8,450			8,450			8,450
Intangible asset	4,901	-	4,901			4,901			4,901
Prepaid media spend, net of current portion	499	-	499			499			499
Other assets	71	-	71			71			71
TOTAL ASSETS	$30,209	$13,663	$43,872	$32,130		$76,002	$18,587		$62,459

LIABILITIES AND MEMBERS EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	4,662	1,508	6,170			6,170			6,170
Accrued expenses	2,437	-	2,437	(654)	6	1,693	(654)	6	1,693
				185	3-A		185	3-A
				(275)	3-B		(275)	3-B
Line of Credit	3,500	-	3,500			3,500			3,500
Current portion of long-term debt	28,679	-	28,679	(10,600)	3-B	5,502	(10,600)	3-B	5,502
				(5,414)	6		(5,414)	6
				(7,163)	7-C		(7,163)	7-C
Total current liabilities	39,278	1,508	40,786	(23,921)		16,865	(23,921)		16,865

Warranty Liability		770	770			770			770
Long-term debt, net of current portion	6,129	-	6,129	(2,840)	6	3,289	(2,840)	6	3,289
Financing Obligation - Operating Lease				7,500	7-A	7,500	7,500	7-A	7,500
Ordinary shares subject to possible redemption		13,543	13,543	(13,543)	8	-	(13,543)	8	-
TOTAL LIABILITIES	45,407	15,821	61,228	(32,804)		28,424	(32,804)		28,424

EQUITY (DEFICIT)				10,600	3-B		10,600	3-B
				42,500	4		42,500	4
				(10,550)	5		(10,550)	5
				8,908	6		8,908	6
				(157)	7-B		(157)	7-B
				-			(13,543)	10
				13,543	8		13,543	8
				(185)	3-A		(185)	3-A
				275	3-B		275	3-B
Ordinary shares, $0.001 par value; 100,000,000 shares authorized		0	0	(0)	11	-	(0)	11	(0)
Class A and Class B Common Stock		-	-		11	21,332		11	20,010
Additional Paid in Capital	(15,198)		(15,198)		11	26,246		11	14,025
Retained Earnings (Accumulated Deficit)		(2,158)	(2,158)	0	11		0	11
TOTAL EQUITY (DEFICIT)	$(15,198)	$(2,158)	$(17,356)	$64,934		$47,578	$51,391		$34,035

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$30,209	$13,663	$43,872	$32,130		$76,002	$18,587		$62,459

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Pro Forma Consolidated Statement of Operations (Unaudited)

For the Three Months Ended March 31, 2021

(In thousands, except share and per share data)

				Stryve Foods, LLC Combined Pro Forma			Stryve Foods, LLC Combined Pro Forma
	Stryve (Historical) (US GAAP)	Andina Acquisition Corp. III (Historical)	Combined	Pro Forma Adjustments		Assuming No Redemptions	Pro Forma Adjustments		Assuming Maximum Redemptions
Net sales	$6,834	$-	$6,834			$6,834			$6,834
Cost of sales	4,157	-	4,157			4,157			4,157
Gross profit	2,677	-	2,677	-		2,677	-		2,677
Operating expenses:
Selling and marketing expense	3,848	-	3,848			3,848			3,848
General and administrative expense	2,605	-	2,605			2,605			2,605
Operations expense	1,060	702	1,762		1	1,762		1	1,762
Salaries and wages	1,402	-	1,402			1,402			1,402
Depreciation and amortization	395	-	395			395			395
Loss on disposal of fixed assets	1	-	1			1			1
Operating loss	(6,634)	(702)	(7,336)			(7,336)			(7,336)
Other income (expense):
Other income (expense)	1,682	(770)	912			912			912
Interest income (expense)	(810)	0	(810)	(0)	2	(990)	(0)	2	(990)
				(180)	7-D		(180)	7-D
Total other income (expense)	872	(770)	102	(180)		78	(180)		(78)
Net Loss before provision for income taxes	(5,762)	(1,472)	(7,234)	(180)		(7,414)	(180)		(7,414)
Provision (benefit) for income taxes
Net Loss	$(5,762)	$(1,472)	$(7,234)	$(180)		$(7,414)	$(180)		$(7,414)

Weighted average shares outstanding, basic (1)	3,273,835
Pro forma weighted average shares of Class A Common Stock and Class A Common Stock issuable to the Seller on an as-exchanged basis (3)(4)		21,332,465	20,010,369

Basic net loss per ordinary share (2)	$(0.45)
Pro forma basic net loss per share – Class A Common Stock and Class A Common Stock issuable to the Seller on an as-exchanged basis(3)(4)		$(0.35)	$(0.37)

(1) Excludes an aggregate of 1,322,096 Ordinary Shares that were subject to possible redemption at March 31, 2021.

(2) Net loss per Ordinary Share – basic excludes income attributable to Ordinary Shares subject to possible redemption of $319 for the three months ended March 31, 2021.

(3) The table above sets forth certain per share data of the Company on a stand-alone basis and unaudited pro forma condensed combined per share data for the three months ended March 31, 2021, after giving effect to the Business Combination.

You should read the information in the table above in conjunction with the Selected Historical Financial Information of Andina and the Selected Historical Financial Information of Stryve and related notes that are included elsewhere in this prospectus.

The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the period presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company would have been had the companies been combined during the periods presented.

(4) Table assumes that all of the Class B Units included in the Seller Consideration Units and all of the shares of Class V Common Stock issued to the Seller at the Closing have been exchanged for shares of Class A Common Stock in accordance with the term and conditions of the Exchange Agreement.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Pro Forma Consolidated Statement of Operations (Unaudited)

For the Fiscal Year Ended December 31, 2020

(In thousands; except share and per share data)

				Stryve Foods, LLC Combined Pro Forma			Stryve Foods, LLC Combined Pro Forma
	Stryve (Historical) (US GAAP)	Andina Acquisition Corp. III (Historical)	Combined	Pro Forma Adjustments		Assuming No Redemptions	Pro Forma Adjustments		Assuming Maximum Redemptions
Net sales	$17,002	$-	$17,002			$17,002			$17,002
Cost of sales	11,098	-	11,098			11,098			11,098
Gross profit	5,904	-	5,904	-		5,904	-		5,904
Operating expenses:
Selling and marketing expense	8,786	-	8,786			8,786			8,786
General and administrative expense	1,978	-	1,978			1,978			1,978
Operations expense	2,309	1,140	3,449		1	3,449		1	3,449
Salaries and wages	5,799	-	5,799			5,799			5,799
Depreciation and amortization	1,290	-	1,290			1,290			1,290
Loss on disposal of fixed assets	14	-	14			14			14
Operating loss	(14,272)	(1,140)	(15,412)			(15,412)			(15,412)
Other income (expense):
Other income (expense)	27	-	27			27			27
Interest income (expense)	(3,302)	556	(2,746)	(556)	2	(4,022)	(556)	2	(4,022)
				(720)	7-D		(720)	7-D
Total other income (expense)	(3,275)	556	(2,719)	(1,276)		(3,995)	(1,276)		(3,995)
Net Loss before provision for income taxes	(17,547)	(584)	(18,131)	(1,276)		(19,407)	(1,276)		(19,407)
Provision (benefit) for income taxes
Net Loss	$(17,547)	$(584)	$(18,131)	$(1,276)		$(19,407)	$(1,276)		$(19,407)

Weighted average shares outstanding, basic (1)	3,592,787
Pro forma weighted average shares of Class A Common Stock and Class A Common Stock issuable to the Seller on an as-exchanged basis (3)(4)		21,332,465	20,010,369

Basic net loss per ordinary share (2)(3)	$(0.17)
Pro forma basic net loss per share – Class A Common Stock and Class A Common Stock issuable to the Seller on an as-exchanged basis(3)(4)		$(0.91)	$(0.97)

(1) Excludes an aggregate of 767,392 Ordinary Shares that were subject to possible redemption at December 31, 2020.

(2) Net loss per Ordinary Share – basic excludes income attributable to Ordinary Shares subject to possible redemption of $39,544 for the year ended December 31, 2020.

(3) The table above sets forth certain per share data of the Company on a stand-alone basis and unaudited pro forma condensed combined per share data for the year ended December 31, 2020, after giving effect to the Business Combination.

You should read the information in the table above in conjunction with the Selected Historical Financial Information of Andina and the Selected Historical Financial Information of Stryve and related notes that are included elsewhere in this prospectus.

The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the period presented, nor net loss per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company would have been had the companies been combined during the periods presented.

(4) Table assumes that all of the Class B Units included in the Seller Consideration Units and all of the shares of Class V Common Stock issued to the Seller at the Closing have been exchanged for shares of Class A Common Stock in accordance with the term and conditions of the Exchange Agreement.

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Andina is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Stryve issuing stock for the net assets of Andina, accompanied by a recapitalization. The net assets of Andina are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the business combination as if it had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 gives pro forma effect to the business combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

●	Stryve’s unaudited balance sheet as of March 31, 2021 and the related notes, found elsewhere in this prospectus; and

●	Andina’s unaudited balance sheet as of March 31, 2021 and the related notes, found elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

●	Stryve’s unaudited statement of operations for the three months ended March 31, 2021 and Stryve’s audited statement of operations for the year ended December 31, 2020 and the related notes, found elsewhere in this prospectus; and

●

Andina’s unaudited statement of operations for the three months ended March 31, 2021 and Andina’s audited statement of operations for the year ended December 31, 2020 and the related notes, found elsewhere in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Stryve and Andina included elsewhere in this prospectus.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

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Stryve and Andina have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

1.	The historical statement of operations of Andina contains $567 thousand and $808 thousand, respectively, in non-recurring transaction costs for the three months ended March 31, 2021 and the year ended December 31, 2020 that are not considered direct and incremental and have been expensed as incurred.

2.	Removes $319 and $556 thousand, respectively, of interest income generated by the Trust Account from Andina’s Statement of Operations for the three months ended March 31, 2021 and year ended December 31, 2020.

3.

(3-A) Reflects the addition of $185 thousand in Accrued Expenses, representing the additional interest on the Bridge Notes that would accrue between March 31, 2021 and the “Outside Date” of July 31, 2021, as such term is defined in the Business Combination Agreement, assuming for this purpose that the Bridge Notes remain outstanding until such “Outside Date.” The additional $185 thousand in Accrued Expense is in addition to accrued interest of $90 thousand included in the Accrued Expenses on the balance sheet as of March 31, 2021, increasing the total to the accrued interest associated with the Bridge Notes to $275 thousand. Total accrued interest of $275 thousand was calculated assuming the Bridge Notes are outstanding for 184 days, which is equal to the number of days from the date of issuance of the Bridge Notes to the “Outside Date” (July 31, 2021), as defined in the Business Combination Agreement, in order to illustrate the maximum number of shares of Class A common stock issuable to the Bridge PIPE Investors pursuant to subscription agreements.

(3-B) Reflects the removal of $10,600 thousand of principal from the current portion of long-term debt, as well as the removal of $275 thousand of accrued interest included in Accrued Expenses, and the addition of both such balances to equity to reflect that, pursuant to the terms of the Subscription Agreements with the Bridge PIPE Investors and the Bridge Notes, at the Closing of the Business Combination, the obligations represented by the Bridge Notes will be applied as consideration for the shares of common stock issuable to the Bridge PIPE Investors.

4.	Show the impact of $42,500 thousand in proceeds from the Closing PIPE Investment in shares of common stock.

5.	Reflects the impact of $10,550 thousand in estimated additional non-recurring transaction fees and expenses of Andina and Stryve in connection with the proposed transaction.

6.	Remove existing convertible debt ($8,254 thousand) and the associated accrued interest ($654 thousand) balances as of March 31, 2021 from Stryve’s Balance Sheet, as these securities are not a part of the proposed transaction. This existing convertible debt will stay at Stryve Holdings and convert into the equity of Stryve Holdings upon the Closing of the sale of Stryve Foods, LLC to Purchaser.

7.

The Business Combination Agreement includes an affirmative covenant requiring Stryve and the Seller to use commercially reasonable efforts to consummate a sale of Stryve’s Madill, OK production facility and to secure a long-term lease thereof (a “sale and leaseback transaction”) on terms described in the Business Combination Agreement prior to the Closing. Adjustment 7 shows the impact of Stryve executing a sale and leaseback transaction using the financing method. The sale of the facility assumes a price of $7,500 thousand, resulting in $7,343 thousand of net cash proceeds. The lease includes base rent of approximately $60 thousand per month over an initial term of 12 year.

Pro Forma Consolidated Balance Sheet adjustments related to sale and leaseback transaction:

(7-A) – Stryve books $7,500 thousand of cash proceeds reflecting the gross purchase price, as well as a Financing Obligation of $7,500 thousand.

(7-B) – Stryve reduces cash by $157 thousand and books $157 thousand of expenses (inclusive of one month’s rent), which were required to be paid upon closing of the sale and leaseback transaction.

(7-C) –This adjustment reflects the use of $7,163 thousand of the net cash proceeds to pay down existing third-party debt on Stryve’s March 31, 2021, Balance Sheet.

Pro Forma Consolidated Statement of Operations adjustments related to sale and leaseback transaction:

(7-D) – This adjustment shows the impact of entering into a long-term lease, classified as an operating lease, for the Madill, OK production facility, with annualized rental payments of $720 thousand, which will be booked as interest expense over the term of the operating lease. The interest expense booked for the three-month period ending March 31, 2021, is $180 thousand and the interest expense booked for the year ended December 31, 2020, is $720 thousand.

8.	Eliminate Ordinary Shares Subject to redemption from Andina’s Balance Sheet at March 31, 2021. Balance at March 31, 2021 of $13,543 thousand.

9.	Shows the impact of no redemptions occurring from Andina’s trust account and the trust account balance of $13,543 thousand moving from Marketable Securities to Cash.

10.	Shows the impact of 100% redemptions occurring form Andina’s trust account reducing the Marketable Securities account by the full trust balance of $13,543 thousand and reducing Members Equity by the same amount.

11.	For Pro Forma purposes, Members’ Capital is reclassified to Common Stock and paid in capital based on the number of shares outstanding at the date of closing.

3. Summary of pro forma shares issued and outstanding immediately after the Business Combination

The following table presents selected pro forma information after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement, presented under two scenarios:

  ● Assuming No Redemptions: As further described above, this presentation of a “minimum” redemption scenario assumes that none of the Public Shareholders exercise redemption rights with respect to their Public Shares.

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  ● Assuming Maximum Redemptions: As further described above, this presentation of a “maximum” redemption scenario assumes that all of the Public Shareholders exercise redemption rights with respect to their Public Shares.

The following summarizes the pro forma shares issued and outstanding immediately after the Business Combination:

		Company Shares Post-Business Combination(6)
	Andina Shares	Assuming No Redemptions			Assuming Maximum Redemptions
	Pre-Business Combination	Adjustments	Pro Forma		Adjustments	Pro Forma

Andina Ordinary Shares	4,417,096	(1,350,000)		(1)	(1,350,000)		(1)
		1,099,750		(2)	1,099,750		(2)
		5,609,398		(3)	5,609,398		(3)
					(1,322,096)		(4)
Pro Forma Basic - Class A Common Stock			9,776,244			8,454,148

Pro Forma Basic – Seller Class A Common Stock (as exchanged)			11,556,221	(5)		11,556,221	(5)

Pro forma Basic – Class A Common Stock and Seller Class A Common Stock (as exchanged)			21,332,465			20,010,369

(1) Maximum number possible of Insider Shares forfeitures contemplated by the Insider Forfeiture Agreement as of the Closing.

(2) Class A Common Stock issued to Public Right holders and Private Right holders at Closing, taking into account forfeiture of Private Rights pursuant to the Insider Forfeiture Agreement.

(3) Closing PIPE Investment is consummated in accordance with its terms and the Bridge PIPE Investment is consummated in accordance with its terms, with Andina issuing 5.61 million Class A Common Stock to the PIPE Investors.

(4) Maximum number of Public Shareholders that can exercise their redemption rights in connection with the Closing of the Business Combination.

(5) Estimated number of Class A Common Stock issuable to the Seller upon exchange of Seller Consideration Units and shares of Class V Common Stock for shares of Class A Common Stock, subject to the terms and conditions of the Exchange Agreement and other applicable agreements related to the Business Combination.

(6) The information in the table above does not include shares underlying the Public Warrants or Private Warrants. Please also see other assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages.”

INFORMATION ABOUT ANDINA

Introduction

Andina is a blank check company incorporated on July 29, 2016 as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. Andina has generated no operating revenues to date and will not generate operating revenues until consummating an initial business combination. Public Shareholders have voted to extend Andina’s deadline to complete an initial business combination on three separate occasions. The current deadline to complete an initial business combination is July 31, 2021.

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Significant Activities Since Inception

On January 31, 2019, Andina consummated its IPO of 10,800,000 Units, which included a partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at $10.00 per Unit, generating gross proceeds of $108,000,000.

In connection with Andina’s organization, a total of 2,875,000 Ordinary Shares were sold to Andina’s initial shareholders for an aggregate purchase price of $25,000. The 2,875,000 shares included an aggregate of up to 375,000 Ordinary Shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that Andina’s initial shareholders would own 20% of the issued and outstanding shares after the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option to purchase an additional 800,000 Units, 175,000 shares were forfeited, resulting in an aggregate of 2,700,000 shares issued and outstanding following the IPO.

Simultaneously with the closing of the IPO, the Company consummated the sale of 395,000 Private Units at a price of $10.00 per Private Unit in a private placement to certain shareholders, or their affiliates and the underwriters, generating gross proceeds of $3,950,000.

Following the closing of the IPO on January 31, 2019, an amount of $108,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Units was placed in the Trust Account, until the earlier of: (i) the consummation of a business combination or (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Current Charter to modify the substance or timing of Andina’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial business combination within the required time period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if the Company is unable to complete an initial business combination within the required time period, subject to applicable law.

After the payment of underwriting discounts and commissions and approximately $500,000 in expenses relating to the IPO, approximately $750,000 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by Andina for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 10, 2021, there was approximately $13.54 million in marketable securities held in the Trust Account and $75,688 of cash held outside the Trust Account available for working capital purposes.

Extension of Time to Complete a Business Combination

Andina initially had until July 31, 2020 to complete a business combination. On July 29, 2020, Andina held a special meeting pursuant to which the Public Shareholders approved extending the date by which Andina had to complete a business combination (the “July 2020 Extension”) from July 31, 2020 to October 31, 2020 (or December 31, 2020 if Andina had executed a definitive agreement for a business combination by October 31, 2020). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 4,303,096 Ordinary Shares. As a result, an aggregate of $44,063,656 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders and 9,591,904 Ordinary Shares were issued and outstanding at September 30, 2020.

On October 28, 2020, Andina held a special meeting pursuant to which Andina’s shareholders approved extending the date by which Andina had to complete a business combination (the “October 2020 Extension”) from October 31, 2020 to January 31, 2021 (or April 30, 2021 if Andina had executed a definitive agreement for a business combination by January 31, 2021). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 5,174,508 Ordinary Shares. As a result, an aggregate of $52,996,135 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders and 4,417,396 Ordinary Shares were issued and outstanding at December 31, 2020.

On January 27, 2021, Andina held a special meeting pursuant to which Andina’s shareholders approved extending the date by which Andina had to complete a business combination from January 31, 2021 to April 30, 2021 (or July 31, 2021 if Andina had executed a definitive agreement for a business combination (the “January 2021 Extension”) by April 30, 2021). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 300 Ordinary Shares. As a result, an aggregate of $3,073 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders and 4,417,096 Ordinary Shares were issued and outstanding at March 31, 2021.

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Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Andina acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for Andina’s initial business combination, although Andina may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The fair market value of the target will be determined by the Andina Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Andina will not be required to obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, as to the fair market value if the Andina Board independently determines that the target business complies with the 80% threshold. The Public Shareholders will be relying on the business judgment of the Andina Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As of the date of the execution of the Business Combination Agreement, the balance of the funds in the trust were approximately $13.54 million, and 80% thereof represents $10.8 million. Stryve enterprise valuation was negotiated at $130 million, and the expected enterprise valuation of the Business Combination was estimated at approximately $170 million based on a comparable company analysis. Therefore, Andina’s Board determined that this requirement was met.

If Nasdaq delists Andina’s securities from trading on its exchange, Andina would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of the Business Combination

Andina is seeking Public Shareholder approval of the Business Combination at the Special Meeting and, in connection with such meeting, Public Shareholders may redeem their Ordinary Shares for cash in accordance with the procedures described in this prospectus. Such redemption rights will be effected under the Current Charter and the laws of the Cayman Islands. Andina’s Insiders and its directors and officers have agreed in the Insider Letter Agreement (i) to vote the Insider Shares and any other Ordinary Shares owned by the Insiders, or Andina’s directors and officers, in favor of the Business Combination; and (ii) to not redeem any Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination. The purchasers of the Private Units have also agreed to vote their Ordinary Shares in favor of any proposed business combination. Insiders own approximately 70.1%) of Andina’s total outstanding Ordinary Shares, meaning that, assuming that all Insiders are present at the Special Meeting and vote their shares, the Insiders can approve the Business Combination)

Andina will complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) only if Andina has net tangible assets of at least $5,000,001 upon such consummation and, solely if Andina obtains approval from a majority of the issued and outstanding Ordinary Shares. Andina chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act. Further, it is a condition to Closing, which Stryve may waive, that Andina have cash and cash equivalents, including funds remaining in the Trust Account and the proceeds of any PIPE Investment, after giving effect to the payment of Andina’s unpaid expenses and liabilities, of an amount equal to (i) $19,000,000 less (ii) gross proceeds received by Stryve from the Bridge Notes (including as a result of satisfaction or offset). For more information related to this condition, please refer to the section entitled “Risk Factors — Risks Related to Andina” for more information. If the condition above is (1) not waived by Stryve; (2) Andina is unable to satisfy such condition, including with funds from the PIPE Investment, and (3) Andina is not able to secure additional third-party financing in order to meet the condition, Andina may not be able to consummate the Business Combination with Stryve and it may not be able to locate another suitable target prior to July 31, 2021, if at all. Public Shareholders may therefore have to wait until after July 31, 2021 in order to be able to receive a pro rata share of the Trust Account.

Redemption Rights

In connection with the Special Meeting, Public Shareholders (but not Andina’s Insiders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they vote for or against the Business Combination, for the Redemption Price. Notwithstanding the foregoing, Andina’s Insiders have agreed, pursuant to the Insider Letter with us, not to exercise their rights to redeem any Public Shares held by them for the Redemption Price Account. Redemption rights of Public Shareholders, if properly exercised in the manner described in this prospectus will be effected under the Current Charter and Cayman Islands law. At the Special Meeting, Public Shareholders have the ability to vote against the Business Combination and not seek redemption of their Public Shares.

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Andina’s Insiders, directors and officers will not have redemption rights with respect to any Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket. Additionally, the purchasers of the Private Units will not have redemption rights with respect to any Ordinary Shares owned by them.

Pursuant to Andina’s Current Charter, a Public Shareholder may request that Andina redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that Andina may not redeem such shares to the extent that such redemption would result in Andina having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:

(a)	holds Public Shares or holds Public Shares through units and elects to separate such units into the underlying Public Shares, warrants and rights prior to exercising redemption rights with respect to the Public Shares; and
(b)	prior to [ ], Eastern Time on [____], 2021 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Andina’s Transfer Agent, that Andina redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Holders of units must elect to separate the underlying Public Shares, warrants and rights prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares, warrants and rights, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.

Any request for Redemption, once made by a Public Shareholder, may be not be withdrawn once submitted to Andina unless the Andina Board determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). You may make such request by contacting Andina’s Transfer Agent.

Any corrected or changed written demand of redemption rights must be received by Andina’s Secretary two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Andina’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Andina does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

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If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, Andina will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your Andina shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Andina warrants or rights. Your Andina warrants and rights will continue to be outstanding following a Redemption of your Public Shares and will become exercisable, in the case of warrants, or will become rights to receive Class A Common Stock, in the case of rights, in connection with the completion of the Business Combination. Holders of Private Units have waived redemption rights in connection with the Business Combination.

If the initial business combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Ordinary Shares for the applicable pro rata share of the Trust Account. In such case, Andina will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.

Limitation on Redemption Rights

In connection with the Business Combination a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking conversion of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. Andina believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to convert their shares as a means to force us or Andina’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its conversion rights against an initial business combination if such holder’s shares are not purchased by us or Andina’s management at a premium to the then-current market price or on other undesirable terms. By limiting Andina’s shareholders’ ability to convert no more than 15% of the shares sold in the IPO, Andina believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block Andina’s ability to complete Andina’s initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that Andina has a minimum net worth or a certain amount of cash. However, we would not be restricting Andina’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against Andina’s initial business combination.

Redemption of Public Shares if No Business Combination

If Andina does not complete a business combination by July 31, 2021, Andina will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay Andina’s tax obligations and less up to $100,000 of interest we may use for Andina’s working capital obligations, including any necessary liquidation or dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Andina’s remaining shareholders and Andina’s board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to Andina’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, Andina would be required to assess all claims that may be potentially brought against us by Andina’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that Andina will properly assess all claims that may be potentially brought against us. As such, Andina’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with Andina’s search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

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Each of Andina’s initial shareholders and the purchasers of the private units have agreed to waive its rights to participate in any liquidation of Andina’s Trust Account with respect to the insider shares, private shares and private warrants. There will be no distribution from the Trust Account with respect to Andina’s rights or warrants which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of Andina’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share distribution from the Trust Account would be approximately $10.24 (based on the Trust Account balance as of June 10, 2021).

The proceeds deposited in the Trust Account could, however, become subject to the claims of Andina’s creditors which would be prior to the claims of the Public Shareholders. Although Andina will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Andina’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, Andina’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

B. Luke Weil has agreed that, if we liquidate the Trust Account prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that he will be able to satisfy those obligations if he is required to do so. Accordingly, the actual per-share distribution could be less than $10.24 (based on the Trust Account balance as of June 10, 2021) due to claims of creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Andina’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that we will be able to return to the Public Shareholders at least $10.24 (based on the Trust Account balance as of June 10, 2021).

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Employees

Andina has three executive officers. These individuals are not obligated to devote any specific number of hours to Andina matters and devote only as much time as they deem necessary to Andina’s affairs. Andina does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of Andina’s management, there is no litigation currently pending or contemplated against Andina, any of Andina’s officers or directors in their capacity as such or against any of Andina’s property.

ANDINA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Andina’s financial condition and results of operations should be read in conjunction with Andina’s audited financial statements and the notes related thereto included elsewhere in this prospectus.

Overview

Andina is a blank check company formed on July 29, 2016 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Andina intends to effectuate its initial business combination using cash from the proceeds of the IPO and the sale of the Private Units, Andina’s capital stock, debt or a combination of cash, stock and debt.

Andina expects to continue to incur significant costs in the pursuit of our acquisition plans. Andina cannot assure Public Shareholders that the Andina Board’s plans to complete a business combination will be successful.

Recent Developments

On July 29, 2020, Andina held a special meeting pursuant to which the Public Shareholders approved extending the date by which Andina must complete a business combination from July 31, 2020 to October 31, 2020 (or December 31, 2020 if Andina had executed a definitive agreement for a business combination by October 31, 2020). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 4,303,096 Ordinary Shares. As a result, an aggregate of $44,063,656 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders

On October 28, 2020, Andina held a special meeting pursuant to which the Public Shareholders approved extending the date by which Andina has to complete a business combination from October 31, 2020 to January 31, 2021 (or April 30, 2021 if Andina had executed a definitive agreement for a business combination by January 31, 2021). In connection with the approval of the extension, Public Shareholders elected to redeem an aggregate of 5,174,508 Ordinary Shares. As a result, an aggregate of $52,996,135 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders and 4,417,396 Ordinary Shares were issued and outstanding at December 31, 2020.

On November 4, 2020, Andina announced the mutual termination of negotiations with EMMAC Life Sciences Limited regarding the proposed business combination between the parties.

On January 5, 2021, Andina received a written notice (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that Andina was not in compliance with Listing Rule 5620(a), due to Andina’s failure to hold an annual meeting of shareholders within twelve months of the end of Andina’s fiscal year end. The notice was only a notification of deficiency, not of imminent delisting. Andina held the 2020 general annual meeting on January 27, 2021. On February 2, 2021, Andina received a letter from Nasdaq indicating it had regained compliance with Listing Rule 5620(a).

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On January 27, 2021, Andina held a general annual meeting pursuant to which the Public Shareholders approved extending the date by which Andina had to complete a business combination from January 31, 2021 to April 30, 2021 (or July 31, 2021 if Andina had executed a definitive agreement for a business combination by April 30, 2021) (such date or later date, as applicable, the “Extended Date”). In connection with the approval of the extension, the Public Shareholders elected to redeem an aggregate of 300 Ordinary Shares. As a result, an aggregate of $3,073 (or approximately $10.24 per share) was released from our Trust Account to pay such shareholders and 4,417,096 Ordinary Shares are issued and outstanding as of the Record Date.

On January 28, 2021, Andina entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) Andina will re-domesticate as a Delaware corporation, (ii) Stryve conducted a Reorganization pursuant to which Seller became a holding company for Stryve, the former owners of Stryve became the owners of Seller, and Stryve retained all of its business, assets and liabilities, and became a wholly-owned subsidiary of Seller, (iii) Seller will contribute to Holdings, the equity interests of Stryve, in exchange for Holdings Class B Units and Class V Common Stock, and (iv) Andina will contribute all of our cash and cash equivalents to Holdings, after payment of our shareholders that elect to have their shares redeemed or converted in connection with the consummation of the Business Combination, in exchange for Holdings Class A Units, all upon the terms and subject to the conditions set forth in the Business Combination Agreement. Simultaneously with the execution of the Business Combination Agreement, the Company and Stryve entered into subscription agreements with investors for an aggregate of $42,500,000 at a price of $10.00 per share in a private placement in the Company (the “Closing PIPE Investment”), to be consummated simultaneously with the Closing of the Business Combination. Additionally, simultaneously with the execution of the Business Combination Agreement, the Company and Stryve entered into subscription agreements with the holders (the “Bridge Investors”) of $10,600,000 in unsecured promissory notes of Stryve (the “Bridge Notes”) where the obligations of Stryve under the Bridge Notes will be used to offset and satisfy the obligations of the Bridge Investors and the Bridge Investors will be issued shares of Class A Common Stock at a price of $8.00 per share (the “Bridge PIPE Investment” and, together with the Closing PIPE Investment, the “PIPE Investment”). Consummation of the Closing PIPE Investment is conditioned on the concurrent Closing of the Business Combination and customary closing conditions.

Results of Operations

Andina has neither engaged in any operations nor generated any revenues to date. Andina’s only activities through March 31, 2021 were organizational activities and those necessary to prepare for the IPO, described below, and, after the IPO, identifying a target company for a business combination. Andina does not expect to generate any operating revenues until after the completion of our business combination. Andina generates non-operating income in the form of interest income on marketable securities held in the Trust Account. Andina is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, Andina had a net loss of $1,472,407, which consists operating costs of $702,476 and change in the fair value of warrants liabilities of $770,250, offset by interest income on marketable securities held in the Trust Account of $319.

For the three months ended March 31, 2020, Andina had a net income of $333,179, which consists of interest income on marketable securities held in the Trust Account of $418,597, and an unrealized gain on marketable securities held in the Trust Account of $58,919. This income is offset by our operating costs of $144,337.

For the year ended December 31, 2020, Andina had a net loss of $583,689, which consists operating costs of $1,279,291, offset by interest income on marketable securities held in the Trust Account of $556,030 and an unrealized gain on marketable securities held in the Trust Account of $142. In addition, Andina received a $139,430 reimbursement of due diligence expenses that Andina incurred in connection with evaluating a potential business combination that did not materialize.

For the year ended December 31, 2019, Andina had net income of $1,762,447, which consists of interest income on marketable securities held in the Trust Account of $2,136,694 and an unrealized gain on marketable securities held in the Trust Account of $12,428, offset by operating costs of $386,675.

Liquidity and Capital Resources

On January 31, 2019, Andina consummated the IPO of 10,800,000 Units, which included a partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $108,000,000. Simultaneously with the closing of the IPO, Andina consummated the sale of 395,000 Private Units to certain initial shareholders and the underwriters at a price of $10.00 per Unit, generating gross proceeds of $3,950,000.

Following the IPO and the sale of the Private Units, a total of $108,000,000 was placed in the Trust Account. Andina incurred $3,204,451 in IPO related costs, including $2,700,000 of underwriting fees and $504,451 of other costs.

As of March 31, 2021, Andina had marketable securities held in the Trust Account of $13,542,749, which was held within a Treasury Institutional Fund. Interest income on the balance in the Trust Account may be used by us to pay taxes.

For the three months ended March 31, 2021, cash used in operating activities was $120,988. Net loss of $1,472,407 was impacted by interest earned on marketable securities held in the Trust Account of $319, a change in the fair value of warrant liabilities of $770,250 and changes in operating assets and liabilities, which provided $581,488 of cash for operating activities.

For the three months ended March 31, 2020, cash used in operating activities was $194,242. Net income of $372,679 was offset by interest earned on marketable securities held in the Trust Account of $418,598, an unrealized gain on marketable securities held in our Trust Account of $58,919, and changes in operating assets and liabilities, which used $49,905 of cash for operating activities.

For the three months ended March 31, 2021, cash flow from investing and financing activities was $3,073, withdrawn from Trust Account for redemption of Ordinary Shares. For Non-cash investing and financing activities, the change in value of shares subject to redemption was $5,682,236

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For the year ended December 31, 2020, cash used in operating activities was $254,332. Net loss of $583,689 was impacted by interest earned on marketable securities held in the Trust Account of $556,030, an unrealized gain on marketable securities held in the Trust Account of $142 and changes in operating assets and liabilities, which provided $885,529 of cash for operating activities.

For the year ended December 31, 2019, cash used in operating activities was $399,103. Net income of $1,762,447 was offset by interest earned on marketable securities held in the Trust Account of $2,136,694, an unrealized gain on marketable securities held in the Trust Account of $12,428 and changes in operating assets and liabilities, which used $4,352 of cash for operating activities.

Andina intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable) to complete our initial business combination. Andina may withdraw interest from the Trust Account to pay franchise and income taxes. To the extent that Andina’s equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Following the IPO, Andina entered into a letter agreement with a member of the Andina Board that provides for a success fee to be paid to such director upon consummation of a business combination with a target business introduced to us by such director in an amount equal to 0.6% of the total consideration paid by us in the transaction, subject to certain minimum and maximum amounts set forth in the agreement. The terms of this letter agreement do not apply to the Business Combination.

In addition, Andina entered into several letter agreements with unaffiliated third parties that provide for a success fee to be paid to each such third party upon consummation of a business combination with a target business introduced to Andina by such third party in amounts ranging from 0.75% to 1% of the total consideration paid by Andina in the transaction, subject to certain minimum and maximum amounts set forth in the various agreements. None of these letter agreements apply to the Business Combination.

Related to the business combination with Stryve, Andina entered into engagement letters with Cowen and Craig-Hallum, to be financial advisors and placement agent to the transaction, with an aggregate success fee of 2% of the transaction value, 6% fee of gross proceeds raised as agents and a capital markets advisory fee.

As of March 31, 2021, Andina had cash of $77,204 held outside of the Trust Account. Andina intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Andina may need to raise additional capital through loans or additional investments from the Insiders, an affiliate of the Insiders, or our officers or directors. Andina’s officers, directors and the Insiders, or their affiliates, may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet Andina’s working capital needs. Accordingly, Andina may not be able to obtain additional financing. If Andina is unable to raise additional capital, Andina may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Andina cannot provide any assurance that new financing will be available to Andina on commercially acceptable terms, if at all. These conditions raise substantial doubt about Andina’s ability to continue as a going concern through the Extended Date, which is the date Andina are required cease all operations except for the purpose of winding up if Andina have not completed a business combination.

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Off-Balance Sheet Financing Arrangements

Andina has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. Andina does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Andina has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Andina does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

Andina entered into an agreement to pay the joint book-running managers in our IPO as advisors in connection with a business combination to assist us in holding meetings with its shareholders to discuss the potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a business combination, assist us in obtaining shareholder approval for the business combination and assist us with its press releases and public filings in connection with the business combination. Andina will pay the joint book-running managers aggregate cash fees for such services upon the consummation of a business combination in an amount equal to $3,240,000 (exclusive of any applicable finders’ fees which might become payable), which fees shall be reduced to $1,620,000 (i.e., 1.5% of the total gross proceeds raised in the IPO), in connection with the Business Combination with Stryve. If a proposed business combination is not consummated for any reason during the 18-month period from the closing of the IPO (as such period may be extended), no fee will be due or payable to the advisors.

Andina entered into a letter agreement with a member of the Andina Board that provides for a success fee to be paid to such director upon consummation of a business combination with a target business introduced to us by such director in an amount equal to 0.6% of the total consideration paid by us in the transaction, subject to certain minimum and maximum amounts set forth in the agreement. This letter agreement does not apply to the Business Combination.

In addition, Andina entered into several letter agreements with unaffiliated third parties that provide for a success fee to be paid to each such third party upon consummation of a business combination with a target business introduced to us by such third party in amounts ranging from 0.75% to 1.0% of the total consideration paid by us in the transaction, subject to certain minimum and maximum amounts set forth in the various agreements. None of these letter agreements apply to the Business Combination.

Related to the business combination with Stryve, Andina entered into engagement letters with Cowen and Craig-Hallum, to be financial advisors and placement agent to the transaction, with an aggregate success fee of 2% of the transaction value and 6% fee of gross proceeds raised as agents.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Andina have identified the following critical accounting policies:

Ordinary Shares Subject to Redemption

Andina accounts for the Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Andina’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Ordinary Shares feature certain redemption rights that are considered to be outside of Andina’s control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of Andina’s balance sheets.

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Net Loss Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net loss per common share, basic and diluted for Ordinary Shares subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of Ordinary Shares subject to possible redemption outstanding for the period. Net loss per ordinary common share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to Ordinary Shares subject to possible redemption, by the weighted average number of shares of non-redeemable ordinary shares common stock outstanding for the period presented.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities rather than equity on a SPAC’s balance sheet.

Historically, our Private Warrants and Public Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). Some of the views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. After discussion and evaluation, including with our accounting advisor our registered public accounting firm and our audit committee, and taking into consideration the SEC Staff Statement, management has concluded that our Private Warrants should be presented as liabilities with subsequent fair value remeasurement.

Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the warrants initially was estimated using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

The change in accounting for the Private Warrants did not have any impact on our liquidity, cash flows, revenues or costs of operating our business and the other non-cash adjustments. The change in accounting for the Private Warrants does not materially impact the amounts previously reported for the Company’s cash and cash equivalents, investments held in the trust account, operating expenses or total cash flows from operations for any of these periods.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Andina’s financial statements.

INFORMATION ABOUT STRYVE

Overview

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products that Stryve believes can disrupt traditional snacking categories. Stryve’s mission is “to help Americans snack better and live happier, better lives.” Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks. Stryve offers all-natural, delicious snacks which it believes are nutritious and offer consumers a convenient healthy snacking option for their on-the-go lives.

Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari®, Braaitime®, and Vacadillos® brand names. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paelo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites which officially launched in 2020, as well as direct to consumer through the Amazon platform.

Stryve believes increased consumer focus in the U.S. on health and wellness will continue to drive growth of the nutritional snacking category and increase demand for Stryve’s products. Stryve has shown strong sales growth since its inception in 2017. Net revenues increased from $10.8 million in 2019 to $17 million in 2020. Stryve has made substantial investments since its inception in product development, establishing its manufacturing facility, and building its marketing, sales and operations infrastructure to grow its business. As a result, Stryve has reported net losses since its inception, with net losses of $5.8 million, $17.5 million and $23.4 million in the three months ended March 31, 2021 and in 2020 and 2019, respectively. While Stryve expects to begin operating profitably during 2021, it intends to continue to invest in product innovation and acquisition, improving its supply chain, increasing its manufacturing capacity, and expanding its marketing and sales initiatives to continue its growth.

Stryve’s Strengths

Aligned with consumer trends. Stryve believes that a number consumer trends in the U.S. will continue to drive the growth of the nutritional snacking category and increase the demand for Stryve’s products. These trends include:

●	greater consumer focus on health and wellness;

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●	nutrition guidance which recommends increased consumption of smaller, more frequent meals throughout the day;
●	preference for convenient, “better-for-you” snacks;
●	desire to reduce carbohydrate and sugar consumption; and
●	preference for snacks and other foods without additives or preservatives.

Stryve’s products are aligned with these trends, offering high protein content with limited ingredients, and contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. Stryve believes it products appeal to consumers interested in an active lifestyle who are seeking protein rich, low-carbohydrate snacking options, many of whom do not currently purchase meat snacks. Utilizing an MRI-Simmons 2018 Consumer Segmentation Study, Stryve believes that of the 183 million healthy snack seekers in the United States, only 25% had purchased a meat snack in the prior 12 months. Stryve believes that with increased marketing and consumer education, Stryve’s meat products will appeal to healthy snack seekers.

Scalable platform with an attractive market opportunity. Stryve has grown its revenues since inception through product and brand development, as well as acquisitions of complementary products. According to Statista, the U.S. healthy snacking market in 2022 is estimated to be approximately $110 billion. Stryve believes that it can leverage its relationships with its retail customers and distributors to launch new products, brands and brand extensions, increase consumer recognition, and continue to expand its healthy snacking platform.

Manufacturing capacity to support growth. By manufacturing its products, Stryve believes it can maintain pricing advantages against its competitors, achieve margins that support marketing spend, streamline innovation and new product development, and capitalize on potential private label opportunities. Stryve believes that its recently-constructed, state-of-the-art manufacturing facility can support revenues of up to $100 million with limited additional capital expenditures and is the only facility of scale with a full grant of inspection from the USDA to produce air-dried, never-cooked, shelf-stable meat snack products.

Experienced management team. Stryve has built an experienced team of industry veterans with collectively over 50 years of experience across multiple branded consumer product, food and nutrition categories. Stryve’s co-founder and Co-CEO, Joe Oblas, founded ProSupps USA, a sports nutrition brand, and co-founded Juice Stop, a smoothie company. Stryve’s co-founder and Chairman of the Board of Directors of Stryve, Ted Casey, was the founder and CEO of Dymatize Nutrition, a nutrition supplement company. Jaxie Alt, Stryve’s Co-CEO and Chief Marketing Officer, previously served as the Co-CMO of Dr Pepper Snapple Group with responsibility for growing a portfolio of brands in competitive categories. Alex Hawkins, Stryve’s Chief Operating Officer, has experience acquiring, growing, and exiting businesses as a Principal at Rosewood Private Investments, a private equity firm. Scott McCombs, Stryve’s CFO has significant experience leading finance and accounting functions of a variety of businesses most notably the years spent at 7-Eleven. Bruce Boettner, Stryve’s Chief Revenue Officer, previously served as the head of sales at Kashi, Evolution Fresh, and Humm Kombucha.

Data-driven direct-to-consumer business. Stryve has developed a substantial direct-to-consumer businesses for its brands using an in-house web fulfillment operation. By utilizing a data-driven approach to digital marketing, Stryve believes that it can more accurately target its ideal consumers.

Stryve’s Strategy

Focus on growing e-commerce. Stryve officially launched its Stryve.com direct-to-consumer business in the second quarter of 2020, and has sold its products directly to consumers through Amazon since 2018. Stryve has prioritized e-commerce as a key channel for growth, including international growth. Stryve’s uses focused targeted digital media to acquire, engage and retain consumers, including newsletters and discounts for initial and repeat consumer orders. E-commerce sales provide Stryve with higher margins, prompt payment, and the ability to test new product innovations. Total e-commerce sales grew from approximately $1.7 million in 2019 to approximately $6.2 million in 2020.

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Pursue growth in retail stores, private label opportunities and international distribution. Stryve has a strong presence at leading retailers, including Wal-Mart, Aldi, CVS, 7-Eleven and others. Stryve is working to expand its retail customer base store penetration across the food, multi-outlet and convenience segments, as well as expanding the number of products available for sale at retail locations by adding additional product flavors. Stryve is also working to grow its private label business with retail customers, which can support Stryve’s efforts to place its branded products in those customers’ locations. In addition, Stryve may seek to develop relationships with international partners to expand its product sales outside the U.S. beyond its current limited distribution in Canada and Mexico.

Leverage manufacturing capacity and existing platform to expand and strengthen product offerings. Stryve believes that its recently-constructed manufacturing facility is the largest air-drying meat facility operating in the U.S., and one of only a limited number of such facilities approved by the USDA. The limited number of other USDA-approved facilities currently provides a barrier to entry for potential competitors to enter the air-dried meat snack category. Stryve plans to strengthen and expand its existing product offerings with new and innovative flavors and formats, simple ingredients, and packaging alternatives, to complement its current products and take advantage of its manufacturing capabilities. In addition, Stryve will continue to enhance, strengthen and expand its existing product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives.

Continue to introduce healthy snackers to meat snacks. Stryve’s target consumers are healthy snack seekers, including consumers seeking to stay fit or diet, as well as runners, cyclists, and on-the-go families, many of whom are non-participants to the meat snack category. Stryve believes it can use social media as a cost-effective way to educate, attract and retain these consumers, utilizing targeted digital marketing, directed advertising and promotions, and informational videos. Through these efforts, Stryve is working to create a loyal group of healthy snack seeker consumers.

Stryve’s Brands and Products

Stryve’s flagship product is air-dried beef, which is marketed and sold under the Stryve®, Kalahari®, Braaitime® and Vacadillos® brand names. Stryve currently produces two forms of air-dried meat: biltong and carne seca which were both developed hundreds of years ago in South Africa and Latin America, respectively. Stryve’s biltong generally consists of high-quality beef that is primarily sourced, purchased, seasoned, dried and packaged in the United States. Stryve’s air-dried process ensures that its beef always retains full flavor and tenderness. Stryve’s products are not injected with any sugar-laden marinades or preservatives and are never cooked or dehydrated over high heat like beef jerky products. All of Stryve’s products are manufactured in the United States at its manufacturing facility in Madill, Oklahoma, with the exception of the use of a U.S. co-manufacturer who manufactured Kalahari products prior to Stryve’s acquisition of Kalahari in December 2020. Beginning in January 2021, Stryve began manufacturing of legacy Kalahari products to its Madill, Oklahoma facility.

Stryve also produces meat sticks, chili bites and, with the acquisition of Kalahari, meat crisps. In 2020, Stryve launched its carne seca products, which is Latin America’s version of air-dried meat, under the Vacadillos® brand name. Stryve expects these flavorful products to appeal to the roughly 60 million Hispanics in the U.S.

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Stryve® Branded Products

The Stryve® brand is Stryve’s top-selling flagship biltong brand.

Stryve® Whole Biltong Slabs. Biltong slabs are whole slabs of lean beef that consumers can slice to their desired thickness, and are perfect for sharing as a part of a charcuterie board. Stryve® original biltong slabs are available in an eight ounce package, and each one- ounce serving contains 16 grams of protein, zero grams of sugar and zero grams of carbohydrates.

Stryve® Sliced Biltong. Biltong slabs are sliced and packaged for an on-the-go healthy snack. Stryve® sliced biltong won the 2020 ChefsBest Award for Excellence, which is awarded to brands that surpass quality standards established by chefs. Stryve® sliced biltong is available in regular and grass-fed beef options in a variety of different flavors, including original, hickory, cajun, peppered, spicy peri peri, teriyaki, zesty garlic and mesquite bbq. Each one-ounce serving of Stryve® sliced biltong contains 16 grams of protein, zero grams of sugar and zero grams of carbohydrates.

Stryve® Biltong Sticks. Biltong sticks are biltong turned into sticks to provide consumers with the “snap” similar to commercial beef jerky, but without the junk. Stryve® biltong sticks are available in regular, mini and bite size options in a variety of different flavor options, including original, spicy peri peri, hatch green chile and mesquite bbq. A regular size one-ounce Stryve® biltong stick and each one-ounce serving of Stryve® biltong mini stick and bites contain 14 grams of protein, zero grams of sugar and zero grams of carbohydrates.

Kalahari ® Products

Kalahari® is a brand that Stryve acquired in December 2020.

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Kalahari Biltong®. Kalahari Biltong® is available in original, spicy peri peri, garlic and chili lime flavors. Each two- ounce bag of Kalahari Biltong® contains160 calories, 32 grams of protein, and zero grams of sugar.

Kalahari Crisps®. Kalahari Crisps® are crunchy, air dried beef chips that are crafted from slow-roasted thin slices of beef. Kalahari Crisps® are available in original, rosemary citrus, and southwest verde flavors. Each one- ounce bag of Kalahari Crisps® contains 100 calories, 20 grams of protein, and zero grams of sugar.

Vacadillos® Products

Stryve recently created and launched its Vacadillos® carne seca products that are targeted at Hispanic consumers. Carne seca is a Latin American version of air-dried beef.

Vacadillos® Carne Seca. Vacadillos® Carne Seca is steak that is sliced, seasoned with various spices and flavors, including chiles and lime, air-dried, and sliced into lean strips. In Latin cultures, it is eaten as a snack and used in cooking. Vacadillos® Carne Seca is available in both chile lime and habanero flavors. Each two-ounce serving of Vacadillos® Carne Seca contains 15 grams of protein, and zero grams of sugar.

Braaitime® Products

Braaitime® is a biltong brand acquired by Stryve and originally created by Warren Pala, Stryve’s Chief Manufacturing Officer, when he came to the United States from South Africa. Braaitime® products are available exclusively online.

Braaitime® Biltong Slabs. Braaitime® biltong slabs are available with lean meat or with fat and are available in original, peri peri and garlic flavors. A one-ounce serving of Braaitime® lean biltong slabs contains 80 calories, 15 grams of protein, zero grams of sugar, and 1 gram of carbohydrates.

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Braaitime® Sliced Biltong. Braaitime® biltong slabs are sliced and packaged for an on-the-go healthy snack. Braaitime® sliced biltong is available in original, peri peri, cajun, garlic and parsley, and BBQ flavors. A one-ounce serving of Braaitime® sliced biltong contains 80 calories, 15 grams of protein, zero grams of sugar, and 1 gram of carbohydrates.

Braaitime® Droëwors. Braaitime® droëwors are meat sticks made with the same beef as the biltong, except that droëwors are sliced and rolled into 4-inch sticks prior to drying. Braaitime® droëwors are available in traditional, peri peri and hatch green chile flavors. A one-ounce serving of Braaitime® droëwors contains 100 calories, 14 grams of protein, zero grams of sugar, and 1 gram of carbohydrates.

Marketing, Advertising and Consumer Outreach

Stryve’s marketing strategy is focused on building brand awareness, driving product trials, and supporting repeat purchases using a disciplined approach to marketing spend. Stryve utilizes a combination of paid and earned media, intelligent e-mail and text campaigns, and shopper marketing programs to reach consumers.

Target Demographics

Stryve’s target consumers are “healthy snack seekers,” many of whom eat meat, but are not current participants in the meat snacks industry. Utilizing an MRI-Simmons 2018 Consumer Segmentation Study, Stryve estimates that of the 183 million healthy snack seekers in the United States, only 25% purchased a meat snack in the prior 12 months. Stryve believes that through their differentiated and innovative air dried meat products and marketing efforts they will be able to bring healthy snack seekers to Stryve’s products. Stryve has segmented healthy snack seekers group into five different sub-groups; fit and focused, disciplined and dieters, runners, cyclists, and the largest category, families in motion. Stryve believes that these groups have above average household income, read nutritional labels and are seeking healthy snacks for themselves and their families. Stryve believes there is significant opportunity to expand its marketing, education and product sales to healthy snack seekers who are not necessarily looking for a biltong meat snack, but are looking for health snacks that are high in protein with minimal sugar, protein rich, low in carbohydrates, are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives, are Keto and Paelo diet-friendly and are all natural.

Building Brand Awareness and Driving Product Trials

Stryve seeks to expand its consumer base and grow its business by educating consumers about its product benefits and taste in order to encourage product trials and support repeat purchases resulting in customer loyalty and value. Stryve uses a variety of marketing and advertising strategies to connect with consumers, including paid digital media, paid influencers, organic social media efforts and, following the COVID-19 pandemic restrictions, in-person product displays and sampling.

Stryve dedicates a substantial portion of its marketing and advertising spending to digital marketing channels. Stryve’s website, www.stryve.com, and each of its brand’s websites, contain information about biltong and how it is made, and nutritional information regarding the benefits of Stryve’s products. Stryve utilizes a data-driven approach in its e-commerce strategy, with specific consumer segmentation and messaging tailored for different audiences.

Stryve extensively uses social media and online platforms including Google, Instagram, Facebook, Twitter and LinkedIn. These platforms allow Stryve to directly reach desirable target audiences, offering product discounts and promotions, and educating consumers about the health benefits of its products. In addition, Stryve uses social media influencers and celebrities to amplify Stryve’s online marketing.

Stryve also maintains a blog on its website in order to educate consumers about its products, product recipes and health benefits. Consumers can sign up for newsletter emails on its website for access to information about its products and recipes. Stryve also seeks to build repeat purchases by using targeted discounts and promotions as well as information on product innovation through intelligent email flows, text messages and subscribe and save offerings.

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Manufacturing

Substantially all of Stryve’s products are manufactured in the United States at its manufacturing facility in Madill, Oklahoma. Stryve believes its manufacturing facility can be scaled with limited additional capital expenditures to supply approximately $200 million in product sales. Stryve believes that manufacturing its products supports higher margins and speed to market, and facilitates its ability to take advantage of private label opportunities.

Suppliers.  Stryve relies on a limited number of vendors to supply it with beef and other raw materials. Stryve does not have any formal contracts or agreements in place with any meat providers, and generally secures meat two months in advance of production in order to meet delivery requirements for its products. Stryve purchases the majority of its beef through beef brokers from suppliers located in the United States. Given the minimally processed nature of biltong production, the quality of the beef used in Stryve’s products is important. Currently, Stryve believes it can replace its current suppliers of beef without significant impact to its business. Currently, the availability of grass-fed beef in the United States can be scarce at times, and may require Stryve to seek such beef internationally to produce its grass-fed products. However, any disruption in the supply of beef could materially and adversely affect its business, financial condition and results of operations.

The other principal ingredients used to manufacture Stryve products include vinegar, flavoring and spices, packaging, and lamb casings. These ingredients are generally readily available in the market from many suppliers, Stryve believes that it can within a reasonable period of time make satisfactory alternative arrangements in the event of an interruption of supply.

Production Process.  Stryve believes that its manufacturing facility is the largest USDA approved air-dried meat manufacturing facility in the United States and that its extensive food safety procedures are proprietary. The manufacturing process for Stryve’s biltong products generally consists of spraying beef with vinegar, cutting it into slabs, mixing the slabs with spices, air-drying the meat, slicing and packaging finished products as follows:

Food Safety and Quality.  Stryve dedicates substantial resources to ensure that consumers receive safe, high quality food products, including, but not limited to, third-party testing programs. Stryve’s manufacturing facility has a SQF Level II Food Safety Certification by the Safe Quality Food Institute. Stryve’s facility is inspected daily by the USDA and other regulators such as state and local inspectors and is required to follow rigorous food safety guidelines. Stryve believes that the combination of USDA requirements for approving air-drying meat facilities and USDA restrictions on importing air-dried or uncooked meats into the United States, creates a barrier to entry for companies seeking to compete with Stryve’s products.

Quality Control. Stryve developed quality protocols and procedures with its products and unique manufacturing processes in mind. Stryve performs testing on every lot of production intended to ensure that its products match Stryve’s standards, including by conducting sampling at various times throughout the production process.

Storage & fulfillment. Stryve leases a portion of a distribution center in Farmers Branch, Texas, where it stores some finished product and conducts its direct-to-consumer web fulfillment operations. Stryve leases approximately 5,000 square feet of floor space within the Farmers Branch, Texas distribution center. Stryve fulfills the majority of its orders other than direct-to-consumer sales from its manufacturing facility in Madill, Oklahoma, using commercial freight carriers. Stryve fulfills certain orders by key customers through a retail consolidator. Stryve also partners with Amazon to fulfill its direct-to-consumer sales through the Amazon platform.

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Distribution

Stryve distributes its products through a number of channels:

Retailers. Stryve distributes, either directly or through a distributor, its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets. Sales to Stryve’s largest retailers, Aldi, Inc. and Walmart Inc. represented 26.0% and 12.8%, respectively, (approximately 63% of sales to Aldi being private label and approximately 37% of sales being branded product sales) of its sales during the year ended December 31, 2020. No other customer represented more than 10% of Stryve’s sales in 2020.

Direct-to-Consumer E-Commerce. Stryve launched its stryve.com direct-to-consumer business in the second quarter of 2020, and has sold its products on Amazon since 2018. Stryve has prioritized e-commerce as a key channel for growth. Stryve utilizes a data-driven approach to grow the e-commerce space with specific customer segmentation and messaging tailored for each audience. Stryve sells products directly to consumers through its websites, including Stryve.com, Eatbiltong.com, Vacadillos.com and Braaitime.com.

Private Label. Stryve also manufactures and sells its products under private labels for certain retailers, including Aldi, Inc.

International. Stryve currently distributes its products to a limited extent in Canada and Mexico through distribution partners. International sales represent an area for potential expansion

Product Innovation

Stryve seeks to capitalize on the capacity of its manufacturing facility by expanding its product line to include additional dried meat snack products and flavors and form varieties, and expanding into additional meat snack products. Stryve’s innovation strategy is based on its ongoing research into consumers’ healthy lifestyle, nutritional needs and preferences.

Intellectual Property

Stryve currently owns domestic and international trademarks and other proprietary rights that are important to its business. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained. Stryve believes the protection of its trademarks, domain names, trade dress and trade secrets are important to its success. Stryve protects its intellectual property rights by relying on a combination of trademark, trade dress and trade secret laws. Stryve also owns all of the recipes and specifications to its products.

Competition

Stryve competes in both retail and e-commerce channels with companies which make beef jerky and meat snacking products, as well companies as in the healthy snacking industry which sell meal replacement bars and other healthy snacks.

The snack industry is large and intensely competitive. In the meat snack market, Stryve’s competitors include Jack Links, Slim Jim, Tillamook, Country Archer, Chef’s Cut, Perky Jerky, Krave, The New Primal and others. In addition, the healthy snacking industry is fragmented and highly competitive, and includes makers of protein bars, protein shakes and other specialty healthy snacks. Competitive factors include product quality, taste, brand awareness among consumers, nutritional content, simpler and less processed ingredients, innovation, variety of snacks offered, grocery aisle placement, access to retailer shelf space, price, advertising and promotion, product packaging and package design.

Stryve’s current and potential competitors may offer products similar to its products, and a wider range of products than it offers, and may offer such products at more competitive prices than Stryve. Many of Stryve’s competitors have resources substantially greater than it has and sells brands that are more widely recognized than Stryve’s brands.

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Regulation and Compliance

Stryve, along with its brokers, distributors, ingredients and packaging suppliers, is subject to laws and regulations in the United States promulgated by federal, state and local government authorities. In the United States, the federal agencies governing the manufacture, distribution and advertising of products including, among others, the U.S. Federal Trade Commission (“FTC”), the U.S. Food and Drug Administration (“FDA”), the United States Department of Agriculture (“USDA”), the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only approve products, but also review the manufacturing processes and facilities used to produce these products before they can be marketed in the United States.

Stryve is subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including various laws and regulations relating to environmental protection and worker health and safety matters.

Food-Related Regulations

As a manufacturer and distributor of food products, Stryve is subject to a number of food-related regulations, including the Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder by the FDA and the Federal Meat Inspection Act and regulations promulgated thereunder by the USDA. This comprehensive regulatory framework governs the manufacture (including composition and ingredients), labeling, packaging and safety of food in the United States. The FDA:

●	regulates manufacturing practices for foods through its current good manufacturing practices regulations;
●	specifies the standards of identity for certain foods, including many of the products Stryve sells; and
●	prescribes the format and content of certain information required to appear on food product labels

Stryve is subject to the Food Safety Modernization Act of 2011, which, among other things, mandates that the FDA adopt preventative controls to be implemented by food facilities in order to minimize or prevent hazards to food safety. Stryve is also subject to numerous other federal, state and local regulations involving such matters as the licensing and registration of manufacturing facilities, enforcement by government health agencies of standards for its products, inspection of its facilities and regulation of its trade practices in connection with the sale of food products.

Stryve’s products are also subject to inspection prior to distribution, primarily by the USDA and the FDA. Stryve also participates in the USDA’s Hazard Analysis and Critical Control Points (“HACCP”) program or FDA’s Hazard Analysis and Risk-Based Prevention Controls (“HARPC”) program as applicable and are subject to the Sanitation Standard Operating Procedures and the Public Health Security and Bioterrorism Preparedness and Response Act of 2002.

Environmental Regulations

Stryve is subject to various state and federal environmental laws, regulations and directives, including the Food Quality Protection Act of 1996, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

Labeling Regulations

Stryve is subject to various labeling requirements with respect to its products at the federal, state and local levels. At the federal level, the USDA pre approves any labels that Stryve intends to use, additionally the FDA has authority to review product labeling, and the FTC may review labeling and advertising materials, including online and television advertisements, to determine if advertising materials are misleading. Stryve is also subject to various state and local consumer protection laws.

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Employees

As of May 1, 2021, Stryve employed approximately 128 employees, with 47 employees in corporate positions and 81 employed in manufacturing and warehousing. None of Stryve’s employees are subject to a collective bargaining agreement and Stryve believes its overall relations with its workforce is good.

Health and Safety: Stryve maintains a safety culture grounded on the premise of eliminating workplace incidents, risks and hazards. Stryve has created and implemented processes to help eliminate safety events by reducing their frequency and severity, and regularly reviews and monitors its performance. In response to the global novel coronavirus pandemic (“COVID-19” or “pandemic”), Stryve has implemented and continues to implement rigorous safety measures, increased sanitation, contract tracing, and contingency plans in all its facilities to ensure continuity of production and supply while maintaining its employees’ safety.

Talent and Development: Stryve’s management is focused on attracting the best talent, recognizing and rewarding their performance, while continually developing, engaging and retaining them. Stryve focuses on creating a strong team atmosphere that shares the company’s mission, vision and business goals while promoting a positive, engaging company culture. Stryve’s culture is built on five core values: passion, quality, innovation, teamwork, having fun and giving back. The Stryve talent and development philosophy promotes the understanding that everyone has a role to play in driving business results and that everyone is a leader regardless of title or position.

Property

Stryve leases its manufacturing facility in Madill, Oklahoma that it opened in 2019. The 52,000 square foot facility sits on approximately 18 acres of land, allowing for possible, future expansion. Stryve’s corporate headquarters are located in Plano, Texas. Stryve leases the property for this corporate office, which occupies approximately 6,600 square feet. In addition, Stryve leases a distribution facility in Farmers Branch, Texas, which occupies approximately 5,000 square feet, and an administrative facility in Cambridge, Massachusetts, which occupies approximately 1,900 square feet.

International

Currently, Stryve’s operations are solely in the United States. However, it sells a limited number of products internationally in Canada and Mexico that are shipped from its distribution facility in Texas.

STRYVE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Stryve’s financial condition and results of operations should be read in conjunction with Stryve’s consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect Stryve’s plans, estimates and beliefs. Stryve’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this prospectus. References in this section to the “Company,” “Stryve” “our,” “us” or “we” refer to Stryve Foods, LLC.

Overview

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products that Stryve believes can disrupt traditional snacking categories. Stryve’s mission is “to help Americans snack better and live happier, better lives.” Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks. Stryve offers all-natural, delicious snacks which it believes are nutritious and offer consumers a convenient healthy snacking option for their on-the-go lives.

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Stryve’s current product portfolio consists primarily of air-dried meat snack products marketed under the Stryve®, Kalahari® Braaitime® and Vacadillos® brand names. Biltong is a process for preserving meat through air drying that originated centuries ago in South Africa. Unlike beef jerky, Stryve’s all-natural air-dried meat snack products are made of beef and spices, are never cooked, contain zero grams of sugar, and are free of monosodium glutamate (MSG), gluten, nitrates, nitrites, and preservatives. As a result, Stryve’s products are Keto and Paelo diet friendly. Further, based on protein density and sugar content, Stryve believes that its air-dried meat snack products are some of the healthiest shelf-stable snacks available today.

Stryve distributes its products in major retail channels, primarily in North America, including grocery, club stores and other retail outlets, as well as directly to consumers through its e-commerce websites which officially launched in 2020, as well as direct to consumer through the Amazon platform.

Stryve believes increased consumer focus in the U.S. on health and wellness will continue to drive growth of the healthy snacking category and increase demand for Stryve’s products. Stryve has shown strong sales growth since its inception in 2017. Net revenues increased from $10.8 million in 2019 to $17.0 million in 2020. Stryve has made substantial investments since its inception in product development, establishing its manufacturing facility, and building its marketing, sales and operations infrastructure to grow its business. As a result, Stryve has reported net losses since its inception, with net losses of $5.8 million, $4.2 million, $23.4 million and $17.6 million in the three months ended March 31, 2021 and 2020 and in the year 2019 and 2020, respectively. Stryve intends to continue to invest in product innovation, improving its supply chain, enhancing its manufacturing capabilities, and expanding its marketing and sales initiatives to drive continued growth. Additionally, moving forward management anticipates additional expenses not experienced in 2019 or 2020 related to internal controls, regulatory compliance, and other expenses relating to its go-forward operations as a public company.

COVID-19

The COVID-19 pandemic presented certain challenges and opportunities for the Company in 2020. The unpredictable nature of the COVID-19 pandemic, with the uncertainty around vaccination, economic recovery, and customer demand within retailer distribution centers affected some retail partners’ willingness to reset distribution and bring on new products. As distribution resets are an important way for Stryve to secure new retail distribution for its products, this dynamic delayed Stryve’s entry into many retail locations. Additionally, COVID-19 created certain operational complexities that Stryve’s management sought to overcome by seeking to optimize its supply chain, and implementing safety measures including social distancing, mask requirements, and increased sanitation at its facilities. Largely, Stryve was successful at avoiding a disruption to its supply chain and operations through these measures and was able to maintain continuity of supply for its customers. Further, the Company positioned itself well with its robust DTC e-commerce strategy to drive continued growth despite the delays in retail distribution. Management anticipates that while there is still risk that certain retailers’ distribution rests may be affected by the pandemic that many of them will be conducting resets in 2021 as scheduled.

Results of Operations –Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of net sales for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

	Three Months Ended		Three Months Ended
	March 31, 2021		March 31, 2020
	(unaudited)		(unaudited)
(In thousands)		% of sales		% of sales
Net sales	$6,834	100.0%	$4,306	100.0%
Cost of goods sold	$4,157	60.8%	$2,683	62.3%
Gross profit	$2,678	39.2%	$1,622	37.7%

Operating Expenses
Selling and marketing expense	$3,848	56.3%	$2,364	54.9%
General and administrative expense	2,605	38.1%	270	6.3%
Operations expense	1,060	15.5%	387	9.0%
Salaries and wages	1,402	20.5%	1,907	44.3%
Depreciation and amortization expense	395	5.8%	270	6.3%
Loss on disposal of fixed assets	1	0.0%	0	0.0%
Total operating expenses	9,311	136.2%	5,198	120.7%
Income from operations	(6,633)	-97.0%	(3,575)	-83.0%

Other income (expense):
Interest income (expense)	(810)	-11.9%	(652)	-15.1%
Other income (expense)	1,682	24.6%	-	0.0%
Total Other Income/(Expense)	872	12.8%	(652)	-15.1%
Taxes	-	0.0%	-	0.0%
Net Loss	$(5,761)	-84.3%	$(4,228)	-98.2%

Net sales. Net sales increased by $2.5 million from $4.3 million during the three-month period ended March 31, 2020 to $6.8 million during the three-month period ended March 31, 2021. The primary drivers of the increase in net sales are the launch of a direct-to-consumer (“DTC”) e-commerce sales platform and increased sales of Stryve’s products to wholesale and private label accounts (which were on-boarded throughout 2020). Stryve drove growth through its targeted DTC e-commerce initiative, which generated $2.9 million in net sales in the first quarter of 2021 compared to $0.6 million in first quarter of 2020. Net sales to wholesale customers increased to $2.7 million in the first quarter of 2021 compared to $2.5 million in the first quarter of 2020. The following table shows the net sales of the Company disaggregated by channel for the three months ended March 31, 2021 and 2020.

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	Three Months Ended		Three Months Ended
	March 31, 2021		March 31, 2020
	(unaudited)		(unaudited)
(In thousands)		% of sales		% of sales
e-Commerce	$2,946	43.1%	$608	14.1%
Wholesale	$2,662	38.9%	$2,522	58.6%
Private Label	$1,227	17.9%	$1,175	27.3%
Net Sales	$6,834	100.0%	$4,306	100.0%

Cost of Goods Sold. Cost of goods sold increased by $1.5 million from $2.7 million in the first quarter of 2020 to $4.2 million in the first quarter of 2021, which was driven primarily by increased sales volume.

Gross Profit. Gross profit increased $1.1 million from $1.6 million in the first quarter of 2020 to $2.7 million in the first quarter of 2021. As a percent of net sales, gross profit was 39.2% in the first quarter of 2021, which represents an improvement from 37.7% in the first quarter of 2020. Three primary factors contribute to this improvement in profitability:

●	As described above, overall Net Sales increased by $2.5 million in the first quarter of 2021 compared to the same period in 2020 while Cost of Goods Sold only increased by $1.1 million over the same time period.

●	Stryve’s early investment in its production facility and automation provide it with excess capacity relative to its production volume in both periods. As a result, the Company was able to absorb the increasing net sales without having to materially increase its costs related to overhead and labor.

●	Stryve’s mix of business shifted from the first quarter of 2020 with the most recent quarter experiencing a greater emphasis on DTC e-commerce sales, which is consistent with Stryve’s growth plans. Selling directly to consumers provides a more attractive margin profile versus selling through wholesale distribution.

Operating Expenses.

●	Selling, and marketing expenses. Selling and marketing expenses increased by $1.5 million from $2.4 million in the first quarter of 2020 to $3.8 million in the first quarter of 2021. Through 2020, Stryve shifted the focus of its marketing spend away from in-person sampling events in favor of its DTC digital marketing efforts. This shift to the DTC digital marketing resulted in decreased expenses relative to in-person field sampling events of $0.2 million in the first quarter of 2020 compared to the first quarter of 2021 offset by incremental platform fees in the amount of $0.2 million. Additionally, Stryve increased its spend with respect to digital media, advertising, and paid search by $1.2 million in the first quarter of 2021 compared to the same period in 2020 in line with its growth plans.

●	Operations expenses. Operations expenses increased by $0.7 million from the first quarter of 2020 as compared to the first quarter of 2021. Expenses related to supplies, maintenance, and equipment also increased from the first quarter of 2020 compared to the first quarter of 2021 by $0.1 million due to increased shipping volumes. Additionally, the ramp of Stryve’s DTC web fulfillment operation contributed primarily to the increase in packaging expense and freight-out expense by an aggregate $0.6 million in the first quarter of 2021 compared to the first quarter of 2020. Stryve anticipates that these DTC web fulfillment expenses will proportionally track the activity of Stryve’s owned DTC website sales.

●	General and administrative expenses. General and administrative expenses increased $2.3 million from the first quarter of 2020 compared to the first quarter of 2021. This increase in large part is driven by a significant increase in professional service, consulting, and legal expenses related to the Company’s Business Combination which were $2.3 million in in the first quarter of 2021 compared to $0.1 million in in the first quarter of 2020. While management anticipates that Stryve will have increased professional services expenses by virtue of being a public company moving forward relative to 2020, management also believes that the expenses incurred in connection with the Business Combination during the three-months ended March 31, 2021 are not indicative of such costs moving forward and expects to establish a normalized level following the closing of the Business Combination.

●	Salaries and wages. Salaries and wages decreased $0.5 million from the first quarter of 2020 compared to the first quarter of 2021 falling from $1.9 million to $1.4 million. This decline in salaries and wages is largely attributable to the reduction in the Company’s nationwide field marketing staff in early 2020. For most of the first quarter of 2020, the field marketing program was the Company’s primary marketing initiative which was effective at driving consumer trial through in-store sampling events. However, Stryve’s management made the strategic decision in late 2019 to begin transitioning away from the labor-intensive field marketing program in favor of a more scalable data-driven digital marketing approach.

●	Depreciation and amortization. Depreciation and amortization increased $0.1 million from the first quarter of 2020 compared to the first quarter of 2021 and is primarily attributable to the timing of capital expenditures and dispositions of assets.

Operating Loss. Operating loss increased by $3.0 million from ($3.6) million in the first quarter of 2020 to ($6.6) million in the first quarter of 2021 and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit.

Interest Expense. Interest expense increased by $0.2 million from $(0.7) million in the first quarter of 2020 to $(0.8) million in the first quarter of 2021. The company raised additional debt capital to support the continued growth of the business and to support operations throughout 2020.

Net Loss. Net loss increased $1.5 million from $(4.2) million in first quarter of 2020 to $(5.8) million in the first quarter of 2021 and is primarily attributable to the Company’s increase in professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense, all of which is partially offset by growth in net sales and gross profit. Additionally, in January of 2021, the Company secured full forgiveness of its $1.7 million Paycheck Protection Loan (“PPP Loan”). The PPP Loan forgiveness was booked as other income in the amount of $1.7 million in first quarter of 2021.

Results of Operations –Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of net sales for the year ended December 31, 2020 compared to the year ended December 31, 2019.

	52 Week Period Ended		52 Week Period Ended
	December 31, 2020		December 31, 2019
	(audited)		(audited)
(In thousands)		% of sales		% of sales
Net sales	$17,002	100.0%	$10,770	100.0%
Cost of goods sold	$11,098	65.3%	$13,309	123.6%
Gross profit	$5,904	34.7%	$(2,539)	-23.6%

Operating Expenses
Selling and marketing expense	$8,786	51.7%	$6,712	62.3%
General and administrative expense	1,978	11.6%	2,521	23.4%
Operations expense	2,309	13.6%	1,955	18.2%
Salaries and wages	5,799	34.1%	6,818	63.3%
Depreciation and amortization expense	1,290	7.6%	1,090	10.1%
Loss on disposal of fixed assets	14	0.1%	462	4.3%
Total operating expenses	20,176	118.7%	19,558	181.6%
Income from operations	(14,272)	-83.9%	(22,097)	-205.2%

Other income (expense):
Interest income (expense)	(3,302)	-19.4%	(1,335)	-12.4%
Other income (expense) before income taxes	27	0.2%	-	0.0%
Total other income (expense) before income taxes	(3,275)	-19.3%	(1,335)	-12.4%
Taxes	-	0.0%	-	0.0%
Net income	$(17,547)	-103.2%	$(23,433)	-217.6%

Net sales. Net sales increased by $6.2 million from $10.8 million in 2019 to $17.0 million in 2020. The primary drivers of the increase in net sales are the launch of a direct-to-consumer (“DTC”) e-commerce sales platform and increased sales of Stryve’s products to wholesale and private label accounts (which were on-boarded throughout 2019). Stryve drove significant growth through its targeted DTC e-commerce initiative, which generated $7.1 million in net sales in 2020 compared to $1.7 million in 2019. In particular, management launched its Stryve.com DTC strategy in April 2020 generating $3.3 million in 2020, relative to only $0.02 million in 2019. Sales of private label products increased to $3.3 million in 2020 compared to $1.9 million in 2019. The following table shows the net sales of the Company disaggregated by channel for the years ended December 31, 2019 and 2020.

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	Year Ended		Year Ended
	December 31, 2020		December 31, 2019
(In thousands)		% of sales		% of sales
e-Commerce	$7,147	42.0%	$1,610	14.9%
Wholesale	$6,598	38.8%	$7,229	67.1%
Private Label	$3,257	19.2%	$1,931	17.9%
Net Sales	$17,002	100.0%	$10,770	100.0%

Cost of Goods Sold. Cost of goods sold decreased by $2.2 million from $13.3 million in 2019 to $11.1 million in 2020 which was driven in large part by three primary factors:

●	During 2019, the Company transitioned and consolidated all production operations to its newly built Madill, Oklahoma production facility. As part of this process, the Company was required to undergo an extensive food safety validation process with the USDA, which among other things resulted in significant product testing fees and destroyed product costs that did not recur in 2020.

●	Throughout 2020 Stryve utilized a continuous improvement philosophy and made several process enhancements that helped to provide improved manufacturing yields and minimize waste.

●	Consistently through 2019 and 2020 Stryve looked for ways to incorporate greater automation throughout its manufacturing facility. As a result, the Company’s direct labor costs improved year-over-year by $0.6 million despite significantly increased production volume.

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Gross Profit. Gross profit increased $8.4 million from $(2.5) million 2019 to $5.9 million in 2020. As a percent of net sales, gross profit for 2020 was 34.7% which represents a significant improvement from (23.6%) in 2019. Three primary factors contribute to this improvement in profitability:

●	As described above, overall Cost of Goods Sold decreased year-over-year by $2.2 million from 2019 to 2020 despite increased sales of $6.2 million over the same time period.

●	Stryve’s early investment in its production facility and automation provide it with significant excess capacity relative to its production volume in either 2019 or 2020. As a result, the Company was able to absorb the increasing sales of $6.2 million from 2019 to 2020 without having to materially increase its costs related to overhead and labor.

●	Stryve’s mix of business shifted from 2019 to 2020 with 2020 experiencing a greater emphasis on DTC e-commerce sales. Selling directly to consumers provides a more attractive margin profile versus selling through wholesale distribution.

Operating Expenses.

●	Selling, and marketing expenses. Selling and marketing expenses increased by $2.1 million from $6.7 million in 2019 to $8.8 million in 2020. From 2019 to 2020, the Company shifted the focus of its marketing spend away from in-person sampling events in favor of its DTC digital marketing efforts. Additionally, Stryve worked closely with sales brokers and marketing consultants in an effort to drive incremental distribution for its products which served to increase expense by $0.5 million from 2019 to 2020. Further, as Stryve increased its DTC sales on its own websites as well as through third-party sites, it incurred incremental platform fees in the amount of $0.3 million from 2019 to 2020.

●	Operations expenses. Operations expenses increased by $0.4 million from 2019 to 2020. While expenses related to supplies, maintenance, and equipment decreased from 2019 to 2020 by $0.3 million, the ramp of Stryve’s DTC web fulfillment operation contributed primarily to the increase in packaging expense and freight-out expense by an aggregate $0.8 million from 2019 to 2020.

●	General and administrative expenses, General and administrative expenses decreased $0.5 million from 2019 to 2020. This decrease in large part is driven by a reduction in professional service, consulting, and legal expenses which were $1.3 million in 2019 compared to $0.5 million in 2020. Separately, the Company’s bad debt reserve was increased by $0.6 million in 2020.

●	Salaries and wages. Salaries and wages decreased $1.0 million from 2019 to 2020 falling from $6.8 million to $5.8 million. This decline in salaries and wages is largely attributable to the reduction in the Company’s nationwide field marketing staff in early 2020. For most of 2019, the field marketing program was the Company’s primary marketing initiative which was effective at driving consumer trial through in-store sampling events. However, Stryve’s management made the strategic decision in late 2019 to begin transitioning away from the labor-intensive field marketing program in favor of a more scalable data-driven digital marketing approach.

●	Loss on disposal of fixed assets. Loss on disposal of fixed assets decreased by $0.5 million from 2019 to 2020 which was primarily attributable to the closure and consolidation of the operations of the Braaitime and Biltong USA manufacturing operations that occurred in 2019. These manufacturing operations were consolidated into Stryve’s current manufacturing facility in Madill, Oklahoma. Through the winddown of the legacy manufacturing operations, certain capitalized assets were disposed.

●	Depreciation and amortization. Depreciation and amortization increased $0.2 million from 2019 to 2020 and is primarily attributable to the timing of capital expenditures and dispositions of assets.

Operating Loss. Operating loss improved by $7.8 million from ($22.1) million in 2019 to ($14.3) million in 2020 and is primarily attributable to the Company’s increase in gross profit of $8.4 million over the same timeframe.

Interest Expense. Interest expense increased by $1.9 million from $(1.4) million in 2019 to $(3.3) million in 2020. The company raised additional debt capital to support the continued growth of the business and to support operations throughout 2019 and 2020.

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Net Loss. Net loss improved $5.9 million from $(23.4) million in 2019 to $(17.5) million in 2020. This improvement was driven primarily by improved gross profit of $8.4 million year-over-year while increasing Operating Expenses by only $0.6 million. This improvement was in part offset by an increased cost of capital, including $2.0 million more in interest expense over the same period.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Our management team uses EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA. We believe this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. Reconciliations between EBITDA and net income are below, and discussion regarding underlying GAAP results throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA. Stryve defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization.

The table below provides a reconciliation of EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the three months ended March 31, 2021 and 2020 and the years December 31, 2020 and 2019.

	Three Month Period Ended	Three Month Period Ended	Year Ended	Year Ended
	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
	(unaudited)	(unaudited)	(audited)	(audited)
(In thousands)
Net income (loss)	$(5,761)	$(4,228)	$(17,547)	$(23,433)
Interest expense	810	652	3,302	1,335
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	395	270	1,290	1,090
EBITDA	$(4,556)	$(3,305)	$(12,955)	$(21,008)

EBITDA. Stryve achieved EBITDA of ($4.6) million in the first quarter of 2021 compared to $(3.3) million in the first quarter of 2020, with the current quarter being negatively influenced by certain non-recurring expenses primarily related to the Business Combination and related transactions. Increased by $8.05 million from 2019 to 2020. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Liquidity and Capital Resources

Overview. Stryve has historically funded its operations with cash flow from operations, equity capital raises, and note payable agreements from shareholders, in addition to bank loans. Stryve’s principal uses of cash have been debt service, capital expenditures and working capital, and funding operations. For the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019, the Company has incurred net operating losses of $6.6 million, $3.6 million, $14.3 million and $21.4 million, respectively, and used cash in its operations of $8.2 million, $4.2 million, $15.8 million and $20.6 million, respectively. As of March 31, 2021 and 2020, the Company had a working capital deficit of $29.6 million and $6.4 million, respectively. The working capital deficit is driven in large part by the effect of the Bridge Notes, and the effect certain debt that was previously classified as long-term debt moving to current portion of long-term debt, both of mutes the effect of a $2.6 million increase in all other working capital accounts during the three months ended March 31, 2021.

On May 24, 2021, Stryve entered into a note purchase agreement with an accredited investor whereby Stryve sold an unsecured promissory note in the principal amount of $2.3 million having a 15% original issue discount to the purchase price, resulting in net proceeds of $2.0 million.  The promissory note accrues interest at a rate of 18% per annum starting on the 45th day following the issuance of the note and all principal and accrued interest is due at maturity.  The promissory note matures on the 45th day following the issuance of the note, subject to extension upon prior written notice by Stryve to the noteholder at the earlier of (i) the Closing of the transactions contemplated by the Business Combination Agreement and (ii) the 90th day following the issuance of the note.  Following the Closing of the transactions contemplated by the Business Combination Agreement, Stryve expects to refinance the amounts due under the promissory note.

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The Company’s continuation of operations is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis. The Company has $42.5 million of subscription agreements in the Closing PIPE Investment that is committed to be funded upon the consummation of the transactions contemplated by the Business Combination Agreement. Additionally, the Company issued Bridge Notes which will convert into PIPE proceed upon the closing of the Business Combination Agreement in the amount of $10.6 million for additional working capital. Although there can be no assurances, the Company believes that $42.5 million in the Closing PIPE Investment and cash from Andina’s trust account in connection with the Business Combination Agreement will be sufficient to fund the Company’s cash requirements for at least twelve months subsequent to the date of Closing of the transactions contemplated by the Business Combination Agreement.

The accompanying consolidated financial statements have prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The recurring losses, working capital deficiency and the dependency of closing the aforementioned transactions are factors that raise substantial doubt about the Company’s ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were made available.

Cash Flows. The following tables show summary cash flows information for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019.

	Three Month Period Ended	Three Month Period Ended	Year Ended	Year Ended
	March 31, 2021	March 31, 2020	December 31, 2020	December 31, 2019
	(unaudited)	(unaudited)	(audited)	(audited)
(In thousands)
Net cash provided by (used in) operating activities	$(8,300)	$(3,992)	$(15,786)	$(20,568)
Net cash provided by (used in) investing activities	(127)	(571)	(2,502)	(1,325)
Net cash provided by (used in) financing activities	9,716	4,520	18,823	21,538
Net increase (decrease) in cash and cash equivalents	$1,289	$(44)	$535	$(355)

Net Cash provided by (used in) Operating Activities. Net cash used in operating activities increased $4.3 million from $(4.0) million in the first quarter of 2020 compared to $(8.3) million in the first quarter of 2021. This increase is primarily attributable to the $1.5 million increase in net loss in the first quarter of 2021 as compared to the first quarter of 2020 as well as a $2.6 million increase in working capital accounts excluding current portion of long-term debt as well as $1.7 million in non-cash activity relating to the PPP Loan forgiveness. Net cash used in operating activities improved $4.8 million from $(20.6) million in 2019 to $(15.8) million in 2020. This improvement is primarily attributable to the $5.0 million decrease in net loss in 2020 as compared to 2019.

Net Cash provided by (used in) Investing Activities. Net cash used in investing activities decreased from $(0.6) million in the first quarter of 2020 to $(0.1) million in the first quarter of 2021, representing a $0.5 million decrease over the same period year over year. The decrease in the first quarter of 2021 is related to the timing of ordinary course capital expenditures in support of the Company’s manufacturing facility. Net cash used in investing activities increased to $2.5 million in 2020 from $1.3 million in 2019 representing a $1.2 million increase year over year. Notwithstanding ordinary course capital expenditures in support of the Company’s manufacturing facility, the increase is primarily attributable to the acquisition of the Kalahari assets which was completed in December of 2020.

Net Cash provided by (used in) Financing Activities. Net cash provided by operating activities generated $5.2 million more cash for the Company in the first quarter of 2021 compared to the first quarter of 2020. In the first quarter of 2020, the Company generated cash from financing activities of $4.5 million from a combination the issuance of convertible notes, short-term borrowings, and repayment of debt. In the first quarter of 2021, the Company generated cash from financing activities of $9.7 million from a combination of the issuance of the Bridge Notes, additional short-term borrowings, and repayment of debt. Net cash provided by operating activities generated $2.7 million less cash for the Company in 2020 relative to 2019. In 2019 the Company generated cash from financing activities of $21.5 million from a combination of a Series 2 Preferred equity raise, the issuance of convertible notes, short-term borrowings, and repayment of debt. In 2020, the Company generated cash from financing activities of $18.0 million from a combination of a Series 3 Preferred equity raise, the issuance of additional convertible notes, additional short-term borrowings, and repayment of debt.

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Debt and credit facilities. The information below represents an overview of the Company’s debt and credit facilities. Following the Closing of the transactions contemplated by the Business Combination Agreement, the Company expects to refinance all of its debt and debt facilities which are described in Note 9 to Stryve’s financial statements included herein. The Company’s continuation of operations is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis. The Company has $42.5 million of subscription agreements in the Closing PIPE Investment that is committed to be funded upon the consummation of the transactions contemplated by the Business Combination Agreement. Additionally, the Company issued Bridge Notes which will convert into equity upon the closing of the Business Combination Agreement in the amount of $10.6 million for additional working capital. Although there can be no assurances, the Company believes that $42.5 million in the Closing PIPE Investment, in addition to the Bridge Notes and the cash from Andina’s trust account in connection with the Business Combination Agreement will be sufficient to fund the Company’s cash requirements for at least twelve months subsequent to the date of Closing of the transactions contemplated by the Business Combination Agreement.

The Company’s outstanding indebtedness as of March 31, 2021, December 31, 2020 and 2019 is as follows:

	As of March 31,	As of December 31,	As of December 31,
	2021	2020	2019
Long term debt	$6,212	$5,678	$4,737
Short term debt	17,875	7,746	3,001
Related party notes payable	2,550	3,001	3,662
Convertible notes, net of subscriptions to members of the company	8,254	8,254	5,414
Payroll protection loan	-	1,670	-
Other notes payable	-	212	408
Line of credit	3,500	3,500	3,500
Total notes payable	38,392	30,061	20,722
Less: current portion	(28,679)	(22,650)	(2,558)
Less: line of credit	(3,500)	(3,500)	(3,500)
Notes payable, net of current portion	6,212	3,911	14,664
Deferred financing fees	(83)	(36)	-
Total notes payable, net	$6,129	$3,874	$14,664

Future minimum principal payments on the notes payable as of March 31, 2021, are as follows for the years ending December 31:

2021 (nine months)	$15,731,167
2022	862,239
2023	2,778,119
2024	149,093
2025	11,688
$19,532,306

Certain Factors Affecting Our Performance

Stryve’s management believes that the Company’s future performance will depend on many factors, including the following:

Ability to Expand Distribution in both Online and Traditional Retail Channels. Stryve is currently growing its consumer base through both paid and organic means both online as well as by expanding its presence in a variety of physical retail distribution channels. Online consumer acquisitions typically occur through the Company’s portfolio of DTC e-commerce websites and Amazon.com. The Company’s online consumer acquisition program includes paid and unpaid social media, search, and display media. Stryve’s products are also sold through a growing number of traditional retail channels where the Company has an opportunity to acquire new consumers. Traditional retail channels include grocery chains, natural food outlets, club stores, convenience stores, and drug stores, all either direct or through distribution partners.

Ability to Acquire and Retain Consumers at a Reasonable Cost. Stryve’s management believes an ability to consistently acquire and retain consumers at a reasonable cost relative to projected life-time value will be a key factor affecting future performance. To accomplish this goal, Stryve intends to strategically allocate advertising spend between online and offline channels favoring digital media, as well as emphasizing more targeted and measurable “direct response” digital marketing spend with advertising focused on increasing consumer awareness and driving trial.

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Ability to Drive Repeat Usage of Our Products. Stryve accrues substantial economic value from repeat consumers who consistently purchase its products either online or in traditional retail. The pace of Stryve’s growth rate will be affected by the repeat usage dynamics of existing and newly acquired customers. The Company utilizes a number of methods to drive repeat behavior including intelligent e-mail and text campaigns, targeted digital media, and subscribe and save incentives.

Ability to Expand Gross Margins. Stryve’s overall profitability will be impacted by its ability to expand gross margins through effective sourcing of raw materials, managing production yields, controlling labor and shipping costs, as well as spreading other production-related costs over greater manufacturing volumes.

Ability to Expand Operating Margins. The Company’s ability to expand operating margins will be impacted by its ability to effectively manage its fixed and variable operating expenses as net sales increase.

Ability to Manage Supply Chain and Expand Production In-line with Demand. Stryve’s ability to grow and meet future demand will be affected by its ability to effectively plan for and source inventory from a variety of suppliers located inside and outside the United States. Additionally, efficiently scaling production capacity ahead of growth in net sales will be critical to the Company’s meet future demand without disruption.

Ability to Optimize Key Components of Working Capital. Stryve’s ability to reduce cash burn in the near-term and eventually generate positive cash flow will be partially impacted by the Company’s ability to effectively manage the key components of working capital which have a direct impact on the cash conversion cycle.

Seasonality. Because Stryve is so early in its lifecycle of growth, it is difficult to discern the exact magnitude of seasonality affecting its business. Any evidence of seasonality is not clearly discernable from the Company’s historical growth. However, understanding potential trends in seasonality will be key in Stryve’s management of its expenses, liquidity, and working capital.

Key Financial Definitions

Net sales. Net sales consists primarily of product sales to Stryve’s customers less cost of promotional activities, slotting fees and other sales credits and adjustments, including product returns.

Cost of goods sold. Cost of goods sold consists primarily of the costs Stryve pays for raw materials (including beef protein and spices), packaging, production labor, and overhead at Stryve’s wholly owned manufacturing facility. Additionally, cost of goods sold contains certain food safety and quality assurance expenses including pathogen testing as well as other expenses related to the production of Stryve’s products. A small portion of Stryve’s cost of goods sold are derived from goods purchased from 3rd party suppliers and are largely related to non-food items (e.g., apparel).

Gross profit. Gross profit is net sales less cost of goods sold.

Operating expenses. Operating expenses consist primarily of selling and marketing expenses, general and administrative expenses, operations expenses, depreciation and amortization and other expenses. The following is a brief description of the components of Stryve’s operating expenses:

Selling and marketing. Selling and marketing expenses are comprised of advertising and marketing costs, broker commissions, sales consultants, and e-commerce platform fees.

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Operations expense. Operations expense is principally freight and postage associated with shipping, handling, and fulfillment of products from Stryve’s locations to the customer, as well as expenses associated with Stryve’s warehouse and fulfillment teams.

General and administrative. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Stryve’s business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

Salaries and wages. Salaries and wages is mostly comprised of compensation and benefits, payroll taxes, payroll processing fees, independent contractor fees, and severances, in all cases related to non-production employees.

Depreciation and amortization. Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

Loss (gain) on disposal of fixed assets. Loss (gain) on disposal of fixed assets represents the net loss or gain associated with the Company’s sale or disposition of fixed assets.

Income from operations. Operating income (loss) reflects gross profit less operating expenses.

Other income (expense). Other income (expense) consists of interest expense, and gains or losses on foreign currency transactions.

Income tax expense (benefit). Income tax expense (benefit) includes current and deferred federal tax expenses, as well as state and local income taxes. See “— Critical Accounting Policies — Income taxes.”

Net income (loss). Net income (loss) consists of income from operations less income tax expense plus income tax (benefit).

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

The following table summarizes Stryve’s expected material contractual payment obligations as of March 31, 2021.

	Payments due by period
(In thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Capital Leases	$52	$7	$21	$24	$-
Operating Leases	782	205	349	227	-
Short Term Debt	11,246	11,246	-	-	-
Long Term Debt	5,612	1,928	3,547	137	-
Related Party Debt	2,550	2,550	-	-	-
Total*	$20,242	$15,937	$3,917	$388	$-

* Excludes obligations related to the sale and leaseback transaction involving the Company’s manufacturing facility and Convertible Notes which are expected to be converted to equity.

On May 26, 2021, Stryve entered into a Purchase and Sale Agreement (“PSA”) with OK Biltong Facility, LLC (“Buyer”), an entity controlled by Ted Casey, pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”).  Under the terms of the PSA, Stryve agreed to sell its manufacturing facility and the surrounding property in Madill, Oklahoma (the “Real Property”).  The Sale and Leaseback Transaction was consummated on June 4, 2021 for a total purchase price of $7,500 thousand.  The consummation of the Sale and Leaseback Transaction provided Stryve with net proceeds (after transaction related costs) of approximately $7,343 thousand.  The net proceeds were used to pay down third party debt and for general corporate purposes.

In connection with the consummation of the Sale and Leaseback Transaction, Stryve entered into a lease agreement (the “Lease Agreement”) with Buyer pursuant to which Stryve leased back the Real Property from Buyer for an initial term of twelve (12) years unless earlier terminated or extended in accordance with the terms of the Lease Agreement. Under the Lease Agreement, Stryve’s financial obligations include base rent of approximately $60,000 per month, which rent will increase on an annual basis at two percent (2%) over the initial term and two-and-a-half percent (2.5%) during any extension term.  Stryve is also responsible for all monthly expenses related to the leased facility, including insurance premiums, taxes and other expenses, such as utilities.  Under the Lease Agreement, Stryve has three (3) options to extend the term of the lease by five (5) years for each such option and a one-time right and option to purchase the Real Property at a price that escalates over time and, if Buyer decides to sell the Real Property, Stryve has a right of first refusal to purchase the Real Property on the same terms offered to any third party.

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Quantitative and Qualitative Disclosures of Market Risks

Stryve’s future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. The balance sheet items that potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, and accounts payable. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral. The Company maintains cash balances in bank accounts that may, at times, exceed Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. The Company incurred no losses from such accounts and management considers the risk of loss to be minimal. As of March 31, 2021, the Company had cash balances in excess of FDIC coverage of approximately $1,392,000.

As of and for the three months ended March 31, 2021, customer and vendor concentrations in excess of 10% consolidated sales, purchases accounts receivable, and accounts payable are as follows:

	Sales	Purchases	Accounts Receivable	Accounts Payable
Customer A	16%		23%
Customer B	11%		11%
Customer C			11%
Vendor A				10%
Vendor B				11%

As of and for the year ending December 31, 2020, customer and vendor concentrations in excess of 10% consolidated sales, purchases accounts receivable, and accounts payable are as follows:

	Sales	Purchases	Accounts Receivable	Accounts Payable
Customer A	26%		24%
Customer B	13%
Customer C			40%
Vendor A				12%
Vendor B				11%
Vendor C		17%

Interest rate risk. Stryve is subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, are not currently but may be used for the purpose of managing fluctuating interest rate exposures that exist from Stryve’s variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of Stryve’s interest payments, and accordingly, Stryve’s future earnings and cash flows, assuming other factors are held constant. Additionally, changes in prevailing market interest rates may affect Stryve’s ability to refinance existing debt or secure new debt financing.

Foreign currency risk. Stryve is exposed to changes in currency rates as a result of its revenue generated in currencies other than U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. However, the operations that are impacted by foreign currency risk are less than 5% of Stryve’s net income (loss) for the three months ended March 31, 2021 and the 52-week period ended December 31, 2020 and therefore, the risk of this is insignificant.

Raw material risk. Stryve’s profitability depends, among other things, on its ability to anticipate and react to raw material costs, primarily beef. The price of beef and other raw materials are subject to many factors beyond Stryve’s control, including general economic conditions, inflation, cost of feed, demand, natural disasters, weather and other factors. Changes in the prices of beef and other raw materials could have a material impact on Stryve’s results of operations and financial conditions.

Inflation risk. While inflation may impact Stryve’s revenue and cost of services and products, Stryve believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

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Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with U.S. GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and comprehensive net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during, and as of, the reporting periods. These estimates, assumptions, and judgments are necessary and are made based on our historical experience, market trends and on other assumptions and factors that we believe to be reasonable under the circumstances because future events and their effects on our results of operations and value of our assets cannot be determined with certainty. These estimates may change as new events occur or additional information is obtained. We may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates or assumptions.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Accounts Receivable and Allowance for Doubtful Accounts, Returns, and Deductions. Accounts receivable are customer obligations due under normal trade terms. The Company records accounts receivable at their net realizable value, which requires management to estimate the collectability of the Company’s receivables. Judgment is required in assessing the realization of these receivables, including the credit worthiness of each counterparty and the related aging of past due balances. Management provides for an allowance for doubtful accounts and returns equal to the estimated uncollectable amounts, in addition to a general provision based on historical experience. Management provides for the customer deduction allowance based upon a general provision of 8% of sales in addition to known deductions. The estimates are based on collection experience and a review of current status of trade accounts. As of March 31, 2021, December 31, 2020 and 2019, the allowance for doubtful accounts and returns and deductions totaled $1,575,443, $1,603,069 and $688,046, respectively. Total bad debt expense for the three months ended March 31, 2021 and the years ending December 31, 2020 and 2019 was $85,598, $744,863 and $168,464, respectively. The increase in bad debt expense from 2019 to 2020 is primarily attributable to one customer’s unpaid invoices for which management reserved once they were deemed to be at risk of collectability as well as a general increase in sales. The following table represents a rollforward of the Company’s allowance for doubtful accounts, returns, and deductions.

	As of March 31,		As of December 31,
(In thousands)	2021	2020	2020	2019
Beginning Balance	$1,603	$688	$688	$50
Provisions	106	52	915	652
Write-Offs/ reversals	(134)	-	-	(14)
Ending Balance	$1,575	$740	$1,603	$688

Revenue Recognition. The Company manufactures and markets a broad range of protein snack products through multiple distribution channels. The products are offered through branded and private label items. The Company accounts for revenue from contracts with customers, which comprises substantially all of its revenue, through the following steps:

1)	Identification of the contract with a customer

2)	Identification of the performance obligations in the contract

3)	Determination of the transaction price

4)	Allocation of the transaction price to the performance obligations in the contract

5)	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company’s revenue derived from the sale of branded and private label products is considered variable consideration that is based on a fixed per item charge applied to a variable quantity of product. Generally, this variable consideration is recognized at the point in time when the customer obtains control of the product, which may occur upon either shipment or delivery of the product. The Company also maintains consignment arrangements whereby revenue is recognized upon sale of the product to the end customer. The payment terms of the Company’s contracts are generally net thirty to thirty-five days, although early pay discounts are offered to customers.

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The Company regularly experiences customer deductions from amounts invoiced due to product returns, product shortages and delivery nonperformance penalty fees. This variable consideration is estimated using the expected value approach based on the Company’s historical experience, and it is recognized as a reduction to the transaction price in the same period that the related product sale is recognized. In years prior to 2020, customer deduction amounts were insignificant and recognized when incurred.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to customers. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product to its customer.

The Company’s contracts generally do not include any material significant financing components.

The Company has elected the following practical expedients provided for in Topic 606, Revenue from Contracts with Customers.

1)	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

2)	The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

3)	The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

4)	The portfolio approach has been elected by the Company as it expects any effects would not be materially different in application at the portfolio level compared with the application at an individual contract level.

5)	The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Neither the type of good sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Inventory. Inventories consist of raw materials, work in process, and finished goods, and stated at lower of cost or net realizable value determined using the standard cost method, adjusted at each reporting date for price and efficiency variances. The Company reviews the value of items in inventory and provides write-downs and write-offs of inventory based on items no longer being utilized in operations, damaged, short-dated, or expired. Write-down and write-offs are included in cost of goods sold. Infrequent and significant write offs are included separately from cost of goods sold in loss on damaged inventory.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the acquisition of Biltong USA Inc., and Braaitime LLC in 2018. Goodwill is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”. Goodwill is reviewed and tested for impairment on a reporting unit level annually.

In January 2017, the FASB issued ASU 2017-03, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, effective for periods beginning after December 15, 2019, with an election to adopt early. The ASU requires only a one-step qualitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting unit’s carrying amount over its fair value. It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. A significant amount of judgment is required in estimating fair value and performing goodwill impairment tests. For the years ended December 31, 2020 and 2019, there was no impairment of goodwill.

Reporting Unit Analysis

The Company presents a single segment for purposes of financial reporting and prepared its consolidated financial statements upon that basis. The Company considered ASC 350-20-35-35 related to reporting unit determination and the aggregation of components into one reporting unit.

The economic characteristics considered were whether:

1)	The nature of the products and services are similar
2)	The type of class of customer for products and services are similar
3)	The methods used to distribute the products or provide the services are similar
4)	The manner in which an entity operates and the nature of those operations is similar

Currently, the Company has one reporting unit due to the similarity of its components when evaluated against the aforementioned economic characteristics.

Fair Value Analysis

The following table provides a summary of certain assumptions that drive the fair value of the Company (reporting unit):

Entity’s (Reporting unit’s) current carrying value à Calculated as total assets less total liabilities plus total debt all as of 12/31/2020	$20,687,363
Date of most recent quantitative valuation	12/31/20
Entity’s (Reporting unit’s) fair value per most recent valuation à Calculated as Enterprise Value of Stryve utilized in the Business Combination Agreement less total debt as of 12/31/2020	$99,975,770
Significant assumptions from most recent valuation:
● Revenue growth	57.9%
● Gross margins	34.7%

Since inception, the Company has increased revenues, improved gross profit and reduced net losses each year. In addition to reviewing the financial performance of the Company, Stryve management also reviewed various events or circumstances that may affect fair value in the following categories: macroeconomic conditions, industry and market conditions, cost factors, and other relevant entity-specific events. In doing so, Stryve management determined if each event or circumstance would have an adverse, neutral, or positive impact on the business and assessed the relative impact of each.

Based on this analysis, Stryve management has determined that it is more than likely that the fair value of the reporting unit exceeds the carrying amount as of December 31st, 2020. As a result, no impairments were made to Goodwill.

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Intangible Assets. On December 11, 2020, the Company’s wholly owned subsidiary, Kalahari Snacks, LLC, entered into an asset purchase agreement with Kalahari Brands, Inc. consisting principally of its brands and marks, to acquire certain assets and liabilities of Kalahari Brands for a purchase price of $5,867,344, comprised as follows:

The brand name is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”, and amortized on a straight-line basis over 20 years and reviewed annually for impairment. As of December 31, 2020, there was no impairment of the intangible asset.

Income Taxes. The Company is a Texas limited liability company and accordingly is not a taxpaying entity for federal income tax purposes. The Company’s annual tax income or loss is allocated to individual members for reporting on their own individual federal tax returns. The Company is subject to certain state and local taxes, such amount was not material for the years ending December 31, 2020 and 2019, respectively.

The provision for income taxes is calculated under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. The realization of deferred tax assets depended upon the existence of sufficient taxable income, of appropriate character, within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are determined, based on available information, whether it was more likely than not that deferred tax assets would not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10, Income Taxes, provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, Income Taxes, applies a two-step process to determine the amount of tax benefit to be recognized in the consolidated financial statements. First, the Company must determine whether any amount of tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

MANAGEMENT

Executive Officers and Directors of the Company After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Company will be managed by or under the direction of the Company’s Board. The Company’s Board will initially consist of seven members, divided into three classes of staggered three-year terms. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The following table sets forth certain information, as of the date of this prospectus, concerning the persons who are expected to serve as officers and directors of the Company following the completion of the Business Combination:

Name	Age	Position
Executive Officers
Joe Oblas	48	Co-Chief Executive Officer and Director
Jaxie Alt	48	Co-Chief Executive Officer, Chief Marketing Officer and Director
R. Alex Hawkins	35	Chief Operating Officer
Scott McCombs	46	Chief Financial Officer
Non-Employee Directors
Ted Casey	51	Chairman of the Board
Kevin Vivian	62	Director
B. Luke Weil	41	Director
Mauricio Orellana	55	Director
Robert “Bo” D. Ramsey III	40	Director

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Executive Officers

Joe Oblas. Upon the consummation of the Business Combination, Joe Oblas will serve as co-Chief Executive Officer and a Director of the Company. Mr. Oblas is Stryve’s co-founder and has served as its co-Chief Executive Officer and Director since November 2017. Prior to founding Stryve, Mr. Oblas was the co-founder, Chief Operating Officer and Director of ProSupps USA, a successful sports nutrition brand, from November 2007 until December 2016. Prior to that time, he also co-founded Juice Stop, a smoothie company. Andina believes he is qualified to serve on the Company’s Board because he co-founded Stryve as well as due to his expertise and years of success developing successful nutritional brands.

Jaxie Alt. Upon the consummation of the Business Combination, Jaxie Alt will serve as Co-Chief Executive Officer and Chief Marketing Officer and a Director of the Company. Before the Business Combination, Ms. Alt has served as Co-Chief Executive Officer of Stryve since January 2020 and Chief Marketing Officer of Stryve since March 2019. From October 2018 through March 2019, Ms. Alt served as a founding member of Meaningful Partners and founder and CEO of Altitude Growth Advisors. Prior to such time, she worked in various positions at Dr Pepper Snapple Group since January 2001, serving at its Exec Vice President and Chief People Officer from July 2017 to July 2018 and its co-Chief Marketing Officer and Senior Vice President from January 2014 through July 2017. Ms. Alt holds a BA in Communication Studies from the University of California Los Angeles and an MBA with a marketing specialization from the University of Texas. Andina believes she is qualified to serve on the Company’s Board due to her years of experience in the food and beverage industry.

R. Alex Hawkins. Upon the consummation of the Business Combination, Alex Hawkins will serve as Chief Operating Officer of the Company. Before the Business Combination, Mr. Hawkins has served as Stryve’s Chief Operating Officer since October 2019 and its Interim Chief Financial Officer from October 2020 until February 2021. Prior to such time, Mr. Hawkins served as a Principal at Rosewood Private Investments, the private equity division of Rosewood Corporation, from 2012 through 2019. Mr. Hawkins worked in J.P. Morgan’s Private Bank from 2010 through 2012 and before then worked for APQC from 2008 to 2010. Mr. Hawkins holds a BBA in Finance with a minor in Economics and specialization in International Business from Texas A&M University and is a CFA Charterholder.

Scott McCombs. Upon the consummation of the Business Combination, Scott McCombs will serve as Chief Financial Officer of the Company. Before the Business Combination, Mr. McCombs has served as Chief Financial Officer of Stryve since February 2021. Most recently Mr. McCombs served as the Senior Vice President, Americas Finance and Business Operations at CBRE Group, Inc., an American commercial real estate services and investment firm, from 2015 through 2020. Prior to CBRE Group, Mr. McCombs served as Senior Finance Executive, Merchandise/Stores Finance at Fresh & Easy Grocery Stores from 2013 through 2015. Prior to Fresh & Easy Grocery Stores, Mr. McCombs served as Vice President of Merchandise & Division Finance, Merchandising Operations, Pricing and Consumer Research at 7-Eleven, Inc. Mr. McCombs holds a BSBA in Finance from the Boston University.

Non-Employee Directors

Ted Casey. Upon the consummation of the Business Combination, Ted Casey will serve as the Chairman of the Company’s Board. Mr. Casey was a co-founder of Stryve and has served as its Chairman of its Board since its inception. Mr. Casey founded and served as the CEO of Dymatize from 1993 to 2014 until its sale to Post Holdings in 2014. Mr. Casey has served as the CEO and Founder of DryBev Inc., a manufacturer of branded and private label nutritional supplements, since July 2011. He also serves as a member of the Board of Directors of Emerge Clinical Solutions LLC, a cloud based SaaS software for medical provider networks since May 2017, and Dynamic Pharmaceuticals Inc., a private label pharmaceutical manufacturing company since October 2005. Mr. Casey holds a BA from Tulane University. Andina believes Mr. Casey is qualified to serve on the Company’s Board due to in-depth experience as a founder of Stryve and his prior experience founding and working with other vertically-integrated nutrition companies.

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Kevin Vivian. Upon the consummation of the Business Combination, Kevin Vivian will serve as a member of the Company’s Board. Mr. Vivian has served as a director of Stryve since April 2018. Prior to such time, Mr. Vivian worked for 32 years for Pepsi Co., retiring in May 2018 after serving as its Senior Vice President of National Sales since January 2012 and the Division Vice President for Frito Lay from January 2002 through January 2012. Mr. Vivian has a BBA from Western Michigan. Andina believes Mr. Vivian is qualified to serve on the Company’s Board due to his years of experience as an executive in the consumer snacking industry.

Robert “Bo” D. Ramsey III. Upon the consummation of the Business Combination, Mr. Ramsey will serve as a member of the Company’s Board. Mr. Ramsey has served as a director of Stryve since April 2019. Mr. Ramsey has served as the Chief Investment Officer for Oxford Financial Group, Ltd. since February 2021. Prior to joining Oxford, he served as Co-Chief Investment Officer at Pendyne Capital, LLC from February 2020 through February 2021, where he managed alternative investment portfolios, after having worked there since October 2017. Prior to his time at Pendyne Capital, Bo was Deputy Chief Investment Officer at Indiana Public Retirement System from July 2016 through October 2017 after having worked there since April 2012. Mr. Ramsey received his Bachelor of Science and his MBA from Indiana University Kelley School of Business. He received his J.D. from Indiana University McKinney School of Law, where he graduated cum laude. He is a Chartered Financial Analyst and a Chartered Alternative Investment Analyst. Mr. Ramsey is a Board Member and Investment Committee Member of the Indianapolis Symphony Orchestra Foundation, an Advisory Board Member of Pacenote Capital, LLC and a Board Member of Top Echelon Software. Andina believes Mr. Ramsey is qualified to serve on the Company’s Board due to his extensive experience as an investment manager.

Please see “Directors, Officer, Executive Compensation and Corporate Governance of Andina Prior to the Business Combination” for the biographies of Messrs. Weil and Orellana.

Composition of the Board of Directors

The Company’s business affairs will be managed under the direction of the Board. Subject to the terms of the Proposed Charter and Bylaws, the number of directors will be fixed by the Company’s Board. The Company’s Board will initially consist of seven members, divided into three classes of staggered three-year terms. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

●	the Class I directors, whose terms will expire in 2022, will be Kevin Vivian and Robert Ramsey;

●	the Class II directors, whose terms will expire in 2023, will be B. Luke Weil and Mauricio Orellana; and

●	the Class III directors, whose terms will expire in 2024, will be Joe Olbas, Jaxie Alt and Ted Casey.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Company’s Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

The Board will initially consist of seven members, four of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. Joe Oblas, Jaxie Alt and Ted Casey will not be considered independent.

In connection with the Business Combination, the Company’s Class A common stock will be listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

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In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Andina Board has undertaken a review of the independence of each director and considered whether each director has a material relationship that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Andina anticipates that Kevin Vivian, Robert Ramsey, B. Luke Weil and Mauricio Orellana will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.

Committees of the Company Board

The Company Board will have an audit committee, compensation committee and nominating and corporate governance committee. All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations as further described below. The responsibilities of each of the committees of the Company’s Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

The Company’s audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

●	discussing with the Company’s independent registered public accounting firm their independence from management;

●	reviewing, with the Company’s independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the quarterly and annual financial statements that Andina file with the SEC;

●	overseeing the Company’s financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing the Company’s policies on risk assessment and risk management;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

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Upon the completion of the Business Combination, the Company’s audit committee will consist of Mauricio Orellana, Robert Ramsey Jr. and Kevin Vivian, with Mauricio Orellana serving as chair. The parties have affirmatively determined that each expected member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All expected members of the Company’s audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, the parties also believe that Mr. Ramsey will qualify as the “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. The Board will adopt a written charter for the audit committee, which will be available on the Company’s corporate website at www.stryve.com upon the completion of the Business Combination. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

The Company’s compensation committee will be responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the Company’s co-Chief Executive Officers, and the co-Chief Executive Officers may not be present during voting or deliberations on his or her compensation;

●	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Board regarding the compensation of the Company’s other executive officers;

●	reviewing and approving or making recommendations to the Board regarding the Company’s incentive compensation and equity-based plans, policies and programs;

●	reviewing and approving all employment agreement and severance arrangements for the Company’s executive officers;

●	making recommendations to the Board regarding the compensation of the Company’s directors; and

●	retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, the Company’s compensation committee will consist of Robert Ramsey Jr., Kevin Vivian and Luke Weil, with Kevin Vivian serving as chair. The parties have affirmatively determined that each member qualifies as independent under Nasdaq rules and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. The Board will adopt a written charter for the compensation committee, which will be available on the Company’s corporate website at www.stryve.com upon the completion of the Business Combination. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee will be responsible for, among other things:

●	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

●	overseeing succession planning for the Company’s co-Chief Executive Officers and other executive officers;

●	periodically reviewing the Company Board’s leadership structure and recommending any proposed changes to the Board;

●	overseeing an annual evaluation of the effectiveness of the Board and its committees; and

●	developing and recommending to the Board a set of corporate governance guidelines.

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Upon completion of the Business Combination, the Company’s nominating and corporate governance committee will consist of Mauricio Orellana, Robert Ramsey Jr. and Luke Weil, with Robert Ramsey Jr. serving as chair. The parties have affirmatively determined that each member qualifies as independent under Nasdaq rules. The Board will adopt a written charter for the nominating and corporate governance committee, which will be available on the Company’s corporate website at www.stryve.com upon the completion of the Business Combination. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Code of Ethics

The Company will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Company’s corporate website at www.stryve.com upon the completion of the Business Combination. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Board Leadership Structure and Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Company’s audit committee is also responsible for discussing the Company’s policies with respect to risk assessment and risk management. The Board believes its administration of its risk oversight function has not negatively affected the Company Board’s leadership structure.

Because we have a Chairman of the Board that is not independent, our independent directors have designated Robert Ramsey Jr. to serve as the Lead Independent Director to further strengthen our governance structure. The Lead Independent Director is responsible for coordinating the activities of the independent directors, calling for meetings or sessions of the independent directors, presiding at executive sessions and coordinating the agenda for such sessions with at least two such meetings being held annually, facilitating communications and functioning as principal liaison on Board-wide issues between independent directors and the Chairman of the Board, and when necessary, recommending the retention of outside advisors and consultants who report directly to Board.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Board or compensation committee.

Combined Company Non-Employee Director Compensation Policy

The Board will adopt a director compensation policy for its non-employee directors to be in effect after the completion of the Business Combination. It is anticipated that such policy will include an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.

EXECUTIVE COMPENSATION

Stryve Executive Officer Compensation

This section discusses the material components of the executive compensation program for Stryve’s executive officers who are named in the “Summary Compensation Table” below. In fiscal year 2020, Stryve’s “named executive officers” and their positions were as follows:

●	Joe Oblas, co-Chief Executive Officer;
●	Jaxie Alt, co-Chief Executive Officer and Chief Marketing Officer;
●	Alex Hawkins, Chief Operating Officer; and
●	Billie Winkle, Former Chief Financial Officer.

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Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Joe Oblas	2020	145,000		-	-	16,173	161,173
Co-Chief Executive Officer	2019	120,000		-	-	16,173	136,173

Jaxie Alt	2020	225,000		-	-	428	225,428
Co-Chief Executive Officer and Chief Marketing Officer	2019	147,759	(3)	-	-	3,563	148,187

Alex Hawkins	2020	190,000		95,000	-	5,138	290,138
Chief Operating Officer and Interim Chief Financial Officer	2019	41,022	(4)	48,741	-	-	89,763

Billie Winkle	2020	142,519	(5)	-	-	5,138	147,657
Former Chief Financial Officer	2019	53,958	(6)	-	-	509	54,467

(1) No value was attributed to the grants of the Class B Units awarded to the executives as a result of the distribution threshold required in order to participate in profits.

(2) Includes health insurance premiums paid by Stryve on behalf of each executive.

(3) Represents base salary earned from her date of hire (March 18, 2019) through December 31, 2019.

(4) Represents base salary earned from his date of hire (October 14, 2019) through December 31, 2019.

(5) Represents base salary earned through her date of resignation (November 30, 2020).

(6) Represents base salary earned from her date of hire (September 10, 2019) through December 31, 2019.

Narrative Disclosure to Summary Compensation Table

Base Salaries

The named executive officers receive their respective base salaries to compensate them for services rendered to Stryve. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2020 base salaries for Joe Oblas, Jaxie Alt, Alex Hawkins and Billie Winkle were $145,000, $225,000, $190,000 and $175,000, respectively. The base salary for Joe Oblas was increased from $120,000 in 2019 to $145,000 in 2020 to better reflect his role and tenure within the organization. The base salaries for Jaxie Alt, Alex Hawkins and Billie Winkle did not change between 2019 and 2020. Billie Winkle resigned from her role as Chief Financial Officer of Stryve on November 30, 2020.

Cash Bonus

Alex Hawkins will be paid a bonus of $95,000 for his performance during 2020 as required pursuant to his employment agreement, described below. During 2019, Alex Hawkins earned a bonus of approximately $41,000 as required pursuant to his employment agreement, described below, and was also paid a signing bonus of approximately $6,841.

Equity Compensation

Certain named executive officers have been awarded and currently hold Stryve Class B Units. Stryve’s Class B Units generally vest over a term of three years, with a portion of the Units vesting on a sale of the company, change of control or other similar transaction, subject to the employee’s continued service with Stryve on the vesting date. The Class B Units are considered “profits interests” under the Code and a Class B Unit holder would only receive a distribution (or dividend) on such units when Stryve’s profits exceed a stated threshold number. Stryve has the ability to repurchase the units upon any cessation of employment and all of the Class B Units generally accelerate vesting upon a sale of the company, change of control or other similar transaction.

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During October 2019, Mr. Hawkins was awarded 6,500 restricted Class B Units of Stryve, with a threshold for distributions at approximately $50 million, subject to vesting 22.22% on each of October 14, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction, subject to accelerated vesting in the event of sale, change of control or similar transaction and a repurchase right by Stryve upon a cessation of employment.

During March 2019, Ms. Alt was awarded 6,000 restricted Class B Units of Stryve, with a threshold for distributions at approximately $50 million, subject to vesting 22.22% on each of March 17, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction, subject to accelerated vesting in the event of sale, change of control or similar transaction and a repurchase right by Stryve upon a cessation of employment. On July 15, 2020, Jaxie Alt was issued an additional 250 Class B Units in connection with her promotion to co-CEO and assuming additional responsibilities within the business. The additional 250 Class B Units have a threshold for distributions at approximately $50 million, subject to vesting 22.22% on each of March 17, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction, subject to accelerated vesting in the event of sale, change of control or similar transaction and a repurchase right by Stryve upon a cessation of employment.

On July 22, 2020, Billie Winkle was issued 1,000 Class B Units due to strong performance as Stryve’s Chief Financial Officer. These Class B Units were subject to 22.22% vesting on each of September 10, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction, and included a repurchase right by Stryve upon a cessation of employment. On November 30, 2020, Billie Winkle resigned from her role as Chief Financial Officer of Stryve. At that point in time, Billie Winkle retained the 222 of her Class B Units which had vested while the remaining 778 of her Class B Units were repurchased by Stryve.

On January 16, 2020, Joe Oblas was issued 1,551 Class B Units in conjunction with the funding of Stryve’s $2.0 million term loan facility with Montgomery Capital Partners III, LP. for which he provided a personal guarantee. These Class B Units had a threshold for distributions at approximately $50 million. During July 2020, Stryve entered into a unit forfeiture and cancellation agreement with Mr. Oblas pursuant to which he agreed to forfeit all of his Class B Units in exchange for the issuance of a promissory note in the principal amount of $400,000, the proceeds of which were used to purchase an equal amount in principal of convertible promissory notes from Stryve in July 2020, which convertible notes accrue interest at 6.0% per annum and are convertible into equity of Stryve. See “Related Party Transaction” herein for additional information.

In connection with the Business Combination, all unvested Class B Units held by Stryve’s named executive officers will vest. It is expected that, following the distribution of all Class B Units of Holdings (and corresponding shares of Class V common Stock) to Stryve’s members, each Class B Unit will receive Class B Units (and corresponding shares of Class V Common Stock) as a distribution on such units to the extent such distribution exceeds the applicable threshold levels.

Other Elements of Compensation

401(k) Plan

Stryve currently maintains a 401(k) retirement savings plan for its employees, including named executive officers, who satisfy certain eligibility requirements. Named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan which has a discretionary match feature (which Stryve has not yet provided). Stryve believes that providing a vehicle for tax-deferred retirement savings through Andina’s 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes Stryve’s employees, including named executive officers, in accordance with its compensation policies.

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Employee Benefits and Perquisites

Health/Welfare Plans. All of Stryve’s full-time employees, including named executive officers, are eligible to participate in Stryve’s health and welfare plans, including:

●	medical, dental and vision benefits;

●	medical and dependent care flexible spending accounts;

●	short-term and long-term disability insurance; and

●	life insurance.

Stryve believes the perquisites described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.

No Tax Gross-Ups

Stryve has no obligations to make gross-up payments to cover named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by it.

Stryve provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan with a discretionary match feature (but for which no match has yet been provided). Stryve does not maintain any executive-specific benefit or perquisite programs.

Outstanding Equity Awards at 2020 Year End

The following table sets forth information about outstanding equity awards held on December 31, 2020 by Stryve’s named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe Oblas	-	-	-	-	-		-	-	-

Jaxie Alt	-	-	-	-	4,861	(2)	-	-	-

Alex Hawkins	-	-	-	-	5,056	(3)	-	-	-

Billie Winkle	-	-	-	-	-		-	-	-

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(1)	No value was attributed to the grants of the Class B Units awarded to the executives as a result of the distribution threshold required in order to participate in profits.
(2)	Jaxie Alt has been awarded an aggregate of 6,500 restricted Class B Units of Stryve. 250 Units have a threshold for distributions at approximately $45 million and are not subject to vesting; 6,250 Units have a threshold for distributions at approximately $50 million and are subject to vesting 22.22% on each of March 17, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction. All Units are subject to accelerated vesting in the event of sale, change of control or similar transaction and repurchase right by Stryve upon a cessation of employment.
(3)	Alex Hawkins has been awarded an aggregate of 6,500 restricted Class B Units of Stryve with a threshold for distributions at approximately $50 million, subject to vesting 22.22% on each of October 14, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction, subject to accelerated vesting in the event of sale, change of control or similar transaction and a repurchase right by Stryve upon a cessation of employment.

Agreements with Stryve’s Named Executive Officers and Potential Payments Upon Termination or Change of Control

As a part of the Business Combination, Stryve is entering into new executive employee agreements that will be effective upon the Closing of the Business Combination. Details of the current arrangements are outlined below, which will be replaced with the new agreements described “Agreements with the Company’s Named Executive Officers Following the Business Combination”.

Executive Employment Agreement with Alex Hawkins. On October 14, 2019, Stryve entered into an executive employment agreement with Alex Hawkins to serve as its Chief Operating Officer. The employment agreement provides for an initial base salary of $190,000, subject to increase to $210,000 when Stryve achieves profitability (as defined in the employment agreement). The employment agreement provided for Mr. Hawkins to receive a bonus in 2019 of approximately $42,000 and thereafter he shall receive a guaranteed bonus of 50% of his base salary with an opportunity to increase such bonus by an additional 50% of base salary depending on Stryve’s performance. In addition, Mr. Hawkins received 6,500 restricted Class B Units of Stryve, which are akin to a profits interest with a threshold for distributions at approximately $50 million, subject to vesting 22.22% on each of October 14, 2020, 2021 and 2022 and 33.33% upon event of a sale, change of control or similar transaction, subject to accelerated vesting in the event of sale, change of control or similar transaction and a repurchase right by Stryve upon a cessation of employment. If Mr. Hawkins is terminated by Stryve without Cause (as defined in the employment agreement) or by executive due to Good Reason (as defined in the employment agreement), he will receive 12 months of base salary paid in equal installments over one year upon the execution of a general release. His employment agreement also contains a one-year non-compete following termination.

Executive Employment Agreement with Jaxie Alt. On November 18, 2020, Stryve entered into an executive employment agreement with Jaxie Alt to serve as its Co-Chief Executive Officer. The employment agreement provides for an initial base salary of $225,000. The employment agreement provides for Ms. Alt to receive a bonus of 50% of base-salary to the extent Stryve’s EBITDA is at least $1.0 million. If Ms. Alt is terminated by Stryve without Cause (as defined in the employment agreement) or by executive due to Good Reason (as defined in the employment agreement), she will receive 12 months of base salary paid in equal installments over one year upon the execution of a general release. Her employment agreement also contains a one-year non-compete following termination.

Agreements with the Company’s Named Executive Officers Following the Business Combination

In connection with the Business Combination, Stryve entered into new employment agreements with certain of the Company’s named executive officers. These employment agreements will be effective as of the Business Combination and, at the closing of the Business Combination, will be assumed by the Company. The material terms of the employment agreements are as follows:

Mr. Oblas

Stryve entered into a new employment agreement with Mr. Oblas during March 2021 to be effective immediately following the closing of the Business Combination which sets forth the terms and conditions of his service as Co-Chief Executive Officer. The employment agreement has an initial two year term and automatically renews thereafter for successive one year periods unless either party gives written notice to the other at least ninety (90) days prior to the end of the applicable term.

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Under the terms of Mr. Oblas’s new employment agreement, he is entitled to receive an annual base salary of at least $250,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock. Mr. Oblas is eligible for employee benefits and reimbursement of business expenses.

Under the terms of Mr. Oblas’s new employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year non-compete covenant, and a one-year non-solicit of customers, supplier, employees, contractors, officers and directors covenant.

Ms. Alt

Stryve entered into a new employment agreement with Ms. Alt during March 2021 to be effective immediately following the closing of the Business Combination which sets forth the terms and conditions of her service as Co-Chief Executive Officer. The employment agreement has an initial two year term and automatically renews thereafter for successive one year periods unless either party gives written notice to the other at least ninety (90) days prior to the end of the applicable term.

Under the terms of Ms. Alt’s new employment agreement, she is entitled to receive an annual base salary of at least $250,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock. Ms. Alt is eligible for employee benefits and reimbursement of business expenses.

Under the terms of Ms. Alt’s new employment agreement, she is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year non-compete covenant, and a one-year non-solicit of customers, supplier, employees, contractors, officers and directors covenant.

Mr. Hawkins

Stryve entered into a new employment agreement with Mr. Hawkins during March 2021 to be effective immediately following the closing of the Business Combination which sets forth the terms and conditions of his service as Chief Operating Officer. The employment agreement has an initial two year term and automatically renews thereafter for successive one year periods unless either party gives written notice to the other at least ninety (90) days prior to the end of the applicable term.

Under the terms of Mr. Hawkins’s new employment agreement, he is entitled to receive an annual base salary of at least $225,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock. Mr. Hawkins is eligible for employee benefits and reimbursement of business expenses.

Under the terms of Mr. Hawkins’s new employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year non-compete covenant, and a one-year non-solicit of customers, supplier, employees, contractors, officers and directors covenant.

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Mr. McCombs

Stryve entered into a new employment agreement with Mr. McCombs during March 2021 to be effective immediately following the closing of the Business Combination which sets forth the terms and conditions of his service as Chief Financial Officer. The employment agreement has an initial two year term and automatically renews thereafter for successive one year periods unless either party gives written notice to the other at least ninety (90) days prior to the end of the applicable term.

Under the terms of Mr. McCombs’s new employment agreement, he is entitled to receive an annual base salary of at least $225,000 and an annual cash performance-based bonus with a target of 100% of base salary based on the achievement of certain performance objectives as determined by the Company Board. Up to 25% of the bonus actually earned may be paid in restricted shares of the Company’s Class A Common Stock. Mr. McCombs is eligible for employee benefits and reimbursement of business expenses.

Under the terms of Mr. McComb’s new employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year non-compete covenant, and a one-year non-solicit of customers, supplier, employees, contractors, officers and directors covenant.

Severance Compensation

Pursuant to the terms of the new employment agreements for Mr. Oblas, Ms. Alt, Mr. Hawkins and Mr. McCombs, in the event of a termination of the executive’s employment by the Company without “Cause” (as defined in the agreements), by the executive for “Good Reason,” (as defined in the agreements), by a non-renewal by the Company, or by the executive’s death or disability, the executive is entitled to receive the following payments and benefits (conditioned upon the executive’s execution of a release in favor of the Company), an amount equal to 12 months of the executive’s base salary, paid out over a 12-month period pursuant to the Company’s normal payroll schedule.

In the event of any termination of employment, Mr. Oblas, Ms. Alt, Mr. Hawkins and Mr. McCombs are entitled to a lump sum equal to any earned but unpaid base salary and vested and accrued employee benefits, if any, to which the executive is entitled under employee benefit plans.

Equity Grants

Under the terms of their new employment agreements, Mr. Oblas, Ms. Alt, Mr. Hawkins and Mr. McCombs are entitled, subject to approval by the Company Board, to a grant of restricted shares of Class A shares of common stock in the Company following the Closing in the amount of 200,000, 200,000, 100,000 and 40,000 shares, respectively. Such awards are subject to time-based vesting subject to the executive’s continued employment on the applicable vesting date, with the awards vesting quarterly over a four-year period. In addition, each executive is eligible, subject to approval by the Company Board, to receive annual grants of 25,000 restricted shares of Class A common stock, subject to vesting over a three year period. Notwithstanding any of the foregoing, all the restricted shares shall automatically accelerate upon a change in control of the Company or a sale of all or substantially all of its assets, subject to the executive’s continued employment on the date of the change in control.

Director Compensation

In 2020, no director received cash, equity or other non-equity compensation for service on Stryve’s board of directors. Stryve currently has no formal arrangements under which directors receive compensation for their service on Stryve’s board of directors or its committees. Stryve’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Joe Oblas does not receive additional compensation for his service as a director. Following the Business Combination, the Company expects to design and implement a non-employee director compensation program consisting on an annual cash retainer, committee retainers and equity awards subject to time-based vesting, subject to the discretion of the Company’s Board of Directors.

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DESCRIPTION OF SECURITIES

The following summary sets forth the material terms of the Company’s securities following the completion of the Business Combination. The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of DGCL, the Proposed Charter and Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 610,000,000 shares, of which 400,000,000 shares will be shares of Class A Common Stock, par value $0.0001 per share, 200,000,000 shares will be shares of Class V Common Stock, par value $0.0001 per share, and 10,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

After giving effect to the Business Combination and based on the number of Ordinary Shares, rights and warrants issued and outstanding as of June 10, 2021, the Company will have issued and outstanding approximately 21,332,465 shares of Class A Common Stock (assuming no redemptions), 11,556,221 shares of Class V Common Stock and 11,195,000 Warrants.

Common Stock

Voting. Pursuant to Proposed Charter, holders of Class A Common Stock and Class V Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class V Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends. The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Company’s Board out of legally available funds. The holders of Class V Common Stock will not have any right to receive dividends.

Liquidation Rights. Upon the Company’s liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of the Company’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class V Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Conversion, Transferability and Exchange. Subject to the terms of the Amended Holdings Operating Agreement and the Exchange Agreements, the members of Holdings (other than the Company) may from time to time exchange shares of Class V Common Stock (together with an equal number of Class B Common Units) for an equal number of shares of Class A Common Stock pursuant to the Exchange Agreements. The Company may not issue Class V Common Stock such that after the issuance the holder of such stock does not hold an identical number of Class B Common Units. The Class A Common Stock has no conversion or exchange rights.

Other Provisions. None of the Class A Common Stock or Class V Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares will be shares of preferred stock, par value $0.0001 per share. The Company’s Board will be authorized, subject to limitations prescribed by DGCL and the Proposed Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Company’s Board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class V Common Stock, which could have a negative impact on the market price of the Class A Common Stock. The Company has no current plan to issue any shares of preferred stock.

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Warrants

Upon completion of the Business Combination, all of the warrants to purchase Andina Ordinary Shares will pursuant to their terms be automatically adjusted to represent the right to purchase an equal number of shares of the Company’s Class A Common Stock on the same terms and conditions as the original warrants. Each redeemable warrant entitles the registered holder to purchase one ordinary share at a price of $11.50, subject to adjustment as discussed below, at any time commencing on the later of the completion of an initial business combination and 12 months from the date of the prospectus for the IPO. However, except as set forth below, no warrants will be exercisable for cash unless Andina has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective within 90 days from the consummation of Andina’s IPO, warrant holders may, until such time as there is an effective registration statement and during any period when Andina shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of Andina’s initial business combination at 5:00 p.m., New York City time.

Andina may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Andina’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Andina’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Andina calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. For this purpose, “fair market value” shall mean the volume weighted average price of the Ordinary Shares for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Andina will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Andina Ordinary Shares at the time the warrants are called for redemption, Andina’s cash needs at such time and concerns regarding dilutive share issuances.

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The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Andina. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Andina’s recapitalization, reorganization, merger or consolidation. In addition, if (x) Andina issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $8.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by Andina’s board of directors, and in the case of any such issuance to Andina’s initial shareholders or their affiliates, without taking into account any insider shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of Andina’s initial business combination on the date of the consummation of Andina’s initial business combination (net of redemptions), and (z) the Market Value (as defined below)is below $8.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which Andina issues the additional Ordinary Shares or equity-linked securities. For this purpose, “Market Value” is defined as the volume weighted average trading price of Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Andina consummates the Business Combination.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Andina, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no warrants will be exercisable and Andina will not be obligated to issue Ordinary Shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Shares issuable upon exercise of the warrants is current and the Ordinary Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Andina has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants until the expiration of the warrants. However, Andina cannot assure you that it will be able to do so and, if Andina does not maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and Andina will not be required to settle any such warrant exercise. If the prospectus relating to the Ordinary Shares issuable upon the exercise of the warrants is not current or if the Ordinary Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Andina will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Ordinary Shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of Andina, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Ordinary Shares and not be able to take advantage of this provision.

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No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in Ordinary Shares, or by a split up of the Ordinary Shares or other similar event), Andina will, upon exercise, round up or down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

Contractual Arrangements with respect to the Certain Warrants

Andina has agreed that so long as the Private Warrants are still held by Andina’s initial shareholders or their affiliates, Andina will not redeem such warrants and will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective). However, once any of the Private Warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Additionally, Cowen has agreed that it will not be permitted to exercise any warrants underlying the purchase option issued to it and/or its designees upon consummation of the IPO after the five year anniversary of the effective date of the registration statement for Andina’s IPO. Furthermore, because the Private Warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise such warrants for cash even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective and receive unregistered Ordinary Shares.

Exclusive Forum

The Proposed Charter provides that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Anti-Takeover Effects of Provisions of the Proposed Charter and Bylaws

The provisions of the Proposed Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

The Proposed Charter and Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company’s Board.

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These provisions include:

Action by Written Consent; Special Meetings of Stockholders. The Proposed Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Proposed Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by the Chairman of the Board, the Company’s Chief Executive Officer or by the Company’s Board. Except as described above, stockholders are not permitted to call a special meeting or to require the Company’s Board to call a special meeting.

Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws will not give the Company’s Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. The Company’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Holding’s Common Units and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations. The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

●	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

●	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

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Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Staggered Board of Directors. The Proposed Charter provides that the Company’s Board will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Company’s Board only by successfully engaging in a proxy contest at two or more annual meetings.

Limitations on Liability and Indemnification of Officers and Directors

The Bylaws will limit the liability of the Company’s directors and officers to the fullest extent permitted by the DGCL and provides that the Company will provide them with customary indemnification and advancement and prepayment of expenses. The Company expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Transfer Agent and Registrar

The transfer agent will be Continental Stock Transfer & Trust Company.

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Registration Rights Agreements

On January 28, 2019, Andina entered into a registration rights agreement (the “Insider Registration Rights Agreement” with the Insiders pursuant to which the holders of Insider Shares, Private Units (and all underlying Andina Securities) and any certain other Andina Securities, if issued, in payment of working capital loans made to Andina, are entitled to certain registration rights with respect to Andina Securities. Pursuant to the Insider Registration Rights Agreement, the holders of a majority of these securities are entitled to make up to two demands that Andina registers such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Ordinary Shares are to be released from escrow pursuant to the terms of the Insider Escrow Agreement. The holders of a majority of the Private Units or the securities, if any, issued in payment of working capital loans made to Andina, can elect to exercise these registration rights at any time after Andina consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Andina’s consummation of a business combination. Andina will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, Cowen and Craig-Hallum and/or their designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the IPO Prospectus, and Cowen and Craig-Hallum and/or their designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of IPO Prospectus.

In connection with the Business Combination, other parties are being granted registration rights with respect to Andina Securities pursuant to the Registration Rights Agreement and the PIPE Registration Rights Agreement, as further described in “Summary of the Prospectus — Related Agreements — Registration Rights Agreement,” and “Summary of the Prospectus — Related Agreements — PIPE Registration Rights Agreement.”

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Listing of Class A Common Stock and Warrants

Andina intends to apply for the listing of the Company’s Class A common stock and warrants on Nasdaq following the completion of the Business Combination under the symbols “SNAX” and “SNAXW,” respectively.

Dividends

Andina has not paid any cash dividends on Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. Following the Business Combination, the payment of cash dividends will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of the Company Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of (i) Andina as of June 10, 2021 (pre-Business Combination) and (ii) the Company immediately following the completion of the Business Combination (post-Business Combination), assuming that no Ordinary Shares are redeemed, and alternatively that 1,322,096 Ordinary Shares are redeemed, by:

●	each person known by Andina to be the beneficial owner of more than 5% of the Ordinary Shares on June 10, 2021 (pre-Business Combination) or the beneficial owner of more than 5% of the shares of the Company’s common stock upon completion of the Business Combination;

●	each of Andina’s officers and directors;

●	each person who will become an officer or is nominated to become a director of the Company upon completion of the Business Combination; and

●	all officers and directors of the Company as a group after completion of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the Ordinary Shares pre-Business Combination is based on 4,417,096 Ordinary Shares issued and outstanding as of June 10, 2021.

The expected beneficial ownership of shares of the Company’s common stock immediately following completion of the Business Combination has been determined based on the following assumptions: (i) there will be an aggregate of 4,417,096 Ordinary Shares of Andina issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been converted into shares of Class A Common Stock of the Company upon completion of the Business Combination (except with respect to those Insider Shares that will be forfeited at the Closing in accordance with the terms of the Insider Forfeiture Agreement; see “Summary of the Prospectus — Related Agreements — Insider Forfeiture Agreement”), (ii) approximately 11,556,221 shares of Class V Common Stock will have been issued upon the completion of the Business Combination, (iii) the date of conversion for outstanding convertible notes of Stryve is July 31, 2021, and (iv) each of the other assumptions set forth under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”, except (A) in the case of the columns shown under “Assuming Redemption of 100% shares,” the information presented assumed that Public Shareholders have exercised their redemption rights for 1,322,096 Ordinary Shares, which represents the maximum number of Ordinary Shares that can be redeemed while satisfying applicable closing conditions under the Business Combination Agreement (under the assumptions set forth in the section titled “Frequently Used Terms — Share Calculations and Ownership Percentages”) and (B) for the avoidance of doubt, the beneficial ownership table includes those Insiders Shares not forfeited in accordance with the terms of the Insider Forfeiture Agreement.

The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Rights and the shares of Class A Common stock expected to be issued or reserved under the Incentive Plan.

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Unless otherwise indicated, Andina believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

The information in the table below for pre-Business Combination Ordinary Shares does not include shares underlying the Private Warrants held or to be held by Andina’s officers, directors or the Insiders because these securities are not exercisable within 60 days of this prospectus and are contingent upon the occurrence of the Closing.

	Andina Shares Pre-Business Combination		Company Shares Post-Business Combination(2)(3)
	Ordinary Shares		Assuming No Redemption			Assuming Redemption of 100% Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Voting Control	Shares of Class A Common Stock	Post- Business Combination Holdings Class B/V Units(2)	% of Total Voting Power(3)	Shares of Class A Common Stock	Post- Business Combination Holdings Class B/V Units(2)	% of Total Voting Power(3)

All pre-Business Combination directors and officers as a group (eight individuals)
Julio A. Torres(1)	179,564	4.1%	96,657	-	*	96,657	-	*
Mauricio Orellana(1)	160,603	3.6%	85,802	-	*	85,802	-	*
Marjorie Hernandez(1)	142,620	3.2%	76,810	-	*	76,810	-	*
B. Luke Weil(1)(4)	1,606,297	36.4%	883,398	-	4.1%	883,398	-	4.4%
Matthew S. N. Kibble(1)	5,000	*	2,500	-	*	2,500	-	*
David Schulhof(1)	50,249	1.1%	27,875	-	*	27,875	-	*
Walter M. Schenker(1)(5)	34,450	*	22,725	-	*	22,725	-	*
Roman Raju(1)	48,577	1.1%	39,613	10,653	*	39,613	10,653	*
All pre-Business Combination directors and officers as a group (eight individuals)	2,227,360	50.4%	1,235,379	10,653	5.8%	1,235,379	10,653	6.2%

Director Nominees and Named Executive Officers of the Company Post-Business Combination(8):
Joe Oblas	-	*	-	602,638	2.8%	-	602,638	3.0%
Jaxie Alt	-	*	-	120,863	*	-	120,863	*
R. Alex Hawkins	-	*	-	121,955	*	-	121,955	*
Scott McCombs	-	*	-	-	*	-	-	*
Ted Casey	-	*	229,951	1,483,395	8.0%	229,951	1,483,395	8.6%
Kevin Vivian	-	*	-	87,188	*	-	87,188	*
B. Luke Weil	-	*	883,398	-	4.1%	883,398	-	4.4%
Mauricio Orellana	-	*	85,802	-	*	85,802	-	*
Robert “Bo” D. Ramsey III	-	*	-	-	*	-	-	*
All post-Business Combination Director Nominees and Executive Officers as a Group (nine persons):	-	*	1,199,151	2,416,039	16.9%	1,199,151	2,416,039	18.1%

Greater than Five Percent Holders:
Stryve Foods Holdings, LLC(9)	-	*	-	11,556,221	54.2%	-	11,556,221	57.8%
Cowen Investments II(6)	502,124	11.4%	301,749	-	1.4%	301,749	-	1.5%
Glazer Capital, LLC(7)	381,434	8.6%	381,434	-	1.8%	381,434	-	1.9%
Ted Casey(10)	-	*	229,951	1,483,395	8.0%	229,951	1,483,395	8.6%
Meaningful Protein, LLC(11)	-	*	-	1,467,238	6.9%	-	1,467,238	7.3%

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* less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is Calle 113 # 7-45 Torre B, Oficina 1012, Bogotá, Colombia.
(2)	Upon the completion of the Business Combination, holders of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held by them. Seller will own Holdings Class B Units and shares of Class V Common Stock. Subject to the terms of the Exchange Agreement, a set of one Holdings Class B Unit and one share of Class V Common Stock is exchangeable for one share of Class A Common Stock after the expiration of the lock-up period set forth in the Lock-Up Agreement applicable to such securities.
(3)	Represents percentage of voting power of the holders of Class A Common Stock and Class V Common Stock of the Company voting together as a single class. See the section entitled “Description of Securities—Common Stock.”
(4)	Includes 598,957 Ordinary Shares held by LWEH3 LLC, a limited liability company controlled by Mr. Weil. Includes 150,000 Insider Shares held by Andina Equity LLC, a limited liability company controlled by Mr. Weil.
(5)	Includes 34,450 Ordinary Shares held by MAZ Partners L.P., a limited partnership controlled by Mr. Schenker.
(6)	Cowen Investments II LLC, an affiliate of Cowen, holds 409,967 Insider Shares and 92,157 Private Units. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer (and FINRA member). The business addresses of the entities and persons in this footnote (6) are 599 Lexington Avenue, New York, NY 10022.
(7)	According to a Schedule 13G filed with the SEC on February 16, 2021 by Glazer Capital, LLC and Paul J. Glazer (the “Glazer Reporting Persons”), the address for each of the Glazer Reporting Persons is 250 West 55th Street, Suite 30A, New York, New York 10019. The Glazer Reporting Persons share voting and dispositive power with respect to all of these shares.
(8)	Unless otherwise noted, the principal business address of all the individuals listed under “Director Nominees and Named Executive Officers of the Company Post-Business Combination” in the table above is 5801 Tennyson Pkwy, Suite 275, Plano, TX 75024.
(9)	Upon completion of the Business Combination, Stryve Foods Holdings, LLC will own Class B Units and shares of Class V Common Stock. Subject to the terms of the Exchange Agreement, a set of one Holdings Class B Unit and one share of Class V Common Stock is exchangeable for one share of Class A Common Stock after the expiration of the lock-up period set forth in the Lock-Up Agreement applicable to such securities. The business address of Stryve Foods Holdings, LLC is 5801 Tennyson Parkway, Suite 275, Plano, Texas 75024. Includes 2,950,633 shares of Class V Common Stock held by Ted Casey and Meaningful Protein, LLC, who are members of Stryve Foods Holdings, LLC
(10)	The 1,483,395 shares of Class V Common Stock are beneficially owned by Ted Casey as a member of Stryve Foods Holdings, LLC. Unless and until Stryve Foods Holdings, LLC is liquidated, Mr. Casey does not directly own shares of Class V Common Stock. Mr. Casey’s address is 5801 Tennyson Pkwy, Suite 275, Plano, TX 75024.
(11)	The 1,467,238 shares of Class V Common Stock are beneficially owned by Meaningful Protein, LLC as a member of Stryve Foods Holdings, LLC. Unless and until Stryve Foods Holdings, LLC is liquidated, Meaningful Protein, LLC does not directly own shares of Class V Common Stock. The address of the principal place of business of Meaningful Protein, LLC is 2041 Rosecrans Ave, Suite 359, El Segundo, CA 90245.

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SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 5,609,398 shares of Class A Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Class A Common Stock held by each Selling Stockholder immediately prior to the sale of the shares of Class A Common Stock in this offering, the number of shares of our Class A Common Stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. For purposes of the table below, Andina has assumed that (i) none of the holders of public shares elect to redeem their shares in connection with the Special Meeting, (ii) the Business Combination is approved by the Andina shareholders, (iii) the PIPE Investment closes simultaneously with the Closing, (iv) the Closing occurs, (v) the maximum number of possible forfeitures contemplated by the Insider Forfeiture Agreement have occurred as of the Closing, (vi) there is no post-closing adjustment pursuant to the terms of the Business Combination Agreement, (vii) no holders of Andina Warrants exercise any of the outstanding Warrants, (viii) the conversion of the Bridge Notes and all accrued interest thereon into 1,359,398 shares of Class A Common Stock occurs on July 31, 2021 (the last date on which Andina has to complete a business combination), (ix) after termination of this offering, none of the shares of Class A Common Stock covered by this prospectus will be beneficially owned by the Selling Stockholders and (x) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, Andina assumes that the Selling Stockholders have not sold, transferred or otherwise disposed of, Andina’s securities in transactions exempt from the registration requirements of the Securities Act. In the event the Business Combination is not approved by Andina shareholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and Andina will seek to withdraw the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement.

	Number of Shares Beneficially Owned Before Sale of All Shares of Class A Common Stock Offered Hereby		Number of Shares of Class A Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Class A Common Stock Offered Hereby
Name and Address of Beneficial Owner	Number	%(1)	Number	Number	%
Cooper Creek Partners Management LLC(2)	220,000	1.0%	220,000	—	—
Pinnacle Family Office Investments, L.P.(3)	75,000	*	75,000	—	—
Greenlight Capital Offshore Master, Ltd.(4)	48,700	*	48,700	—	—
Greenlight Capital Offshore Partners, Ltd.(5)	78,800	*	78,800	—	—
Solasglas Investments, LP(6)	22,500	*	22,500	—	—
Arbitrage Fund(7)	171,198	*	171,198	—	—
Morningstar Alternatives Fund(8)	8,817	*	8,817	—	—
PartnerSelect Alternative Strategies Fund(9)	71,372	*	71,372	—	—
Water Island Event-Driven Fund(10)	29,191	*	29,191	—	—
Water Island Long/Short Fund(11)	4,198	*	4,198	—	—
Water Island Merger Arbitrage Institutional Commingled Fund, LP(12)	15,224	*	15,224	—	—
Ophir Asset Management Pty Ltd. as Agent for the Ophir Global Opportunities Fund(13)	500,000	2.3%	500,000	—	—

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	Number of Shares Beneficially Owned Before Sale of All Shares of Class A Common Stock Offered Hereby		Number of Shares of Class A Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Class A Common Stock Offered Hereby
Name and Address of Beneficial Owner	Number	%(1)	Number	Number	%
Bakay Captal Fund, LP(14)	25,000	*	25,000	—	—
Arieh Coll(15)	175,000	*	175,000	—	—
Granite Point Capital Master Fund, LP(16)	276,250	1.3%	276,250	—	—
Granite Point Capital Scorpion Focused Ideas Fund(17)	148,750	*	148,750	—	—
Altium Growth Fund, LP(18)	200,000	*	200,000	—	—
Manatuck Hill Navigator Master Fund, LP(19)	31,900	*	31,900	—	—
Manatuck Hill Scout Fund, LP(20)	68,100	*	68,100	—	—
Arena Capital Fund, LP - Series 3(21)	92,500	*	92,500	—	—
Arena Capital Fund, LP - Series 6(22)	92,500	*	92,500	—	—
First Canadian Insurance Corp(23)	3,000	*	3,000	—	—
Glass Investments LP(24)	4,000	*	4,000	—	—
Interward Capital Corp(25)	6,500	*	6,500	—	—
Millenium Insurance Corp(26)	6,500	*	6,500	—	—
Kepos Alpha Master Fund L.P.(27)	125,000	*	125,000	—	—
Potomac Capital Partners V, LP(28)	75,000	*	75,000	—	—
G2 Long Only Fund QP LP(29)	13,215	*	13,215	—	—
G2 Investment Partners QP LP(30)	103,663	*	103,663	—	—
G2 Investment Partners LP(31)	33,122	*	33,122	—	—
Segregated Account Highmark Long/Short Equity 20(32)	387,500	1.8%	387,500	—	—
Pura Vida Master Fund Ltd.(33)	662,500	3.1%	662,500	—	—
Walleye Manager Opportunities LLC(34)	100,000	*	100,000	—	—
Walleye Opportunities Master Fund Ltd(35)	100,000	*	100,000	—	—
Patriot Strategy Partners(36)	125,000	*	125,000	—	—
Kornitzer Capital Management, Inc.(37)	100,000	*	100,000	—	—
AII Investment Holdings Limited(38)	50,000	*	50,000	—	—
CVI Investments, Inc.(39)	762,654	3.6%	762,654	—	—
Ted Casey(40)	1,814,798	8.5%	101,452	1,713,346	8.0%
Stryve Investment Partners, LLC(41)	307,830	1.4%	307,830	—	—
Christopher L. Turner(42)	16,631	*	6,412	10,219	*
TRC GST TRFBO Trinity Jennifer Wommack Casey BTD 09302011(43)	64,249	*	64,249	—	—
TRC GST TRFBO Avery Maryanna Wommack Casey BTD 09302011(44)	64,249	*	64,249	—	—
Justin Herbert(45)	19,226	*	19,226	—	—
Channing Tatum(46)	28,199	*	28,199	—	—
Gordon Reid Carolin(47)	5,127	*	5,127	—	—

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*

Represents beneficial ownership of less than 1%.

(1) The percentage of beneficial ownership before this offering is calculated based on 21,332,465 shares of Andina’s Class A Common Stock outstanding as of June 10, 2021. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Robert Schwartz is the control person of Cooper Creek Partners Management LLC. The address of the foregoing individuals and entities is 501 Madison Avenue, Suite 1201, New York, NY 10022.

(3) Barry M. Kitt is the control person of Pinnacle Family Office Investments, L.P. The address of the foregoing individuals and entities is 5910 North Central Expressway, Suite 1475, Dallas, TX 75206.

(4) David Einhorn is the control person of Greenlight Capital Offshore Master, Ltd. The address of the foregoing individuals and entities is c/o Greenlight Capital, Inc., 140 East 45th Street, 24th Floor, New York, NY 10017.

(5) David Einhorn is the control person of Greenlight Capital Offshore Partners, Ltd. The address of the foregoing individuals and entities is c/o Greenlight Capital, Inc., 140 East 45th Street, 24th Floor, New York, NY 10017.

(6) David Einhorn is the control person of Solasglas Investments, LP. The address of the foregoing individuals and entities is c/o Greenlight Capital, Inc., 140 East 45th Street, 24th Floor, New York, NY 10017.

(7) John Orrico is the control person of Arbitrage Fund. The address of the foregoing individuals and entities is 41 Madison Avenue, 42nd Floor, New York, NY 10010.

(8) John Orrico is the control person of Morningstar Alternatives Fund. The address of the foregoing individuals and entities is 41 Madison Avenue, 42nd Floor, New York, NY 10010.

(9) John Orrico is the control person of PartnerSelect Alternative Strategies Fund. The address of the foregoing individuals and entities is 41 Madison Avenue, 42nd Floor, New York, NY 10010.

(10) John Orrico is the control person of Water Island Event-Driven Fund. The address of the foregoing individuals and entities is 41 Madison Avenue, 42nd Floor, New York, NY 10010.

(11) John Orrico is the control person of Water Island Long/Short Fund. The address of the foregoing individuals and entities is 41 Madison Avenue, 42nd Floor, New York, NY 10010.

(12) John Orrico is the control person of Water Island Merger Arbitrage Institutional Commingled Fund, LP. The address of the foregoing individuals and entities is 41 Madison Avenue, 42nd Floor, New York, NY 10010.

(13) Steven Ng is the control person of Ophir Asset Management Pty Ltd as Agent for the Ophir Global Opportunities Fund. The address of the foregoing individuals and entities is Level 26, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000, Australia.

(14) Berke Bakay is the control person of Bakay Capital Fund, LP. The address of the foregoing individuals and entities is 888 Prospect Street, Suite 200, La Jolla, CA 92037.

(15) The address of Mr. Coll is 103 Stanton Avenue, Aubundale, MA 02466.

(16) Warren B. Lammert is the control person of Granite Point Capital Master Fund, LP. The address of the foregoing individuals and entities is 109 State Street, 5th Floor, Boston, MA 02109.

(17) Warren B. Lammert is the control person of Granite Point Capital Scorpion Focused Ideas Fund. The address of the foregoing individuals and entities is 109 State Street, 5th Floor, Boston, MA 02109.

(18) Jacob Gottlieb is the control person of Altium Growth Fund, LP. The address of the foregoing individuals and entities is 152 West 57th Street, Floor 20, New York, NY 10019.

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(19) Mark Broach is the control person of Manatuck Hill Navigator Master Fund, LP. The address of the foregoing individuals and entities is c/o Manatuck Hill Partners LLC, 1465 Post Road East, Westport, CT 06880.

(20) Mark Broach is the control person of Manatuck Hill Scout Fund, LP. The address of the foregoing individuals and entities is c/o Manatuck Hill Partners LLC, 1465 Post Road East, Westport, CT 06880.

(21) Sanije Perrett is the control person of Arena Capital Fund, LP – Series 3. The address of the foregoing individuals and entities is 12121 Wilshire Boulevard, Suite 1010, Los Angeles, CA 90025.

(22) Sanije Perrett is the control person of Arena Capital Fund, LP – Series 6. The address of the foregoing individuals and entities is 12121 Wilshire Boulevard, Suite 1010, Los Angeles, CA 90025.

(23) Marc Sontrop is the control person of First Canadian Insurance Corp. The address of the foregoing individuals and entities is 1 Adelaide Street East, Suite 3001, PO Box 201, Toronto, ON M5C 2V9.

(24) Marc Sontrop is the control person of Glass Investments LP. The address of the foregoing individuals and entities is 1 Adelaide Street East, Suite 3001, PO Box 201, Toronto, ON M5C 2V9.

(25) Marc Sontrop is the control person of Interward Capital Corp. The address of the foregoing individuals and entities is 1 Adelaide Street East, Suite 3001, PO Box 201, Toronto, ON M5C 2V9.

(26) Marc Sontrop is the control person of Millennium Insurance Corp. The address of the foregoing individuals and entities is 1 Adelaide Street East, Suite 3001, PO Box 201, Toronto, ON M5C 2V9.

(27) Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos

GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of the foregoing individuals and entities is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York NY 10036.

(28) Paul J. Solit is the control person of Potomac Capital Partners V, LP. The address of the foregoing individuals and entities is 299 Park Avenue, 21st Floor, New York, NY 10171.

(29) Joshua M. Goldberg is the control person of G2 Long Only Fund LP. The address of the foregoing individuals and entities is One Rockefeller Plaza, 23rd Floor, New York, NY 10020.

(30) Joshua M. Goldberg is the control person of G2 Investment Partners QP LP. The address of the foregoing individuals and entities is One Rockefeller Plaza, 23rd Floor, New York, NY 10020.

(31) Joshua M. Goldberg is the control person of G2 Investment Partners LP. The address of the foregoing individuals and entities is One Rockefeller Plaza, 23rd Floor, New York, NY 10020.

(32) Efrem Kamen is the control person of Segregated Account Highmark Long/Short Equity 20. The address of the foregoing individuals and entities is c/o Pura Vida Investments, LLC, 150 East 52nd Street, 32nd Floor, New York, NY 10022.

(33) Efrem Kamen is the control person of Pura Vida Master Fund Ltd. The address of the foregoing individuals and entities is c/o Pura Vida Investments, LLC, 150 East 52nd Street, 32nd Floor, New York, NY 10022.

(34) Efrem Kamen is the control person of Walleye Manager Opportunities LLC. The address of the foregoing individuals and entities is is c/o Pura Vida Investments, LLC, 150 East 52nd Street, 32nd Floor, New York, NY 10022.

(35) Efrem Kamen is the control person of Walleye Opportunities Master Fund Ltd. The address of the foregoing individuals and entities is c/o Pura Vida Investments, LLC, 150 East 52nd Street, 32nd Floor, New York, NY 10022.

(36) Lara Brody is the control person of Patriot Strategy Partners LLC. The address of the foregoing individuals and entities is 2 Greenwich Office Park, Suite 300, Greenwich, CT 06831.

(37) Douglas S. Cartwright is the control person of Kornitzer Capital Management, Inc. The address of the foregoing individuals and entities is 540 West 61st Place, Shawnee Mission, KS 66205.

(38) Christopher Souter is the control person of AII Investment Holdings Limited. The address of the foregoing individuals and entities is 59 Maiden Lane, 43rd Floor, New York, NY 10038.

(39) Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of the foregoing individuals and entities is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

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(40) Includes 1,483,395 shares of Class V Common Stock beneficially owned by Ted Casey as a member of Stryve Foods Holdings, LLC. Unless and until Stryve Foods Holdings, LLC is liquidated, Mr. Casey does not directly own shares of Class V Common Stock.  Mr. Casey’s address is 5801 Tennyson Pkwy, Suite 275, Plano, TX 75024.

(41) Garry Kyle Jr. is the control person of Stryve Investment Partners, LLC. The address of the foregoing individual and entity is 2500 Scenic Drive, Flower Mound, TX 75022.

(42) Includes 10,219 shares of Class V Common Stock beneficially owned by Mr. Turner as a member of Stryve Foods Holdings, LLC. Unless and until Stryve Foods Holdings, LLC is liquidated, Mr. Turner does not directly own shares of Class V Common Stock. The address of Mr. Turner is 4581 Old Pond Drive, Plano, TX 75024.

(43) Thomas Farrell Casey is the trustee and control person of, with voting and dispositive power over the shares held by, TRC GST TRFBO Trinity Jennifer Wommack Casey BTD 09302011. The address of the foregoing entity is 1 Abbey Woods Lane, Dallas, TX 75248.

(44) Thomas Farrell Casey is the trustee and control person of, with voting and dispositive power over the shares held by, TRC GST TRFBO Avery Maryanna Wommack Casey BTD 09302011. The address of the foregoing entity is 1 Abbey Woods Lane, Dallas, TX 75248.

(45) The address of Mr. Herbert is 1360 East 9th Street, Suite 1100, Cleveland, OH 44114.

(46) The address of Mr. Tatum is 16030 Venture Boulevard. #240, Encino, CA 91436.

(47) The address of Mr. Carolin is 1026 N. Tigertail, Los Angeles, CA 90049.

Andina has determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to the knowledge of Andina, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling

Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Listing of Securities

We intend to apply to continue the listing of the Company’s Class A Common Stock and warrants on Nasdaq under the symbols “SNAX” and “SNAXW,” respectively, upon the Closing.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Andina Related Party Transactions

In July and August 2016, Andina issued an aggregate of 2,875,000 Ordinary Shares to B. Luke Weil for $25,000 in cash, at a purchase price of approximately $0.009 share. Mr. Weil thereafter subsequently transferred certain Insider Shares to other initial shareholders, including the underwriters in Andina’s IPO, at the same price originally paid for such shares. Simultaneously with the IPO, the underwriters partially exercised their over-allotment option for 800,000 of the total possible 1,500,000 additional Units. Because the underwriters’ exercised the over-allotment option in part, Andina’s initial shareholders forfeited an aggregate of 175,000 Insider Shares.

In January 2019, certain of Andina’s initial shareholders, including the underwriters in Andina’s IPO, purchased an aggregate of 395,000 Private Units at $10.00 per unit (for a total purchase price of $3,950,000) in a private placement closed simultaneously with the closing of Andina’s IPO. The Private Units are identical to the Units sold in Andina’s IPO, except that the warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial shareholders or their permitted transferees. The purchasers of the Private Units have agreed (A) to vote the Ordinary Shares underlying the Private Units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Andina’s amended and restated memorandum and articles of association with respect to Andina’s pre-business combination activities prior to the consummation of such a business combination unless Andina provides Public Shareholders with the opportunity to convert their Public Shares in connection with any such vote, (C) not to convert any Ordinary Shares underlying the Private Units for cash from the Trust Account in connection with a shareholder vote to approve a proposed initial business combination or a vote to amend the provisions of Andina’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, and (D) that the Ordinary Shares underlying the Private Units shall not participate in any liquidating distribution from the Trust Account upon winding up if a business combination is not consummated. The purchasers of Private Units have also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to certain permitted transferees) until the completion of Andina’s initial business combination.

Prior to the consummation of Andina’s IPO, B. Luke Weil, the Chairman of Andina’s Board, loaned Andina an aggregate of $34,259, which were used for a portion of the expenses of Andina’s IPO. The loans were fully repaid upon the closing of Andina’s IPO.

Andina has entered into the Insider Letter Agreement with each Insider pursuant to which, among other things, Andina’s Chairman, B. Luke Weil, has agreed that, if Andina liquidates the Trust Account prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Andina for services rendered or contracted for or products sold to Andina in excess of the net proceeds of Andina’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that he will be able to satisfy those obligations if he is required to do so. The Insider Letter Agreement also includes provisions relating to transfer restrictions of the Insider Shares and Private Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

On January 28, 2021, Andina entered into the Insider Forfeiture Agreement with each Insider pursuant to which the Insiders have agreed to pursuant to which each Insider has agreed to, among other things, cancel certain Insider Shares, Private Rights and Private Warrants held by such Insider, effective as of the Closing, to amend the Insider Escrow Agreement pursuant to which Insider Shares are held in escrow and to extend the lock-up period for their Insider Shares.

On January 28, 2019, Andina entered into a Share Escrow Agreement (the “Insider Escrow Agreement”) with the Insiders and the Transfer Agent, as escrow agent. Simultaneously with the execution of the Business Combination Agreement, Andina, the Insiders and the Transfer Agent entered into an amendment to the Insider Escrow Agreement acknowledging the replacement of their Andina Ordinary Shares held in escrow thereunder with Andina common stock in the Domestication and, in order to match the lock-up period in the Lock-Up Agreement, to extend the lock-up period for their Insider Shares (including any that are transferred to other persons in support of the Transactions) effective as of the Closing so that the testing for the early release with respect to 50% of their Insider Shares will only begin twenty (20) trading days prior to the six (6) month anniversary of the Closing.

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On January 28, 2019, Andina entered into a registration rights agreement (the “Insider Registration Rights Agreement”) with each of the Insiders. Pursuant to the Business Combination Agreement, as a condition to the Business Combination, Insiders holding at least 66-2/3% of Andina’s outstanding “registrable securities” shall have entered into an amendment to the Insider Registration Rights Agreement to make the Insider Registration Rights Agreement consistent with the terms of the registration rights agreement between Andina and the Seller in connection with the Business Combination.

Andina entered into a letter agreement with a member of Andina’s Board that provides for a success fee to be paid to such director upon consummation of a Business Combination with a target business introduced to Andina by such director in an amount equal to 0.6% of the total consideration paid by Andina in the transaction, subject to certain minimum and maximum amounts set forth in the agreement. This letter agreement does not apply to the Business Combination.

Andina has engaged each of the joint book-running managers for Andina’s IPO to assist Andina in connection with Andina’s initial business combination. Andina will pay each of them a cash fee for such services upon the consummation of Andina’s initial business combination in an aggregate amount equal to 3% of the total gross proceeds raised in Andina’s IPO.

In addition, Cowen Investments II LLC (“Cowen Investments”), an affiliate of Cowen, holds 409,967 Insider Shares and 92,157 Private Units, and Craig-Hallum holds 175,700 Insider Shares and 39,496 Private Units. These securities will be worthless if Andina does not consummate an initial business combination. These financial interests may result in the joint book-running managers having a conflict of interest when providing the services to Andina in connection with an initial business combination.

Related to the business combination with Stryve, Andina entered into engagement letters with Cowen and Craig-Hallum, to be financial advisors and placement agent to the transaction, with an aggregate success fee of 2% of the transaction value, 6% fee of gross proceeds raised as agents and a capital markets advisory fee.

In addition, Andina entered into several letter agreements with unaffiliated third parties that provide for a success fee to be paid to each such third party upon consummation of a business combination with a target business introduced to us by such third party in amounts ranging from 0.75% to 1.0% of the total consideration paid by us in the business combination, subject to certain minimum and maximum amounts set forth in the various agreements. None of these letter agreements applies to the Business Combination.

Stryve Related Party Transactions

Unit Forfeiture and Cancellation Agreements. During July 2020, Stryve entered into a unit forfeiture and cancellation agreement with each of Gabe Carimi, Joe Oblas and Ted Casey. The agreements provided for each of Messrs. Carimi, Oblas and Casey to forfeit all of their respective Stryve Class B Units in exchange for the issuance of a promissory note to each individual. The promissory notes issued to each of Gabe Carimi and Joe Oblas were in the principal amount of $400,000 and the promissory note issued to Ted Casey was in the principal amount of $700,000. The promissory notes are balloon promissory notes that accrue interest at 3.0% per annum with all interest and principal due on the maturity date of July 28, 2024. In addition, Alex Hawkins entered into a promissory note with Stryve on January 1, 2020 to borrow $150,000 in principal on the same terms as the notes issued to Messrs. Carimi, Oblas and Casey. Each of Messrs. Carimi, Oblas, Casey and Hawkins used the proceeds from the promissory notes with Stryve to purchase an equal amount in principal of convertible promissory notes from Stryve, which convertible notes accrue interest at 6.0% per annum and are convertible into equity of Stryve.

Series 3 Preferred Units. Mr. Casey previously purchased $675,000 of Series 3 Preferred Units from Stryve in August 2020 for a discounted purchase price of $600,000. The Series 3 Preferred Units will participate in any distribution of Class B Units of Holdings and shares of Class V Common Stock, made by Stryve to its members. In addition, on December 31, 2020, Stryve entered into a note cancellation and exchange agreement with each of Gabe Carimi and Joe Oblas. The agreements provided for each of Messrs. Carimi and Oblas to convert all of the principal and accrued interest from outstanding cash advances made by each individual from time to time to Stryve for working capital into Series 3 Preferred Units of Stryve. The outstanding principal for each of the shareholder loans for Messrs. Carimi and Oblas was $1,450,000 ($1,704,964 with accrued interest) and $422,068 ($551,143 with accrued interest), respectively.

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Convertible Promissory Notes. In addition the convertible notes described above under “Unit Forfeiture and Cancellation Agreements,” Stryve issued the following convertible promissory notes with related parties:

●	Greg Bohlen, a director of Stryve, purchased a $500,000 convertible promissory note on November 14, 2019, which convertible notes accrues interest at 6.0% per annum and is convertible into equity of Stryve.

●	Ted Casey, a director of Stryve, purchased a $500,000 convertible promissory note on August 19, 2019, which convertible note accrues interest at 6.0% per annum and is convertible into equity of Stryve, purchased two $250,000 convertible promissory notes on October 30, 2019 through trusts, which convertible notes accrues interest at 6.0% per annum and are convertible into equity of Stryve and purchased a $100,000 convertible promissory note on May 1, 2020, which convertible note accrues interest at 6.0% per annum and is convertible into equity of Stryve.

Upon closing of the Business Combination all principal and accrued interest under each of the convertible promissory notes will be converted into newly issued Series 3 Preferred Unit of Stryve Holdings, which Series 3 Preferred Units will participate in any distribution of Class B Units of Holdings and shares of Class V Common Stock, made by Stryve to its members, under the terms of Stryve’s seventh amended and restated operating agreement.

January 2020 Promissory Note. Stryve and Lee Dunlap, one of Stryve’s current directors, entered into an unsecured promissory note in January 2020 whereby Stryve borrowed $250,000 at an interest rate of 16% per year with accrued interest payable monthly and the principal payable on the date of maturing (January 14, 2023).

Guaranties. Except as noted below, Messrs. Carimi, Casey and Oblas each have executed unconditional personal guarantees with respect to all principal, interest and other fees and costs under several of Stryve’s loan facilities as detailed below:

●	$10.98 million of borrowings with Origin Bank (the “Origin Bank Borrowings”);
●	$4.5 million bridge loan with Van Maren Financial;
●	$2.5 million bridge loan with Montgomery Capital Advisors; and
●	$2.7 million side-car bridge loan with individuals of Montgomery Capital Advisors.

Mr. Casey did not personally guaranty certain obligations under the Origin Bank Borrowings related to Braaitime and Biltong USA acquisitions.

Management Agreement. On June 1, 2018, Stryve entered into a Management Agreement with Meaningful Partners, LLC (“MP”). Jacob Capps, a director of Stryve, is a founding member of MP. The Management Agreement provides for MP to provide Stryve with financial related services for $10,000 per month. Stryve owes MP approximately $153,438 under the Management Agreement as of December 31, 2020, with the amount expected to be paid upon the closing of the Business Combination (at which point the Management Agreement with automatically terminate).

Sale and Leaseback. On June 4, 2021, Stryve consummated the Sale and Leaseback Transaction for its manufacturing facility in Madill, Oklahoma with an entity controlled by Ted Casey, a director of the Stryve. The Sale and Leaseback Transaction was consummated for a total purchase price of $7,500 thousand, which provided Stryve with net proceeds (after transaction related costs) of approximately $7,343 thousand.  In connection with the consummation of the Sale and Leaseback Transaction, Stryve entered into a Lease Agreement pursuant to which Stryve leased back the facility for an initial term of twelve (12) years, unless earlier terminated or extended in accordance with the terms of the Lease Agreement. Under the Lease Agreement, Stryve’s financial obligations include base rent of approximately $60,000 per month, which rent will increase on an annual basis at two percent (2%) over the initial term and two-and-a-half percent (2.5%) during any extension term.  Stryve is also responsible for all monthly expenses related to the leased facility, including insurance premiums, taxes and other expenses, such as utilities.  As a result of the Sale and Leaseback Transaction, Mr. Casey will not be considered an independent director following the Business Combination.

Employment Arrangements. Stryve has entered into employment agreements with its executive officers. See “Stryve’s Executive Compensation—Agreements with Stryve’s Named Executive Officers and Potential Payments Upon Termination or Change of Control.”

Related Person Transactions Policy Following the Business Combination

Effective upon the consummation of the Business Combination, the Company Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

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A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

●	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

●	any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting shares;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting shares; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Company’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of Class A Common Stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the Class A Common Stock who are initial purchasers of such common stock pursuant to this offering and hold the Class A Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by the Company on the Class A Common Stock and any consideration received by a holder in consideration for the sale or other disposition of the Class A Common Stock will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more (by vote or value) of our shares;
●	persons that acquired our Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	insurance companies;

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●	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A Common Stock;
●	persons holding our Class A Common Stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;
●	tax-exempt entities;
●	controlled foreign corporations; and
●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A Common Stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Class A Common Stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our Class A Common Stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

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Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. Upon a sale or other taxable disposition of our Class A Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

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Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our Class A Common Stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A Common Stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our Class A Common Stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

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Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Class A Common Stock.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits subscribers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the Company; or (iii) it has been two years from the Closing Date. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, has passed upon the validity of the Class A Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Stryve Foods, LLC and subsidiaries as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Stryve Foods, LLC to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Andina as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Andina Acquisition Corp. III to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Andina has filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Class A Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to Andina and its securities, you should refer to the registration statement and exhibits.

In addition, Andina files annual, quarterly and current reports, prospectus and other information with the SEC. Andina’s (or post the Business Combination, the Company’s) SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. Stryve also maintains a website at www.stryve.com. Through our website, Andina makes available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, Andina’s website is not part of, and is not incorporated into, this prospectus.

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INDEX TO FINANCIAL STATEMENTS

ANDINA ACQUISITION CORP. III

Audited Financial Statements as of and for the years ended December 31, 2020 and 2019

Unaudited Financial Statements as of and for the three months ended March 31, 2021 and 2020

STRYVE FOODS, LLC

Audited Financial Statements as of and for the years ended December 31, 2020 and 2019

Unaudited Financial Statements as of and for the three months ended March 31, 2021 and 2020

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Andina Acquisition Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Andina Acquisition Corp. III (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that the Company plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2016.

New York, NY

February 18, 2021

F-1

ANDINA ACQUISITION CORP. III

BALANCE SHEETS

	December 31,
	2020	2019

ASSETS
Current Assets
Cash	$198,192	$352,254
Prepaid expenses	—	8,076
Total Current Assets	198,192	360,600

Cash and marketable securities held in Trust Account	13,545,503	110,149,122
Total Assets	$13,743,695	$110,509,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$883,176	$5,723

Commitments

Ordinary shares subject to possible redemption, 767,392 and 10,344,550 shares at redemption value at December 31, 2020 and 2019, respectively	7,860,513	105,503,991

Shareholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 3,650,004 and 3,550,450 shares issued and outstanding (excluding 767,392 and 10,344,550 shares subject to possible redemption) at December 31, 2020 and 2019, respectively	365	355
Additional paid-in capital	3,849,880	3,266,203
Retained earnings	1,149,761	1,733,450
Total Shareholders’ Equity	5,000,006	5,000,008

Total Liabilities and Shareholders’ Equity	$13,743,695	$110,509,722

The accompanying notes are an integral part of the financial statements.

F-2

ANDINA ACQUISITION CORP. III

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019

Operating costs	$1,279,291	$386,675
Reimbursement of due diligence expenses	(139,430)	—
Loss from operations	(1,139,861)	(386,675)

Other income:
Interest income	556,030	2,136,694
Unrealized gain on marketable securities held in Trust Account	142	12,428
Other income	556,172	2,149,122

Net (loss) income	$(583,689)	$1,762,447

Weighted average shares outstanding, basic and diluted (1)	3,592,787	3,446,449

Basic and diluted net loss per ordinary share (2)	$(0.17)	$(0.09)

(1)	Excludes an aggregate of 767,392 and 10,344,550 shares subject to possible redemption at December 31, 2020 and 2019, respectively.
(2)	Net loss per ordinary share – basic and diluted excludes income attributable to Ordinary Shares subject to possible redemption of $39,544 and $2,058,429 for the years ended December 31, 2020 and 2019, respectively (see Note 2).

The accompanying notes are an integral part of the financial statements.

F-3

ANDINA ACQUISITION CORP. III

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares		Additional Paid-in	(Accumulated Deficit) Retained	Total Shareholders’ (Deficit)
	Shares	Amount	Capital	Earnings	Equity
Balance – January 1, 2019	2,875,000	$287	$24,713	$(28,977)	$(3,997)

Sale of 10,800,000 Units, net of underwriting discounts	10,800,000	1,080	104,794,469	—	104,795,549

Sale of 395,000 Private Units	395,000	40	3,949,960	—	3,950,000

Forfeiture of Founder Shares	(175,000)	(17)	17	—	—

Ordinary shares subject to possible redemption	(10,344,550)	(1,035)	(105,502,956)	—	(105,503,991)

Net income (loss)	—	—	—	1,762,447	1,762,447

Balance – December 31, 2019	3,550,450	355	3,266,203	1,733,450	5,000,008

Change in value of Ordinary Shares subject to possible redemption	99,554	10	583,677	—	583,687

Net income (loss)	—	—	—	(583,689)	(583,689)

Balance – December 31, 2020	3,650,004	$365	$3,849,880	$1,149,761	$5,000,006

The accompanying notes are an integral part of the financial statements.

F-4

ANDINA ACQUISITION CORP. III

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(583,689)	$1,762,447
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(556,030)	(2,136,694)
Unrealized gain on marketable securities held in Trust Account	(142)	(12,428)
Changes in operating assets and liabilities:
Prepaid expenses	8,076	(8,076)
Accounts payable and accrued expenses	877,453	(4,352)
Net cash used in operating activities	(254,332)	(399,103)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(108,000,000)
Cash withdrawn from Trust Account for redemption of Ordinary Shares	97,059,791	—
Cash withdrawn from Trust Account for working capital purposes	100,000	—
Net cash provided by (used in) investing activities	97,159,791	(108,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	105,300,000
Proceeds from sale of Private Units	—	3,950,000
Advance from related party	—	9,041
Repayment of advances from related party	—	(81,280)
Repayment of promissory note – related party	—	(34,259)
Payment of offering costs	—	(391,875)
Redemption of Ordinary Shares	(97,059,791)	—
Net cash (used in) provided by financing activities	(97,059,791)	108,751,627

Net Change in Cash	(154,332)	352,524
Cash – Beginning	352,524	—
Cash – Ending	$198,192	$352,524

Non-Cash Investing and Financing Activities:
Initial classification of Ordinary Shares subject to possible redemption	$—	$103,741,340
Change in value of Ordinary Shares subject to possible redemption	$(583,687)	$1,762,651

The accompanying notes are an integral part of the financial statements.

F-5

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Andina Acquisition Corp. III (the “Company”) was incorporated in the Cayman Islands on July 29, 2016 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company initially intended to focus on target businesses in the Americas.

All activity through December 31, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, activities in connection with the announced and subsequently terminated proposed acquisition of EMMAC Life Sciences Limited, (“EMMAC”) (which activities ceased in November 2020) and activities in connection with the proposed acquisition of Stryve Foods LLC (“Stryve”), as discussed in Note 9.

In August 2020, the Company received a $139,430 reimbursement for expenses that it incurred in connection with the due diligence of evaluating a potential Business Combination that did not materialize.

Initial Public Offering

The registration statement for the Initial Public Offering (the “IPO”) was declared effective on January 24, 2019 pursuant to Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”). On January 31, 2019, the Company consummated the Initial Public Offering of 10,800,000 units (the “Units” and, with respect to the Ordinary Shares included in the Units offered, the “Public Shares”), which included a partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at $10.00 per Unit, generating gross proceeds of $108,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 395,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to certain shareholders, or their affiliates (collectively, the “initial shareholders”) and the underwriters, generating gross proceeds of $3,950,000, which is described in Note 4.

Transaction costs amounted to $3,204,451, consisting of $2,700,000 of underwriting fees and $504,451 of offering costs.

Following the closing of the Initial Public Offering on January 31, 2019, an amount of $108,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to its shareholders, as described below. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. One of the Company’s directors has agreed to be personally liable if the Company liquidates the Trust Account prior to the consummation of a Business Combination to ensure that the proceeds held in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, such director may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations and up to $100,000 may be released to pay for the Company’s working capital obligations, including any necessary liquidation or dissolution expenses.

In order to meet its working capital needs following the consummation of the Initial Public Offering, the Company’s initial shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion. Up to $500,000 of the notes may be converted upon consummation of the Company’s initial Business Combination into additional Private Units at a price of $10.00 per unit. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

F-6

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Initial Business Combination

Pursuant to the Nasdaq Capital Markets listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by the Company’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The target business or businesses that the Company acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. In order to consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities. There are no limitations on the Company’s ability to incur debt or issue securities in order to consummate a Business Combination. Since the Company has no specific Business Combination under consideration, the Company has not entered into any arrangement to issue debt or equity securities. If the net proceeds of Initial Public Offering prove to be insufficient, either because of the size of the Business Combination, the depletion of the available net proceeds in search of a target business, or the obligation to convert a significant number of shares from shareholders into cash, the Company will be required to seek additional financing in order to complete its initial Business Combination. In addition, if the Company consummates a Business Combination, it may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of the Company’s officers, directors or shareholders is required to provide any financing to the Company in connection with or after a Business Combination.

In connection with any proposed initial Business Combination, the Company will either (1) seek shareholder approval of such initial Business Combination at a meeting called for such purpose at which Public Shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable) or (2) provide Public Shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. Notwithstanding the foregoing, the initial shareholders have agreed, pursuant to written letter agreements with the Company, not to convert any Public Shares held by them into their pro rata share of the aggregate amount then on deposit in the Trust Account. If the Company determines to engage in a tender offer, such tender offer will be structured so that each Public Shareholder may tender any or all of his, her or its Public Shares rather than some pro rata portion of his, her or its shares. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or will allow shareholders to sell their Public Shares to it in a tender offer will be made by the Company based on a variety of factors such as the timing of the transaction, whether the terms of the transaction would otherwise require it to seek shareholder approval or whether the Company is deemed to be a foreign private issuer (which would require us to conduct a tender offer rather than seeking shareholder approval under the U.S. Securities and Exchange Commission (the “SEC”) rules). If the Company engages in a tender offer in connection with an initial Business Combination, the Company will file tender offer documents with the SEC, which will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules. The Company will consummate an initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, solely if it seeks shareholder approval, a majority of the issued and outstanding Ordinary Shares voted are voted in favor of the Business Combination. The $5,000,001 net tangible asset value would be determined once a target business is located and the Company can assess all of the assets and liabilities of the combined company.

The initial shareholders have agreed (i) to vote their insider shares, Private Shares (as defined in Note 4) and any Public Shares purchased in or after the Initial Public Offering in favor of any proposed Business Combination and (ii) not to convert any shares (including the insider shares) in connection with a shareholder vote to approve or sell their shares to the Company in any tender offer in connection with, a proposed initial Business Combination.

Failure to Consummate a Business Combination

The Company initially had until July 31, 2020 to complete a Business Combination. On July 29, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from July 31, 2020 to October 31, 2020 (or December 31, 2020 if the Company had executed a definitive agreement for a Business Combination by October 31, 2020). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 4,303,096 Ordinary Shares. As a result, an aggregate of $44,063,656 (or approximately $10.24 per share) was released from the Company’s Trust Account to pay such shareholders and 9,591,904 Ordinary Shares were issued and outstanding at September 30, 2020.

On October 28, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from October 31, 2020 to January 31, 2021 (or April 30, 2021 if the Company has executed a definitive agreement for a Business Combination by January 31, 2021). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 5,174,508 Ordinary Shares. As a result, an aggregate of $52,996,135 (or approximately $10.24 per share) was released from the Company’s Trust Account to pay such shareholders and 4,417,396 Ordinary Shares were issued and outstanding at December 31, 2020.

F-7

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

On January 27, 2021, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from January 31, 2021 to April 30, 2021 (or July 31, 2021 if the Company has executed a definitive agreement for a Business Combination by April 30, 2021) (such date or later date, as applicable, the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 300 Ordinary Shares. As a result, an aggregate of $3,073 (or approximately $10.24 per share) was released from the Company’s Trust Account to pay such shareholders and 4,417,096 Ordinary Shares are now issued and outstanding.

Pursuant to the terms of the Company’s amended and restated memorandum and articles of association, failure to consummate a Business Combination by the Extended Date will trigger the automatic winding up, dissolution and liquidation of the Company. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under Cayman Islands Cayman Islands Companies Act. Accordingly, no vote would be required from shareholders to commence such a voluntary winding up, dissolution and liquidation. The holders of the insider shares will not participate in any liquidation distribution from the Trust Account with respect to their insider shares.

Liquidity and Going Concern

As of December 31, 2020, the Company had $198,192 in its operating bank accounts, $13,545,503 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and working capital deficit of $684,984. As of December 31, 2020, approximately $322,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any. On April 9, 2020, pursuant to the prospectus relating to the IPO and the terms and conditions of the Investment Management Trust Agreement, dated January 28, 2019, by and between the Company and Continental Stock Transfer and Trust Company, the Company withdrew $100,000 of interest income on the funds held in the trust account to support the Company’s working capital obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or its officers or directors. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Extended Date, which is the date the Company is required cease all operations except for the purpose of winding up if it has not completed a Business Combination. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

F-8

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Cash and Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were substantially held in money market funds, which primarily invest in U.S. Treasury Bills. At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Ordinary Shares (including Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Ordinary Shares are classified as shareholders’ equity. The Company’s Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of Ordinary Shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2020 and 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and the Private Placement to purchase 11,195,000 Ordinary Shares, and (2) rights sold in the Initial Public Offering and the Private Placement that convert into 1,119,500 Ordinary Shares, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into Ordinary Shares are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

Reconciliation of Net Loss per Ordinary Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to Ordinary Shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Year Ended December 31,
	2020	2019
Net (loss) income	$(583,689)	$1,762,447
Less: Income attributable to Ordinary Shares subject to possible redemption	(39,544)	(2,058,429)
Adjusted net loss	$(623,233)	$(295,982)

Weighted average shares outstanding, basic and diluted	3,592,787	3,446,449

Basic and diluted net loss per ordinary share	$(0.17)	$(0.09)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-9

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential examination by foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero for all periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,800,000 Units at a purchase price of $10.00 per Unit, which included a partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share of the Company, one right (the “Public Right”) and one redeemable warrant (the “Public Warrant”). Each Public Right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of a Business Combination. Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 7).

If the Company is unable to complete an initial Business Combination by the Extended Date and the Company redeems the public shares for the funds held in the Trust Account, holders of the rights and warrants will not receive any of such funds for their rights and warrants and the rights and warrants will expire worthless.

NOTE 4. PRIVATE UNITS

Simultaneously with the closing of the Initial Public Offering, certain of the initial shareholders, including the underwriters in the Initial Public Offering (and their respective designees), purchased an aggregate of 395,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $3,950,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (the “Private Right”) and one redeemable warrant (each, a “Private Warrant”). The proceeds from the Private Units have been added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination by the Extended Date, the proceeds from the sale of the Private Units will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

The Private Units are identical to the Units sold in the Initial Public Offering except that the Private Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees. Additionally, the purchasers of the Private Units have agreed (A) to vote the Private Shares in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated memorandum and articles of association with respect to its pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides Public Shareholders with the opportunity to convert their Public Shares in connection with any such vote, (C) not to convert any Private Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination or a vote to amend the provisions of the Company’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Private Shares shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated. The purchasers of the Private Units have also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to permitted transferees) until the completion of an initial Business Combination.

F-10

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 5. RELATED PARTY TRANSACTIONS

Promissory Note – Related Party

On November 7, 2016, the Company issued a promissory note to a director of the Company, pursuant to which the Company borrowed an aggregate of $34,259. The promissory note was payable without interest on the earlier of (i) July 1, 2019, (ii) the date on which the Company consummated the Initial Public Offering or (iii) the date on which the Company determined to not proceed with such Initial Public Offering. The promissory note was repaid upon the consummation of the Initial Public Offering on January 31, 2019.

Advance from Related Party

A director of the Company advanced the Company an aggregate of $81,280 to cover expenses related to the Initial Public Offering. The advances were non-interest bearing and due on demand. The advances were repaid upon the consummation of the Initial Public Offering.

NOTE 6. COMMITMENTS

Business Combination Marketing Agreement

The Company engaged the joint book-running managers in the Initial Public Offering as advisors in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the joint book-running managers aggregate cash fees for such services upon the consummation of a Business Combination in an amount equal to $3,240,000 (exclusive of any applicable finders’ fees which might become payable). If a proposed Business Combination is not consummated for any reason during the 18-month period from the closing of the Initial Public Offering (as such period may be extended), no fee will be due or payable to the advisors.

Fee Arrangements

Following the Initial Public Offering, the Company entered into a letter agreement with a member of the Company’s board of directors that provides for a success fee to be paid to such director upon consummation of a Business Combination with a target business introduced to the Company by such director in an amount equal to 0.6% of the total consideration paid by the Company in the transaction, subject to certain minimum and maximum amounts set forth in the agreement.

In addition, the Company entered into several letter agreements with unaffiliated third parties that provide for a success fee to be paid to each such third party upon consummation of a Business Combination with a target business introduced to the Company by such third party in amounts ranging from 0.75% to 1.0% of the total consideration paid by the Company in the transaction, subject to certain minimum and maximum amounts set forth in the various agreements.

Related to the business combination with Stryve, Andina entered into engagement letters with Cowen and Craig-Hallum, to be financial advisor and placement agents to the transaction, with an aggregate success fee of 2% of the transaction value and 6% fee of gross proceeds raised as agents.

Registration Rights

Pursuant to a registration rights agreement entered into on January 28, 2019, the holders of the insider shares, as well as the holders of the Private Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriters (and their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on January 28, 2019. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these Ordinary Shares are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and their designees) may participate in a “piggy-back” registration only during the seven-year period beginning January 28, 2019. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-11

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020 and 2019, no preferred shares were issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 Ordinary Shares with a par value of $0.0001 per share. As of December 31, 2020 and 2019, there were 3,650,004 and 3,550,450 Ordinary Shares issued and outstanding, excluding 767,392 and 10,344,550 Ordinary Shares subject to possible redemption, respectively.

In connection with the organization of the Company, a total of 2,875,000 Ordinary Shares were sold to the initial shareholders for an aggregate purchase price of $25,000. The 2,875,000 shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Company’s initial shareholders would own 20% of the issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option to purchase an additional 800,000 Units, 200,000 shares are no longer subject to forfeiture and 175,000 shares were forfeited, resulting in an aggregate of 2,700,000 shares issued and outstanding at the Initial Public Offering date.

The initial shareholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the Company’s Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after an initial Business Combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of an initial Business Combination, or earlier, in either case, if, subsequent to an initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all Ordinary Shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Ordinary Shares will receive in the transaction on an as-converted into Ordinary Shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of an ordinary share underlying each right (without paying additional consideration). The Ordinary Shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination by the Extended Date and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants

The Public Warrants will become exercisable on the later of the completion of an initial Business Combination or January 28, 2020. However, except as set forth below, no Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The warrants will expire five years from the consummation of an initial Business Combination.

F-12

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company may call the Public Warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
●	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and
●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the Ordinary Shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Ordinary Shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. In addition, if  (x) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $8.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to Company affiliates, without taking into account any insider shares held by such affiliates prior to such issuance) (where “insider shares” refers to the 2,875,000 Ordinary Shares held by the Company’s Initial Shareholders prior to the Company’s Initial Public Offering), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of the Company’s Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $8.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional Ordinary Shares or equity-linked securities. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

F-13

ANDINA ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$13,545,503	$110,149,122

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 5, 2021, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5620(a) and 5810(c)(2)(G), due to the Company’s failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year end. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The Company held their 2020 general annual meeting on January 27, 2021 and intends to submit a plan of compliance with Nasdaq. On February 2, 2021, the Company received a letter from Nasdaq indicating it had regained compliance.

On January 27, 2021, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from January 31, 2021 to April 30, 2021 (or July 31, 2021 if the Company has executed a definitive agreement for a Business Combination by April 30, 2021) (such date or later date, as applicable, the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 300 Ordinary Shares. As a result, an aggregate of $3,073 (or approximately $10.24 per share) was released from the Company’s Trust Account to pay such shareholders and 4,417,096 Ordinary Shares are now issued and outstanding.

On January 28, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein (the “Merger”), (i) the Company will re-domesticate as a Delaware corporation, (ii) Stryve, will conduct a reorganization pursuant to which Stryve Foods Holdings LLC (“Stryve Food”) will become a holding company for Stryve, the former owners of Stryve will become the owners of Stryve Food, and Stryve will retain all of its business, assets and liabilities, and become a wholly owned subsidiary of Stryve Food, (iii) Stryve Food will contribute to Andina Holdings LLC, a subsidiary of Andina (“Andina Holdings”), the equity interests of Stryve, in exchange for newly issued non-voting membership interests of Andina Holdings and voting (but non-economic) common stock of the Company, and (iv) the Company will contribute all of its cash and cash equivalents to Andina Holdings, after payment of the Company shareholders that elect to have their Company shares redeemed or converted in connection with the consummation of the Merger, in exchange for newly issued voting membership interests of Andina Holdings, all upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Subject to and upon the terms and conditions of the Business Combination Agreement, Stryve Food will contribute to Andina Holdings all of the issued and outstanding equity interests of Stryve (the “Seller Contribution”) and Andina Holdings shall issue to Stryve Food a number of newly issued Andina Holdings Class B Units (the “Seller Consideration Units”) equal in value to (the “Seller Consideration”) (i) One Hundred and Thirty Million U.S. Dollars ($130,000,000), minus (ii) the amount, if any, by which the target consolidated net working capital amount of $553,635 exceeds the consolidated net working capital of Stryve (but not less than zero), plus (iii) the amount, if any, by which the consolidated net working capital of Stryve exceeds the target consolidated net working capital amount of $553,635 (but not less than zero), minus (iv) the amount of indebtedness of Stryve at the closing (excluding certain capitalized leases and any obligations under the Bridge Notes or other convertible debt of Stryve Food that is converted into equity in connection with the closing), minus (v) the amount of any Stryve transaction expenses, with each Andina Holdings Class B Unit valued for such purposes at a price of $10.00 per Unit. Additionally, the Company will issue to Stryve Food a number of shares of newly issued shares of the Company’s Class V Common Stock equal to the number of Seller Consideration Units.

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Business Combination Agreement.

F-14

ANDINA ACQUISITION CORP. III

CONDENSED BALANCE SHEETS

(unaudited)

	March 31, 2021	December 31, 2020

ASSETS
Current Assets
Cash	$77,204	$198,192
Prepaid expenses	43,500	-
Total Current Assets	120,704	198,192

Marketable securities held in Trust Account	13,542,749	13,545,503
TOTAL ASSETS	$13,663,453	$13,743,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,508,164	$883,176
Total Current Liabilities	1,508,164	883,176

Warrant Liability	770,250	-
Total Liabilities	$2,278,414	$883,176

Commitments and Contingencies (Note 7)	-	-

Ordinary shares subject to possible redemption, 1,322,096 and 767,392 shares at redemption value at March 31, 2021 and December 31, 2020, respectively	13,542,749	7,860,513

Shareholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 100,000,000 shares authorized; 3,095,000 and 3,650,004 shares issued and outstanding (excluding 1,322,096 and 767,392 shares subject to possible redemption) at March 31, 2021 and December 31, 2020 respectively	310	365
Additional paid-in capital	—	3,849,880
(Accumulated Deficit) Retained earnings	(2,158,020)	1,149,761
Total Shareholders’ Equity	(2,157,710)	5,000,006
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,663,453	$13,743,695

The accompanying notes are an integral part of these condensed financial statements.

F-15

ANDINA ACQUISITION CORP. III

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Operating costs	$702,476	$144,337
Loss from operations	(702,476)	(144,337)

Other income:
Interest income	319	418,597
Unrealized (loss) gain on marketable securities held in Trust Account	-	58,919
Change in fair value of warrant liability	(770,250)
Other income, net	(769,931)	477,516

Net income (loss)	$(1,472,407)	$333,179

Basic and diluted weighted average shares outstanding, Ordinary shares subject to possible redemption	1,143,358	10,344,550

Basic and diluted net loss per share, Ordinary shares subject to possible redemption	$0.00	$0.04

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	3,273,835	3,550,450

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.45)	$(0.03)

The accompanying notes are an integral part of these condensed financial statements.

F-16

ANDINA ACQUISITION CORP. III

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares		Additional Paid-in	Retained Earnings (Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance – January 1, 2021	3,650,004	$365	$3,849,880	$1,149,761	$5,000,006

Change in value of ordinary shares subject to possible redemption	(555,004)	(55)	(3,849,880)	(1,835,374)	(5,685,309)

Net Loss	—	—	—	(1,472,407)	(1,472,407)
Balance – March 31, 2021	3,095,000	$310	$—	$(2,158,020)	$(2,157,710)

THREE MONTHS ENDED MARCH 31, 2020

	Ordinary Shares		Additional Paid	Retained	Total Shareholders’
	Shares	Amount	in Capital	Earnings	Equity
Balance – January 1, 2020	3,550,450	$355	$3,266,203	$1,733,450	$5,000,008

Change in value of ordinary shares subject to possible redemption	12,125	1	(333,180)	—	(333,179)

Net income	—	—	—	333,179	333,179
Balance – March 31, 2020	3,562,575	$356	$2,993,023	$2,066,629	$5,000,008

The accompanying notes are an integral part of these condensed financial statements.

F-17

ANDINA ACQUISITION CORP. III

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Cash Flows from Operating Activities:
Net (loss) income	$(1,472,407)	$333,179
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(319)	(418,597)
Unrealized gain on marketable securities held in Trust Account	—	(58,919)
Change in fair value of warrant liability	770,250
Changes in operating assets and liabilities:
Prepaid expenses	(43,500)	(62,633)
Accounts payable and accrued expenses	624,988	12,728
Net cash used in operating activities	(120,988)	(194,242)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account for redemption of ordinary shares	3,073	—
Net cash provided by investing activities	3,073	—

Cash Flows from Financing Activities:
Redemption of ordinary shares	3,073
Net cash used in financing activities	(3,073)	—

Net Change in Cash	(120,988)	(194,242)
Cash – Beginning	198,192	352,524
Cash – Ending	$77,204	$158,282

Non-Cash Investing and Financing Activities:
Change in value of ordinary shares subject to possible redemption	(5,682,236)	333,179

The accompanying notes are an integral part of these condensed financial statements.

F-18

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Note 1 — Organization and Plan of Business Operations

Andina Acquisition Corp. III (the “Company”) was incorporated in the Cayman Islands on July 29, 2016 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company initially intended to focus on target businesses in the Americas.

All activity through March 31, 2021 related to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, the Company’s search for an initial business combination, specifically, activities in connection with the announced and subsequently terminated proposed acquisition of EMMAC Life Sciences Limited, (“EMMAC”) (which activities ceased in November 2020) and activities in connection with the proposed acquisition of Stryve Foods LLC (“Stryve”), as described below.

Initial Public Offering

The registration statement for the Initial Public Offering (the “IPO”) was declared effective on January 24, 2019 pursuant to Section 8(a) of the Securities Act of 1933, as amended. On January 31, 2019, the Company consummated the Initial Public Offering of 10,800,000 units (the “Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), which included a partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at $10.00 per Unit, generating gross proceeds of $108,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 395,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to certain shareholders, or their affiliates (collectively, the “Initial Shareholders”) and the underwriters, generating gross proceeds of $3,950,000, which is described in Note 5.

Transaction costs amounted to $3,204,451, consisting of $2,700,000 of underwriting fees and $504,451 of offering costs.

Following the closing of the Initial Public Offering on January 31, 2019, an amount of $108,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), which has been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account to its shareholders, as described below. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. One of the Company’s directors has agreed to be personally liable if the Company liquidates the Trust Account prior to the consummation of a Business Combination to ensure that the proceeds held in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, such director may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations and up to $100,000 may be released to pay for the Company’s working capital obligations, including any necessary liquidation or dissolution expenses.

In order to meet its working capital needs following the consummation of the Initial Public Offering, the Company’s Initial Shareholders, officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Company’s initial Business Combination, without interest, or, at the lender’s discretion. Up to $500,000 of the notes may be converted upon consummation of the Company’s initial Business Combination into additional Private Units at a price of $10.00 per unit. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

F-19

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Initial Business Combination

Pursuant to the Nasdaq Capital Markets listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous acquisitions of several target businesses. The fair market value of the target will be determined by the Company’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The target business or businesses that the Company acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. In order to consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities. There are no limitations on the Company’s ability to incur debt or issue securities in order to consummate a Business Combination. Since the Company has no specific Business Combination under consideration, the Company has not entered into any arrangement to issue debt or equity securities. If the net proceeds of Initial Public Offering prove to be insufficient, either because of the size of the Business Combination, the depletion of the available net proceeds in search of a target business, or the obligation to convert a significant number of shares from shareholders into cash, the Company will be required to seek additional financing in order to complete its initial Business Combination. In addition, if the Company consummates a Business Combination, it may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of the Company’s officers, directors or shareholders is required to provide any financing to the Company in connection with or after a Business Combination.

In connection with any proposed initial Business Combination, the Company will either (1) seek shareholder approval of such initial Business Combination at a meeting called for such purpose at which public shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable) or (2) provide public shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. Notwithstanding the foregoing, the Initial Shareholders have agreed, pursuant to written letter agreements with the Company, not to convert any Public Shares held by them into their pro rata share of the aggregate amount then on deposit in the Trust Account. If the Company determines to engage in a tender offer, such tender offer will be structured so that each public shareholder may tender any or all of his, her or its Public Shares rather than some pro rata portion of his, her or its shares. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or will allow shareholders to sell their Public Shares to it in a tender offer will be made by the Company based on a variety of factors such as the timing of the transaction, whether the terms of the transaction would otherwise require it to seek shareholder approval or whether the Company is deemed to be a foreign private issuer (which would require us to conduct a tender offer rather than seeking shareholder approval under the U.S. Securities and Exchange Commission (the “SEC”) rules). If the Company engages in a tender offer in connection with an initial Business Combination, the Company will file tender offer documents with the SEC, which will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules. The Company will consummate an initial Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, solely if it seeks shareholder approval, a majority of the issued and outstanding ordinary shares voted are voted in favor of the Business Combination. The $5,000,001 net tangible asset value would be determined once a target business is located and the Company can assess all of the assets and liabilities of the combined company.

The Initial Shareholders have agreed (i) to vote their insider shares, Private Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of any proposed Business Combination and (ii) not to convert any shares (including the insider shares) in connection with a shareholder vote to approve, or sell their shares to the Company in any tender offer in connection with, a proposed initial Business Combination.

Failure to Consummate a Business Combination

The Company initially had until July 31, 2020 to complete a Business Combination. On July 29, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from July 31, 2020 to October 31, 2020 (or December 31, 2020 if the Company had executed a definitive agreement for a Business Combination by October 31, 2020). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 4,303,096 ordinary shares. As a result, an aggregate of $44,063,656 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders.

F-20

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

On October 28, 2020, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from October 31, 2020 to January 31, 2021 (or April 30, 2021 if the Company had executed a definitive agreement for a Business Combination by January 31, 2021) (such date or later date, as applicable, the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 5,174,508 ordinary shares. As a result, an aggregate of $52,996,135 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders.

On January 27, 2021, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from January 31, 2021 to April 30, 2021 (or July 31, 2021 if the Company has executed a definitive agreement for a Business Combination by April 30, 2021) (such date or later date, as applicable, the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 300 ordinary shares. As a result, an aggregate of $3,073 (or approximately $10.24 per share) was released from the Company’s Trust Account to pay such shareholders and 4,417,096 ordinary shares are now issued and outstanding.

On January 28, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (i) the Company will re-domesticate as a Delaware corporation, (ii) Stryve will conduct a reorganization pursuant to which Stryve Foods Holdings LLC (“Stryve Holdings”) will become a holding company for Stryve, the former owners of Stryve will become the owners of Stryve Holdings, and Stryve will retain all of its business, assets and liabilities, and become a wholly-owned subsidiary of Stryve Holdings, (iii) Stryve Holdings will contribute to Andina Holdings LLC, the Company’s subsidiary (“Andina Holdings”), the equity interests of Stryve, in exchange for newly issued non-voting membership interests of Andina Holdings and the Company’s voting (but non-economic) common stock, and (iv) the Company will contribute all of the Company’s cash and cash equivalents to Andina Holdings, after payment of Company shareholders that elect to have their shares redeemed or converted in connection with the consummation of the Merger, in exchange for newly issued voting membership interests of Andina Holdings, all upon the terms and subject to the conditions set forth in the Business Combination Agreement. Simultaneously with the execution of the Business Combination Agreement, the Company and Stryve entered into subscription agreements with investors for an aggregate of $42,500,000 at a price of $10.00 per share in a private placement in the Company (the “Closing PIPE Investment”), to be consummated simultaneously with the Closing of the Business Combination. Additionally, simultaneously with the execution of the Business Combination Agreement, the Company and Stryve entered into subscription agreements with the holders (the “Bridge Investors”) of $10,600,000 in unsecured promissory notes of Stryve (the “Bridge Notes”) where the obligations of Stryve under the Bridge Notes will be used to offset and satisfy the obligations of the Bridge Investors and the Bridge Investors will be issued shares of Class A Common Stock at a price of $8.00 per share (the “Bridge PIPE Investment” and, together with the Closing PIPE Investment, the “PIPE Investment”). Consummation of the PIPE Investment is conditioned on the concurrent Closing of the Business Combination (and other customary closing conditions).

Pursuant to the terms of the Company’s amended and restated memorandum and articles of association, failure to consummate a Business Combination by the Extended Date will trigger the automatic winding up, dissolution and liquidation of the Company. As a result, this has the same effect as if the Company had formally gone through a voluntary liquidation procedure under Cayman Islands Companies Law. Accordingly, no vote would be required from shareholders to commence such a voluntary winding up, dissolution and liquidation. The holders of the insider shares will not participate in any liquidation distribution from the Trust Account with respect to their insider shares.

Liquidity and Going Concern

As of March 31, 2021, the Company had $77,204 in its operating bank accounts, $13,542,749 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Public Shares in connection therewith and working capital deficit of $1,387,460. As of March 31, 2021, approximately $322,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations, if any.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, plants or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, negotiating and completing a Business Combination.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, an affiliate of the Sponsor, or its officers or directors. The Company’s officers, directors and Sponsor, or their affiliates, may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through the Extended Date, which is the date the Company is required cease all operations except for the purpose of winding up if it has not completed a Business Combination. These condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 – Restatement of Interim Financial Statements

Due to a misapplication of the accounting treatment related to its ordinary shares subject to redemption, non-redeemable ordinary shares and additional paid-in capital for maintaining minimum net tangible assets of at least $5 million following any ordinary share redemption, the Company’s previously issued interim condensed financial statements for the period ended March 31, 2021 should no longer be relied upon. As such, the Company is restating its unaudited interim condensed financial statements as of and for three months ended March 31, 2021 included in this Form 10-Q/A.

Impact of the Restatement

The impact of the restatement on the Condensed Statement balance sheet as of March 31, 2021 included in this filing is presented below.

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the three months ended March 31, 2021 (unaudited)

Ordinary shares subject to redemption:
Number of shares outstanding	623,332	698,764	1,322,096
Amount	$6,385,035	$7,157,714	$13,542,749
Ordinary shares excluding shares subject to possible redemption	3,793,764	(698,764)	3,095,0000
Number of shares outstanding
Common stock value	$(380)	$70	$(310)
Additional paid-in capital	$(5,322,270)	$5,322,270	$-
Accumulated deficit	$322,646	$1,835,374	$2,158,020

The impact of the restatement on the Condensed Statement of operations for the three months ended March 31, 2021 included in this filing is presented below.

Basic and diluted weighted average shares outstanding, Ordinary shares subject to possible redemption	767,189	376,169	1,143,358
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	3,650,004	(376,169)	3,273,835
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.40)	$(0.05)	$(0.45)

The impact of the restatement on the Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2021 included in this filing is presented below.

	As Previously Reported	Adjustments	As Restated
Statement of Cash Flows for the three months ended March 31, 2020 (unaudited)

Non-Cash Investing and Financing Activities:
Change in value of ordinary shares subject to possible redemption	(1,475,478)	7,157,714	5,682,236,

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on February 18, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

F-21

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Use of Estimates

The preparation of condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021, the assets held in the Trust Account were substantially held in money market fund (Select Treasury Institutional Funds), which primarily invest in short term U.S. Treasury securities. The Company accounts for its securities held in the trust account in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 320 “Debt and Equity Securities.” These securities are classified as trading securities with unrealized gains/losses, if any, recognized through the statement of operations.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities rather than equity on a SPAC’s balance sheet.

Historically, the Company’s Private Warrants and Public Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the warrants, based on the Company’s application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). Some of the views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. After discussion and evaluation, including with the Company’s accounting advisor and the Company’s audit committee, and taking into consideration the SEC Staff Statement, management has concluded that the Company’s Private Warrants should be presented as liabilities with subsequent fair value remeasurement.

Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the warrants initially was estimated using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology.

Net Income (Loss) per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2021 and December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and the Private Placement to purchase 11,195,000 ordinary shares, and (2) rights sold in the Initial Public Offering and the Private Placement that convert into 1,119,500 ordinary shares, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into ordinary shares are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Three Months Ended March 31,
	2021	2020
Ordinary Shares subject to possible redemption
Numerator: Earnings allocable to ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$319	$400,472
Unrealized gain on marketable securities held in Trust Account	—	56,368
Net Income allocable to ordinary shares subject to possible redemption	$319	$456,840
Denominator: Weighted Average ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	1,143,358	10,344,550
Basic and diluted net income per redeemable ordinary share	$0.00	$0.04

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net Income (loss)	$(1,472,407)	$333,179
Net Income allocable to ordinary shares stock subject to possible redemption	(319)	(456,840)
Non-Redeemable Net Loss	$(1,472,726)	$(123,661)
Denominator: Weighted Average Non-Redeemable ordinary shares
Basic and diluted weighted average shares outstanding	3,273,835	3,550,450
Basic and diluted net loss per Non-Redeemable ordinary share	$(0.45)	$(0.03)

F-22

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position over the next twelve months.

The Company may be subject to potential examination by foreign taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero for all periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed financial statements, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

• Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

• Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

• Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 4 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 10,800,000 Units at a purchase price of $10.00 per Unit, which included a partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share of the Company, one right (the “Public Right”) and one redeemable warrant (the “Public Warrant”). Each Public Right entitles the holder to receive one-tenth (1/10) of an ordinary share upon consummation of a Business Combination. Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 1 and Note 8).

F-23

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

If the Company is unable to complete an initial Business Combination by the Extended Date and the Company redeems the public shares for the funds held in the Trust Account, holders of the rights and warrants will not receive any of such funds for their rights and warrants and the rights and warrants will expire worthless.

Note 5 — Private Units

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Shareholders, including the underwriters in the Initial Public Offering (and their respective designees), purchased an aggregate of 395,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $3,950,000. Each Private Unit consists of one ordinary share (“Private Share”), one right (the “Private Right”) and one redeemable warrant (each, a “Private Warrant”). The proceeds from the Private Units have been added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination by the Extended Date, the proceeds of the sale of the Private Units will be used to fund the redemption of the public shares (subject to the requirements of applicable law), and the Private Units and all underlying securities will expire worthless.

The Private Units are identical to the Units sold in the Initial Public Offering except that the Private Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees. Additionally, the purchasers of the Private Units have agreed (A) to vote the Private Shares in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s amended and restated memorandum and articles of association with respect to its pre-Business Combination activities prior to the consummation of such a Business Combination unless the Company provides public shareholders with the opportunity to convert their Public Shares in connection with any such vote, (C) not to convert any Private Shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial Business Combination or a vote to amend the provisions of the Company’s amended and restated memorandum and articles of association relating to shareholders’ rights or pre-Business Combination activity and (D) that the Private Shares shall not participate in any liquidating distribution from the Trust Account upon winding up if a Business Combination is not consummated. The purchasers of the Private Units have also agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to permitted transferees) until the completion of an initial Business Combination.

Note 6 — Related Party Transactions

As of March 31, 2021 directors and officers have reimbursable expenses of $45,529.

Note 7 — Commitments

Business Combination Marketing Agreement

The Company engaged the joint book-running managers in the Initial Public Offering as advisors in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the joint book-running managers aggregate cash fees for such services upon the consummation of a Business Combination in an amount equal to $3,240,000 (exclusive of any applicable finders’ fees which might become payable). If a proposed Business Combination is not consummated for any reason during the 18-month period from the closing of the Initial Public Offering or as currently extended through July 31, 2021, no fee will be due or payable to the advisors. In the case of a Business Combination with Stryve, the fees have been reduced by 50%.

Fee Arrangements

Following the Initial Public Offering, the Company entered into a letter agreement with a member of the Company’s board of directors that provides for a success fee to be paid to such director upon consummation of a Business Combination with a target business introduced to the Company by such director in an amount equal to 0.6% of the total consideration paid by the Company in the transaction, subject to certain minimum and maximum amounts set forth in the agreement.

In addition, the Company entered into several letter agreements with unaffiliated third parties that provide for a success fee to be paid to each such third party upon consummation of a Business Combination with a target business introduced to the Company by such third party in amounts ranging from 0.75% to 1.0% of the total consideration paid by the Company in the transaction, subject to certain minimum and maximum amounts set forth in the various agreements.

Related to the business combination with Stryve, the Company entered into engagement letters with Cowen and Craig-Hallum, to be financial advisors and placement agent to the transaction, with an aggregate success fee of 2% of the transaction value and 6% fee of gross proceeds raised as agents and a capital markets advisory fee.

F-24

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Registration Rights

Pursuant to a registration rights agreement entered into on January 28, 2019, the holders of the insider shares, as well as the holders of the Private Units (and underlying securities) and any securities issued in payment of working capital loans made to the Company, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriters (and their designees) may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on January 28, 2019. The holders of the majority of the insider shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Units (and underlying securities) and securities issued in payment of working capital loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriters (and their designees) may participate in a “piggy-back” registration only during the seven-year period beginning January 28, 2019. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Extension

On January 5, 2021, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5620(a) and 5810(c)(2)(G), due to the Company’s failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year end. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The Company held their 2020 general annual meeting on January 27, 2021 and intends to submit a plan of compliance with Nasdaq. On February 2, 2021, the Company received a letter from Nasdaq indicating it had regained compliance.

On January 27, 2021, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from January 31, 2021 to April 30, 2021 (or July 31, 2021 if the Company has executed a definitive agreement for a Business Combination by April 30, 2021) (such date or later date, as applicable, the “Extended Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 300 ordinary shares. As a result, an aggregate of $3,073 (or approximately $10.24 per share) was released from the Trust Account to pay such shareholders and 4,417,096 ordinary shares are now issued and outstanding.

Business Combination Agreement

On January 28, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions set forth therein (the “Merger”), (i) the Company will re-domesticate as a Delaware corporation, (ii) Stryve, will conduct a reorganization pursuant to which Stryve Foods Holdings LLC (“Stryve Holdings”) will become a holding company for Stryve, the former owners of Stryve will become the owners of Stryve Holdings, and Stryve will retain all of its business, assets and liabilities, and become a wholly owned subsidiary of Stryve Holdings, (iii) Stryve Holdings will contribute to Andina Holdings LLC, a subsidiary of Andina (“Andina Holdings”), the equity interests of Stryve, in exchange for newly issued non-voting membership interests of Andina Holdings and voting (but non-economic) common stock of the Company, and (iv) the Company will contribute all of its cash and cash equivalents to Andina Holdings, after payment of the Company shareholders that elect to have their Company shares redeemed or converted in connection with the consummation of the Merger, in exchange for newly issued voting membership interests of Andina Holdings, all upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Subject to and upon the terms and conditions of the Business Combination Agreement, Stryve Holdings will contribute to Andina Holdings all of the issued and outstanding equity interests of Stryve (the “Seller Contribution”) and Andina Holdings shall issue to Stryve Holdings a number of newly issued Andina Holdings Class B Units (the “Seller Consideration Units”) equal in value to (the “Seller Consideration”) (i) One Hundred and Thirty Million U.S. Dollars ($130,000,000), minus (ii) the amount, if any, by which the target consolidated net working capital amount of $553,635 exceeds the consolidated net working capital of Stryve (but not less than zero), plus (iii) the amount, if any, by which the consolidated net working capital of Stryve exceeds the target consolidated net working capital amount of $553,635 (but not less than zero), minus (iv) the amount of indebtedness of Stryve at the closing (excluding certain capitalized leases and any obligations under the Bridge Notes or other convertible debt of Stryve Holdings that is converted into equity in connection with the closing), minus (v) the amount of any Stryve transaction expenses, with each Andina Holdings Class B Unit valued for such purposes at a price of $10.00 per Unit. Additionally, the Company will issue to the Seller a number of shares of newly issued shares of the Company’s Class V Common Stock equal to the number of Seller Consideration Units.

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Business Combination Agreement.

Simultaneously with the execution of the Business Combination Agreement, the Company and Stryve entered into subscription agreements with investors for an aggregate of $42,500,000 at a price of $10.00 per share in a private placement in the Company (the “Closing PIPE Investment”), to be consummated simultaneously with the Closing of the Business Combination. Additionally, simultaneously with the execution of the Business Combination Agreement, the Company and Stryve entered into subscription agreements with the holders (the “Bridge Investors”) of $10,600,000 in unsecured promissory notes of Stryve (the “Bridge Notes”) where the obligations of Stryve under the Bridge Notes will be used to offset and satisfy the obligations of the Bridge Investors and the Bridge Investors will be issued shares of Class A Common Stock at a price of $8.00 per share (the “Bridge PIPE Investment” and, together with the Closing PIPE Investment, the “PIPE Investment”). Consummation of the PIPE Investment is conditioned on the concurrent Closing of the Business Combination (and other customary closing conditions).

F-25

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Note 8 — Shareholders’ Equity

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 3,095,000 and 3,650,004 ordinary shares issued and outstanding, excluding 1,322,096 and 767,392 ordinary shares subject to possible redemption, respectively.

In connection with the organization of the Company, a total of 2,875,000 ordinary shares were sold to the Initial Shareholders for an aggregate purchase price of $25,000. The 2,875,000 shares included an aggregate of up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Company’s Initial Shareholders would own 20% of the issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option to purchase an additional 800,000 Units, 200,000 shares are no longer subject to forfeiture and 175,000 shares were forfeited, resulting in an aggregate of 2,700,000 shares issued and outstanding at the Initial Public Offering date.

The Initial Shareholders have agreed not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until (1) with respect to 50% of the insider shares, the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after an initial Business Combination and (2) with respect to the remaining 50% of the insider shares, one year after the date of the consummation of an initial Business Combination, or earlier, in either case, if, subsequent to an initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of rights will be required to affirmatively covert its rights in order to receive 1/10 of an ordinary share underlying each right (without paying additional consideration). The ordinary shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination by the Extended Date and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Warrants

The Public Warrants will become exercisable on the later of the completion of an initial Business Combination or January 28, 2020. However, except as set forth below, no Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The warrants will expire five years from the consummation of an initial Business Combination.

The Company may call the Public Warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $.01 per warrant:

●	at any time while the warrants are exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,
●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and
●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

F-26

ANDINA ACQUISITION CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. In addition, if  (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $8.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to Company affiliates, without taking into account any insider shares held by such affiliates prior to such issuance) (where “insider shares” refers to the 2,875,000 ordinary shares held by the Company’s Initial Shareholders prior to the Company’s Initial Public Offering), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $8.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 30, 2020
Assets:
Marketable securities held in Trust Account	1	$13,542,749	13,545,503
Liabilities:
Warrant Liability – Private Warrants	3	770,250

Marketable securities held in Trust Account

As of March 31, 2021 and December 31, 2020, investment in the Trust Account consisted of $13,542,749 and $13,545,503, respectively in a money market fund with the fair value approximate to the carrying cost.

Private Warrants

The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Warrants were valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, which is considered to be a Level 3 fair value measurement. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

At the time of the IPO, in January 31, 2019, the Private Warrants liability had a fair value $0.41 per Private Warrant, or an aggregate amount of $161,950. The Private Warrants liability as of January 31, 2019 was concluded to be non-material, as well as in other previous periods reported. The impact of the Private Warrant Liability since the IPO will be reported in the current period as of March 31, 2021.

The key inputs into the binomial lattice model incorporating the Cox-Ross-Rubenstein methodology for the Private Warrants were as follows at March 31, 2021:

Input	March 31, 2021
Risk-free interest rate	0.87%
Dividend yield	0.00%
Selected volatility	25.2%
Exercise price	$11.50
Market Stock Price	$10.27

On March 31, 2021, the Private Warrants were determined to be $1.95 per warrant for an aggregate value of $770,250.

The following table presents the changes in the fair value of warrant liabilities for the period:

Private

Fair value as of March 31, 2021	$770,250

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Stryve Foods, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Stryve Foods, LLC (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY

March 31, 2021

F-28

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS
CURRENT ASSETS
Cash	$591,634	$57,053
Accounts receivable, net	679,061	1,079,166
Inventory, net	3,373,033	1,763,880
Prepaid media spend	249,000	-
Prepaid expenses and other current assets	529,230	959,310
Total current assets	5,421,958	3,859,409

Property and equipment, net	6,845,132	7,135,569
Goodwill	8,450,000	8,450,000
Intangible asset	4,962,834	-
Prepaid media spend, net of current portion	498,662	-
Other assets	58,545	-
TOTAL ASSETS	$26,237,131	$19,444,978

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$3,839,384	$3,109,460
Accrued expenses	1,710,384	1,427,658
Line of credit	3,500,000	3,500,000
Current portion of long-term debt	22,649,995	2,558,122
Total current liabilities	31,699,763	10,595,240

Long-term debt, net of current portion	3,874,235	14,664,216
TOTAL LIABILITIES	35,573,998	25,259,456

COMMITMENTS AND CONTINGENCIES

MEMBERS’ DEFICIT	(9,336,867)	(5,814,478)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$26,237,131	$19,444,978

F-29

CONSOLIDATED STATEMENTS OF OPERATIONS FOR
THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
SALES, net	$17,002,052	$10,769,623

COST OF GOODS SOLD	11,097,868	13,309,087

GROSS MARGIN (Loss)	5,904,184	(2,539,464)

OPERATING EXPENSES
Selling expenses	10,763,951	9,232,921
Operations expense	2,309,201	1,954,866
Salaries and wages	5,799,460	6,818,337
Depreciation and amortization expense	1,290,128	1,089,744
Loss on disposal of fixed assets	13,512	461,895
Total operating expenses	20,176,252	19,557,763

OPERATING LOSS	(14,272,068)	(22,097,227)

OTHER (EXPENSES) INCOME
Interest expense	(3,301,818)	(1,335,391)
Other income	27,115	-
Total other expense	(3,274,703)	(1,335,391)

NET LOSS	$(17,546,771)	$(23,432,618)

F-30

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

	Class A Contribution	Series 1 Preferred Contributions	Series 2 Preferred Contributions	Series 3 Preferred Contributions	Accumulated Deficit	Total Members’ Deficit
BALANCE, JANUARY 1, 2019	$2,260,000	$10,000,000	$3,477,300	$-	$(11,141,860)	$4,595,440
Member contributions	-	-	13,022,700	-	-	13,022,700
Net loss	-	-	-	-	(23,432,618)	(23,432,618)
BALANCE, DECEMBER 31, 2019	$2,260,000	$10,000,000	$16,500,000	$-	$(34,574,478)	$(5,814,478)
Member contributions	-	-	-	8,738,754	-	8,738,754
Equity conversions				5,285,628		5,285,628
Net loss	-	-	-	-	(17,546,771)	(17,546,771)
BALANCE, DECEMBER 31, 2020	$2,260,000	$10,000,000	$16,500,000	$14,024,382	$(52,121,249)	$(9,336,867)

F-31

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,546,771)	$(23,432,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,290,128	1,089,744
Loss on disposal of fixed assets	13,512	461,895
Amortization of debt issuance costs	205,018	-
Interest income on members loan receivable	(23,745)	-
Bad debt expense	744,863	168,464
Changes in operating assets and liabilities:
Accounts receivable	4,095	(86,742)
Inventory	(1,252,481)	188,651
Vendor deposits	-	37,554
Prepaid media spend	(747,662)	-
Prepaid expenses and other current assets	364,883	(698,872)
Other assets	(34,800)	-
Accounts payable	(152,514)	1,773,165
Accrued liabilities	1,349,215	(69,167)
Net cash used in operating activities	(15,786,259)	(20,567,926)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for asset acquisition	(1,511,900)	-
Cash paid for purchase of equipment	(1,046,723)	(1,324,560)
Cash received for sale of equipment	56,192	-
Net cash used in investing activities	(2,502,431)	(1,324,560)

CASH FLOWS FROM FINANCING ACTIVITIES
Member contributions	8,738,754	13,022,700
Net borrowings on line of credit	-	3,020,000
Borrowings on long-term debt	2,761,427	138,028
Repayments on long-term debt	(1,354,651)	(1,325,675)
Borrowings on related party debt	200,000	1,240,000
Repayments on related party debt	(415,000)	(3,096,755)
Borrowings on short term debt	4,509,449	3,461,027
Repayments on short term debt	(126,260)	(335,527)
Issuance of convertible debt	2,840,000	5,414,390
Borrowings on paycheck protection program loan	1,669,552	-
Net cash provided by financing activities	18,823,271	21,538,188
Net change in cash and cash equivalents	534,581	(354,298)
Cash and cash equivalents at beginning of year	57,053	411,351
Cash and cash equivalents at end of year	$591,634	$57,053

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$2,785,659	$2,811,292

NON-CASH FINANCING ACTIVITIES:
Members’ subscription for convertible note	$1,650,000	$-
Assets acquired in Kalahari transaction (Note 3)	$5,867,344	$-
Liabilities assumed in Kalahari transaction (Note 3)	$(882,438)	$-
Short term debt converted to related party debt	$3,001,366	$-
Accrued interest converted to Series 3 Preferred units	$1,088,561	$-
Long term debt converted to related party debt	$550,000	$-
Related party debt converted to Series 3 Preferred units	$3,997,067	$-
Short term debt converted to Series 3 Preferred units	$200,000	$-

F-32

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Stryve Foods, LLC, (“Stryve” or the “Company”), is a Texas limited liability company formed on January 13, 2017, with an indefinite life, and is headquartered in Plano, Texas, with manufacturing operations in Madill, Oklahoma. Stryve has three wholly owned subsidiaries, Biltong USA Inc., Braaitime LLC and Kalahari Snacks, LLC.

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products. Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks.

2.	GOING CONCERN AND MANAGEMENT’S PLAN

The accompanying consolidated financial statements have prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. For the years ended December 31, 2020 and 2019, the Company has recognized operating losses of $14,272,068 and $22,097,227, respectively, and used cash in its operations of $15,786,259 and $20,567,926. As of December 31, 2020, the Company had a working capital deficit of $26,277,805. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements are made available.

The Company’s continuation of operations is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis. For the years ended December 31, 2020 and 2019, the Company’s cash needs have primarily been funded through equity capital raises, and note payable agreements from members, in addition to bank loans. The Company has $42,500,000 of subscription agreements for Common Stock fully committed to be funded upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination Agreement”) dated January 28, 2021 between the Company and Andina Acquisition Corp. III (“Andina”) and Andina Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Andina (“Holdings”). The subscription agreements are anticipated to be funded in the second quarter of fiscal year 2021, pending completion of the closing conditions included in the Business Combination Agreement. Additionally, the Company issued a third round of bridge convertible notes on January 28, 2021 for $10,600,000 to obtain additional working capital, with the knowledge that the transactions contemplated by the Business Combination Agreement constituted a triggering event for conversion for such notes. Although there can be no assurances that the aforementioned business combination will be consummated, the Company believes that $42,500,000 of subscriptions and cash from Andina’s trust account in connection with the Business Combination Agreement, along with a continued reduction in expenses, will be sufficient to fund the Company’s cash requirements for at least twelve months subsequent to the date these financial statements were made available.

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The financial statements include the consolidated accounts of Stryve and its wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

F-33

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires Management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Accounting estimates and assumptions discussed herein are those that management considers to be the most critical to an understanding of the consolidated financial statements because they inherently involve significant judgements and uncertainties. Estimates are used for, but not limited to revenue recognition, allowance for doubtful accounts and customer allowances, useful lives for depreciation and amortization, standard costs of inventory, provisions for inventory obsolesce, and impairments of goodwill and long-lived assets. All of these estimates reflect management’s judgment about current economic and market conditions and their effects based on information available as of the date of these consolidated financial statements. If such conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgements and estimates could change, which may result in future impairments of assets among other effects.

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term securities with an original maturity date of three months or less when purchased to be cash equivalents. As of and for the years ended December 31, 2020 and 2019, there were no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts, Returns, and Deductions

Accounts receivable are customer obligations due under normal trade terms. The Company records accounts receivable at their net realizable value, which requires management to estimate the collectability of the Company’s receivables. Judgment is required in assessing the realization of these receivables, including the credit worthiness of each counterparty and the related aging of past due balances. Management provides for an allowance for doubtful accounts equal to the estimated uncollectable amounts, in addition to a general provision based on historical experience. Management provides for the customer accommodations based upon a general provision of 8% of sales in addition to known deductions. As of December 31, 2020 and 2019, the allowance for doubtful accounts and accommodations totaled $807,853 and $688,046, respectively. Total bad debt expense for the years ended December 31, 2020 and 2019 was $744,863 and $168,464, respectively.

Concentration of Credit Risk

The balance sheet items that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral. The Company maintains cash balances in bank accounts that may, at times, exceed Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. The Company incurred no losses from such accounts and management considers the risk of loss to be minimal. As of December 31, 2020, the Company had cash balances in excess of FDIC coverage of approximately $310,000.

As of and for the year ending December 31, 2020, customer and vendor concentrations in excess of 10% consolidated sales, purchases, accounts receivable, and accounts payable are as follows:

	Sales	Purchases	Accounts Receivable	Accounts Payable
Customer A	26%		24%
Customer B	13%
Customer C			40%
Vendor A				12%
Vendor B				11%
Vendor C		17%

For the year ending December 31, 2019, customer and vendor concentrations in excess of 10% consolidated sales and purchases are as follows:

	Sales	Purchases
Customer A	12%
Customer B	21%
Customer C	13%
Vendor C		40%
Vendor D		11%
Vendor E		11%

Revenue Recognition Policy

The Company manufactures and markets a broad range of protein snack products through multiple distribution channels. The products are offered through branded and private label items. The Company accounts for revenue from contracts with customers, which comprises substantially all of its revenue, through the following steps:

1)	Identification of the contract with a customer
2)	Identification of the performance obligations in the contract
3)	Determination of the transaction price
4)	Allocation of the transaction price to the performance obligations in the contract
5)	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company’s revenue derived from the sale of branded and private label products is considered variable consideration that is based on a fixed per item charge applied to a variable quantity of product. Generally, this variable consideration is recognized at the point in time when the customer obtains control of the product, which may occur upon either shipment or delivery of the product. The Company also maintains consignment arrangements whereby revenue is recognized upon sale of the product to the end customer. The payment terms of the Company’s contracts are generally net thirty to thirty-five days, although early pay discounts are offered to customers.

The Company regularly experiences customer deductions from amounts invoiced due to product returns, product shortages and delivery nonperformance penalty fees. This variable consideration is estimated using the expected value approach based on the Company’s historical experience, and it is recognized as a reduction to the transaction price in the same period that the related product sale is recognized. In years prior to 2020, customer deduction amounts were insignificant and recognized when incurred.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to customers. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product to its customer.

The Company’s contracts generally do not include any material significant financing components.

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision makers for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision makers are the Co-Chief Executive Officers (“CEOs”) and the Chief Operating Officer (“COO”) of the Company, who review operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company deploys resources on a consolidated level to all brands of the Company and therefore the Company only identifies one reportable operating segment with multiple product offerings.

F-34

Performance Obligations

The Company has elected the following practical expedients provided for in Topic 606, Revenue from Contracts with Customers.

1)	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.
2)	The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.
3)	The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.
4)	The portfolio approach has been elected by the Company as it expects any effects would not be materially different in application at the portfolio level compared with the application at an individual contract level.
5)	The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Neither the type of good sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Disaggregation of Net Sales

The following table shows the net sales of the Company disaggregated by channel for the years ended December 31, 2020 and 2019 (in thousands).

	2020	2019
E-commerce	$7,147	$1,610
Wholesale	$6,598	$7,229
Private Label	$3,257	$1,931
Net Sales	$17,002	$10,770

Inventory

Inventories consist of raw materials, work in process, and finished goods, and stated at lower of cost or net realizable value determined using the standard cost method. The Company reviews the value of items in inventory and provides write-downs and write-offs of inventory based for obsolete, damaged, or expired inventory. Write-down and write-offs are included in cost of goods sold. Infrequent and significant write offs are included separately from cost of goods sold in loss on damaged inventory. Standard costing is reflected in the Company’s inventory which approximates a first in first out basis. Management has historically reviewed the Company’s standard costing at each reporting date.

Prepaid Media Spend

During the year ended December 31, 2020, the Company sold products to an independent full-service corporate trade company in exchange for future services. The Company has the right to utilize this asset as a credit against future media buying that this trade company performs for the Company. The Company can utilize the credit at any time over five years, but estimates they will use a third of the current credit within the next year, totaling approximately $249,000.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation for financial reporting purposes commence when the assets are placed in service on a straight-line basis over the estimated useful lives of the assets or terms of the leases. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss (if any) are reflected in consolidated statements operations.

Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or estimated useful life of the assets.

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Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the carrying value of long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of its assets, on a going concern basis, by estimating the undiscounted future net cash flows expected to result from the asset over its expected useful life, including eventual disposition. If the future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. The Company determined there was no impairment of long-lived assets as of December 31, 2020 and 2019.

Deferred Financing Fees

The Company incurred deferred financing fees while obtaining debt detailed in Notes 9. These fees are being amortized over the term of the related debt using the effective interest method. Amortization of the deferred financing fees for the years ended December 31, 2020 and 2019 was $205,018 and $0, respectively, and is included in interest expense in the consolidated statements of operations. As of December 31, 2020 and 2019, net deferred financing fees was $36,492 and $0, respectively, and is presented as a reduction of the corresponding liability.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the acquisition of Biltong USA Inc., and Braaitime LLC in 2018. Goodwill is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”. Goodwill is reviewed and tested for impairment on a reporting unit level annually.

In January 2017, the FASB issued ASU 2017-03, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, effective for periods beginning after December 15, 2019, with an election to adopt early. The ASU requires only a one-step qualitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting unit’s carrying amount over its fair value. It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. A significant amount of judgment is required in estimating fair value and performing goodwill impairment tests. For the years ended December 31, 2020 and 2019, there was no impairment of goodwill.

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Intangible Assets

On December 11, 2020, the Company’s wholly-owned subsidiary, Kalahari Snacks, LLC, entered into an asset purchase agreement with Kalahari Brands, Inc. consisting principally of its brands and marks, to acquire certain assets and liabilities of Kalahari Brands for a purchase price of $5,867,344, comprised as follows:

Purchase consideration:
Cash	$1,511,900
Seller note payable	3,245,843
Assumption of liabilities	882,438
Relief of liabilities	227,163
Total purchase consideration	$5,867,344
Assets:
Accounts receivable	$348,853
Inventory	$356,672
Other assets	$176,313
Property, plant, and equipment	$22,672
Intangible asset (brand name)	$4,962,834
Total assets acquired	5,867,344
Assumption of liabilities	(882,438)
Net assets acquired	$4,984,906

The brand name is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”, and amortized on a straight-line basis over 20 years and reviewed annually for impairment. As of December 31, 2020, there was no impairment of the intangible asset.

Advertising Costs

In accordance with ASC 720-35, Advertising Costs, advertising and marketing costs are charged to operations in the period incurred. Advertising and marketing expenses were $6,123,049 and $5,642,392 for the years ended December 31, 2020 and 2019, respectively, and are included in selling expenses in the accompanying statements of operations.

Income Taxes

The Company is a Texas limited liability company and accordingly is not a taxpaying entity for federal income tax purposes. The Company’s annual tax income or loss is allocated to individual members for reporting on their own individual federal tax returns. The Company is subject to certain state and local taxes, such amount was not material for the years ended December 31, 2020 and 2019, respectively.

The provision for income taxes is calculated under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. The realization of deferred tax assets depended upon the existence of sufficient taxable income, of appropriate character, within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are determined, based on available information, whether it was more likely than not that deferred tax assets would not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances.

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Income Taxes, continued

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10, Income Taxes, provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, Income Taxes, applies a two-step process to determine the amount of tax benefit to be recognized in the consolidated financial statements. First, the Company must determine whether any amount of tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions

Recent Accounting Pronouncements

ASU 2016-02, Leases. In 2016, the Financial Accounting Standards Board (“FASB”) issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. On August 15, 2019, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2020. The Company is evaluating the effect of adopting ASU 2016-02.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The standard includes multiple key provisions, including removal of certain exceptions to ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of adopting this standard but does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU No. 2020-10 “Codification Improvements.” The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. The Company does not expect the adoption of the new accounting rules to have a material impact on its consolidated financial statements.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, a line of credit, related party notes payable, and vehicle notes payable. The carrying amounts of cash, accounts receivable, and accounts payable approximate their respective fair values because of the short-term maturities or expected settlement date of these instruments. The line of credit and vehicle notes payable have fixed interest rates the Company believes reflect current market rates for notes of this nature. The Company believes the current carrying value of long-term debt approximates its fair value because the terms are comparable to similar lending arrangements in the marketplace.

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4	INVENTORY

Inventory consists of the following as of December 31:

	2020	2019

Raw materials	$1,068,259	$344,315
Work in process	190,610	492,082
Finished goods	2,114,164	927,483
Total inventory	$3,373,033	$1,763,880

During the year ended December 31, 2020 and 2019, the allowance for unsalable inventory which is included in cost of goods sold was $444,485 and $698,224, respectively.

5	PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

	Useful Lives	2020	2019

Plant and equipment	3-5 years	$4,933,875	$4,046,634
Furniture and fixtures	3-5 years	35,421	37,551
Vehicles	5 years	394,681	502,312
Leasehold improvements	Shorter of lease term or economic life	1,922,332	1,926,484
Plates and dies	3-5 years	178,820	49,001
Website	3 years	111,002	111,002
Land	Indefinite	242,333	180,720
Building	20 years	1,399,200	1,399,200
		9,217,664	8,252,904
Less: accumulated depreciation		(2,372,532)	(1,117,335)
Property and equipment, net		$6,845,132	$7,135,569

Depreciation expense was $1,290,128 and $1,089,744 for the years ended December 31, 2020 and 2019, respectively.

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6	INTANGIBLE ASSET

Intangible asset consists of the Kalahari brand name, totaling $4,962,834 as of December 31, 2020. The intangible asset is being amortized over its estimated useful life of 20 years. Amortization expense for the year ended December 31, 2020 was not material. Estimated amortization expense are as follows for the years ending December 31:

2021	$248,142
2022	248,142
2023	248,142
2024	248,142
2025	248,142
Thereafter	3,722,126
Total	$4,962,834

7	ACCRUED LIABILITIES

Accrued liabilities consists of the following as of December 31:

	2020	2019

Interest payable	976,032	527,239
Insurance liability	15,813	59,346
Payroll liabilities	296,036	11,517
Broker and commission payables	68,093	70,430
Marketing and advertising payables	6,250	257,286
Credit card payables	201,116	145,077
Capital raise payables	94,978	139,932
Professional fees payables	-	56,870
Other	52,066	159,961
	$1,710,384	$1,427,658

8	LINE OF CREDIT

On November 29, 2018, the Company amended its existing line of credit agreement (the “Line of Credit”) to extend the maturity date to November 28, 2019, and increase the fixed interest rate to 6%. On May 29, 2019, the Line of Credit was amended to extend the maturity date to June 5, 2021 and increase the maximum limit to $3,500,000, with an interest rate of 5.25%. Effective June 23, 2020, as a result of Security Agreement 3, outlined in Note 9, the maturity date was amended to December 31, 2020. The balance on the Line of Credit was $3,500,000 as of December 31, 2020 and 2019. The Line of Credit is secured by all assets of the Company and is guaranteed by a member of the Company. The Line of Credit is subject to certain covenants, including requirements for debt service coverage ratio, tangible net worth ratio, and liquidity requirements, as outlined in the agreement. As of December 31, 2020, the Company was not in compliance with all debt covenants. Effective January 26, 2021, the maturity date was amended to June 30, 2021 and covenant requirements were waived for the quarter ended December 31, 2020.

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9	DEBT

A breakout of the classifications of debt held as of and for the years ending December 31, 2020 and 2019 are as follows :

	2020	2019
Long term debt	5,677,505	$4,736,622
Short term debt	7,745,843	3,001,366
Related party notes payable	3,001,366	3,662,067
Convertible notes, net of subscriptions to members of the company (Note 10)	8,254,390	5,414,390
Payroll protection loan	1,669,552	-
Other notes payable	212,066	407,893
Line of credit (Note 8)	3,500,000	3,500,000
Total notes payable	30,060,722	20,722,338
Less: current portion	(22,649,995)	(2,558,122)
Less: line of credit	(3,500,000)	(3,500,000)
Notes payable, net of current portion	3,910,727	14,664,216
Deferred financing fees	(36,492)	-
Total notes payable, net	$3,874,235	$14,664,216

Long Term Debt

Origin Bank

As of December 31, 2020, the Company was not in compliance with all debt covenants. Effective January 26, 2021, the maturity date on all notes outstanding with Origin bank were amended to June 30, 2021 under similar terms, and any covenant requirements were waived for the quarter ended December 31, 2020.

Unless otherwise stated, collateralized loans are secured by the net book value of the assets of the Company, totaling $27,887,131 and $19,444,978 as of December 31, 2020 and 2019, respectively.

On January 24, 2018, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement”) for the principal amount of $1,000,000. The Security Agreement calls for monthly principal and interest payments of $30,820, commencing on March 5, 2018 and reaching maturity on February 4, 2021. The Security Agreement bears interest at a variable rate that is 1% above the Lender Prime Rate on the last day of the month. Effective June 23, 2020, as a result of Security Agreement 3, the maturity date was amended to December 31, 2020. As of December 31, 2020 and 2019, the interest rate applied to the loan balance was 6.5%, and the principal amount due on the Security Agreement was $156,866 and $417,956., respectively. The Security Agreement is secured by assets of the Company and subject to certain covenants, including requirements for debt service coverage ratio, tangible net worth ratio, and liquidity requirements, as outlined in the agreement.

On February 9, 2018, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement 2”) for the principal amount of $1,000,000. The Security Agreement 2 calls for monthly principal and interest payments of $30,212, commencing on March 5, 2018 and reaching maturity on February 4, 2021. The Security Agreement 2 bears interest at a variable rate that is 1% above the Lender Prime Rate on the last day of the month. Effective June 23, 2020, as a result of Security Agreement 3, the maturity date was amended to December 31, 2020. As of December 31, 2020 and 2019, the interest rate applied to the loan balance was 6.5%, and the principal amount due on the Security Agreement 2 was $156,510 and $417,004, respectively. The Security Agreement 2 is secured by the assets of the Company and subject to certain covenants, including requirements for debt service coverage ratio, tangible net worth ratio, and liquidity requirements, as outlined in the agreement.

F-41

Long Term Debt, continued

Origin Bank, continued

On June 29, 2018, the Company entered into a promissory note agreement with Origin Bank (“Mortgage”) for the principal amount of $1,240,000. The Mortgage calls for monthly principal and interest payments of $8,417, with a balloon payment of all outstanding principal and interest due on the maturity date, June 5, 2023. Effective June 23, 2020, as a result of Security Agreement 3, the maturity date was amended to December 31, 2020. The Mortgage bears fixed interest rate of 5.25% per annum. As of December 31, 2020 and 2019, the principal amount due on the Mortgage was $1,160,547 and $1,187,308, respectively. The Mortgage is secured by the assets of the Company.

On August 17, 2018, the Company entered into a promissory note agreement with Origin Bank (“CapEx”) with a limit on borrowings of $2,240,000. The CapEx calls for interest only payments until March 5, 2019, at an interest rate of 5.25% per annum on all outstanding amounts. On March 5, 2019, the Company begins monthly principal and interest payments of $42,615, with all outstanding principal and interest due on the maturity date, March 5, 2024. Effective June 23, 2020, as a result of Security Agreement 3, the maturity date was amended to December 31, 2020. As of December 31, 2020 and 2019, the principal amount due on the CapEx was $1,521,874 and $1,941,508, respectively. The CapEx is secured by the assets of the Company.

Other

On February 20, 2018, the Company entered into a note payable agreement as a result of the acquisition of Braaitime LLC, with the seller for the principal amount of $1,000,000 (“Seller Note”). The Seller Note is payable in quarterly installments of $50,000 commencing on July 1, 2018, with a final balloon payment of all outstanding principal and interest to be made on April 1, 2021. The Seller Note bears an annual interest rate equal to the lesser of (a) the lowest Applicable Federal Rate as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date of this Note, or (b) the Maximum Legal Rate. Effective December 31, 2020, all principle and accrued interest thereon was converted to Series 3 Preferred shares, at fair value, as a part of the Exchange agreement in the Related Party Notes Payable. As of December 31, 2020 and 2019, the interest rate applied to the loan was 8% and the principal amount due on the Seller Note was $0 and $700,000, respectively.

On December 3, 2018, the Company entered into a business loan agreement with First United Bank and Trust Co. (“Loan Agreement”), for a principal balance of $89,001. The Loan Agreement calls for monthly principal and interest payments of $1,664, at an interest rate of 4.49 per annum, and matures on December 15, 2023. The principal amount due on the Loan Agreement was $55,893 and $72,846 as of December 31, 2020 and 2019, respectively. The Loan Agreement is secured by the vehicles acquired with the loan having a carrying value which approximates the outstanding loan balance.

On January 14, 2020, the Company entered into a promissory note agreement with an individual investor, (“Promissory Note”) for a principal balance of $250,000, with interest only payments at a rate of 16% per annum from January 31, 2020 through June 30, 2020. On July 31, 2020, monthly installments of principal payments of $4,167 plus accrued interest were required with a balloon payment of all unpaid principal and interest on January 14, 2023. As of December 31, 2020, the principal amount remaining on the Promissory Note was $237,500.

F-42

Other, continued

On January 16, 2020, the Company entered into a loan and security agreement (“Lender Agreement”) with Montgomery Capital Partners III, LP, (the “Lender”) for a principal balance up to $2,000,000, with interest only payments at a rate of 16% per annum from January 31, 2020 through June 30, 2020. On July 31, 2020, monthly installments of principal payments of $4,167 plus accrued interest are required with a balloon payment of all unpaid principal and interest on January 16, 2023. Funds borrowed under the Lender Agreement can only be used to finance the Company’s working capital and to pay fees and expenses required or otherwise arising in connection with the negotiation, execution and consummation of the Lender Agreement and other security documents. The Lender Agreement is secured by the assets of the Company, a lien on the real property at 1006 E main Street, Madill, Oklahoma 73446, subject to the Permitted Liens, having a net book value of approximately $1,524,933, and guaranteed by certain members of the Company. Effective September 4, 2020, the Lender Agreement was amended to allow for an increase in principal up to $2,500,000. As of December 31, 2020, the principal amount remaining on the Lender Agreement was $2,388,315.

The Lender received a warrant to purchase Class A Units equivalent to 3% of the outstanding equity of the Company. The Company also retained a call provision to call the warrant at any time between issuance and maturity at specific call prices detailed in the Lender Agreement. This call provision possessed by the Company expires upon maturity of the Lender Agreement. Upon expiration of this call provision, the Lender can exercise their warrant for $1. No discount was recorded related to this warrant as it is not exercisable until maturity and if and only if the Company has not exercised its call provisions. In accordance with the guidance in ASU 2016-06 contingent put and call options in debt instruments, the Company did not account for bifurcation of the call option since it was considered clearly and closely related to the debt host.

Short Term Debt

On July 15, 2019, the Company entered into note payable agreements (“VM Agreement”) with Van Maren Financial (USA), Inc. for the principal amount of $2,000,000 bearing interest at 36% per annum, with all principal and accrued interest thereon due and payable at maturity, January 15, 2020. Effective December 15, 2019, the VM Agreement was amended to increase the principal to $3,250,000. The VM Agreement is a secured by lien on the real property at 1006 E main Street, Madill, Oklahoma 73446, subject to the Permitted Liens, having a net book value of approximately $1,524,933. During September 2020, the Company reached an agreement with Van Maren Financial (USA), Inc. whereby 66.67% of the interest owed from that point forward could be accrued and ultimately paid (at the Company’s option) in the form of Series 3 Preferred Shares of the Company. On December 31, 2020, issued 2,280.32 Series 3 Preferred Shares to account for this arrangement. There was no gain or loss as a result of this arrangement since the value given up approximated the value received. The principal balance of the VM Agreement totaling $3,001,366 (as of December 31, 2020) is included in principal outstanding on Member Notes Payable below.

The VM Agreement was paid in full on February 2, 2021. On March 25, 2021, the Company entered into a new loan agreement with Van Maren Financial (USA) Inc. (the “Replacement VM Agreement”) with a limit on borrowings of $4,500,000 at an interest rate of 1% per month (12% per annum). The Replacement VM Agreement requires a payment of 2% of all advances made under the Replacement VM Agreement, and a $5,000 monthly administrative fee while any funds remain outstanding thereunder. The Replacement VM Agreement is due and payable in full on September 30, 2021. Any repayment of the Replacement VM Agreement must be accompanied by a 1.5% repayment fee of the amount repaid. On March 25, 2021, $2,500,000 was drawn under the VM Loan. The Replacement VM Agreement is secured by the assets of the Company and guaranteed by certain members of the Company.

On April 6, 2020, the Company entered into a secondary loan and security agreement (“Lender Agreement 2”) with Montgomery Capital Partners III, LP, with a schedule of lenders, for a principal balance of $2,700,000, at an interest rate equal to 14% compounded daily. Principal and accrued interest thereon are due and payable on the maturity date of October 6, 2020. Effective October 11, 2020, an individual lender elected to convert the principal and outstanding accrued interest into Series 3 Preferred shares totaling $214,540. The Lender Agreement 2 is secured by certain assets of the Company, a lien on the real property at 1006 E main Street, Madill, Oklahoma 73446, subject to the Permitted Liens, having a net book value of approximately $1,524,933, and guaranteed by certain members of the Company. As of December 31, 2020, the principal amount remaining on the Lender Agreement 2 was $2,500,000. Effective January 22, 2021, the Lender Agreement 2 was amended to extend the maturity date to March 15, 2021 under similar terms, and waive any and all events of default under the original agreement. Additionally the Company maintains an option to elect a secondary extension option, to extend maturity to June 15, 2021, if certain conditions are met, which the Company exercised effective March 15, 2021.

On June 23, 2020, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement 3”) for the principal amount of $2,000,000. The Security Agreement 3 calls for interest only payments beginning August 5, 2020 through September 5, 2020, at an interest rate 5% per annum, with the entire balance maturing on October 5, 2020. The Security Agreement 3 is secured by the assets of the Company, and guaranteed by certain members of the Company. As of December 31, 2020, the principal amount due on Security Agreement 3 was $2,000,000.

F-43

Short Term Debt, continued

On December 11, 2020, the Company entered into a note payable agreement (“Seller Note 2”) as a result of the transaction to acquire certain assets of Kalahari Brands, Inc., in the principal sum of $3,245,843, bearing interest at a fixed rate of 8% per annum, due semi-annually on June 30, 2021, and upon maturity on December 31, 2021. The Seller Note 2 has incentive options for prepayment to reduce total obligations, but as of the date of issuance of these financial statements, these options have not been utilized. Additionally, the Company is subject to mandatory prepayment if within one year the Company raises over $8,500,000 (“Threshold Amount”) in the sale of additional equity units in Stryve Foods, LLC at a rate of 0.5:1 for any amounts in excess of the Threshold Amount. The note is secured by assets purchased as a part of the transaction with a net book value of $4,984,906. As of December 31, 2020, the principal amount outstanding on the Seller Note 2 was $3,245,843.

Related Party Notes Payable

In December 2020 and 2019, the Company entered into note payable agreements (the “Member Notes Payable”) with members of the Company with principal balances of $200,000 and $1,740,000, respectively. The Member Notes Payable bear interest at 8% per annum. Outstanding principal and accrued interest are due at maturity ranging from May 2019 through January 2022. The principal amount outstanding on Member Notes Payable was $3,001,366 (VM Agreement) and $3,662,067 as of December 31, 2020 and 2019, respectively.

Effective December 31, 2020, the Company entered into an agreement with certain Class A shareholders (the “Exchange”) who were also noteholders to the business to convert outstanding principle and accrued interest associated with those notes, totaling $4,709,317 to 29,896 Series 3 Preferred units (converted at fair value).

Convertible Notes

From August 19, 2019 through December 2, 2019, the Company entered into multiple convertible note agreements (the “2019 Convertible Notes”) totaling $5,414,390. The 2019 Convertible Notes mature 24 months after issuance, and bear interest at rate of 6% per annum and are payable upon maturity. Upon a triggering event or maturity, the 2019 Convertible Notes convert into Series 3 preferred units based upon the calculations defined in the 2019 Convertible Note agreements. The 2019 Convertible Notes are subordinate in right of payment to all current and future indebtedness of the Company.

From January 1, 2020, through July 1, 2020, the Company entered into multiple convertible note agreements (the “2020 Convertible Notes”) with various lenders totaling $2,840,000. The 2020 Convertible Notes mature 24 months after issuance, and bear interest at rate of 6% per annum and are payable upon maturity. Upon a triggering event or maturity, the 2020 Convertible Notes convert into Series 3 preferred units based upon the calculations defined in the 2020 Convertible Note agreements. The 2020 Convertible Notes are subordinate in right of payment to all current and future indebtedness of the Company.

The terms of the 2020 Convertible Notes and 2019 Convertible Notes (collectively the “Convertible Notes”) are substantively the same.

F-44

Convertible Notes, continued

The Company accounts for the 2020 Convertible Notes and 2019 Convertible Notes in accordance with ASC 470-20-25, “Debt with Conversion and Other Options”. The Convertibles provide for three methods of conversion:

1.	Next equity financing – note is convertible at a 20% discount to the valuation utilized by the cheapest security issued in conjunction with the Next Equity Financing but in no event greater than $60,000,000. This is a contingent event that would not require initial recognition of the stated beneficial conversion feature until contingency is resolved.
2.	Transaction conversion – qualifying transaction as defined in the convertible note agreements. This is a contingent event that would not require initial recognition of the stated beneficial conversion feature until contingency is resolved.
3.	Maturity - converts at the applicable Conversion Price in the note agreements

The Convertible Notes are net of Subscriptions due from certain Members and an Officer of the Company totaling $1,650,000.

As of December 31, 2020 and 2019, the long-term and short-term principal balances on the Convertible are $8,254,390 and $5,414,390, respectively.

Payroll Protection Loan

On April 10, 2020, the Company received loan proceeds in the amount of $1,669,552 under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

The Company met the PPP’s loan forgiveness requirements, and therefore, applied for forgiveness during December of 2020. When legal release is received, the Company will record the amount forgiven as forgiveness income within the other income section of its statement of operations. If any portion of the Company’s PPP loan is not forgiven, the Company will be required to repay that portion, plus interest, over 19 monthly installments with the repayment term beginning at the time that the SBA remits the amount forgiven to the Company’s lender.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

F-45

Other Notes Payable

The Company holds various financing and lease agreements with original principal balances ranging from $20,000 through $34,000 for the years ended December 31, 2020 and 2019. The vehicle financing agreements call for monthly principal and interest payments ranging from $368 through $585 and bear interest at fixed rates ranging from 3.89% through 6.81% per annum. Outstanding principal and accrued interest are due at maturity, ranging from October 12, 2022 through September 13, 2024. The principal amount due on the agreements was $212,066 and $407,893 as of December 31, 2020 and 2019, respectively. The financing agreements are secured by the net book value of the vehicles purchased, totaling $367,912 and $210,251 as of December 31, 2020 and 2019.

The Other Notes Payable, Related Party Notes Payable, and Seller Notes are subordinated to the Line of Credit and Credit Facility.

Future minimum principal payments on the notes payable are as follows for the years ending December 31:

2021	$22,649,995
2022	4,493,041
2023	2,744,905
2024	161,093
2025	11,688
$30,060,722

10	RELATED PARTY TRANSACTIONS

The Company has entered into agreements with certain members and officers of the Company, including debt agreements and conversions, outlined in Note 9, and member loan receivable agreements in the principal amount of $1,650,000, for the years ending December 31, 2020 and 2019. Interest on the loan receivable accrues at a fixed rate of 3% per annum, and is due and payable at the maturity dates, ranging from July 28, 2024 to December 31, 2024. Interest income on member loan receivable for the years ending December 31, 2020 and 2019 was $23,745 and $0, respectively. Interest expense on related party notes payable totaled $1,600,229 and $454,949 for the years ending December 31, 2020 and 2019, respectively.

Management Agreement. On June 1, 2018, Stryve entered into a Management Agreement with Meaningful Partners, LLC (“MP”). Jacob Capps, a director of Stryve, is a founding member of MP. The Management Agreement provides for MP to provide Stryve with financial related services for $10,000 per month. Stryve owes MP approximately $153,438 under the Management Agreement as of December 31, 2020, with the amount expected to be paid upon the closing of the Business Combination (at which point the Management Agreement with automatically terminate).

11	COMMITMENTS AND CONTINGENCIES

Litigation

The Company may be a party to routine claims brought against it in the ordinary course of business. After consulting with legal counsel, the Company does not believe that the outcome of any such pending or threatened litigation will have a material adverse effect on its financial condition or results of operations. However, as is inherent in legal proceedings, there is a risk that an unpredictable decision adverse to the Company could be reached. The Company records legal costs associated with loss contingencies as incurred. Settlements are accrued when, and if, they become probable and estimable. A former employee has asserted that the company owes in the excess of $1 million in unpaid commissions, unreimbursed expenses, and is disputing the value of their class B profits interest that the Company repurchased upon his resignation from the business. The Company is disputing the former employee’s claims and believes they are without merit and intends to vigorously defend itself against the foregoing complaints. It is management’s opinion that in the unlikely event of an unfavorable outcome, given the early state of the litigation or discovery, it is not possible to estimate the amount or range of possible outcomes that might result from this matter.

F-46

Operating Leases

The Company holds various lease agreements for office and warehouse spaces for the years ended December 31, 2020 and 2019. As of December 31, 2020, the Company only held leases in Texas and Massachusetts.

Rent expense under the leases was $258,081 and $304,349 for the years ended December 31, 2020 and 2019, respectively. Rent expense includes month-to-month rental payments for facilities preceding the commencement of the lease agreement.

Future minimum payments required under the lease agreement are as follows as of December 31:

2021	$205,463
2022	172,207
2023	176,670
2024	181,134
2025	46,120
Total	$781,594

12	MEMBERS’ EQUITY

The Company is authorized to issue three types of membership interests (“Members”): Preferred Units (“Preferred”), Class A Units (“Class A”), and Class B Profits Units (“Class B”). In accordance with the LLC Agreement, profits and losses are allocated amongst the Members based on the agreed upon provisions and distributions shall be allocated in accordance with the LLC Agreement. The Company has a Board of Managers who are appointed by the Preferred Unit and Class A Unit holders.

Preferred Units

The Company has three series of preferred units (“Series 1” “Series 2” “Series 3”). Series 1 and Series 2 Preferred Units receive priority in the event of a capital transaction. Distributions, if any, are to be made to Series 1 and Series 2 Preferred Members equal to their unreturned capital contribution in accordance with the LLC agreement. The Preferred Units earn a cumulative preferred return on their unreturned capital contribution at an annual rate of 8%, compounded quarterly. The cumulative preferred return was $4,693,110 and $2,279,593 as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019 there were 182,500 Series 1 and Series 2 Preferred Units issued and outstanding. Series 3 Preferred units do not receive preferred dividends but have the option to forego common pro rata distributions of the Company and instead elect to receive a senior liquidation preference that is capped at the lesser of (a) a 1.75x MOI or (b) a 30% IRR. As of December 31, 2020 and 2019, there were 89,081 and 0 Series 3 Preferred Units outstanding, respectively.

Class A Units

As of December 31, 2020 and 2019, there were 221,809 Class A units issued and outstanding. The Class A shareholders are entitled to a return of invested capital as well as pro rata participation in the common distributions of the Company subject to the distribution waterfall of the Company. Additionally, the Class A shareholders are eligible to receive additional participation in the common distributions of the Company based on the achievement of certain return thresholds experienced by the Series 1 and Series 2 Preferred Members. This additional participation only dilutes the Series 1 and Series 2 Preferred Members above that return threshold.

F-47

Class B Units

Class B units represent a profits interest in the Company such that the member will not be allocated any portion of the Company’s pre-issuance value. These Class B units vest in accordance with their respective Restricted Units Grant Agreement and can only receive distributions upon satisfaction of the stated Distribution Threshold. Management does not have any certainty these thresholds will be met and cannot estimate the likelihood of occurrence. Management has determined the fair market value of the Class B Units at the grant date to be minimal since the likelihood to reach such threshold as remote, resulting in no compensation expense. The Company has granted 11,403 and 15,250 Class B Units during the years ended December 31, 2020 and 2019, respectively. Forfeitures of unvested units totaled 5,431 in the year ended December 31, 2020. During the year ending December 31, 2019, the Company exercised its repurchase option related to Class B units owned by a former executive and acquired 8,500 Class B units which resulted in a payment of $0 to the executive.

Liquidation

Upon liquidation of the Company, excess assets will first be distributed to creditors. For any remaining amounts of undistributed proceeds, the amount will be distributed to the Members in accordance with the LLC Agreement.

13	SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after December 31, 2020, the balance sheet date, and through March 31st 2021, the date these consolidated financial statements were available to be issued, and determined no events or transactions which would impact the consolidated financial statements for the year ended December 31, 2020 other than the below:

On January 14, 2021, the Company entered a letter of intent to sell its land and facility to a third party for $7,500,000 contingent upon the consummation of the transactions contemplated by the Business Combination Agreement. Additionally, the third-party intends to enter a 12-year master lease with the Company for approximately 53,210 square feet at an initial base rent of $13.72 / square foot plus operating expenses. As contemplated under the Business Combination Agreement such proceeds of any sale would be utilized to reduce third party debt of like amount.

Effective January 26, 2021, the Company obtained a waiver of default and an extension of the maturity date to June 30, 2021 for various notes issued by Origin bank outlined in Note 9.

Effective January 22, 2021, the Lender Agreement 2 was amended to extend the maturity date to March 15, 2021, and waive any and all events of default under the original agreement, outlined in Note 9. Effective March 15, 2021, the Lender Agreement 2 was amended to extend the maturity date to June 15, 2021.

Effective January 28, 2021, the VM Agreement was amended to extend the maturity date to June 30, 2021, and the Company subsequently paid off all outstanding principal and accrued interest on February 2, 2021.

Effective January 28, 2021, the Company entered into several convertible note agreements totaling $10,600,000, at 6% interest and maturity dates of October 31, 2021. The transactions contemplated by the Business Combination Agreement would trigger these notes, to convert into Class A common stock at a 20% discount to the per share price paid by the investors in the subscription agreements, described below. Additionally, all convertible notes outstanding, as detailed in Note 9, will also convert into the Series 3 Preferred units of the Company.

On January 28, 2021, the Company entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) promptly after the execution and delivery of the Business Combination Agreement, the Company conducted a reorganization via merger pursuant to which Stryve Foods Holdings, LLC, a Texas limited liability company (the “Seller”), become a holding company for the Company, the former owners of the Company became the owners of the Seller, and the former holders of convertible notes of the Company became holders of convertible notes of the Seller, and pursuant to which the Company retained all of its subsidiaries, business, assets and liabilities, and become a wholly-owned subsidiary of the Seller, (ii) prior to the closing, Andina will continue out of the Cayman Islands and into the State of Delaware to re-domicile as and become a Delaware corporation, (iii) at the closing, the Seller will contribute to Holdings all of the issued and outstanding equity interests of the Company in exchange for newly issued non-voting Class B membership interests of Holdings and voting (but non-economic) Class V common stock of Andina, and (iv) Andina will contribute all of its cash and cash equivalents to Holdings, after payment of Andina shareholders that elect to have their Andina shares redeemed or converted in connection with the closing and Andina’s expenses and other liabilities due at the closing, in exchange for newly issued voting Class A membership interests of Holdings. At the closing, Andina will change its name to “Stryve Foods, Inc.”

The Company has $42,500,000 of subscription agreements for Common Stock fully committed to be funded upon the consummation of the transactions contemplated by the Business Combination Agreement, anticipated to be funded in the second quarter of 2021, pending completion of the closing conditions included in the Business Combination Agreement.

On March 5, 2021, the Company received notice from the Small Business Administration that the full balance plus any accrued and unpaid interest related to its PPP loan was fully forgiven effective as of January 27, 2021.

Effective March 25, 2021, the Company entered into the Replacement VM Agreement and borrowed $2,500,000 thereunder.

F-48

STRYVE CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalent	$1,880,601	$591,634
Accounts receivable, net	1,963,540	679,061
Inventory, net	4,245,983	3,373,033
Prepaid media spend	249,000	249,000
Prepaid expenses and other current assets	1,312,190	529,230
Total current assets	9,651,314	5,421,958

Property and equipment, net	6,637,950	6,845,132
Goodwill	8,450,000	8,450,000
Intangible asset	4,900,799	4,962,834
Prepaid media spend, net of current portion	498,662	498,662
Other assets	70,751	58,545
TOTAL ASSETS	$30,209,476	$26,237,131

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	4,662,214	3,839,384
Accrued expenses	2,436,501	1,710,384
Line of credit	3,500,000	3,500,000
Current portion of long-term debt	28,679,344	22,649,995
Total current liabilities	39,278,059	31,699,763

Long-term debt, net of current portion	6,129,385	3,874,235
TOTAL LIABILITIES	45,407,444	35,573,998

COMMITMENTS AND CONTINGENCIES

Member contributions	42,684,432	42,784,382
Accumulated deficit	(57,882,400)	(52,121,249)
MEMBERS’ DEFICIT	(15,197,968)	(9,336,867)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$30,209,476	$26,237,131

The accompanying notes are integral to these financial statements

F-49

STRYVE CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2021	March 31, 2020
SALES, net	$6,834,475	$4,305,952

COST OF GOODS SOLD	4,156,649	2,683,476

GROSS MARGIN	2,677,826	1,622,476

OPERATING EXPENSES
Selling expenses	6,453,292	2,633,579
Operations expense	1,059,785	386,622
Salaries and wages	1,401,646	1,907,366
Depreciation and amortization expense	394,848	270,000
Loss on disposal of fixed assets	1,076	324
Total operating expenses	9,310,647	5,197,891

OPERATING LOSS	(6,632,821)	(3,575,415)

OTHER (EXPENSES) INCOME
Interest expense	(810,088)	(652,330)
Other income	1,681,758	-
Total Other Income/(Expense)	871,670	(652,330)

NET LOSS	$(5,761,151)	$(4,227,745)

The accompanying notes are integral to these financial statements

F-50

STRYVE CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S DEFICIT

	Class A	Series 1 Preferred	Series 2 Preferred	Series 3 Preferred	Accumulated	Total Members’
	Contribution	Contributions	Contributions	Contributions	Deficit	Deficit

BALANCE, JANUARY 1, 2021	$2,260,000	$10,000,000	$16,500,000	$14,024,382	$(52,121,249)	$(9,336,867)

Repurchase of Member Shares				$(99,950)		(99,950)

Net loss					$(5,761,151)	(5,761,151)

BALANCE, MARCH 31, 2021	$2,260,000	$10,000,000	$16,500,000	$13,924,432	$(57,882,400)	$(15,197,968)

	Class A	Series 1 Preferred	Series 2 Preferred	Series 3 Preferred	Accumulated	Total Members’
	Contribution	Contributions	Contributions	Contributions	Deficit	Deficit

BALANCE, JANUARY 1, 2020	$2,260,000	$10,000,000	$16,500,000	$-	$(34,574,478)	$(5,814,478)

Member contributions	-	-	-		-	$-

Equity conversions	-	-	-		-	$-

Net loss	-	-	-	-	(4,227,745)	$(4,227,745)

BALANCE, MARCH 31, 2020	$2,260,000	$10,000,000	$16,500,000	$-	$(38,802,223)	$(10,042,223)

The accompanying notes are integral to these financial statements

F-51

STRYVE CONDENSED CONSOLIDATED

CASH FLOW STATEMENT (UNAUDITED)

	Quarter Ended	Quarter Ended
	March 31	March 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,761,151)	$(4,227,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	332,813	270,000
Loss on disposal of fixed assets	1,076	324
Amortization of Intangibles	62,035	-
Amortization of debt issuance costs	4,861	4,861
Interest income on members loan receivable	(12,205)	-
Forgiveness on paycheck protection program loan	(1,669,552)	-
Bad debt expense	85,598	-
Changes in operating assets and liabilities:
Accounts receivable	(1,370,076)	(1,117,711)
Inventory	(872,950)	(469,963)
Prepaid expenses and other current assets	(650,030)	103,365
Accounts payable	822,830	1,174,597
Accrued liabilities	726,117	270,397
Net cash used in operating activities	(8,300,634)	(3,991,875)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of equipment	(193,456)	(573,459)
Cash received for sale of equipment	66,750	1,990
Net cash used in investing activities	(126,706)	(571,469)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of Member Shares	(99,950)	-
Borrowings on long-term debt	-	4,845,000
Repayments on long-term debt	(527,593)	(399,549)
Borrowings on related party debt	1,794,000	200,000
Repayments on related party debt	(3,001,366)	(70,000)
Borrowings on short term debt	11,601,216	-
Debt Issuance Costs	(50,000)	(55,935)
Net cash provided by financing activities	9,716,307	4,519,516

Net change in cash and cash equivalents	1,288,967	(43,828)
Cash and cash equivalents at beginning of period	591,634	57,053
Cash and cash equivalents at end of period	$1,880,601	$13,225

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$347,120	$375,148

The accompanying notes are integral to these financial statements

F-52

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Stryve Foods, LLC, (“Stryve” or the “Company”), is a Texas limited liability company formed on January 13, 2017, with an indefinite life, and is headquartered in Plano, Texas, with manufacturing operations in Madill, Oklahoma. Stryve has three wholly owned subsidiaries, Biltong USA Inc., Braaitime LLC and Kalahari Snacks, LLC.

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products. Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks.

2.	GOING CONCERN AND MANAGEMENT’S PLAN

The accompanying consolidated financial statements have prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. For the three months ended March 31, 2021, the Company has recognized net operating losses of $6,632,821 and used cash in its operations of $8,300,634. As of March 31, 2021, the Company had a working capital deficit of $29,626,745. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date these financial statements are made available.

The Company’s continuation of operations is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis. For the three months ended March 31, 2021, the Company’s cash needs have primarily been funded through equity capital raises, and note payable agreements from members, in addition to bank loans. The Company has $42,500,000 of subscription agreements fully committed to be funded upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Business Combination Agreement”) dated January 28, 2021 between the Company and Andina Acquisition Corp. III (“Andina”) and Andina Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Andina (“Holdings”). The subscription agreements are anticipated to be funded in the second quarter of fiscal year 2021, pending completion of the closing conditions included in the Business Combination Agreement. Additionally, the Company issued a third round of bridge convertible notes on January 28, 2021 for $10,600,000 to obtain additional working capital, with the knowledge that the transactions contemplated by the Business Combination Agreement constituted a triggering event for conversion for such notes. Although there can be no assurances that the aforementioned business combination will be consummated, the Company believes that $42,500,000 of subscriptions and cash from Andina’s trust account in connection with the Business Combination Agreement, along with a continued reduction in expenses, will be sufficient to fund the Company’s cash requirements for at least twelve months subsequent to the date these financial statements were made available.

3.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These interim condensed consolidated financial statements of the Company and its subsidiaries are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company’s condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation, continued

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included elsewhere in this registration statement filed on Form S-1 for the year ended December 31, 2020.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires Management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Accounting estimates and assumptions discussed herein are those that management considers to be the most critical to an understanding of the consolidated financial statements because they inherently involve significant judgements and uncertainties. Estimates are used for, but not limited to revenue recognition, allowance for doubtful accounts and customer allowances, useful lives for depreciation and amortization, standard costs of inventory, provisions for inventory obsolescence, and impairments of goodwill and long-lived assets. All of these estimates reflect management’s judgment about current economic and market conditions and their effects based on information available as of the date of these consolidated financial statements. If such conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgements and estimates could change, which may result in future impairments of assets among other effects.

Accounts Receivable and Allowance for Doubtful Accounts, Returns, and Deductions

Accounts receivable are customer obligations due under normal trade terms. The Company records accounts receivable at their net realizable value, which requires management to estimate the collectability of the Company’s receivables. Judgment is required in assessing the realization of these receivables, including the credit worthiness of each counterparty and the related aging of past due balances. Management provides for an allowance for doubtful accounts equal to the estimated uncollectable amounts, in addition to a general provision based on historical experience. Management provides for the customer accommodations based upon a general provision of 8% of sales in addition to known deductions. As of March 31, 2021 and December 31, 2020, the allowance for doubtful accounts and accommodations totaled $795,216. Total bad debt expense for the three months ended March 31, 2021 and March 31, 2020 was $85,598 and $0, respectively.

F-53

Concentration of Credit Risk

The balance sheet items that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral. The Company maintains cash balances in bank accounts that may, at times, exceed Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. The Company incurred no losses from such accounts and management considers the risk of loss to be minimal. As of March 31, 2021, the Company had cash balances in excess of FDIC coverage of approximately $310,000.

For the three months ended March 31, 2021, customer and vendor concentrations in excess of 10% consolidated sales, purchases, accounts receivable, and accounts payable are as follows:

	Sales	Purchases	Accounts Receivable	Accounts Payable
Customer A	16%		23%
Customer B	11%		11%
Customer C			11%
Vendor A				10%
Vendor B				11%

For the three months ended March 31, 2020, customer and vendor concentrations in excess of 10% consolidated sales and purchases are as follows:

	Sales	Purchases
Customer A	40%
Customer B	18%
Vendor A		51%

Revenue Recognition Policy

The Company manufactures and markets a broad range of protein snack products through multiple distribution channels. The products are offered through branded and private label items. The Company accounts for revenue from contracts with customers, which comprises substantially all of its revenue, through the following steps:

1)	Identification of the contract with a customer
2)	Identification of the performance obligations in the contract
3)	Determination of the transaction price
4)	Allocation of the transaction price to the performance obligations in the contract
5)	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue derived from the sale of branded and private label products is considered variable consideration that is based on a fixed per item charge applied to a variable quantity of product. Generally, this variable consideration is recognized at the point in time when the customer obtains control of the product, which may occur upon either shipment or delivery of the product. The Company also maintains consignment arrangements whereby revenue is recognized upon sale of the product to the end customer. The payment terms of the Company’s contracts are generally net thirty to thirty-five days, although early pay discounts are offered to customers.

The Company regularly experiences customer deductions from amounts invoiced due to product returns, product shortages and delivery nonperformance penalty fees. This variable consideration is estimated using the expected value approach based on the Company’s historical experience, and it is recognized as a reduction to the transaction price in the same period that the related product sale is recognized. In years prior to 2021, customer deduction amounts were insignificant and recognized when incurred.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to customers. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product to its customer.

The Company’s contracts generally do not include any material significant financing components.

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Performance Obligations

The Company has elected the following practical expedients provided for in Topic 606, Revenue from Contracts with Customers.

1)	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.
2)	The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.
3)	The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.
4)	The portfolio approach has been elected by the Company as it expects any effects would not be materially different in application at the portfolio level compared with the application at an individual contract level.
5)	The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Neither the type of good sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Disaggregation of Net Sales

The following table shows the net sales of the Company disaggregated by channel for the three months ended March 31, 2021 and March 31, 2020 (in thousands).

	For the three months ended	For the three months ended
	March 31, 2021	March 31, 2020
E-commerce	$2,946	$608
Wholesale	$2,662	$2,523
Private Label	$1,227	$1,175
	$6,835	$4,306

Inventory

Inventories consist of raw materials, work in process, and finished goods, and are stated at lower of cost or net realizable value determined using the standard cost method. The Company reviews the value of items in inventory and provides write-downs and write-offs of inventory based for obsolete, damaged, or expired inventory. Write-down and write-offs are included in cost of goods sold. Infrequent and significant write offs are included separately from cost of goods sold in loss on damaged inventory. Standard costing is reflected in the Company’s inventory which approximates a first in first out basis. Management has historically reviewed the Company’s standard costing at each reporting date.

Prepaid Media Spend

As of March 31, 2021 and December 31, 2020, the Company sold products to an independent full-service corporate trade company in exchange for future services. The Company has the right to utilize this asset as a credit against future media buying that this trade company performs for the Company. The Company can utilize the credit at any time over five years but estimates they will use a third of the current credit within the next year, totaling approximately $249,000.

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Intangible Assets

On December 11, 2020, the Company’s wholly-owned subsidiary, Kalahari Snacks, LLC, entered into an asset purchase agreement with Kalahari Brands, Inc. consisting principally of its brands and marks, to acquire certain assets and liabilities of Kalahari Brands for a purchase price of $5,867,344, comprised as follows:

Purchase consideration:
Cash	$1,511,900
Seller note payable	3,245,843
Assumption of liabilities	882,438
Relief of liabilities	227,163
Total purchase consideration	5,867,344

Assets:
Accounts receivable	$348,853
Inventory	356,672
Other assets	176,313
Property, plant and equipment	22,672
Intangible asset (brand name)	4,962,834
Total assets acquired	5,867,344
Assumption of liabilities	(882,438)
Net assets acquired	$4,984,906

The brand name is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”, and amortized on a straight-line basis over 20 years and reviewed annually for impairment. As of March 31, 2021, there was no impairment of the intangible asset.

Advertising Costs

In accordance with ASC 720-35, Advertising Costs, advertising and marketing costs are charged to operations in the period incurred. Advertising and marketing expenses were $2,913,813 and $1,687,528 for the three months ended March 31, 2021 and March 31, 2020, respectively and are included in selling expenses in the accompanying statements of operations.

Income Taxes

The Company is a Texas limited liability company and accordingly is not a taxpaying entity for federal income tax purposes. The Company’s annual tax income or loss is allocated to individual members for reporting on their own individual federal tax returns. The Company is subject to certain state and local taxes, such amount was not material for the three months ended March 31, 2021.

The provision for income taxes is calculated under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. The realization of deferred tax assets depended upon the existence of sufficient taxable income, of appropriate character, within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are determined, based on available information, whether it was more likely than not that deferred tax assets would not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10, Income Taxes, provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, Income Taxes, applies a two-step process to determine the amount of tax benefit to be recognized in the consolidated financial statements. First, the Company must determine whether any amount of tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

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Recent Accounting Pronouncements

ASU 2016-02, Leases. In 2016, the Financial Accounting Standards Board (“FASB”) issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. In November 2020, the FASB proposed a one-year delay and the effective date was deferred until fiscal years beginning after December 15, 2022. The Company is evaluating the effect of adopting ASU 2016-02.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The standard includes multiple key provisions, including removal of certain exceptions to ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption of this new standard did not have an impact to our disclosures.

In October 2020, the FASB issued ASU No. 2020-10 “Codification Improvements.” The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. Adoption of this new standard did not have an impact to our disclosures.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, a line of credit, related party notes payable, and vehicle notes payable. The carrying amounts of cash, accounts receivable, and accounts payable approximate their respective fair values because of the short-term maturities or expected settlement date of these instruments. The line of credit and vehicle notes payable have fixed interest rates the Company believes reflect current market rates for notes of this nature. The Company believes the current carrying value of long-term debt approximates its fair value because the terms are comparable to similar lending arrangements in the marketplace.

4	INVENTORY

As of March 31, 2021 and December 31, 2020, inventory consisted of the following:

	As of March 31, 2021	As of December 31, 2020
Raw materials	$2,029,450	$1,512,745
Work in process	$879,565	$190,610
Finished goods	$1,336,968	$1,669,679
Total inventory	$4,245,983	$3,373,034

As of March 31, 2021 and December 31, 2020, the reserve for slow moving and obsolete inventory which is included in cost of goods sold was $470,939 and $444,485, respectively.

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5	PROPERTY AND EQUIPMENT

As of March 31, 2021 and December 31, 2020, property and equipment consisted of the following:

	Useful Lives	As of March 31, 2021	As of December 31, 2020

Plant and equipment	3-5 years	$5,054,090	$4,933,875
Furniture and fixtures	3-5 years	$35,421	$35,421
Vehicles	5 years	$304,264	$394,681
Leasehold improvements	Shorter of lease term or economic life	$1,936,580	$1,922,332
Plates and dies	3-5 years	$188,847	$178,821
Website	3 years	$111,002	$111,002
Land	Indefinite	$242,333	$242,333
Building	20 years	$1,399,200	$1,399,200
		$9,271,737	$9,217,665
Less accumulated depreciation		$(2,633,787)	$(2,372,532)
Property and equipment, net		$6,637,950	$6,845,133

Depreciation expense was $332,813 and $327,832 for the three months ended March 31, 2021 and December 31, 2020, respectively.

6	ACCRUED LIABILITIES

As of March 31, 2021 and December 31, 2020, accrued liabilities consisted of the following:

	As of March 31, 2021	As of December 31,2020
Interest Payable	$1,335,980	$976,032
Insurance liability	$20,497	$15,813
Payroll liabilities	$299,349	$296,036
Broker and commission payables	$66,232	$68,093
Marketing and advertising payables	$-	$6,250
Credit card payables	$-	$201,116
Capital raise payables	$28,385	$94,978
Other	$101,874	$52,066
	$2,436,501	$1,710,384

7	LINE OF CREDIT

On November 29, 2018, the Company amended its existing line of credit agreement (the “Line of Credit”) to extend the maturity date to November 28, 2019 and increase the fixed interest rate to 6%. On May 29, 2019, the Line of Credit was amended to extend the maturity date to June 5, 2021 and increase the maximum limit to $3,500,000, with an interest rate of 5.25%. Effective June 23, 2020, as a result of Security Agreement 3, outlined in Note 9, the maturity date was amended to June 30, 2021. The balance on the Line of Credit was $3,500,000 as of March 31, 2021 and December 31, 2020. The Line of Credit is secured by all assets of the Company and is guaranteed by a member of the Company. The Line of Credit is subject to certain covenants, including requirements for debt service coverage ratio, tangible net worth ratio, and liquidity requirements, as outlined in the agreement. As of March 31, 2021, the Company was not in compliance with all debt covenants. Effective January 26, 2021, the maturity date was amended to June 30, 2021, and the waiver for debt covenants was extended to June 30, 2021.

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8	DEBT

As of March 31, 2021 and December 31, 2020, debt consisted of the following:

	As of March 31, 2021	As of December 31, 2020
Long term debt	$6,212,318	$5,677,505
Short term debt	$17,874,954	$7,745,843
Related party notes payable	$2,550,000	$3,001,366
Convertible notes, net of subscriptions to members of the company (Note 8)	$8,254,390	$8,254,390
Payroll protection loan	$-	$1,669,552
Other notes payable	$-	$212,066
Line of Credit (Note 7)	$3,500,000	$3,500,000
Total notes payable	$38,391,662	$30,060,722
Less: current portion	$(28,679,344)	$(22,649,995)
Less: line of credit	$(3,500,000)	$(3,500,000)
Notes payable, net of current portion	$6,212,318	$3,910,727
Deferred financing fees	$(82,933)	$(36,492)
Total notes payable, net	$6,129,385	$3,874,235

Long Term Debt

Origin Bank

As of March 31, 2021, the Company was not in compliance with all debt covenants. Effective January 26, 2021, the maturity date on all notes outstanding with Origin bank were amended to June 30, 2021 under similar terms, and the waiver for debt covenants was extended to June 30, 2021.

Unless otherwise stated, collateralized loans are secured by the net book value of the assets of the Company, totaling $30,209,476 as of March 31, 2021.

On January 24, 2018, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement”) for the principal amount of $1,000,000. As of March 31, 2021 and December 31, 2020, the interest rate applied to the loan balance was 6.5%, and the principal amount due on the Security Agreement was $97,398 and $156,866, respectively.

On February 9, 2018, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement 2”) for the principal amount of $1,000,000. As of March 31, 2021 and December 31, 2020, the interest rate applied to the loan balance was 6.5%, and the principal amount due on the Security Agreement 2 was $97,177 and $156,510, respectively.

On June 29, 2018, the Company entered into a promissory note agreement with Origin Bank (“Mortgage”) for the principal amount of $1,240,000. As of March 31, 2021 and December 31, 2020, the principal amount due on the Mortgage was $1,154,367 and $1,160,547, respectively.

On August 17, 2018, the Company entered into a promissory note agreement with Origin Bank (“CapEx”) with a limit on borrowings of $2,240,000. As of March 31, 2021 and December 31, 2020, the principal amount due on the CapEx was $1,450,518 and $1,521,874, respectively.

Other

On February 20, 2018, the Company entered into a note payable agreement as a result of the acquisition of Braaitime LLC, with the seller for the principal amount of $1,000,000 (“Seller Note”). The Seller Note is payable in quarterly installments of $50,000 commencing on July 1, 2018, with a final balloon payment of all outstanding principal and interest to be made on April 1, 2021. The Seller Note bears an annual interest rate equal to the lesser of (a) the lowest Applicable Federal Rate as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date of this Note, or (b) the Maximum Legal Rate. Effective December 31, 2020, all principal and accrued interest thereon was converted to Series 3 Preferred shares, at fair value, as a part of the Exchange agreement in the Related Party Notes Payable. As of March 31, 2021, the interest rate applied to the loan was 8% and the principal amount due on the Seller Note was $0.

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On December 3, 2018, the Company entered into a business loan agreement with First United Bank and Trust Co. (“Loan Agreement”), for a principal balance of $89,001. The Loan Agreement calls for monthly principal and interest payments of $1,664, at an interest rate of 4.49% per annum, and matures on December 15, 2023. The principal amount due on the Loan Agreement was $51,524 as of March 31, 2021. The Loan Agreement is secured by the vehicles acquired with the loan having a carrying value which approximates the outstanding loan balance.

On January 14, 2020, the Company entered into a promissory note agreement with an individual investor, (“Promissory Note”) for a principal balance of $250,000, with interest only payments at a rate of 16% per annum from January 31, 2020 through June 30, 2020. On July 31, 2020, monthly installments of principal payments of $4,167 plus accrued interest were required with a balloon payment of all unpaid principal and interest on January 14, 2023. As of March 31, 2021, the principal amount remaining on the Promissory Note was $237,500.

On January 16, 2020, the Company entered into a loan and security agreement (“Lender Agreement”) with Montgomery Capital Partners III, LP, (the “Lender”) for a principal balance up to $2,000,000, with interest only payments at a rate of 16% per annum from January 31, 2020 through June 30, 2020. On July 31, 2020, monthly installments of principal payments of $4,167 plus accrued interest are required with a balloon payment of all unpaid principal and interest on January 16, 2023. Funds borrowed under the Lender Agreement can only be used to finance the Company’s working capital and to pay fees and expenses required or otherwise arising in connection with the negotiation, execution and consummation of the Lender Agreement and other security documents. The Lender Agreement is secured by the assets of the Company, a lien on the real property at 1006 E main Street, Madill, Oklahoma 73446, subject to the Permitted Liens, having a net book value of approximately $1,524,933, and guaranteed by certain members of the Company. Effective September 4, 2020, the Lender Agreement was amended to allow for an increase in principal up to $2,500,000. As of March 31, 2021, the principal amount remaining on the Lender Agreement was $2,292,238.

The Lender received a warrant to purchase Class A Units equivalent to 3% of the outstanding equity of the Company. The Company also retained a call provision to call the warrant at any time between issuance and maturity at specific call prices detailed in the Lender Agreement. This call provision possessed by the Company expires upon maturity of the Lender Agreement. Upon expiration of this call provision, the Lender can exercise their warrant for $1. No discount was recorded related to this warrant as it is not exercisable until maturity and if and only if the Company has not exercised its call provisions. In accordance with the guidance in ASU 2016-06 contingent put and call options in debt instruments, the Company did not account for bifurcation of the call option since it was considered clearly and closely related to the debt host.

Short Term Debt

On July 15, 2019, the Company entered into note payable agreements (“VM Agreement”) with Van Maren Financial (USA), Inc. for the principal amount of $2,000,000 bearing interest at 36% per annum, with all principal and accrued interest thereon due and payable at maturity, January 15, 2020. Effective December 15, 2019, the VM Agreement was amended to increase the principal to $3,250,000. The VM Agreement is a secured by lien on the real property at 1006 E main Street, Madill, Oklahoma 73446, subject to the Permitted Liens, having a net book value of approximately $1,524,933. During September 2020, the Company reached an agreement with Van Maren Financial (USA), Inc. whereby 66.67% of the interest owed from that point forward could be accrued and ultimately paid (at the Company’s option) in the form of Series 3 Preferred Shares of the Company. On December 31, 2020, issued 2,280.32 Series 3 Preferred Shares to account for this arrangement. There was no gain or loss as a result of this arrangement since the value given up approximated the value received. The principal balance of the VM Agreement totaling $0 (as of March 31, 2021) is included in principal outstanding on Member Notes Payable below.

On April 6, 2020, the Company entered into a secondary loan and security agreement (“Lender Agreement 2”) with Montgomery Capital Partners III, LP, with a schedule of lenders, for a principal balance of $2,700,000, at an interest rate equal to 14% compounded daily. Principal and accrued interest thereon are due and payable on the maturity date of October 6, 2020. Effective October 11, 2020, an individual lender elected to convert the principal and outstanding accrued interest into Series 3 Preferred shares totaling $214,540. The Lender Agreement 2 is secured by certain assets of the Company, a lien on the real property at 1006 E Main Street, Madill, Oklahoma 73446, subject to the Permitted Liens, having a net book value of approximately $1,524,933, and guaranteed by certain members of the Company. As of March 31, 2021, the principal amount remaining on the Lender Agreement 2 was $2,500,000. Effective January 22, 2021, the Lender Agreement 2 was amended to extend the maturity date to March 15, 2021 under similar terms and waive any and all events of default under the original agreement. Additionally, the Company maintains an option to elect a secondary extension option, to extend maturity to June 15, 2021, if certain conditions are met, which the Company exercised effective March 15, 2021.

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On June 23, 2020, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement 3”) for the principal amount of $2,000,000. The Security Agreement 3 calls for interest only payments beginning August 5, 2020 through September 5, 2020, at an interest rate 5% per annum, with the entire balance maturing on October 5, 2020. The Security Agreement 3 is secured by the assets of the Company and guaranteed by certain members of the Company. As of March 31, 2021, the principal amount due on Security Agreement 3 was $2,000,000.

On December 11, 2020, the Company entered into a note payable agreement (“Seller Note 2”) as a result of the transaction to acquire certain assets of Kalahari Brands, Inc., in the principal sum of $3,245,843, bearing interest at a fixed rate of 8% per annum, due semi-annually on June 30, 2021, and upon maturity on December 31, 2021. The Seller Note 2 has incentive options for prepayment to reduce total obligations, but as of the date of issuance of these financial statements, these options have not been utilized. Additionally, the Company is subject to mandatory prepayment if within one year the Company raises over $8,500,000 (“Threshold Amount”) in the sale of additional equity units in Stryve Foods, LLC at a rate of 0.5:1 for any amounts in excess of the Threshold Amount. The note is secured by assets purchased as a part of the transaction with a net book value of $4,984,906. As of March 31, 2021, the principal amount outstanding on the Seller Note 2 was $3,245,843.

On March 25, 2021, the Company entered into a note payable agreement (“VM Agreement”) with Van Maren Financial (USA), Inc. for the principal amount of $4,500,000, bearing interest at 5% per annum, with all principal and accrued interest thereon due and payable at maturity September 30, 2021. As of March 31, 2021, $2,500,000 of this amount had been drawn from the lender.

On March 12, 2021, the Company entered into a note payable agreement (“Broken Stone Agreement”) with Broken Stone Investments, LLC. for the principal amount of $200,000, bearing interest at 5% per annum, with all principal and accrued interest thereon due and payable at maturity September 30, 2021. The Agreement calls for monthly principal and interest payments of $8,774 to commence on July 1, 2021 through maturity on June 1, 2023.

Related Party Notes Payable

In December 2020 and 2019, the Company entered into note payable agreements (the “Member Notes Payable”) with members of the Company with principal balances of $200,000 and $1,740,000, respectively. The Member Notes Payable bear interest at 8% per annum. Outstanding principal and accrued interest are due at maturity ranging from May 2019 through January 2022. Effective January 28, 2021, the VM Agreement was amended to extend the maturity date to June 30, 2021, and the Company subsequently paid off all outstanding principal and accrued interest on February 2, 2021. The principal amount outstanding on Member Notes Payable was $0 (VM Agreement) as of March 31, 2021.

Effective December 31, 2020, the Company entered into an agreement with certain Class A shareholders (the “Exchange”) who were also noteholders to the business to convert outstanding principle and accrued interest associated with those notes, totaling $4,709,317 to 29,896 Series 3 Preferred units. (converted at fair value)

Effective March 25, 2021, the Company entered into a new loan agreement with VM totaling $4,500,000, at 5% interest and a maturity date of September 30, 2021. As of March 31, 2021, $2,500,000 of this amount had been drawn from the lender.

Convertible Notes

From August 19, 2019 through December 2, 2019, the Company entered into multiple convertible note agreements (the “2019 Convertible Notes”) totaling $5,414,390. The 2019 Convertible Notes mature 24 months after issuance, and bear interest at rate of 6% per annum and are payable upon maturity. Upon a triggering event or maturity, the 2019 Convertible Notes convert into Series 3 preferred units based upon the calculations defined in the 2019 Convertible Note agreements. The 2019 Convertible Notes are subordinate in right of payment to all current and future indebtedness of the Company.

From January 1, 2020, through July 1, 2020, the Company entered into multiple convertible note agreements (the “2020 Convertible Notes”) with various lenders totaling $2,840,000. The 2020 Convertible Notes mature 24 months after issuance, and bear interest at rate of 6% per annum and are payable upon maturity. Upon a triggering event or maturity, the 2020 Convertible Notes convert into Series 3 preferred units based upon the calculations defined in the 2020 Convertible Note agreements. The 2020 Convertible Notes are subordinate in right of payment to all current and future indebtedness of the Company.

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The terms of the 2020 Convertible Notes and 2019 Convertible Notes (collectively the “Convertible Notes”) are substantively the same.

Convertible Notes, continued

The Company accounts for the 2020 Convertible Notes and 2019 Convertible Notes in accordance with ASC 470-20-25, “Debt with Conversion and Other Options”. The Convertibles provide for three methods of conversion:

1.	Next equity financing – note is convertible at a 20% discount to the valuation utilized by the cheapest security issued in conjunction with the Next Equity Financing but in no event greater than $60,000,000. This is a contingent event that would not require initial recognition of the stated beneficial conversion feature until contingency is resolved.
2.	Transaction conversion – qualifying transaction as defined in the convertible note agreements. This is a contingent event that would not require initial recognition of the stated beneficial conversion feature until contingency is resolved.
3.	Maturity - converts at the applicable Conversion Price in the note agreements.

The Convertible Notes are net of subscriptions due from certain Members and an Officer of the Company totaling $1,650,000.

As of March 31, 2021, the long-term and short-term principal balances on the Convertible are $8,254,390.

Effective January 28, 2021, the Company entered into several convertible note agreements totaling $10,600,000, at 6% interest and maturity dates of October 31, 2021. The transactions contemplated by the Business Combination Agreement would trigger these notes, to convert into Class A common stock at a 20% discount to the per share price paid by the investors in the subscription agreements, described below. Additionally, all convertible notes outstanding will also convert into the Series 3 Preferred units of the Company.

On January 28, 2021, the Company entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) promptly after the execution and delivery of the Business Combination Agreement, the Company conducted a reorganization via merger pursuant to which Stryve Foods Holdings, LLC, a Texas limited liability company (the “Seller”), become a holding company for the Company, the former owners of the Company became the owners of the Seller, and the former holders of convertible notes of the Company became holders of convertible notes of the Seller, and pursuant to which the Company retained all of its subsidiaries, business, assets and liabilities, and become a wholly-owned subsidiary of the Seller, (ii) prior to the closing, Andina will relocate out of the Cayman Islands and into the State of Delaware to re-domicile as and become a Delaware corporation, (iii) at the closing, the Seller will contribute to Holdings all of the issued and outstanding equity interests of the Company in exchange for newly issued non-voting Class B membership interests of Holdings and voting (but non-economic) Class V common stock of Andina, and (iv) Andina will contribute all of its cash and cash equivalents to Holdings, after payment of Andina shareholders that elect to have their Andina shares redeemed or converted in connection with the closing and Andina’s expenses and other liabilities due at the closing, in exchange for newly issued voting Class A membership interests of Holdings. At the closing, Andina will change its name to “Stryve Foods, Inc.”

The Company has $42,500,000 of subscription agreements fully committed to be funded upon the consummation of the transactions contemplated by the Business Combination Agreement, anticipated to be funded in the second quarter of 2021, pending completion of the closing conditions included in the Business Combination Agreement. The subscription agreements are in relation to the Business Combination with Andina.

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Payroll Protection Loan

On April 10, 2020, the Company received loan proceeds in the amount of $1,669,552 under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.

The Company met the PPP’s loan forgiveness requirements, and therefore, applied for forgiveness during December of 2020. When legal release was received, the Company recorded the amount forgiven as forgiveness income within the other income section of its statement of operations.

The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

On March 5, 2021, the Company received notice from the Small Business Administration that the full balance plus any accrued and unpaid interest related to its PPP loan was fully forgiven effective as of January 27, 2021.

Other Notes Payable

The Company holds various financing and lease agreements with original principal balances ranging from $20,000 through $50,000 for the three months ended March 31, 2021. The vehicle financing agreements call for monthly principal and interest payments ranging from $368 through $585 and bear interest at fixed rates ranging from 3.89% through 6.81% per annum. Outstanding principal and accrued interest are due at maturity, ranging from October 12, 2022 through September 13, 2024. The principal amount due on the agreements was $194,192 as of March 31, 2021. The financing agreements are secured by vehicles with a net book value of $176,640 as of March 31, 2021.

The Other Notes Payable, Related Party Notes Payable, and Seller Notes are subordinated to the Line of Credit and Credit Facility.

Future minimum principal payments on the notes payable as of March 31, 2021 are as follows for the years ending December 31:

March 31, 2021
For the remainder of 2021	15,731,167
2022	862,239
2023	2,778,119
2024	149,093
2025	11,688
$19,532,306

9	RELATED PARTY TRANSACTIONS

The Company has entered into agreements with certain members and officers of the Company, including debt agreements and conversions, outlined in Note 8, and member loan receivable agreements in the principal amount of $1,650,000, for the three months ended March 31, 2021. Interest on the loan receivable accrues at a fixed rate of 3% per annum, and is due and payable at the maturity dates, ranging from July 28, 2024 to December 31, 2024. Interest income on member loan receivable for the three months ended March 31, 2021 was $12,205. Interest expense on related party notes payable totaled $0 for the three months ended March 31, 2021.

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10	COMMITMENTS AND CONTINGENCIES

Litigation

The Company may be a party to routine claims brought against it in the ordinary course of business. After consulting with legal counsel, the Company does not believe that the outcome of any such pending or threatened litigation will have a material adverse effect on its financial condition or results of operations. However, as is inherent in legal proceedings, there is a risk that an unpredictable decision adverse to the Company could be reached. The Company records legal costs associated with loss contingencies as incurred. Settlements are accrued when, and if, they become probable and estimable. A former employee has asserted that the company owes in the excess of $1 million in unpaid commissions, unreimbursed expenses, and is disputing the value of their class B profits interest that the Company repurchased upon his resignation from the business. The Company is disputing the former employee’s claims and believes they are without merit and intends to vigorously defend itself against the foregoing complaints. It is management’s opinion in consultation with legal counsel that in the unlikely event of an unfavorable outcome, given the early state of the litigation or discovery, it is not possible to estimate the amount or range of possible outcomes that might result from this matter.

Operating Leases

The Company holds various lease agreements for office and warehouse spaces for the three months ended March 31, 2021. As of March 31, 2021, the Company only held leases in Texas and Massachusetts.

Rent expense under the leases was $74,473 for the three months ended March 31, 2021. Rent expense includes month-to-month rental payments for facilities preceding the commencement of the lease agreement.

Future minimum payments required under the lease agreement are as follows as of December 31:

For the remainder of 2021	$205,463
2022	$172,207
2023	$176,670
2024	$181,134
2025	$46,120
$781,594

11	MEMBERS’ EQUITY

The Company is authorized to issue three types of membership interests (“Members”): Preferred Units (“Preferred”), Class A Units (“Class A”), and Class B Profits Units (“Class B”). In accordance with the LLC Agreement, profits and losses are allocated amongst the Members based on the agreed upon provisions and distributions shall be allocated in accordance with the LLC Agreement. The Company has a Board of Managers who are appointed by the Preferred Unit and Class A Unit holders.

Preferred Units

The Company has three series of preferred units (“Series 1” “Series 2” “Series 3”). Series 1 and Series 2 Preferred Units receive priority in the event of a capital transaction. Distributions, if any, are to be made to Series 1 and Series 2 Preferred Members equal to their unreturned capital contribution in accordance with the LLC agreement. The Preferred Units earn a cumulative preferred return on their unreturned capital contribution at an annual rate of 8%, compounded quarterly. The cumulative preferred return was $4,693,110 as of March 31, 2021. As of March 31, 2021, there were 182,500 Series 1 and Series 2 Preferred Units issued and outstanding. Series 3 Preferred units do not receive preferred dividends but have the option to forego common pro rata distributions of the Company and instead elect to receive a senior liquidation preference that is capped at the lesser of (a) a 1.75x MOI or (b) a 30% IRR. As of March 31, 2021, there was 89,081 Series 3 Preferred Units outstanding.

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Class A Units

As of March 31, 2021, there were 221,809 Class A units issued and outstanding. The Class A shareholders are entitled to a return of invested capital as well as pro rata participation in the common distributions of the Company subject to the distribution waterfall of the Company. Additionally, the Class A shareholders are eligible to receive additional participation in the common distributions of the Company based on the achievement of certain return thresholds experienced by the Series 1 and Series 2 Preferred Members. This additional participation only dilutes the Series 1 and Series 2 Preferred Members above that return threshold.

Class B Units

Class B units represent a profits interest in the Company such that the member will not be allocated any portion of the Company’s pre-issuance value. These Class B units vest in accordance with their respective Restricted Units Grant Agreement and can only receive distributions upon satisfaction of the stated Distribution Threshold. Management does not have any certainty these thresholds will be met and cannot estimate the likelihood of occurrence. Management has determined the fair market value of the Class B Units at the grant date to be minimal since the likelihood to reach such threshold as remote, resulting in no compensation expense. The Company has granted no Class B Units during the quarter ended March 31, 2021. Forfeitures of unvested units totaled 5,431 in the year ended December 31, 2020.

Liquidation

Upon liquidation of the Company, excess assets will first be distributed to creditors. For any remaining amounts of undistributed proceeds, the amount will be distributed to the Members in accordance with the LLC Agreement.

12	SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after March 31, 2021, the balance sheet date, and through June 14, 2021, the date these consolidated financial statements were available to be issued, and determined there to be no events or transactions which would impact the consolidated financial statements for the three months ended March 31, 2021, other than the below:

Effective April 16, 2021 and May 5, 2021, the Company received additional draws totaling $2,000,000 on the new VM loan agreement. As of May 5, 2021, the full $4,500,000 had been drawn from the lender.

On May 24, 2021, the Company entered into a note purchase agreement with a third party accredited investor whereby the Company sold an unsecured promissory note in the principal amount of $2.3 million, having a 15% original issue discount to the purchase price, resulting in net proceeds to the Company of $2.0 million.  The promissory note accrues interest at a rate of 18% per annum starting on the 45th day following the issuance of the note and all principal and accrued interest is due at maturity.  The promissory note matures on the 45th day following the issuance of the note, subject to extension upon prior written notice by the Company to the noteholder upon the earlier of (i) the Closing of the transactions contemplated by the Business Combination Agreement and (ii) the 90th day following the issuance of the note.

On May 26, 2021, the Company entered into a Purchase and Sale Agreement (“PSA”) with OK Biltong Facility, LLC (“Buyer”), an entity controlled by Ted Casey, a director of the Company, pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”).  Under the terms of the PSA, the Company agreed to sell its manufacturing facility and the surrounding property in Madill, Oklahoma (the “Real Property”). The Sale and Leaseback Transaction was consummated on June 4, 2021, for a total purchase price of $7,500 thousand. The consummation of the Sale and Leaseback Transaction provided the Company with net proceeds (after transaction related costs) of approximately $7,343 thousand.  The net proceeds were used to pay down third party debt and for general corporate purposes.

In connection with the consummation of the Sale and Leaseback Transaction, the Company entered into a lease agreement (the “Lease Agreement”) with Buyer pursuant to which the Company leased back the Real Property from Buyer for an initial term of twelve (12) years, unless earlier terminated or extended in accordance with the terms of the Lease Agreement. Under the Lease Agreement, the Company’s financial obligations include base rent of approximately $60,000 per month, which rent will increase on an annual basis at two percent (2%) over the initial term and two-and-a-half percent (2.5%) during any extension term.  The Company is also responsible for all monthly expenses related to the leased facility, including insurance premiums, taxes and other expenses, such as utilities.  Under the Lease Agreement, the Company has three (3) options to extend the term of the lease by five (5) years for each such option and a one-time right and option to purchase the Real Property at a price that escalates over time and, if Buyer decides to sell the Real Property, the Company has a right of first refusal to purchase the Real Property on the same terms offered to any third party.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

SEC registration fees	$6,444
Accounting fees and expenses	$40,000
Legal fees and expenses	$125,000
Financial printing and miscellaneous expenses	$40,000
Total	$211,444

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Following the Business Combination, the Proposed Charter and Proposed Bylaws of the Company will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Andina has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Andina against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Andina pursuant to the foregoing provisions, Andina has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In January 2019, simultaneously with the consummation of the IPO and the partial exercise of the underwriters’ over-allotment option, Andina consummated a private placement of 395,000 private units to its initial shareholders and Cowen and Company, LLC and Craig-Hallum Capital Group LLC, the joint book-running managers of the IPO, and their respective affiliates at a price of $10.00 per unit, generating total proceeds of $3,950,000. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as they were sold to accredited investors. No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
2.1+	Business Combination Agreement, dated as of January 28, 2021, by and among Andina Acquisition Corp. III, Andina Holdings LLC, B. Luke Weil in the capacity as the Purchaser Representative, Stryve Foods LLC, Stryve Foods Holdings, LLC and R. Alex Hawkins in the capacity as the Seller Representative.(5)
3.1	Amended and Restated Memorandum and Articles of Association.(3)
3.2	Form of Interim Certificate of Incorporation of the Registrant, to become effective upon the Domestication.(4)
3.3	Form of Amended and Restated Certificate of Incorporation of the Registrant.(4)
3.4	Form of Bylaws of the Registrant, to become effective upon the Business Combination.(4)
4.1	Specimen Unit Certificate.(2)
4.2	Specimen Ordinary Share Certificate.(2)
4.3	Specimen Warrant Certificate.(2)
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.(2)
4.5	Specimen Rights Certificate.(2)
4.6	Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.(2)
5.1	Opinion of Ellenoff Grossman & Schole LLP.**
10.1	Form of Letter Agreement from each of the Registrant’s initial shareholders, officers and directors.(2)
10.2	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.(2)
10.3	Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Shareholders.(2)
10.4	Registration Rights Agreement.(2)
10.5	Form of subscription agreement for private units.(2)
10.6	Form of Subscription Agreement, dated as of January 28, 2021, by and among Andina Acquisition Corp. III, Stryve Foods, LLC and the investor named therein.(1)
10.7	Form of Registration Rights Agreement, dated as of January 28, 2021, by and among Andina Acquisition Corp, III and the investors named therein.(1)
10.8	Lock-Up Agreement, dated as of January 28, 2021, by and among Andina Acquisition Corp. III, B. Luke Weil in the capacity as the Purchaser Representative and Stryve Foods Holdings, LLC.(1)
10.9	Form of Non-Competition and Non-Solicitation Agreement, dated as of January 28, 2021, by the equity holder of Stryve Foods, LLC party thereto in favor of Andina Acquisition Corp. III, Stryve Foods, LLC and their respective affiliates.(1)
10.10	Form of Insider Forfeiture Agreement, dated as of January 28, 2021, by and among Andina Acquisition Corp. III, Stryve Foods Holdings, LLC and the shareholder of Andina Acquisition Corp. III party thereto.(1)
10.11	Amendment to Share Escrow Agreement, dated as of January 28, 2021, by and among Andina Acquisition Corp. III, Continental Stock Transfer & Trust Company, a New York corporation, as escrow agent, and the shareholders of Andina Acquisition Corp. III party thereto.(1)
10.12	Registration Rights Agreement, dated as of January 28, 2021, by and between Andina Acquisition Corp. III and Stryve Foods Holdings, LLC.(1)
10.13++	Incentive Plan.(4)
10.14	Form of Exchange Agreement.(4)
10.15	Form of Tax Receivables Agreement.(4)
10.16	Form of Amended Holdings Operating Agreement.(4)
10.17++	Employment Agreement with Joe Oblas.(4)
10.18++	Employment Agreement with Jaxie Alt.(4)
10.19++	Employment Agreement with R. Alex Hawkins.(4)
10.20++	Employment Agreement with Scott McCombs.(4)
14	Code of Ethics.(2)
23.1	Consent of Marcum LLP.*
23.2	Consent of Marcum LLP.*
23.3	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1).**

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24.1	Power of Attorney (contained on the signature page to this registration statement).*
99.1	Consent of Joe Oblas, to be named as a Director.**
99.2	Consent of Jaxie Alt, to be named as a Director.**
99.3	Consent of Theodore Casey, to be named as a Director.**
99.4	Consent of Kevin Vivian, to be named as a Director.**
99.5	Consent of Robert “Bo” D. Ramsey III, to be named as a Director.**

+	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Andina agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.
++	Indicates a management or compensatory plan.
*	Filed herewith.
**	Previously filed.

(1)	Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on February 3, 2021.
(2)	Incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-228530).
(3) (4)

Incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 31, 2019.

Incorporated herein by reference to the Registrant’s Registration Statement on Form S-4 (SEC File No. 333-254927) filed on March 31, 2021.

(5)	Incorporated herein by reference to Annex B to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (SEC File No. 333-254927) filed on May 26, 2021.

(b) Financial Statements. The financial statements filed as a part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bogota, Colombia, on the 15th day of June, 2021.

ANDINA ACQUISITION CORP. III

By:	/s/ Julio Torres
Julio Torres
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints B. Luke Weil and Mauricio Orellana his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Julio Torres	Chief Executive Officer and Director	June 15, 2021
Julio Torres	(Principal Executive Officer)

/s/ Mauricio Orellana	Chief Financial Officer	June 15, 2021
Mauricio Orellana	(Principal Financial Officer)

/s/ B. Luke Weil	Executive Chairman	June 15, 2021
B. Luke Weil

/s/ Matthew S. N. Kibble	Director	June 14, 2021
Matthew S. N. Kibble

/s/ David Schulhof	Director	June 15, 2021
David Schulhof

/s/ Walter M. Schenker	Director	June 15, 2021
Walter M. Schenker

/s/ Roman Raju	Director	June 15, 2021
Roman Raju

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